As filed with the Securities and Exchange Commission on August 7, 2024.

Registration No. 333-280772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YXT.COM GROUP HOLDING LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 501-502, No. 78 East Jinshan Road

Huqiu District, Suzhou

Jiangsu, 215011, People’s Republic of China

+86 (512) 6689 9881

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Li He, Esq. James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533-3300	Ran Li, Esq. Davis Polk & Wardwell LLP c/o 2201 China World Office 2, 1 Jian Guo Men Wai Avenue Chaoyang District Beijing 100004 China +86 10 8567 5000	Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated August 7, 2024

2,750,000 American Depositary Shares

YXT.COM GROUP HOLDING LIMITED

Representing 8,250,000 Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, representing Class A ordinary shares of YXT.COM GROUP HOLDING LIMITED. We are offering a total of 2,750,000 ADSs, each representing three of our Class A ordinary shares, par value US$0.0001 per share. The underwriters may also purchase up to 412,500 ADSs representing 1,237,500 Class A ordinary shares within 30 days from the date of this prospectus to cover over-allotments, if any.

Prior to this offering, there has been no public market for the ADSs. We expect the initial public offering price will be between US$11.00 and US$13.00 per ADS. We intend to apply to list the ADSs representing our Class A ordinary shares on the Nasdaq Stock Market (the “Nasdaq”) under the symbol “YXT.”

Following the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Mr. Xiaoyan Lu, our director, founder and chairman of the board will beneficially own 9,757,585 Class A ordinary shares and all of our issued Class B ordinary shares and will collectively be able to exercise 69.7% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, after taking into account the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and assuming the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a holder thereof to any non-affiliate to such holder, each of such Class B ordinary share will be automatically and immediately converted into one Class A ordinary share. See “Description of Share Capital.” As a result, Mr. Xiaoyan Lu has the ability to control the outcome of matters submitted to the shareholders for approval. Immediately following the completion of this offering, we will be a “controlled company” within the meaning of the Nasdaq rules. See “Principal Shareholders.”

YXT.COM GROUP HOLDING LIMITED is a Cayman Islands holding company with no business operations. It conducts its operations in China through its PRC subsidiaries and consolidated variable interest entities, or the VIEs. However, we and our shareholders do not and are not legally permitted to have any equity interests in the VIEs as current PRC laws and regulations restrict foreign investment in companies that engage in certain services, such as the value-added telecommunication services. As a result, we operate businesses in China through certain contractual arrangements with the VIEs. This structure allows us to be considered the primary beneficiary of the VIEs for accounting purposes, which serves the purpose of consolidating the VIEs’ operating results in our financial statements under the U.S. GAAP. This structure also provides contractual exposure to foreign investment in such companies. As of the date of this prospectus, to the best knowledge of our company, our directors and management, our VIE agreements have not been tested in a court of law in the PRC. The VIEs are owned by certain nominee shareholders, not us. Most of the nominee shareholders are also shareholders of the Company. For a summary of such contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with the VIEs and Their Shareholders.” Investors in the ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and the VIEs. Investors who are non-PRC residents may never directly hold equity interest in the VIEs under the current PRC laws and regulations. As used in this prospectus, “we,” “us,” “our company,” “our,” or “Yunxuetang” refers to YXT.COM GROUP HOLDING LIMITED and its subsidiaries, and, in the context of describing our consolidated financial information, business operations and operating data, our consolidated VIEs. We refer to Jiangsu Yunxuetang Network Technology Co., Ltd., Shanghai China Europe International Culture Communication Co., Ltd. and Shanghai Fenghe Culture Communication Co., Ltd. as the VIEs before January 15, 2024, and refer to Yunxuetang Network Technology Co., Ltd. as the VIE after January 15, 2024, in the context of describing their activities and contractual arrangements with us. This is because CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024 and the VIEs controlled by CEIBS PG have been deconsolidated as well. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.”

Our corporate structure involves unique risks to investors in the ADSs. In 2022 and 2023, all of our revenues were derived from the VIEs. As of December 31, 2022 and 2023, total assets of the VIEs, excluding amounts due from the group companies, equaled to 36.2% and 56.1% of our consolidated total assets as of the same dates, respectively. For details, see “Our Summary Consolidated Financial Data and Operating Data—VIE Consolidating Schedule (Unaudited).” If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole. The ADSs representing our Class A ordinary shares may decline in value or become worthless, if we are unable to claim our contractual rights over the assets of the VIEs that conduct substantially all of our operations in China. See “Risk Factors—Risks Related to Our Corporate Structure” for detailed discussion.

As of December 31, 2023, YXT.COM GROUP HOLDING LIMITED had made cumulative capital contributions of US$245.0 million to our PRC subsidiaries through intermediate holding companies. Furthermore, funds equivalent to US$37.0 million were directly injected in the VIEs by certain shareholders issued by YXT.COM GROUP HOLDING LIMITED in the history. These funds have been used by the VIEs for their operations, and were accounted for as long-term investments of YXT.COM GROUP HOLDING LIMITED. Under relevant PRC laws and regulations, we are permitted to remit funds to the VIEs through loans rather than capital contributions. In 2022 and 2023, we made loans to the VIEs amounted to RMB20.0 million and nil, respectively. In 2022 and 2023, the VIEs repaid us at an amount of nil and RMB60.0 million, respectively. As of December 31, 2022 and 2023, the outstanding balance of the loans from us to the VIEs was RMB60.0 million and nil, respectively. In 2022 and 2023, the VIEs transferred RMB86.5 million and RMB137.4 million, respectively, to our PRC subsidiaries as service fees. YXT.COM GROUP HOLDING LIMITED has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Prospectus Summary—Holding Company Structure—Transfer of Funds and Other Assets.” As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations without limitations, subject to satisfaction of applicable government registration and approval requirements. See “Prospectus Summary—Holding Company Structure—Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors.”

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. Such legal and operational risks associated with being based in China could result in a material change in the operations of us and the VIEs, and/or the value of the securities we are registering for sale, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government has significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or list on a U.S. stock exchange. For example, recently the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, strengthened supervision on overseas listings by China-based companies, including companies with a VIE structure, adopting new measures to extend the scope of cybersecurity reviews and data security protection, and expanding the efforts in anti-monopoly enforcement. The PRC government may also intervene with or influence our operations at any time by adopting new laws and regulations as the government deems appropriate to further regulatory, political and societal goals. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in policies, laws and regulations with little advance notice in China, could adversely affect us. The PRC government has published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could cause the value of such securities to significantly decline or in extreme cases, become worthless. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks and uncertainties we face, organized under relevant headings. In particular, as we are a China-based company incorporated in the Cayman Islands, you should pay special attention to subsections headed “Risk Factors—Risks Related to Doing Business in China” and “Risk Factors—Risks Related to Our Corporate Structure.”

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020 and amended by the Consolidated Appropriations Act, 2023 enacted on December 29, 2022. The amended HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The Consolidated Appropriations Act, 2023 reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years.

On December 15, 2022, the PCAOB released a statement confirming it has secured complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. Our auditor, PricewaterhouseCoopers Zhong Tian LLP, is an independent registered accounting firm based in mainland China. The PCAOB issued the 2022 HFCAA Determination Report, which vacated its previous 2021 determinations to the contrary. Accordingly, our auditor is no longer identified as one of the registered public accounting firms that the PCAOB is unable to inspect or investigate completely. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. Therefore, there is no guarantee that our auditor would not be identified again by the PCAOB in the future as a registered public accounting firm that the PCAOB is unable to inspect or investigate completely. In such event, we would again be subject to the trading prohibition under the HFCAA if we are identified as a commission identified issuer for two consecutive years.

The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB again concludes that it is unable to inspect and investigate completely registered public accounting firms, and if we are identified as a “Commission-Identified Issuer” for two consecutive years after we file our annual report on Form 20-F after becoming a public company, we would be subject to the delisting and prohibition of trading requirements of the HFCAA. The delisting of the ADSs, or the threat of their being delisted, may cause the value of the ADSs to significantly decline or be worthless. Additionally, the inability of the PCAOB to conduct inspections of our auditors in the past deprives investors with the benefits of such inspections. For details, see “Risk Factors—Risks Related to Doing Business in China—The ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if in the future the PCAOB is unable to inspect and investigate completely auditors located in China. The delisting of and prohibition from trading the ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of the ADSs to significantly decline or be worthless” on page 61 of this prospectus.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), effective on March 31, 2023. As advised by Global Law Office, our PRC legal counsel, we are required to perform the filing procedures for this offering under the Trial Measures. We have submitted the relevant filing documents with the CSRC in connection with this offering, and the CSRC published the notification on our completion of the required filing procedures for this offering on February 7, 2024.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements. Investing in the ADSs involves risks. See “Risk Factors” beginning on page 31 of this prospectus.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For a description of the compensation payable to the underwriters, see “Underwriting.”

China International Capital Corporation Hong Kong Securities Limited has acted as our independent financial advisor in connection with this offering.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on     , 2024.

Kingswood

Tiger Brokers

The date of this prospectus is     , 2024.

Marquee Customer Base

2,545
Total Customers (1)

180+
Fortune 500 Companies (1)

Subscription-driven Model

2,434
Subscription Customers (1)

92.5%
% of subscription revenue to total revenues (2)

Proven Record of Customer Loyalty & Satisfaction

106.1%
Net Revenue Retention Rate of Subscription Customers (3)

Notes:

1. As of March 31, 2024
2. For the three months ended March 31, 2024
3. Net revenue retention rate as of March 31, 2024 is a percentage calculated by using (i) the total subscription revenue from the group of customers as of March 31, 2023 for the twelve months ended March 31, 2023 as the denominator, and (ii) the total subscription revenue from the same group of customers for the twelve months ended March 31, 2024 as the numerator

Xuanxing Digital Corporate Learning Solution

Content Library

User's Homepage

User's Talent Development System

Gamified Learning Experience

ULCD[1] Interface

Note:

1. ULCD refers to Universal Learning Content Design

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. Neither we nor the underwriters are making an offer to sell the ADSs representing our Class A ordinary shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs representing our Class A ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

Until     , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade the ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ADSs. This prospectus contains certain information from an industry report dated May 20, 2024 commissioned by us and prepared by Frost & Sullivan, Inc., Shanghai Branch Co., or Frost & Sullivan, a third-party industry research firm.

Our Mission

To empower talent development and corporate success with technology.

Our Company

We are a leader and disruptor of the digital corporate learning industry in China, a market with massive rigid-demand and a total size of RMB126.0 billion in 2023, according to Frost & Sullivan. We have innovated a SaaS model that integrates software and content, effectively assisting customers in the digital transformation of corporate learning. According to Frost & Sullivan, we are the largest digital corporate learning solution provider in China in terms of total revenue, subscription revenue and number of subscription customers in 2023.

With our software, we help customers efficiently deploy cloud-based learning platforms at scale. We also offer a broad range of high-quality content, covering the entire corporate learning process of our customers. Such content offerings bring additional monetization opportunities and encourage subscription renewals and upsells. Our comprehensive and highly scalable solutions are suitable for various corporate learning scenarios and can be broadly applied among corporate customers across different industries, scales, and development stages.

We develop our software based on the advanced underlying architecture. Our software can be modularized and customized. We help customers rapidly deploy the intelligent learning platform in a plug-and-play manner. Our highly flexible and configurable software products allow our customers to match the use of our software with their specific business needs. Our software is accessible on both mobile and desktop. In addition, users can also access our software on third-party platforms that we collaborate with, such as Tencent WeCom, Ali DingTalk and Lark.

We believe that the well-designed learning paths and targeted content with traceable and quantifiable training results are the core of successful corporate learning solutions and the reason why customers choose us. Our advanced and efficient content development system enables us to deliver stackable content with continuous iteration and optimization. Through the combination of in-house development and external collaboration, as of March 31, 2024, we were offering over 8,200 courses covering approximately 20 industries, with a total of over 20,500 learning hours, including over 6,800 hours of proprietary courses. Being customer-centric and result-oriented, we spot the common needs of various enterprises through our domain expertise and insights, and developed modular, systematic and scenario-based professional content.

Adoption of technology underpins our success. Leveraging our coverage of 2,434 subscription customers as of March 31, 2024, who are customers with revenues from subscription based corporate learning solutions, in approximately 20 industries, we have accumulated domain expertise and insights across different industries and business scenarios, and constructed systematic labels and knowledge maps. Based on our industry insights and extensive experiences, our personalized recommendation engine then designs suitable learning paths for employees based on their positions and required skills. As a result, our solutions are capable of accurately matching personnel, positions, and courses through personalized recommendation. Our solutions embed key functions such as speech recognition, adaptive learning, intelligent practice partner, anti-cheating for exams and simulation training, making corporate learning more intelligent and effective. Our domain expertise and insights also fully empower all aspects of customer service and marketing. Through the modeling of customer portraits, market conversion and sales strategy, we have continuously discovered new sales opportunities, expanded corporate customer life cycles and improved marketing efficiency.

We believe focusing on our customers’ success leads to our own success. Our digital and configurable solutions as well as satisfying customer services allow us to establish an excellent reputation in the market and accumulate a large, high-quality and loyal customer base. Our high-quality customer base includes leading players across many large-scale and high-growth industries, on average covering more than ten of the top 20 players in electric vehicles, healthcare and catering, according to Frost & Sullivan. The number of our subscription customers was 3,439 and 3,230 as of December 31, 2022 and 2023, respectively. The net revenue retention rate of our subscription customers in terms of subscription revenue was 118.1% and 101.4% as of December 31, 2022 and 2023, respectively. CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” The number of our subscription customers was 3,433 and 2,434 as of March 31, 2023 and 2024, respectively, among which CEIBS PG had 727 subscription customers as of March 31, 2023. The net revenue retention rate of our subscription customers in terms of subscription revenue was 111.1% and 106.1%, respectively, as of March 31, 2023 and 2024. Such decreases in the number of subscription customers and net revenue retention rate of subscription customers were mainly due to our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers.

In 2022, 2023, and the three months ended March 31, 2023 and 2024, our revenues amounted to RMB430.6 million, RMB424.0 million (US$58.7 million), RMB122.2 million and RMB83.2 million (US$11.5 million), respectively. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma revenues amounted to RMB346.1 million, RMB324.6 million (US$45.0 million), RMB98.3 million and RMB79.9 million (US$11.1 million) in the same periods, respectively. In 2022, 2023, and the three months ended March 31, 2023 and 2024, our (loss)/income before income tax benefit amounted to RMB645.7 million, RMB239.7 million (US$33.2 million), RMB66.5 million and RMB35.0 million (US$4.9 million), respectively. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma loss before income tax benefit amounted to RMB541.9 million, RMB190.2 million (US$26.3 million), RMB57.9 million and RMB43.0 million (US$6.0 million) in the same periods, respectively. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Development.” In 2022, 2023, and the three months ended March 31, 2023 and 2024, our subscription revenues amounted to RMB368.2 million, RMB347.8 million (US$48.2 million), RMB99.5 million and RMB77.0 million (US$10.7 million), respectively, representing 85.5%, 82.0%, 81.4% and 92.5% of our total revenues, respectively. Our gross profit margin was 54.0%, 54.1%, 63.5% and 62.6% in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively. The slight decrease in gross margin from the three months ended March 31, 2023 to the same period in 2024 was mainly due to the change in product mix with different gross margins in the three months ended March 31, 2024 as compared to the same period in 2023 as a result of our strategic focus on corporate learning solution. Nonetheless, we believe that our overall gross margin will increase in the long run, primarily driven by (i) economies of scale and increase of operating efficiency, and (ii) our continuous focus on providing subscription based corporate learning solutions with self-developed content. We recorded net loss of RMB640.3 million, RMB229.8 million (US$31.8 million) and RMB65.2 million, and net income of RMB35.0 million (US$4.9 million) in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively. We recorded adjusted net loss of RMB522.6 million, RMB277.6 million

(US$38.5 million), RMB47.5 million and RMB41.9 million (US$5.8 million) in the same periods, respectively. Our net cash used in operating activities was RMB456.8 million, RMB257.0 million (US$35.6 million), RMB161.5 million and RMB58.5 million (US$8.1 million) in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively.

Industry Background

According to Frost & Sullivan, China’s corporate learning market is one of the largest corporate learning markets in the world, with a market size of RMB641.6 billion in 2023. It is expected to grow to RMB1,289.4 billion in 2028, representing a CAGR of 15.0% from 2023 to 2028.

While the corporate learning market is huge, there are still significant unmet needs that cannot be fully addressed by traditional players. These players face a number of inherent challenges.

•

Poor training effectiveness. The old-school short-term, spoon-feeding and large-class courses fail to provide continuous and targeted trainings, which leads to low learning efficiency, unsatisfying experience, limited interest, and ultimately poor training effectiveness.

•

Low content quality. Traditional corporate learning providers do not possess sufficient content resources. Content offered by the traditional providers is unspecialized, untargeted and untimely, which is insufficient for new business scenarios and unable to meet the development needs of enterprises. This is primarily attributable to the lack of sufficient customer base and lack of understanding of customers’ core development needs.

•

Lack of teaching system and tools. Traditional corporate learning players lack comprehensive teaching system and tools for assessment, learning, practicing, examining and evaluating, and thus is unable to design targeted learning paths for employees and evaluate their learning results.

•

Non-scalable. Unlike cloud-based solutions, it is difficult for traditional in-person corporate learning solutions that are not scalable through a large or distributed business to reach all employees. In addition, the traditional corporate learning is highly dependent on high-quality lecturers, which also limits their scalability.

•	High training cost. Traditional corporate learning is mainly delivered in-person, which burdens corporates with high costs in management, travel, venue, equipment, and lecturers.

The accelerating digital economy has sharply increased the needs for digital corporate learning solutions, which primarily deliver corporate learning content online. According to Frost & Sullivan, the market size of China’s digital corporate learning solutions has reached RMB126.0 billion in 2023 and is expected to grow to RMB300.0 billion in 2028, representing a CAGR of 18.9% from 2023 to 2028. In addition, according to Frost & Sullivan, the market size of China’s digital corporate learning solutions for large enterprises has reached RMB53.2 billion in 2023 and is expected to grow to RMB135.0 billion in 2028, representing a CAGR of 20.5% from 2023 to 2028.

During the paradigm shift, the integrated SaaS business model with the combination of software and content is expected to reshape the corporate learning market and become the mainstream business model for digital corporate learning.

Our Business Model and Solution

Our Strengths

We believe the following competitive strengths are essential for our continued leadership and differentiate us from our competitors:

•	Leader in China’s digital corporate learning market;

•	Innovative business model integrating software and content;

•	Advanced technology capabilities;

•	Efficient marketing strategy;

•	Strong and high-profile customer base; and

•	Entrepreneurial and experienced management team.

Our Strategies

The key elements of our growth strategy include the followings, which we believe would empower us to further achieve superior growth and strengthen our market position:

•	Solidify existing leadership among digital corporate learning market for large enterprises and further expand customer base;

•	Upsell among existing customers and continuously improve customer lifetime value;

•	Enhance content quality and brand awareness;

•	Continuously invest in technology to upgrade solutions and enhance operation efficiency; and

•	Take opportunities in selected strategic cooperation, investment and acquisitions.

Contractual Arrangements and Corporate Structure

We are a Cayman Islands company and currently conduct substantially all of our business operations in the PRC through our subsidiaries incorporated in the PRC and the VIE(s). It is the VIE(s) that hold our key operating licenses, provide services to our customers, enter into contracts with our suppliers, and employ our workforce. Our subsidiary Yunxuetang Information controls Yunxuetang Network through a series of contractual arrangements. Before January 15, 2024, our subsidiary Fenghe Consulting controlled the VIEs Shanghai China Europe and Shanghai Fenghe, respectively, in each case through a series of contractual arrangements. CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024 and the subsidiaries and the VIEs controlled by CEIBS PG, namely Fenghe Consulting, Shanghai China Europe and Shanghai Fenghe, have been deconsolidated as well. Thus, we refer to Yunxuetang Network, Shanghai China Europe and Sanghai Fenghe as the VIEs before January 15, 2024, and refer to Yunxuetang Network as the VIE after January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” As of March 31 2024, the number of subscription customers served by the VIE, Yunxuetang Network, amounted to 2,434, representing all of our subscription customers. As of the same date, the number of employees of the VIE amounted to 281, representing 37.8% of the total number of our employees.

We operate our businesses this way because PRC laws and regulations restrict foreign investment in companies that engage in the value-added telecommunication services. These contractual arrangements entered into with the VIEs allow us to be considered the primary beneficiary of the VIEs for accounting purposes, and to consolidate their operating results in our financial statements under U.S. GAAP. These contractual arrangements include exclusive technology and consulting service agreements, equity interest pledge agreements, exclusive option agreements, power of attorney agreements and spousal consents, as the case may be. For a summary of these contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with the VIEs and Their Shareholders.” As of the date of this prospectus, to the best knowledge of our company, our directors and management, our VIE agreements have not been tested in a court of law in the PRC.

We do not have any equity interests in the VIEs who are owned by certain nominee shareholders. As a result, these contractual arrangements may be less effective than direct ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the legality and enforceability of these contractual arrangements. If the PRC government finds such agreements to be illegal, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs. See “Risk Factors—Risks Related to Our Corporate Structure.”

The following chart illustrates our corporate structure, including our significant subsidiaries as that term is defined under Section 1-02 of Regulation S-X under the Securities Act, the VIE and certain other subsidiaries as of the date of this prospectus:

Note: (1)

Shareholders of Yunxuetang Network are Xiaoyan Lu (our director, founder and chairman of the Board), Suzhou Xinzhiyun Enterprise Management Consulting Center (LLP), Suzhou Dazhiqihong Enterprise Management Consulting Center (LLP), Shanghai Ximalaya Technology Co., Ltd., Jie Ding (our director and co-founder), Beijing Langmafeng Venture Capital Management Co., Ltd., and certain other nominee shareholders, each holding approximately 66.8%, 9.8%, 5.8%, 4.2%, 4.2%, 1.0% and 8.1%, respectively, of Yunxuetang Network’s equity interests. Most of the nominee shareholders are also shareholders of our company.

Licenses and Approvals

Business Operation

As advised by Global Law Office, our PRC legal counsel, our PRC subsidiaries and the VIEs have obtained all material licenses and approvals required for our operations in China as of the date of this prospectus. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we and the VIEs may be required to obtain additional licenses, permits, filings, or approvals for our business operations in the future. If we or the VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits, approvals or filings, the relevant PRC regulatory authorities would take action in dealing with such violations or failures. In addition, if we had inadvertently concluded that such approvals, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires us to obtain such approval, permits, registrations or filings in the future, we and the VIEs may be unable to obtain such necessary approvals, permits, registrations or filings in a timely manner, or at all, and such approvals, permits, registrations or filings may be rescinded even if obtained. Any such circumstance may subject us and the VIEs to fines and other regulatory, civil or criminal liabilities, and we and the VIEs may be ordered by the competent government authorities to suspend relevant operations, which will materially and adversely affect our business operation. In addition, there can be no assurance that we and the VIEs will be able to maintain our existing licenses, approvals, registrations, permits or filings necessary to operate current business in China, renew any of them when their current term expires, or update existing licenses or obtain additional licenses, approvals, permits, registrations or filings necessary for business expansion from time to time. If we or the VIEs fail to do so, our business, financial condition and operational results may be materially and adversely affected. For a list of licenses and approvals that our PRC subsidiaries and VIEs are required to obtain to carry out our operations in China as of the date of this prospectus, see “Business—Licenses and Approvals.” For risks relating to licenses and approvals required for our operations in China, see “Risk Factors—Risks Related to Our Business and Industry—Our business is subject to extensive and evolving regulations governing the industry. If we fail to obtain and maintain required licenses and permits, we could face government enforcement actions, fines and possibly restrictions on our ability to operate or offer certain of our solutions.”

Securities Offering

Cybersecurity Review Measures

On December 28, 2021, the Cyberspace Administration of China, or the CAC, and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022. The Cybersecurity Review Measures, or the Measures, provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services, or data processing activities of such company affect or may affect national security. On July 7, 2022, the CAC promulgated the Security Assessment Measures for Outbound Data Transfers which came into effect on September 1, 2022. The Security Assessment Measures for Outbound Data Transfers provides four circumstances, under any of which data processors shall, through the local cyberspace administration at the provincial level, apply to the national cyberspace administration for security assessment of cross border data transfer. These circumstances include: (i) where a data processor transfers important data to overseas recipients; (ii) where a critical information infrastructure operator (the “CIIO”), or a data processor processing the personal information of more than one million individuals, who, in either case, transfers personal information to overseas recipients; (iii) where a data processor who has transferred the personal information of more than 100,000 individuals, or the sensitive personal information of more than 10,000 individuals to overseas recipients, since January 1 of the previous year cumulatively; or (iv) other circumstances under which security assessment of data cross-border transfer is required as prescribed by the national cyberspace administration. However, uncertainties with respect to applications to the such rules still exist. We will continue to comply with the latest applicable regulations. See “Regulation—Regulation Relating to Internet Information Security and Privacy Protection” for detailed discussion.

Currently, the Measures have not materially affected our business and operations, but in anticipation of the strengthened implementation of cybersecurity laws and regulations and the continued expansion of our business, we face potential risks if we are deemed as a “critical information infrastructure operator” or “data processing operator” under the PRC cybersecurity laws and regulations, and would be required to follow cybersecurity review procedures. See “Risk Factors—Risks Related to Our Business and Industry—Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may be expensive and force us to make adverse changes to our business. Many of these laws and regulations are subject to change and uncertain interpretation, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption to operations, increased cost of operations, or otherwise harm our business.”

As of the date of this prospectus, as advised by Global Law Office, our PRC legal counsel, and as confirmed by the relevant regulatory authority, a cybersecurity review is not required for this offering and listing. As of the date of this prospectus, save as the above-mentioned confirmation, we have not been involved in any investigations or become subject to a cybersecurity review initiated by any regulatory authorities based on the Measures, and we have not received any warning or sanctions in such respect or any regulatory objections to this offering from any regulatory authorities.

CSRC Filing Requirements

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), effective on March 31, 2023. The CSRC also released Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises, and the relevant CSRC Answers to Reporter Questions. Pursuant to the Trial Measures, domestic companies that seek overseas listing and public offering, both directly and indirectly, should perform the filing procedures and report relevant information to the CSRC. If a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, de facto controllers, the persons directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

As advised by Global Law Office, our PRC legal counsel, we are required to perform the filing procedures for this offering under the Trial Measures. We have submitted the relevant filing documents with the CSRC in connection with this offering, and the CSRC published the notification on our completion of the required filing procedures for this offering on February 7, 2024. However, the PRC government may take measures to adopt additional laws and regulations or new interpretation and implementation of existing laws and regulations relating to the permission or approval for this offering. We will continue to perform the filing procedure and other required procedures in accordance with the Trial Measures, and continuously monitor our compliance status in accordance with the latest changes in applicable regulatory requirements.

Holding Company Structure

YXT.COM GROUP HOLDING LIMITED is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries and the VIEs. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries which, in turn, depends on the payment of the service fees to our PRC subsidiaries by the VIEs pursuant to certain contractual arrangements. As we have incurred net losses and negative cash flow from operations historically, none of the VIEs or PRC subsidiaries have declared or paid any dividends or distributions to their respective holding companies, including YXT.COM GROUP HOLDING LIMITED, or any investors as of the date of this prospectus.

Historically, we primarily relied on cash proceeds received from the issuances of our preferred shares to fund the business operations of our PRC subsidiaries and VIEs. We are permitted to remit funds to our PRC subsidiaries through capital contributions or loans, and to the VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements.

In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance, or PRC GAAP. Our PRC subsidiaries enjoy the economic interest in the operations of the VIEs in the form of service fees under the contractual arrangements. For risks relating to our ability to transfer funds within our group across border, see “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends paid by our PRC subsidiaries to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of our ordinary shares, including those represented by the ADSs.”

Transfer of Funds and Other Assets

The following diagram summarizes how funds were transferred among YXT.COM GROUP HOLDING LIMITED, our subsidiaries, and the VIEs in 2022 and 2023.

Note: (1)

Under relevant PRC laws and regulations, we are permitted to remit funds to the VIEs through loans rather than capital contributions. In 2022 and 2023, the loans we made to the VIEs amounted to RMB20.0 million and nil, respectively. In 2022 and 2023, the VIEs repaid us at an amount of nil and RMB60.0 million, respectively. As of December 31, 2022 and 2023, the outstanding balance of the loans from us to the VIEs was RMB60.0 million and nil, respectively. The VIEs fund their operations primarily using cash generated from operating and financing activities.

As of December 31, 2023, YXT.COM GROUP HOLDING LIMITED had made cumulative capital contributions of US$245.0 million to our PRC subsidiaries through intermediate holding companies. Furthermore, funds equivalent to US$37.0 million were directly injected in the VIEs by certain shareholders issued by YXT.COM GROUP HOLDING LIMITED in the history. These funds have been used by the VIEs for their operations, and were accounted for as long-term investments of YXT.COM GROUP HOLDING LIMITED. As of December 31, 2022 and 2023, the receivables held by the VIEs from our PRC subsidiaries amounted to RMB7.3 million and RMB25.0 million, respectively, representing the amount paid by Yunxuetang Network, the VIE in the ordinary course of business on behalf of Yunxuetang Information, our PRC subsidiary. As of December 31, 2022 and 2023, the receivables held by our PRC subsidiaries from the VIEs amounted to RMB19.5 million and RMB2.2 million, respectively, representing the amount paid by Fenghe Consulting, our PRC subsidiary, in the ordinary course of business on behalf of Shanghai Fenghe and Shanghai China Europe, the VIEs, before our acquisition of CEIBS PG and service fees payable under the VIE agreements. There is no transfer of other assets between VIEs and non-VIEs in 2022 and 2023.

As advised by our PRC counsel, for any amounts owed by the VIEs to our PRC subsidiaries under the VIE agreements, unless otherwise required by PRC tax authorities, we are able to settle such amounts without limitations under the current effective PRC laws and regulations, provided that the VIEs have sufficient funds to do so. YXT.COM GROUP HOLDING LIMITED has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Dividend Policy.”

Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors

As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations without limitations, subject to satisfaction of applicable government registration and approval requirements.

Moving forward, if and when we become profitable, YXT.COM GROUP HOLDING LIMITED’s ability to pay dividends, if any, to the shareholders and ADSs investors and to service any debt it may incur will depend upon dividends paid by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to YXT.COM GROUP HOLDING LIMITED. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our PRC subsidiaries may not have sufficient distributable profits to pay dividends to us in the near future.

Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in the ADSs. Further, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment to be made from time to time, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of the PRC. See “Regulation—Regulation Relating to Foreign Exchange” for a detailed discussion.

If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to YXT.COM GROUP HOLDING LIMITED. In addition, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.

For PRC and United States federal income tax considerations of an investment in the ADSs, see “Taxation.”

Summary of Risk Factors

Investors are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and the VIEs, that have substantive business operations in the PRC. YXT.COM GROUP HOLDING LIMITED is a Cayman Islands holding company with no business operations. It conducts its operations in China through its PRC subsidiaries and consolidated variable interest entities, or the VIEs. However, it does not and is not legally permitted to have any equity interests in the VIEs as PRC laws and regulations restrict foreign investment in companies that engage in the value-added telecommunication services. As a result, it operates its businesses in China through certain contractual arrangements with the VIEs. The VIEs are owned by certain nominee shareholders, not us. Such corporate structure involves unique risks to investors in the ADSs. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks and uncertainties we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.” In particular, as we are a China-based company incorporated in the Cayman Islands, you should pay special attention to subsections headed “Risks Related to Doing Business in China” and “Risks Related to Our Corporate Structure.”

Risks Related to Our Business and Industry

•

We operate under the new business model of digital corporate learning solutions. Our future business growth and expansion is dependent on the market adoption of our business model as well as the continued development of our solutions and the markets our solutions target.

•	While we have seen rapid business growth since our inception, we have experienced historical revenue decline and we may not be able to sustain our revenue growth in the future.

•	We have incurred net losses and negative cash flows in the past and may incur operating losses in the future.

•

If we fail to enhance or upgrade our existing solutions and introduce new ones that are broadly accepted by the market and meet our customers’ evolving demands in a timely and cost-effective manner, our business, results of operations and financial condition could be materially and adversely affected.

•	Unfavorable industry-specific economic and market conditions, or reductions in corporate learning spending, could limit our ability to grow our business and negatively affect our operating results.

•	We operate in a highly competitive market. If we fail to compete effectively, our business, results of operations and financial condition could be materially and adversely affected.

•

If we fail to constantly respond to evolving needs of our existing and prospective customers by enhancing the training content and functionality of our solutions, our business, results of operations and financial condition could be materially and adversely affected.

•	Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solutions.

•	From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.

•

Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other data related laws and requirements may be expensive and force us to make adverse changes to our business. Many of these laws and regulations are subject to change and uncertain interpretation, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption to operations, increased cost of operations, or otherwise harm our business.

Risks Related to Doing Business in China

•

The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC government authorities are required in connection with this offering under PRC law. Furthermore, the PRC government has exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For details, see page 58 of this prospectus.

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. For details, see page 59 of this prospectus.

•

The PRC government may intervene with or influence our operation at any time by adopting new laws and regulations. For example, the PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in policies, laws and regulations with little advance notice in China, could adversely affect us. For details, see page 60 of this prospectus.

•

The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements. Additionally, the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections. For details, see page 60 of this prospectus.

•

The ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if in the future the PCAOB is unable to inspect and investigate completely auditors located in China. The delisting of and prohibition from trading the ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of the ADSs to significantly decline or be worthless. For details, see page 61 of this prospectus.

•	It may be difficult for overseas regulators to conduct investigation or collect evidence within China. For details, see page 62 of this prospectus.

Risks Related to Our Corporate Structure

•

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIEs and, consequently, significantly affect the financial condition and results of operations performance of Yunxuetang. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs.

•	Any failure by the VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

•	The shareholders of the VIEs may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, financial condition and results of operations.

Risks Related to Corporate Governance

•

Our proposed dual-class share structure with different voting rights, as well as the concentration of our share ownership among executive officers, directors and principal shareholders, may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.

•

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

•	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

•	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

Risks Related to the ADS and this Offering

•	An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

•	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

•	Techniques employed by short sellers may drive down the market price of the ADSs.

Our Corporate Information

Our principal executive offices are located at Room 501-502, No. 78 East Jinshan Road Huqiu District, Suzhou Jiangsu, 215011, People’s Republic of China. Our telephone number at this address is +86 (512) 6689 9881. Our registered office in the Cayman Islands is located at the Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KYI-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.yxt.com. The information contained on our website is not a part of this prospectus.

Implication of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020 and amended by the Consolidated Appropriations Act, 2023 signed into law on December 29, 2022. The amended HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The Consolidated Appropriations Act, 2023 reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in mainland China, our auditor was historically not inspected by the PCAOB. On December 16, 2021, PCAOB issued the HFCAA Determination Report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and our auditor was subject to this determination.

On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Accordingly, we do not expect to be identified as a Commission Identified Issuer under the HFCAA after we file our annual report on Form 20-F after becoming a public company.

However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control, including positions taken by authorities of the PRC. Therefore, there is no guarantee that our auditor would not be identified again by the PCAOB in the future as a registered public accounting firm that the PCAOB is unable to inspect or investigate completely. If the PCAOB again concludes that it is unable to inspect and investigate completely registered public accounting firms, and if we are identified as a “Commission-Identified Issuer” for two consecutive years after we file our annual report on Form 20-F after becoming a public company, we would be subject to the delisting and prohibition of trading requirements of the HFCAA. The delisting of the ADSs, or the threat of their being delisted, may cause the value of the ADSs to significantly decline or be worthless. Additionally, the inability of the PCAOB to conduct inspections of our auditors in the past deprives investors with the benefits of such inspections. See “Risk Factors—Risks Related to Doing Business in China—The ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if in the future the PCAOB is unable to inspect and investigate completely auditors located in China. The delisting of and prohibition from trading the ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of the ADSs to significantly decline or be worthless.”

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act. See “Risk Factors—Risks Related to Corporate Governance—We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Implications of Being a Controlled Company

Upon the completion of this offering, Mr. Xiaoyan Lu, our director, founder and chairman of the board will beneficially own 9,757,585 Class A ordinary shares and all of our issued Class B ordinary shares and will collectively be able to exercise 69.7% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, after taking into account the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and assuming the underwriters do not exercise their option to purchase additional ADSs. As a result, we will be a “controlled company” as defined under the Nasdaq rules because Mr. Xiaoyan Lu will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Currently, we do not plan to utilize the exemptions available for controlled companies after we complete this offering, but will rely on the exemption available for foreign private issuers to follow our home country governance practices instead.

Recent Development

On January 15, 2024, pursuant to a partial final award issued by the Hong Kong International Arbitration Centre (the “HKIAC”), the transfer of 21% equity interest in CEIBS PG to us was declared invalid at the time of the transfer and our Group’s appointment of one director of CEIBS PG was invalid. We subsequently applied to set aside the arbitration award in April 2024 with the High Court of Hong Kong and CEIBS also filed an application to the High Court of Hong Kong to enforce the arbitration award in April 2024. In May 2024, the High Court of Hong Kong held a hearing, and the set aside application and the enforcement application were adjourned for substantive arguments before a judge in August 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” Given that Hong Kong courts have adopted a very pro-arbitration approach, we determined that we have lost control over CEIBS PG since the partial final award was declared on January 15, 2024 even though our application to set aside the partial final award is still pending adjudication. As a result, CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024.

Conventions which Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus reflects the following:

•	no exercise by the underwriters of their over-allotment option to purchase up to 412,500 additional ADSs representing 1,237,500 Class A ordinary shares from us; and

Except where the context otherwise requires and for purposes of this prospectus only:

•	“ADSs” refers to the American depositary shares, each representing three Class A ordinary shares;

•

“CEIBS PG” refers to CEIBS Publishing Group Limited, a Hong Kong company and its subsidiaries and, in the context of describing its consolidated financial information, business operations and operating data, its consolidated variable interest entities, or VIEs

•

“China” or “PRC” refers to the People’s Republic of China, and only in the context of describing PRC laws, regulations and other legal or tax matters in this prospectus, excludes Taiwan, Hong Kong SAR and Macau SAR;

•	“Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.0001 per share, which will be outstanding immediately prior to the completion of this offering;

•	“Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.0001 per share, which will be outstanding immediately prior to the completion of this offering;

•	“Fenghe Consulting” refers to Fenghe Enterprise Management Consulting (Shanghai) Co., Ltd.;

•	“large enterprises” refers to enterprises with 1,000 to 10,000 employees;

•	“learning hours” refers to the cumulative length of the content we offered;

•	“medium-sized enterprises” refers to enterprises with 300 to 1,000 employees;

•

“net revenue retention rate” as of the end of a given period is a percentage calculated by specifying a measurement period consisting of the trailing twenty-four months from the given period end, and using (i) the total subscription revenue for the first twelve months of the measurement period from the group of customers as of the end of the first twelve months as the denominator, and (ii) the total subscription revenue for the second twelve months of the measurement period from the same group of customers as the numerator.

•

“ordinary share” or “shares” refers to our ordinary shares, par value US$0.0001 per share, and immediately prior to the completion of this offering, to our Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share;

•	“our WFOEs” refers to Yunxuetang Information Technology (Jiangsu) Co., Ltd. and Fenghe Enterprise Management Consulting (Shanghai) Co., Ltd.;

•	“PaaS” refers to platform-as-a-service;

•

“preferred shares” refers to our Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares, and Series E2 preferred shares, par value US$0.0001 per share;

•	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

•	“Shanghai China Europe” refers to Shanghai China Europe International Culture Communication Co., Ltd.;

•	“SaaS” refers to software-as-a-service;

•	“Shanghai Fenghe” refers to Shanghai Fenghe Culture Communication Co., Ltd.;

•	“small enterprises” refers to enterprises with less than 300 employees;

•	“subscription customer” refers to customers with subscription revenues;

•	“subscription revenues” refers to digital corporate learning solution revenues derived from the subscription based model, which does not include revenues from on-premise software and offline courses;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•

“VIE(s)” refers to Jiangsu Yunxuetang Network Technology Co., Ltd., Shanghai China Europe International Culture Communication Co., Ltd. and Shanghai Fenghe Culture Communication Co., Ltd. before January 15, 2024, and refers to Yunxuetang Network Technology Co., Ltd. after January 15,

2024, because CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024 and the VIEs controlled by CEIBS PG have been deconsolidated as well (for details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment”);

•

“Yunxuetang,” “we,” “us,” “our company,” and “our” refer to YXT.COM GROUP HOLDING LIMITED, a Cayman Islands company and its subsidiaries and, in the context of describing our consolidated financial information, business operations and operating data, its consolidated variable interest entities, or VIEs;

•	“Yunxuetang Information” refers to Yunxuetang Information Technology (Jiangsu) Co., Ltd.; and

•	“Yunxuetang Network” refers to Jiangsu Yunxuetang Network Technology Co., Ltd.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB7.2203 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 29, 2024. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.

This prospectus contains information derived from various public sources and certain information from an industry report dated May 20, 2024 commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

THE OFFERING

Offering price range	We currently estimate that the initial public offering price will be between US$11.00 and US$13.00 per ADS.

ADSs offered by us	2,750,000 ADSs (or 3,162,500 ADSs if the underwriters exercise their over-allotment option in full).

The ADSs

Each ADS represents three Class A ordinary shares, par value US$0.0001 per share. The depositary will hold the Class A ordinary shares underlying the ADSs. You will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in the ADSs to the depositary in exchange for our Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares

We will issue 8,250,000 Class A ordinary shares represented by the ADSs in this offering (or 9,487,500 Class A ordinary shares represented by the ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary share will be automatically and immediately converted into one Class A ordinary share.

All options, regardless of grant dates, will entitle holders to the equivalent number of Class A ordinary shares once the vesting and exercising conditions on such share-based compensation awards are met.

See “Description of Share Capital.”

Ordinary shares outstanding immediately after this offering

161,218,315 Class A ordinary shares, par value US$0.0001 per share after taking into account the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus (or 162,455,815 Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs in full after taking into account the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), and 16,931,824 Class B ordinary shares, par value US$0.0001 per share.

Over-allotment option

We have granted the underwriters the right to purchase up to an additional 1,237,500 Class A ordinary shares from us within 30 days from the date of this prospectus, to cover over-allotments, if any, in connection with the offering.

Listing	We intend to apply to list the ADSs representing our Class A ordinary shares on the Nasdaq under the symbol “YXT”.

Use of proceeds

We estimate that the net proceeds to us from the offering will be approximately US$25.7 million, or US$30.4 million if the underwriters exercise their option to purchase additional ADSs in full, based on the assumed initial public offering price of US$12.00 per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the offering for investment in research and development to enhance and expand our solution offerings, investment in technology system and infrastructure to improve our operational efficiency, marketing and brand promotions, strategic investments and acquisitions complementary to our business, and other general corporate purposes and for general corporate purposes. See “Use of Proceeds.”

Lock-up

We, our directors, executive officers and existing shareholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on , 2024.

Depositary	The Bank of New York Mellon

Taxation	For Cayman, PRC and U.S. federal income tax considerations with respect to the ownership and disposition of the ADSs, see “Taxation.”

Risk Factors

See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to additional 412,500 ADSs representing 1,237,500 Class A ordinary shares to cover over-allotments, if any, in connection with the offering.

OUR SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

The following summary consolidated statements of operations for the years ended December 31, 2022 and 2023, summary consolidated balance sheet data as of December 31, 2022 and 2023 and summary consolidated cash flow data for the years ended December 31, 2022 and 2023 have been derived from audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations for the three months ended March 31, 2023 and 2024, summary consolidated balance sheet data as of March 31, 2024 and summary consolidated cash flow data for the three months ended March 31, 2023 and 2024 have been derived from unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments of a normal recurring nature as necessary for the fair statement of our financial position as of December 31, 2023 and March 31, 2024, and our results of operations and cash flows for the three months ended March 31, 2023 and 2024. CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” For certain of our financial data on the pro forma basis as if the deconsolidation of CEIBS PG occurred as of the beginning of 2022, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Development.” Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statements of operations for the periods presented.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
						(unaudited)
Revenues
Corporate learning solutions(1)	424,275	98.5	411,822	57,037	97.1	114,634	93.8	82,031	11,361	98.6
Others	6,361	1.5	12,194	1,689	2.9	7,533	6.2	1,185	164	1.4

Total revenues	430,636	100.0	424,016	58,726	100.0	122,167	100.0	83,216	11,525	100.0
Cost of revenues	(197,899)	(46.0)	(194,474)	(26,935)	(45.9)	(44,541)	(36.5)	(31,147)	(4,313)	(37.4)

Gross profit	232,737	54.0	229,542	31,791	54.1	77,626	63.5	52,069	7,212	62.6

Operating expenses
Sales and marketing expenses	(344,729)	(80.1)	(244,379)	(33,846)	(57.6)	(53,588)	(43.9)	(36,953)	(5,118)	(44.4)
Research and development expenses	(312,093)	(72.5)	(176,537)	(24,450)	(41.6)	(48,623)	(39.8)	(30,052)	(4,162)	(36.1)
General and administrative expenses	(206,254)	(47.9)	(142,852)	(19,785)	(33.7)	(38,394)	(31.4)	(28,215)	(3,908)	(33.9)

Total operating expenses	(863,076)	(200.4)	(563,768)	(78,081)	(132.9)	(140,605)	(115.1)	(95,220)	(13,188)	(114.4)
Other operating income	9,507	2.2	5,629	780	1.3	1,939	1.6	513	70	0.6

Loss from operations	(620,832)	(144.2)	(328,597)	(45,510)	(77.5)	(61,040)	(50.0)	(42,638)	(5,906)	(51.2)

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
						(unaudited)
Interest and investment income	5,682	1.3	4,613	639	1.1	1,696	1.4	2,431	337	2.9
Interest expense	(497)	(0.1)	(4,650)	(644)	(1.1)	(914)	(0.7)	(2,484)	(344)	(3.0)
Investment losses	—	—	(13,144)	(1,820)	(3.1)	(1,406)	(1.2)	(1,841)	(255)	(2.2)
Gain on deconsolidation of CEIBS PG	—	—	—	—	—	—	—	78,760	10,908	94.6
Foreign exchange gain/(loss), net	2,151	0.5	(350)	(49)	(0.1)	(512)	(0.4)	3	1	0.0
Change in fair value of derivative liabilities	(32,190)	(7.5)	102,419	14,185	24.2	(4,305)	(3.5)	808	112	1.0

(Loss)/income before income tax benefit	(645,686)	(149.9)	(239,709)	(33,199)	(56.5)	(66,481)	(54.4)	35,039	4,853	42.1
Income tax benefit	5,391	1.3	9,871	1,367	2.3	1,233	1.0	—	—	—

Net (loss)/income	(640,295)	(148.7)	(229,838)	(31,832)	(54.2)	(65,248)	(53.4)	35,039	4,853	42.1

Foreign currency translation adjustment, net of nil tax	47,034	10.9	2,385	330	0.6	(3,970)	(3.2)	341	47	0.4
Change in unrealized (loss)/gain on investments in available-for-sale debt securities	(1,650)	(0.4)	6,988	968	1.6	2,879	2.4	(2,760)	(382)	(3.3)

Total comprehensive (loss)/income	(594,911)	(138.1)	(220,465)	(30,534)	(52.0)	(66,339)	(54.2)	32,620	4,518	39.2
Total comprehensive loss attributable to non-controlling interests shareholders	25,520	5.9	9,383	1,300	2.2	2,454	2.0	300	41	0.4
Total comprehensive (loss)/gain attributable to YXT.COM Group Holding Limited	(569,391)	(132.2)	(211,082)	(29,234)	(49.8)	(63,885)	(52.2)	32,920	4,559	39.6

Net loss attributable to ordinary shareholders of YXT.COM Group Holding Limited	(1,011,491)	(234.9)	(229,907)	(31,843)	(54.2)	(137,186)	(112.3)	(51,510)	(7,134)	(61.9)
Weighted average number of ordinary shares—Basic and diluted	47,315,140		48,781,392	48,781,392		48,259,381		49,232,594	49,232,594
Net loss per share attributable to ordinary shareholders of YXT.COM Group Holding Limited	(21.38)		(4.71)	(0.66)		(2.84)		(1.05)	(0.14)

Note: (1)	Corporate learning solution revenue includes subscription revenue and non-subscription revenue.

Pro forma basic and diluted net (loss)/income per share was computed to give effect to the automatic conversion and the re-designation, as applicable, of all of our outstanding convertible redeemable preferred shares into ordinary shares on a one-for-one basis as if the conversion and reclassification had occurred as of the beginning of the period, after taking into account the anti-dilution adjustments on additional shares to be issued based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. The following table presents the reconciliations (i) from net loss per share attributable to ordinary shareholders to pro forma net (loss)/income per share attributable to ordinary shareholders, and (ii) from weighted average ordinary shares outstanding to pro forma weighted average ordinary shares outstanding.

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2022	2023	2023	2024
	RMB	RMB	RMB	RMB
	(in thousands, except for shares and per share data)

Numerator
Net loss attributable to ordinary shareholders	(1,011,491)	(229,907)	(137,186)	(51,510)
Pro forma adjustment for conversion of convertible redeemable preferred shares and adjustment to anti-dilution provision—net accretion of convertible redeemable preferred shares	396,716	9,452	74,392	86,849
Pro forma adjustment for conversion of convertible redeemable preferred shares—change in fair value of derivative liabilities	32,190	(102,419)	4,305	(808)

Numerator for pro forma basic and diluted (loss)/income per share	(582,585)	(322,874)	(58,489)	34,531

Denominator
Weighted average number of ordinary shares used in computing net income per share	47,315,140	48,781,392	48,259,381	49,232,594
Pro forma effect of conversion of preferred shares including anti-dilution impact	121,646,714	121,646,714	121,646,714	121,646,714

Denominator for pro forma basic and diluted (loss)/income per share	168,961,854	170,428,106	169,906,095	170,879,308

Dilutive effect of restricted share units	—	—	—	442,012

Denominator for pro forma diluted (loss)/income per share	168,961,854	170,428,106	169,906,095	171,321,320

Pro forma net (loss)/income per share, basic	(3.45)	(1.89)	(0.34)	0.20
Pro forma net (loss)/income per share, diluted	(3.45)	(1.89)	(0.34)	0.20

The following table presents our summary consolidated balance sheet data as of the dates presented.

	As of December 31,			As of March 31,
	2022	2023		2024
	RMB	RMB	US$	RMB	US$
	(in thousands)
				(unaudited)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	432,007	320,489	44,387	218,870	30,313
Short-term investments	102,478	58,128	8,051	56,245	7,790
Accounts receivable, net	34,987	32,790	4,541	22,193	3,074
Prepaid expenses and other current assets	28,798	12,028	1,666	8,982	1,244
Total current assets	598,270	423,435	58,645	306,290	42,421
Total assets	1,036,599	924,846	128,090	792,841	109,807
Total current liabilities	599,200	473,949	65,641	361,811	50,108
Total liabilities	689,569	772,158	106,943	639,484	88,566
Total mezzanine equity	3,554,229	3,563,681	493,564	3,650,530	505,593
Total shareholders’ deficit	(3,207,199)	(3,410,993)	(472,417)	(3,497,173)	(484,352)
Total liabilities, mezzanine equity and shareholders’ deficit	1,036,599	924,846	128,090	792,841	109,807

The following table presents our summary consolidated cash flow data for the periods presented.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)
Net cash used in operating activities	(456,835)	(257,029)	(35,598)	(161,545)	(58,491)	(8,101)
Net cash generated from/(used in) investing activities	267,917	(97,533)	(13,508)	34,279	(29,509)	(4,087)
Net cash generated from/(used in) financing activities	9,575	241,904	33,503	9,851	(13,400)	(1,856)
Effect of exchange rate changes on cash and cash equivalents	20,809	1,140	158	(4,026)	(219)	(30)
Net decrease in cash and cash equivalents	(158,534)	(111,518)	(15,445)	(121,441)	(101,619)	(14,074)
Cash and cash equivalents at beginning of the year/period	590,541	432,007	59,832	432,007	320,489	44,387

Cash and cash equivalents at end of the year/period	432,007	320,489	44,387	310,566	218,870	30,313

VIE Consolidating Schedule

The following table presents the summary statements of operations for the VIEs and other entities for the years presented.

	For the Year Ended December 31, 2022						For the Year Ended December 31, 2023
	YXT.COM	Other subsidiaries	Primary Beneficiaries of VIEs(4)	VIEs	Eliminating adjustments	Consolidated	YXT.COM	Other subsidiaries	Primary Beneficiaries of VIEs(4)	VIEs	Eliminating adjustments	Consolidated
	(in thousands)
Third-party revenues	—	—	—	430,636	—	430,636	—	—	—	424,016	—	424,016
Inter-company revenue(1)	—	—	86,055	—	(86,055)	—	—	—	111,792	—	(111,792)	—
Cost of revenues	—	—	(81,737)	(116,162)	—	(197,899)	—	—	(57,609)	(136,865)	—	(194,474)

Gross profit	—	—	4,318	314,474	(86,055)	232,737	—	—	54,183	287,151	(111,792)	229,542

Operating expenses
Third-party sales and marketing expenses	—	—	(212,590)	(132,139)	—	(344,729)	—	—	(130,706)	(113,673)	—	(244,379)
Inter-company sales and marketing expenses(1)	—	—	—	(86,055)	86,055	—	—	—	—	(111,792)	111,792	—
Research and development expenses	—	—	(244,723)	(67,370)	—	(312,093)	—	—	(113,371)	(63,166)	—	(176,537)
General and administrative expenses	(9,050)	(36)	(159,322)	(37,846)	—	(206,254)	(27,856)	(37)	(84,033)	(30,926)	—	(142,852)

Total operating expenses	(9,050)	(36)	(616,635)	(323,410)	86,055	(863,076)	(27,856)	(37)	(328,110)	(319,557)	111,792	(563,768)
Other operating income	—	—	880	8,627	—	9,507	—	—	1,109	4,520	—	5,629
Loss of the VIEs(2)	—	—	(1,952)	—	1,952	—	—	—	(45,835)	—	45,835	—
Equity in loss of the Group’s entities(3)	(575,930)	(602,240)	—	—	1,178,170	—	(295,718)	(308,046)	—	—	603,764	—

Loss from operations	(584,980)	(602,276)	(613,389)	(309)	1,180,122	(620,832)	(323,574)	(308,083)	(318,653)	(27,886)	649,599	(328,597)

Interest and investment income	2,454	859	3,614	1,506	(2,751)	5,682	756	3,013	1,102	781	(1,039)	4,613
Interest expense	(59)	(33)	(7)	(3,149)	2,751	(497)	(56)	(31)	(16)	(5,586)	1,039	(4,650)
Investment losses	—	—	—	—	—	—	—	—	—	(13,144)	—	(13,144)
Foreign exchange gain/(loss), net	—	—	2,151	—	—	2,151	—	—	(350)	—	—	(350)
Change in fair value of derivative liabilities	(32,190)	—	—	—	—	(32,190)	102,419	—	—	—	—	102,419

Loss before income tax benefit	(614,775)	(601,450)	(607,631)	(1,952)	1,180,122	(645,686)	(220,455)	(305,101)	(317,917)	(45,835)	649,599	(239,709)
Income tax benefit	—	—	5,391	—	—	5,391	—	—	9,871	—	—	9,871

Net loss	(614,775)	(601,450)	(602,240)	(1,952)	1,180,122	(640,295)	(220,455)	(305,101)	(308,046)	(45,835)	649,599	(229,838)

Net loss attributable to non-controlling interests shareholders(3)	—	—	—	—	25,520	25,520	—	—	—	—	9,383	9,383
Net loss attributable to YXT.COM Group Holding Limited	(614,775)	(601,450)	(602,240)	(1,952)	1,205,642	(614,775)	(220,455)	(305,101)	(308,046)	(45,835)	658,982	(220,455)

(1)

It represents the elimination of the intercompany transactions at the consolidation level. For the years ended December 31, 2022 and 2023, the service fees of variable interest entities charged by the related primary beneficiaries were RMB86.1 million and RMB111.8 million, respectively.

(2)	It represents the elimination of the investment among primary beneficiaries of variable interest entities and variable interest entities.
(3)	It represents the elimination of the investment among our company and other subsidiaries.
(4)	The primary beneficiaries of VIEs represent our WFOEs, i.e. Yunxuetang Information and Fenghe Consulting.

The following table presents the summary balance sheet data for the VIEs and other entities as of the dates presented.

	As of December 31, 2022						As of December 31, 2023
	YXT.COM	Other subsidiaries	Primary Beneficiaries of VIEs(4)	VIEs	Eliminating adjustments	Consolidated	YXT.COM	Other subsidiaries	Primary Beneficiaries of VIEs(4)	VIEs	Eliminating adjustments	Consolidated
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	213,558	3,185	93,997	121,267	—	432,007	15,466	4,589	8,148	292,286	—	320,489
Short-term investments	—	55,360	24,097	23,021	—	102,478	—	58,128	—	—	—	58,128
Accounts receivable, net	—	—	—	34,987	—	34,987	—	—	—	32,790	—	32,790
Intra-Group receivables due from the Group’s entities(1)	56,065	4,181	43,644	7,282	(111,172)	—	57,228	4,095	30,518	25,012	(116,853)	—
Prepaid expenses and other current assets	—	—	3,659	25,139	—	28,798	—	—	2,376	9,652	—	12,028

Total current assets	269,623	62,726	165,397	211,696	(111,172)	598,270	72,694	66,812	41,042	359,740	(116,853)	423,435

Investments to the Group’s entities(2)	274,261	311,870	—	—	(586,131)	—	60,013	85,316	—	—	(145,329)	—
Loan from the Group’s entities(1)	—	—	60,000	—	(60,000)	—	—	—	—	—	—	—
Intra-Group receivables due from the Group’s entities(1)	—	—	—	—	—	—	117,573	—	—	—	(117,573)	—
Long-term bank deposit	—	—	—	—	—	—	—	117,573	—	—	—	117,573

Total assets	556,239	374,596	480,992	382,075	(757,303)	1,036,599	266,533	269,701	224,643	543,724	(379,755)	924,846

Intra-Group payables due to the Group’s entities(1)	35,613	56,065	—	19,494	(111,172)	—	35,613	174,801	17,730	6,282	(234,426)	—
Net liabilities of the VIEs(3)	—	—	33,653	—	(33,653)	—	—	—	72,502	—	(72,502)	—
Total current liabilities	253,479	56,065	132,998	301,483	(144,825)	599,200	148,732	174,801	139,327	318,017	(306,928)	473,949
Loan to the Group’s entities(1)	—	—	—	60,000	(60,000)	—	—	—	—	—	—	—

Total liabilities	253,479	56,065	169,122	415,728	(204,825)	689,569	148,732	174,801	139,327	616,226	(306,928)	772,158

Total mezzanine equity	3,554,229	29,893	—	—	(29,893)	3,554,229	3,563,681	29,893	—	—	(29,893)	3,563,681

Additional paid-in capital(2)(3)	—	2,129,478	2,222,589	201,940	(4,554,007)	—	16,671	2,203,276	2,297,098	201,940	(4,702,314)	16,671
Statutory reserve	—	—	—	4,322	—	4,322	—	—	—	4,322	—	4,322
Accumulated other comprehensive income(2)(3)	11,260	(1,283)	(1,283)	(1,283)	3,849	11,260	23,775	9,829	8,847	8,847	(27,523)	23,775
Accumulated deficit(2)(3)	(3,262,762)	(1,839,557)	(1,909,436)	(238,632)	3,983,303	(3,267,084)	(3,486,359)	(2,148,098)	(2,220,629)	(287,611)	4,652,016	(3,490,681)
Non-controlling interests(2)(3)	—	—	—	—	44,270	44,270	—	—	—	—	34,887	34,887

Total shareholders’ deficit	(3,251,469)	288,638	311,870	(33,653)	(522,585)	(3,207,199)	(3,445,880)	65,007	85,316	(72,502)	(42,934)	(3,410,993)

Total liabilities, mezzanine equity and shareholders’ deficit	556,239	374,596	480,992	382,075	(757,303)	1,036,599	266,533	269,701	224,643	543,724	(379,755)	924,846

(1)

It represents the elimination of intercompany balances among our company, other subsidiaries, primary beneficiaries of variable interest entities, and variable interest entities for intercompany service charges and treasury cash management purposes.

(2)	It represents the elimination of the investment among our company and other subsidiaries.
(3)	It represents the elimination of the investment among primary beneficiaries of variable interest entities and variable interest entities.
(4)	The primary beneficiaries of VIEs represent our WFOEs, i.e. Yunxuetang Information and Fenghe Consulting.

The following table presents the summary cash flow data for the VIEs and other entities for the years presented.

	For the Year Ended December 31, 2022						For the Year Ended December 31, 2023
	YXT.COM	Other subsidiaries	Primary Beneficiaries of VIEs(4)	VIEs	Eliminating adjustments	Consolidated	YXT.COM	Other subsidiaries	Primary Beneficiaries of VIEs(4)	VIEs	Eliminating adjustments	Consolidated
	(in thousands)
Net cash used in transactions with external parties	(6,211)	1,204	(585,711)	133,883	—	(456,835)	(29,486)	3,029	(363,914)	133,342	—	(257,029)
Net cash used in transactions with the Group’s entities(1)	—	—	86,511	(86,511)	—	—	—	—	137,412	(137,412)	—	—

Net cash used in operating activities	(6,211)	1,204	(499,200)	47,372	—	(456,835)	(29,486)	3,029	(226,502)	(4,070)	—	(257,029)

Cash paid for capital contributions to the Group’s entities(2)	(521,474)	(521,474)	—	—	1,042,948	—	(48,380)	(48,380)	—	—	96,760	—
Fund to the Group’s entities(3)	—	—	(20,000)	—	20,000	—	(118,736)	—	—	(17,727)	136,463	—
Repayment from the Group’s entities(3)	159,392	—	—	—	(159,392)	—	—	—	60,000	—	(60,000)	—
Other investing activities	211,626	78,924	5,589	(28,222)	—	267,917	(5,740)	(113,355)	14,546	7,016	—	(97,533)

Net cash generated from/ (used in) investing activities	(150,456)	(442,550)	(14,411)	(28,222)	903,556	267,917	(172,856)	(161,735)	74,546	(10,711)	173,223	(97,533)

Proceeds from capital contributions from the Group’s entities(2)	—	521,474	521,474	—	(1,042,948)	—	—	48,380	48,380	—	(96,760)	—
Repayment to the Group’s entities(3)	—	(159,392)	—	—	159,392	—	—	—	—	(60,000)	60,000	—
Fund from the Group’s entities(3)	—	—	—	20,000	(20,000)	—	—	118,736	17,727	—	(136,463)	—
Other financing activities	(2,425)	—	—	12,000	—	9,575	(3,896)	—	—	245,800	—	241,904

Net cash generated from financing activities	(2,425)	362,082	521,474	32,000	(903,556)	9,575	(3,896)	167,116	66,107	185,800	(173,223)	241,904

Effect of exchange rate changes on cash and cash equivalents	22,430	(1,621)	—	—	—	20,809	8,146	(7,006)	—	—	—	1,140
Net decrease in cash and cash equivalents	(136,662)	(80,885)	7,863	51,150	—	(158,534)	(198,092)	1,404	(85,849)	171,019	—	(111,518)

(1)	It represents the cash flows between primary beneficiaries of variable interest entities and the variable interest entities for intercompany service charges.
(2)	It represents the cash flows related to capital injections among our company, other subsidiaries and primary beneficiaries of variable interest entities.
(3)	It represents the cashflow between our company, other subsidiaries, primary beneficiaries of VIEs and VIEs for treasury cash management purposes.
(4)	The primary beneficiaries of VIEs represent our WFOEs, i.e. Yunxuetang Information and Fenghe Consulting.

Non-GAAP Financial Measures

In evaluating our business, we consider and use certain non-GAAP measures, including adjusted net loss, adjusted net (loss) margin, adjusted EBITDA and adjusted EBITDA margin, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance and formulate business plans. We also believe that the use of these non-GAAP measures facilitates investors’ assessment of our operating performance.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools. One of the key limitations of using these non-GAAP financial measures is that they do not reflect all items of income and expense that affect our operations. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore their comparability may be limited. We compensate for these limitations by reconciling these non-GAAP financial measures to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

Adjusted Net Loss

We define adjusted net loss as net (loss)/income excluding amortization of incremental intangible assets resulting from business combination, impairment of intangible assets, gain on deconsolidation of CEIBS PG, share-based compensation, change in fair value of derivative liabilities and adjustments for income taxes. Adjusted net loss margin represents adjusted net loss as a percentage of total revenues.

The following tables reconcile our adjusted net loss and adjusted net loss margin for the periods indicated, to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which are net (loss)/income and net (loss)/income margin:

	For the Year Ended December 31，			For the Three Months Ended March 31，
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands except for percentages)
				(unaudited)
Net (loss)/income	(640,295)	(229,838)	(31,832)	(65,248)	35,039	4,853
Adjustments:
Amortization of incremental intangible assets resulting from business combination	18,240	16,340	2,263	3,420	—	—
Impairment of intangible assets	—	21,660	3,000	—	—	—
Gain on deconsolidation of CEIBS PG	—	—	—	—	(78,760)	(10,908)
Share-based compensation	71,815	26,123	3,618	10,887	2,636	365
Change in fair value of derivative liabilities	32,190	(102,419)	(14,185)	4,305	(808)	(112)

Adjusted loss before income taxes	(518,050)	(268,134)	(37,136)	(46,636)	(41,893)	(5,802)
Adjusted income taxes	(4,560)	(9,500)	(1,316)	(855)	—	—

Adjusted net loss	(522,610)	(277,634)	(38,452)	(47,491)	(41,893)	(5,802)

Net (loss)/income margin	(148.7)%	(54.2)%	(54.2)%	(53.4)%	42.1%	42.1%
Adjusted net loss margin	(121.4)%	(65.5)%	(65.5)%	(38.9)%	(50.3)%	(50.3)%

Adjusted EBITDA

We define adjusted EBITDA as net (loss)/income excluding interest income and expenses, income tax expense and benefit, depreciation and amortization, impairment of intangible assets, gain on deconsolidation of

CEIBS PG, share-based compensation, and changes in fair value of derivative liabilities. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of total revenues.

The following tables reconcile our adjusted EBITDA and adjusted EBITDA margin for the periods indicated, to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which are net (loss)/income and net (loss)/income margin:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for percentages)
				(unaudited)
Net (loss)/income	(640,295)	(229,838)	(31,832)	(65,248)	35,039	4,853
Adjustments:
Interest income	(1,272)	(2,071)	(287)	(1,274)	(113)	(16)
Interest expenses	497	4,650	644	914	2,484	344
Income tax benefit	(5,391)	(9,871)	(1,367)	(1,233)	—	—
Depreciation and amortization	31,461	31,353	4,342	8,027	3,307	458
Impairment of intangible assets	—	21,660	3,000	—	—	—
Gain on deconsolidation of CEIBS PG	—	—	—	—	(78,760)	(10,908)
Share-based compensation	71,815	26,123	3,618	10,887	2,636	365
Change in fair value of derivative liabilities	32,190	(102,419)	(14,185)	4,305	(808)	(112)
Adjusted EBITDA	(510,995)	(260,413)	(36,067)	(43,622)	(36,215)	(5,016)
Net (loss)/income margin	(148.7)%	(54.2)%	(54.2)%	(53.4)%	42.1%	42.1%
Adjusted EBITDA margin	(118.7)%	(61.4)%	(61.4)%	(35.7)%	(43.5)%	(43.5)%

Key Operating Metrics

We manage our business using the following key operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and technology investments and assess the near-term and long-term performance of our business.

The following tables set forth the major operating metrics for the periods indicated:

	As of December 31,		As of March 31,
	2022	2023	2023	2024
Number of subscription customers	3,439	3,230	3,433	2,434
Net revenue retention rates of subscription customers	118.1%	101.4%	111.1%	106.1%

We are committed to expanding our customer base. The number of our subscription customers was 3,439 and 3,230 as of December 31, 2022 and 2023, respectively. The number of our subscription customers was 3,433 and 2,434 as of March 31, 2023 and 2024, respectively, among which CEIBS PG had 727 subscription customers as of March 31, 2023. Such decrease was mainly due to (i) the deconsolidation of CEIBS PG, and (ii) our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers.

Our ability to maintain long-term revenue growth is in part dependent on our ability to expand customers’ usage of our solutions over time and grow revenue generated from existing customers. An important way for us to track our performance in this area is by measuring net revenue retention rate of our subscription customers. Net revenue retention rate helps track the changes in purchases made by a particular cohort of customers over time. A net revenue retention rate above 100% reflects that the customers are increasing their purchases of our solutions. The net revenue retention rate of our subscription customers in terms of subscription revenue was 118.1% and 101.4% as of December 31, 2022 and 2023, respectively. The net revenue retention rate of our subscription customers in terms of subscription revenue was 111.1% and 106.1%, respectively, as of March 31, 2023 and 2024. Such decrease was mainly due to our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers. As we continue to develop our “content + software” solutions, enrich our content offerings and improve our brand awareness, our existing customers’ willingness to repurchase and renewal will further increase.

RISK FACTORS

An investment in the ADSs representing our Class A ordinary shares involves significant risks. You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and the VIEs, that have substantive business operations in the PRC. YXT.COM GROUP HOLDING LIMITED is a Cayman Islands holding company with no equity ownership in its VIEs, and it conducts its operations in China through (i) its PRC subsidiaries, and (ii) its VIEs, with which it has maintained contractual arrangements. Such corporate structure involves unique risks to investors in the ADSs. You should consider carefully all the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We operate under the new business model of digital corporate learning solutions. Our future business growth and expansion is dependent on the market adoption of our business model as well as the continued development of our solutions and the markets our solutions target.

We believe our future success will largely depend on the growth, if any, in the demand for digital corporate learning solutions, particularly enterprise-grade solutions. The widespread adoption of our solutions depends not only on strong demand for new forms of corporate learning, but also for solutions delivered via a SaaS business model in particular. Digital corporate learning is relatively nascent in China, and our target customers may not fully recognize the need for, or the benefits of, our solutions. Moreover, many enterprises have invested substantial technical and financial resources and personnel in the implementation and integration of legacy in-person corporate learning systems and, therefore, may be reluctant or unwilling to incur the switching costs required to migrate to digital corporate learning solutions such as ours. As such, it is difficult to predict customer demand for our solutions, customer adoption and renewal, the rate at which existing customers expand their engagement with our solutions, and the size and growth rate of the market for our solutions. Furthermore, even if businesses want to adopt a digital corporate learning solution, the adoption may take them a long time or they could be delayed due to budget constraints, weakening economic conditions, or other factors. Some businesses may also have long-term contracts with existing vendors and cannot switch in the short term. Therefore, the penetration rate of digitalization in the corporate learning industry may grow slower than we expected. Even if market demand for digital corporate learning solutions generally increases, we cannot assure you that adoption of our solutions will also increase. If the market for digital corporate learning solutions does not grow as we expect or our solutions do not achieve widespread adoption, it could result in reduced customer spending, customer attrition, and decreased revenue, any of which would adversely affect our business and results of operations.

The growth of the addressable markets we target also depends on a number of other risks and uncertainties, including the cost, performance and perceived value associated with digital corporate learning solutions, as well as their ability to address security, stability, and privacy concerns. In order to grow our business and extend our market position, we intend to educate our existing and prospective customers about the benefits of our solutions and continuously enhance and innovate our solutions and features to increase market acceptance. However, if the digital corporate learning solutions fail to develop in a way that satisfies the growing demands of customers, or develop more slowly than we anticipate, it could significantly harm our business. In addition, the corporate learning industry may fail to grow significantly or at all, or there could be a reduction in demand as a result of a lack of public acceptance, technological challenges, competing products and services, decreases in corporate learning spending by current and prospective customers, weakening economic conditions and other causes. The occurrence of any of the foregoing could materially and adversely affect our business, results of operations and financial condition.

While we have seen rapid business growth since our inception, we have experienced historical revenue decline and we may not be able to sustain our revenue growth in the future.

Our revenues decreased by 1.5% from RMB430.6 million in 2022 to RMB424.0 million (US$58.7 million) in 2023. Our revenues decreased by 31.9% from RMB122.2 million in the three months ended March 31, 2023 to RMB83.2 million (US$11.5 million) in the same period of 2024, partially due to the deconsolidation of CEIBS PG from January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” While we have seen rapid business growth since our inception, we may not be able to sustain our revenue growth in the future. Further, as we operate in a new and rapidly changing industry, widespread acceptance and use of our solutions are critical to our future growth and success. We believe our revenue growth depends on a number of factors, including but not limited to our ability to:

•	attract new customers;

•	retain our existing customers, expand usage of our solutions, and cross-sell and up-sell to our existing customers;

•	provide excellent customer experience;

•	introduce and grow adoption of enhancements and new solutions we develop;

•	achieve widespread acceptance and use of our solutions;

•	adequately expand our sales and marketing force and other sales channels;

•	maintain the flexibility, configurability and scalability of our solutions;

•	price our solutions effectively so that we are able to attract and retain customers without compromising our profitability;

•	successfully compete against established companies and new market entrants;

•	increase awareness of our brand; and

•	comply with existing and new applicable laws and regulations.

If we are unable to accomplish any of these tasks, we may not be able to maintain the scale or growth of our revenues. We also expect our operating expenses to increase in absolute terms as we grow, and if our revenue growth does not increase to offset these anticipated increases in our operating expenses, our business, results of operations and financial condition could be harmed, and we may not be able to achieve or maintain profitability. We have also encountered in the past, and expect to encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries. If our assumptions regarding our projected growth and the associated risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks and uncertainties successfully, our costs may rise, growth rates may slow, and our business would suffer. Further, our rapid growth may make it difficult to evaluate our future prospects.

We have incurred net losses and negative cash flows in the past and may incur operating losses in the future.

We have incurred substantial net losses in the past. In 2022 and 2023, our net loss was RMB640.3 million and RMB229.8 million (US$31.8 million), respectively, and our operating cash outflow was RMB456.8 million and RMB257.0 million (US$35.6 million), respectively. In the three months ended March 31, 2023 and 2024, we recorded net loss of RMB65.2 million and net income of RMB35.0 million (US$4.9 million), respectively, and our operating cash outflow was RMB161.5 million and RMB58.5 million (US$8.1 million), respectively. As of December 31, 2022 and 2023 and March 31, 2024, we had RMB432.0 million, RMB320.5 million (US$44.4 million) and RMB218.9 million (US$30.3 million) in cash and cash equivalents, respectively. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—

Liquidity and Capital Resources—Cash Flows and Working Capital.” Over the past few years, we have spent considerable amounts of time and financial resources to enhance or upgrade our existing digital corporate learning solutions in order to position us favorably for future growth. In addition, we have expended significant resources upfront to market, promote and sell our solutions through various direct and indirect channels, and expect to continue to do so in the future. Our aggressive investments continue to drive our negative cash flows and decrease our cash balance and we expect to continue to invest in business operations, technological improvements, marketing campaigns and domestic and international expansion. Our status as a public company could also incur significant additional accounting, legal and other expenses.

Achieving profitability and maintaining an adequate cash balance will require us to increase revenues, manage our cost structure, and avoid significant liabilities and raise capital through equity or debt financing. We cannot guarantee, however, that we can achieve any of these goals as we continue to aggressively invest in the aspiration of continued revenue growth. Our failure to generate increased revenues to cover the expected increase in these various expenditures could prevent us from ever achieving profitability or positive cash flows from operating activities and maintaining an adequate cash balance, which may adversely affect our liquidity, increase our debt burden, and disrupt our operations.

If we fail to enhance or upgrade our existing solutions and introduce new ones that are broadly accepted by the market and meet our customers’ evolving demands in a timely and cost-effective manner, our business, results of operations and financial condition could be materially and adversely affected.

We offer a comprehensive portfolio of digital corporate learning solutions to enterprises of all sizes, from which we generate most of our revenues. Our ability to attract new customers and increase revenues from existing customers depends in part on our ability to enhance and improve our existing solutions and introduce new ones. The success of any enhancement or new solution depends on a number of factors, including timely completion, adequate quality testing, consistent high-performance, market-accepted pricing levels and overall market acceptance. Enhancements and new solutions that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may have interoperability difficulties or may not achieve the broad market acceptance necessary to generate significant revenues. We also have invested, and may continue to invest, in the acquisition of complementary businesses, technologies, services, products and other assets that benefit our innovation and overall business operations. Our investments may not result in enhancements or new solutions that will be accepted by existing or prospective customers. If we are unable to enhance or upgrade our existing solutions to meet the evolving customer requirements or develop new ones in a timely or cost-effective manner, we may not be able to maintain or increase our revenues or recoup our investments, and our business, results of operations and financial condition would be materially and adversely affected.

Unfavorable industry-specific economic and market conditions, or reductions in corporate learning spending, could limit our ability to grow our business and negatively affect our operating results.

Our revenues, results of operations and cash flows depend on the overall demand for our solutions. Concerns about the systemic impact of a potential widespread recession (in China or internationally), geopolitical issues or the availability and cost of credit could lead to increased market volatility, decreased consumer confidence and diminished growth expectations in the Chinese and other key international economies, which in turn could result in reductions in corporate learning spending or IT spending by our existing and prospective customers. Prolonged economic slowdowns may result in customers delaying or canceling enterprising learning projects, choosing to focus on in-house development efforts or seeking to lower their costs by requesting us to renegotiate existing contracts on less advantageous terms or defaulting on payments due on existing contracts or not renewing at the end of existing contract terms. We cannot predict the timing, strength, or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be adversely affected.

We operate in a highly competitive market. If we fail to compete effectively, our business, results of operations and financial condition could be materially and adversely affected.

According to Frost & Sullivan, the corporate learning industry in China is rapidly evolving and increasingly competitive. With the introduction of new market entrants, we expect competition to continue to intensify in the future. The principal competitive factors in our market include training effectiveness, content quality, teaching system and tools, scalability and training cost.

Some of our competitors, including one-stop corporate learning solution providers and online learning content providers, may have greater financial, technological and other resources, greater brand recognitions, larger sales and marketing budgets and larger content portfolios. As a result, certain of our competitors may be able to respond more quickly and effectively than we can to new or evolving opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our solutions or in geographies or industry verticals where we do not operate or are less established. Our current and potential competitors may develop and market new solutions with functionality comparable to ours, which could lead to increased pricing pressures. In addition, some of our competitors have lower prices, which may be attractive to certain customers even if those products or services have different or lesser functionality. Moreover, as we expand the scope of our business, we may face additional competition. If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively.

If we are unable to compete effectively or maintain favorable pricing, it could lead to reduced revenues, reduced margins, increased losses or the failure of our solutions to achieve or maintain widespread market acceptance, any of which could materially and adversely affect our business, results of operations and financial condition.

If we fail to constantly respond to evolving needs of our existing and prospective customers by enhancing the training content and functionality of our solutions, our business, results of operations and financial condition could be materially and adversely affected.

The demands of corporate learning from our customers are continuously growing and constantly evolving. Our future success will depend on our ability to develop and make available on a timely basis new and improved training content and solution features that can address evolving customer needs. Our success in training content development depends on our ability to identify the demands of our existing or potential customers with respect to new knowledge and skills, and then develop, either by ourselves or by our content partners, sufficient high-quality course content and related learning materials to address these needs in a timely manner. However, there can be no assurance that we and our content partners may be able to do so successfully. For example, certain courses we and our content partners have developed in the past have received lower than anticipated levels of customer interest. In addition, if we are not able to anticipate our customers’ demands and provide relevant content, our lead times for content development may make it difficult for us to rapidly produce the required content. We also believe that many of our customers find us by word-of-mouth and other non-paid referrals from existing customers. If existing customers are dissatisfied with the content in or user experience of our content library, they may stop accessing our content library and may stop referring others to us. Likewise, if existing customers do not find our content helpful or appealing, whether because of a negative experience or declining interest in or relevancy of the content, they may stop referring others to us. If we are unable to retain existing customers and attract new customers, our growth prospects would be harmed and our business could be adversely affected.

With respect to solution features, many of the features we currently offer are relatively new and unproven and we cannot assure you that our existing features and any future features or enhancements that we develop will be successful. The success of any enhancement or new feature depends on several factors, including our understanding of market demand, timely execution, successful introduction, and market acceptance. We may not successfully develop new content and features or enhance our existing solutions to meet customer needs or our new content and features and enhancements may not achieve adequate acceptance in the market. Additionally, we may not sufficiently increase our revenues to offset the upfront content development, research and development, sales and marketing, and other expenses we incur in connection with the development of new courses and solution features and enhancements. Any of the foregoing may adversely affect our business and results of operations.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solutions.

Our ability to broaden our customer base and achieve broader market acceptance of our solutions depends to a significant extent on the ability of our sales and marketing organizations to work together to drive our sales pipeline and cultivate customer and partner relationships to drive revenue growth. We have invested in and plan to continue expanding our sales and marketing team. Identifying, recruiting, and training sales personnel will require significant time, expense, and attention. Failure to hire, develop, and retain talented sales or marketing personnel, or underperformance of these new sales or marketing personnel or their inability to achieve desired productivity levels in a reasonable period of time could adversely affect our business.

We also cooperate with our channel partners to distribute our solutions to their customers, with which we do not contract or contract only to a limited extent. We expect these channels to continue to generate a portion of our revenues in the future. Our sustained success requires continued efforts to develop and maintain successful relationships with these channel partners and increasing the portion of sales opportunities that they refer to us. We also plan to dedicate significant resources to sales and marketing programs, including lead generation activities and brand awareness campaigns, such as search engine and email marketing, online banner and video advertising, client events, and webinars. If we are unable to identify, develop and maintain strategic relationship with our existing or new channel partners, or if we fail to select appropriate marketing channels and our sales and marketing programs are not effective, our ability to broaden our customer base and achieve broader market acceptance of our solutions could be harmed.

In addition, the investments we make in our sales and marketing organizations will occur in advance of experiencing benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources in these areas. We also need to enhance our ability to cross-sell and up-sell additional features and solutions to existing customers. If our direct sales efforts are not as successful as anticipated, we may incur higher customer acquisition cost and be unable to meet our revenue growth targets.

From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.

From time to time in the ordinary course of our business, we may become involved in various legal proceedings, including commercial, intellectual property, product liability, employment, class action and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters, with or without merit, could be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on our business, reputation, operating results or financial condition.

In June 2020, we acquired control over CEIBS PG and its business, which mainly consists of subscription based corporate learning solutions, by acquiring the entire equity interests in (i) Digital B-School China Limited, holding a 39% equity interest in CEIBS PG, and (ii) CEIBS Management Limited, holding a 21% equity interest in CEIBS PG (collectively, the “Share Transfer”). However, in August 2020, CEIBS, the other shareholder of CEIBS PG holding the remaining 40% equity interest, stated publicly that we had infringed its intellectual property rights and CEIBS was not aware of and did not recognize the associated share purchase of Shanghai

China Europe and Shanghai Fenghe by Yunxuetang Network, the VIEs. In January 2021, CEIBS further filed a winding up petition with the High Court of Hong Kong, seeking to wind up CEIBS PG (the “Winding-up Proceedings”). These disputes arose from a series of transaction documents, including a share purchase agreement, entered into among CEIBS and certain then shareholders of CEIBS PG for the establishment of CEIBS PG in May 2007 (collectively, the “Transaction Documents”). As part of the arrangement, CEIBS entered into a quitclaim with CEIBS PG and agreed to relinquish the sole and exclusive rights over certain trademarks to CEIBS PG worldwide (the “Quitclaim”). Furthermore, in November 2020, CEIBS PG brought an arbitration action against CEIBS in the Hong Kong International Arbitration Centre (the “HKIAC Arbitration”), alleging that CEIBS has breached the Quitclaim and the Transaction Documents entered into among the parties by using “CEIBS” related trademarks, which CEIBS PG has sole and exclusive rights to use.

During the Winding-up Proceedings, CEIBS alleged that the Share Transfer breached the relevant provisions stipulated under the Transaction Documents, the Share Transfer regarding our indirect equity interest in CEIBS PG was invalid or of no effect and/or inequitable, and that we infringed its intellectual property rights by using “CEIBS” related trademarks, on the basis that, amongst others, (i) the Share Transfer circumvented and was in breach of a right-of-first-offer provision, which requires a shareholder to give notice to other shareholders before it transfers its shares to a transferee who is neither another shareholder or an affiliate of a shareholder; (ii) the Share Transfer has caused a complete and irretrievable breakdown of mutual trust and confidence in the cooperation of CEIBS PG among the parties; (iii) CEIBS has the right to withdraw the sole and exclusive rights over the trademarks granted to CEIBS PG when there are significant changes to the shareholder structure of CEIBS PG based on the memorandum of understanding agreed among the parties; and (iv) we infringed its intellectual property rights by using “CEIBS” related trademarks outside the agreed scope under the Quitclaim. In November 2021, the High Court of Hong Kong decided that the Winding-up Proceedings be stayed pending determination of the HKIAC Arbitration. However, upon determination of the HKIAC Arbitration, the parties do have the liberty to restore the Winding-up Proceedings for further directions or order. On January 15, 2024, the arbitration tribunal issued a partial final award, declaring the transfer of 21% equity interest in CEIBS PG to us invalid at the time of the transfer and our Group’s appointment of one director of CEIBS PG invalid, while dismissing the Quitclaim issue due to the lack of jurisdiction. We subsequently applied to set aside the arbitration award in April 2024 with the High Court of Hong Kong and CEIBS also filed an application to the High Court of Hong Kong to enforce the arbitration award in April 2024. In May 2024, the High Court of Hong Kong held a hearing, and the set aside application and the enforcement application were adjourned for substantive arguments before a judge in August 2024.

Given that Hong Kong courts have adopted a very pro-arbitration approach, we determined that we have lost control over CEIBS PG since the partial final award was declared on January 15, 2024 even though our application to set aside the partial final award is still pending adjudication. As a result, CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024. In 2022 and 2023, revenues contributed by CEIBS PG amounted to RMB84.6 million and RMB99.4 million (US$13.8 million), respectively. As we have consolidated CEIBS PG in our financial statements after the Share Transfer and have deconsolidated CEIBS PG from our consolidated financial statements starting from January 15, 2024, such deconsolidation will have a material and adverse effect on our results of operations reflected on our consolidated financial statements. In the event that CEIBS succeeds in the Winding up Proceedings if such proceedings are restored, CEIBS PG will be wound up. Furthermore, we may be subject to negative publicity, whether actual or perceived, in relation to the legal proceedings, which could harm our reputation, and in turn could have a negative impact on our relationships with customers and our results of operations. Any of the foregoing may have a material adverse effect on our business, operating results or financial condition. For details, see “Business—Legal Proceedings.”

Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may be expensive and force us to make adverse changes to our business. Many of these laws and regulations are subject to change and uncertain interpretation, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption to operations, increased cost of operations, or otherwise harm our business.

Laws and regulations governing cybersecurity, information security, privacy and data protection, the use of the internet as a commercial medium, the use of data in artificial intelligence and machine learning, and data sovereignty requirements are rapidly evolving, extensive, complex, and include inconsistencies and uncertainties. According to the PRC National Security Law, the State shall establish institutions and mechanisms for national security review and regulation, conduct national security review on certain matters which affect or may affect the national security, such as key technologies and IT products and services. According to the PRC Cybersecurity Law and relevant regulations, network operators, are obligated to take technical and other necessary measures to ensure the security and stable operation of network, maintain the integrity, confidentiality and availability of network data, and furthermore provide assistance and support in accordance with the law for public security and national security authorities to protect national security or assist with criminal investigations. In addition, the PRC Cybersecurity Law provides that personal information and important data collected and generated by operators of critical information infrastructure in the course of their operations in the PRC should be stored in the PRC, and the law imposes heightened regulation and additional security obligations on operators of critical information infrastructure.

On December 28, 2021, the CAC and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022 and superseded and replaced the current Cybersecurity Review Measures previously promulgated on April 13, 2020. The Cybersecurity Review Measures provide that if a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review with the Cybersecurity Review Office.

We primarily offer digital corporate learning solutions to enterprise customers. As of the date of this prospectus, we have not been informed by any relevant PRC governmental authorities that our services are deemed to be provided to any CIIOs, nor have we been identified as a CIIO by any relevant PRC governmental authorities. As of the date of this prospectus, as confirmed by the relevant regulatory authority, a cybersecurity review is not required for this offering and listing. As of the date of this prospectus, save as the above-mentioned confirmation, we have not been involved in any investigations or become subject to a cybersecurity review initiated by any regulatory authorities based on the Cybersecurity Review Measures, and we have not received any warning or sanctions in such respect or any regulatory objections to this offering from any regulatory authorities. However, in anticipation of the strengthened implementation of cybersecurity laws and regulations and the continued expansion of our business, we face potential risks if we are deemed as a “critical information infrastructure operator” or “data processing operator” under the PRC cybersecurity laws and regulations, and would be required to follow cybersecurity review procedures.

There can be no assurance that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to follow such procedures in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance or perceived non-compliance with the PRC Cybersecurity Law or related regulations may prevent us from using or providing certain network products and services, and may result in fines or other penalties such as making certain required rectification, suspending our related business, closing our website or taking down our operations and reputational damages or proceedings or actions against us by PRC regulatory authorities, customers or others, which may have a material adverse effect on our business, operation or financial conditions. See also “—Risks Related to Doing Business in China—The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC government authorities are required in connection with this offering under PRC law.

Furthermore, the PRC government has exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.”

On June 10, 2021, the Standing Committee of the National People’s Congress of China promulgated the PRC Data Security Law, which came into effect on September 1, 2021. The PRC Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data processing activities, introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used, provides for a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data and information. The PRC Data Security Law provides that “data” refers to any recording of information by electronic or other means. Data processing includes the collection, storage, use, processing, transmission, availability and disclosure of data, etc. On July 30, 2021, the State Council promulgated the Regulations on Key Information Infrastructure Security Protection, which came into effect on September 1, 2021. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Personal Information Protection Law, effective on November 1, 2021. These newly promulgated laws and regulations reflect PRC government’s further attempts to strengthen the legal protection for the national network security, the security of key information infrastructure and the security of personal information protection.

Furthermore, certain PRC regulatory authorities issued the Opinions on Strictly Cracking Down on Illegal Securities Activities. These opinions call for strengthened regulation over illegal securities activities and supervision of overseas listings by China-based companies and propose to take effective measures, such as promoting the development of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As of the date of this prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions and the interpretation and implementation of these opinions remain unclear at this stage. We cannot assure you that we will not be required to obtain the filing or pre-approval of potentially other regulatory authorities to pursue this offering.

Also, we cannot assure you that we will be able to comply with new laws and regulations in all respects, and we may be ordered to rectify, suspend or terminate any actions or services that are deemed illegal by the regulatory authorities and become subject to material penalties, which may materially harm our business, financial condition, results of operations and prospects.

These and other similar legal and regulatory developments could lead to legal and economic uncertainty, affect how we design, market and sell solutions, how we operate our business, how our customers process and share data, how we process and use data, and how we transfer personal data from one jurisdiction to another, which could negatively impact demand for our solutions. We may incur substantial costs to comply with such laws and regulations, to meet the demands of our customers relating to their own compliance with applicable laws and regulations, and to establish and maintain internal compliance policies.

Moreover, different regulatory bodies in China, including among others, the MIIT, the Cyberspace Administration of China and the Ministry of Public Security have enforced laws and regulations regarding cybersecurity, information security, privacy and data protection with various standards and applications. We have established rigorous and comprehensive policies and other documentation for the collection, processing, sharing, disclosure authorization and other aspects of data use and privacy and taken necessary measures to comply with all applicable laws and regulations regarding cybersecurity, information security, privacy and data protection. However, we cannot guarantee the effectiveness of these policies and measures undertaken by us, our employees, vendors or other business partners. We may be from time to time required to rectify or further improve our measures regarding cybersecurity, information security, privacy and data protection. Any failure or perceived failure by us to comply with all applicable laws and regulations regarding cybersecurity, information security, privacy and data protection, or any failure or perceived failure of our business partners to do so, or any failure or perceived failure of our employees to comply with our internal control measures, may result in negative publicity and legal proceedings or regulatory actions against us, and could result in fines, revocation of licenses, suspension of relevant operations or other legal or administrative penalties, which may in turn damage our reputation, discourage our current and potential consumers and subject us to fines and damages, which could have a material adverse effect on our business and results of operations. In addition, it is possible that we may become subject to additional or new laws and regulations regarding cybersecurity, information security, privacy and data protection in other jurisdictions if we extend our business outside of the PRC in the future, which may result in additional expenses to us and subject us to potential liability and negative publicity. We expect that these areas will receive greater attention and focus from regulators, and attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges regarding cybersecurity, information security, privacy and data protection. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

We may fail to optimize the prices for our solutions or the renewal terms of our subscription agreements, and any adverse trend in pricing or customer renewal rates will impact our revenues and results of operations.

As the markets for our solutions mature, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, certain customers may demand greater price concessions. As a result, we may be required to reduce our prices in the future, which could materially and adversely affect our net revenues, gross margin, profitability, financial position and cash flow.

In addition, our customers have no obligation to renew their subscriptions for our solutions after the expiration of the initial subscription period. Our customers may renew for fewer elements of our solutions or on different pricing terms. We may not accurately predict customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their dissatisfaction with our pricing or our solutions and their ability to continue their operations and spending levels. If our customers do not renew their subscriptions for our solutions on similar pricing terms, our net revenues may decline and our business could suffer. In addition, over time the average term of our contracts could change based on renewal rates or for other reasons.

If we fail to offer high-quality customer support, it could adversely affect our relationships with our current and prospective customers and materially and adversely affect our business, results of operations and financial condition.

Many of our customers depend on our customer support team to assist them in deploying or using our solutions effectively, help them resolve post-deployment issues quickly, and provide ongoing support. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could prevent prospective customers from adopting our solutions. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenues, could increase costs and adversely affect our business, results of operations and financial condition. Our business is dependent on our reputation and on positive recommendations from existing customers. Any failure to deliver and maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our ability to attract new customers, and therefore our business, results of operations and financial condition.

We could incur substantial costs in protecting or defending our intellectual property rights, including intellectual properties licensed from third parties, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.

We rely on a combination of patent, trademark, copyright, domain name, and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual properties and brand. Protection of intellectual property rights in China may not be as effective as in other jurisdictions, and, as a result, we may not be able to adequately protect our intellectual property rights, including intellectual properties licensed from third parties, which could adversely affect our business and competitive position. These violations of intellectual property rights, whether or not successfully defended, may also discourage content creation. In addition, any unauthorized use of our intellectual properties by third parties may adversely affect our business and our reputation. Further, we may have difficulty addressing the threats to our business associated with infringement of our copyrighted content. Our content may be potentially subject to unauthorized copying and illegal digital dissemination without an economic return to us. We adopt a variety of measures to mitigate such risks, including by litigation and through technology measures. However, we cannot assure you that such measures will be effective.

In addition, while we typically require our employees, consultants, and contractors who may be involved in the development of intellectual properties to execute agreements assigning such intellectual properties to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual properties that we regard as our own. In addition, such agreements may not be self-executing such that the intellectual properties subject to such agreements may not be assigned to us without additional assignments being executed, and we may fail to obtain such assignments. In addition, such agreements may be breached. Accordingly, we may be forced to bring claims against third parties, or defend claims that they may bring against us related to the ownership of such intellectual properties.

Furthermore, managing or preventing unauthorized use of intellectual properties is difficult and expensive, and we may need to resort to legal proceedings to enforce or defend intellectual properties or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such legal proceedings and an adverse determination in any such legal proceedings could result in substantial costs and diversion of resources and management attention. See also “—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment” and “Business–Legal Proceedings.”

Our sales cycle can be lengthy and unpredictable and requires considerable time and expense when we seek to serve subscription customers, and we may encounter challenges that could cause delays in revenue recognition, which may cause our results of operations to fluctuate significantly. If we fail to collect accounts receivables from our customers in a timely manner, our business, results of operations and financial condition may be materially and adversely affected.

We currently derive a significant portion of our revenues from subscription revenues. Our subscription revenues represented 85.5%, 82.0%, 81.4% and 92.5% of our revenues in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively. We believe that increasing our sales to these customers is key to our future growth. The length of our sales cycle, which is the time between initial contact with a potential customer and the ultimate sale to that customer, is approximately two months on average and varies upon the size of potential customer and project. Based on our experience, the sales cycle for subscription customers, which generally takes less than six months, can be lengthy and unpredictable, especially when we serve them with our project-based solutions. Many of our prospective customers do not have prior experience with digital corporate learning solutions and, therefore, typically spend significant time and resources evaluating our solutions before they purchase from us. Similarly, we typically spend more time and effort determining their requirements and educating these customers about the benefits and uses of our solutions. Large enterprises also tend to demand more customizations, integrations and additional features than their smaller counterparts. As a result, we may be required to divert more sales and research and development resources to large enterprises and will have less personnel available to support other customers, or we will need to hire additional personnel, which would increase our operating expenses. It is often difficult for us to forecast when a potential enterprise sale will close, the size of the customer’s initial order and the period over which the implementation will occur, any of which may impact the amount of revenues we recognize or the timing of revenue recognition. Large enterprises may delay their purchases as they assess their budget constraints, negotiate early contract terminations with their existing providers or wait for us to develop new features. Any delay in closing, or failure to close, a large-enterprise sales opportunity in a particular period or year could significantly harm our projected growth rates and cause the amount of new sales we book to vary significantly from period to period. We also may have to delay revenue recognition on some of these transactions until the customer’s technical or implementation requirements have been met.

In addition, we have experienced, and may continue to experience, challenges in configuring, integrating and implementing our solutions and providing ongoing support when serving large enterprises. Large enterprises’ networks and operational systems are often more complex than those of smaller customers, and the configuration, integration and implementation of our solutions for these customers generally require more efforts as well as participation from the customer’s corporate learning team. There can be no assurance that the customer will make available to us the necessary personnel and other resources for a successful configuration. The lack of local resources may prevent us from proper configurations, which can in turn adversely impact the quality of solutions that we deliver over our customers’ networks, and/or may result in delays in the implementation of our solutions. This may create a public perception that we are unable to deliver high-quality solutions to our customers, which could harm our reputation and make it more difficult to attract new customers and retain existing customers. Moreover, large enterprises tend to require higher levels of customer support and individual attention, including periodic business reviews and training sessions, which may increase our costs. If a customer is unsatisfied with the quality of solutions and customer support we provide, we may decide to incur costs beyond the scope of our contract with the customer in order to address the situation and protect our reputation, which may in turn reduce or eliminate the profitability of our contract with the customer. In addition, negative publicity related to our customer relationships, regardless of its accuracy, could harm our reputation and make it more difficult for us to compete for new business with current and prospective customers. If we fail to effectively execute the sale, configuration, integration, implementation and ongoing support of our solutions to large enterprises, our results of operations and our overall ability to grow our customer base could be materially and adversely affected.

We typically extend to our customers payment terms within 60 days after our customers have been billed, resulting in accounts receivables. We had net accounts receivables of RMB35.0 million, RMB32.8 million (US$4.5 million) and RMB22.2 million (US$3.1 million) as of December 31, 2022 and 2023 and March 31, 2024, respectively. We recorded allowance for doubtful accounts/expected credit losses in relation to accounts receivables of RMB3.2 million, RMB2.2 million (US$0.3 million) and RMB2.4 million (US$0.3 million), respectively, as of December 31, 2022 and 2023 and March 31, 2024.

We are exposed to the risks that our customers may delay or even be unable to pay us in accordance with the payment terms included in our agreements with them. We make a credit assessment of our customers before entering into an agreement with them. Nevertheless, we cannot assure you that we are or will be able to accurately assess the creditworthiness of each customer. In particular, customers that are large enterprises generally have longer payment cycles, which may result in increased accounts receivables. Furthermore, we also serve customers in certain rapidly evolving and competitive industries, some of which have also been highly regulated. Such customers’ financial soundness is subject to changes in the industry trend or relevant laws and regulations, which are beyond our control. We experienced extended payment cycles and delayed collection of accounts receivables as a result of the COVID-19 outbreak in relation to a few customers. In the future, we may experience more delays in collection of accounts receivables and our payment cycles may be affected. Any change in our customers’ business and financial conditions may affect our collection of accounts receivables. Any delay in payment or failed payment may adversely affect our liquidity and cash flows, which in turn may have a material adverse effect on our business, results of operations and financial condition. In addition, as our business continues to scale up, our accounts receivables may continue to grow, which may increase our credit risk exposure.

We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions. We may acquire or invest in companies or technologies in the future, which may divert our management’s attention and result in debt or dilution to our shareholders.

We have made acquisitions in recent years and may make additional acquisitions in the future. There can be no assurance that we will be able to successfully integrate acquired businesses and, where desired, their business portfolios into ours, to realize the intended benefits in the future. If we fail to successfully integrate acquired businesses or their business portfolios, or if they fail to perform as we anticipate, our existing business and our revenues and results of operations could be adversely affected. If the due diligence of the operations and customer arrangements of acquired businesses performed by us and by third parties on our behalf is inadequate or flawed, or if we later discover unforeseen financial or business liabilities, acquired businesses and their assets may not perform as expected or we may come to realize that our initial investment was too large or unwarranted. Additionally, acquisitions could result in difficulties integrating acquired operations and, where deemed desirable, transitioning overlapping products and services into a single business line, thereby resulting in the diversion of capital and the attention of management and other key personnel away from other business issues and opportunities. We may fail to retain employees acquired through acquisitions, which may negatively impact our integration efforts. Consequently, the failure to integrate acquired businesses effectively may adversely impact our business, results of operations and financial condition.

We may make additional acquisitions or investments or enter into joint ventures or strategic alliances with other companies. Such plans may divert our management’s attention and result in debt or dilution to our shareholders.

We provide service level and delivery commitments under our agreements with customers. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service, or face contract termination with refunds of prepaid amounts, which could harm our business and reputation.

Most of our agreements with customers contain service level and delivery commitments. If we are unable to meet the stated service level and delivery commitments, including failure to meet the uptime and other requirements under the agreements, we may be contractually obligated to provide the affected customers with service credits which could significantly affect revenue of the periods in which the uptime or delivery failure occurs and the credits are applied. We could also face customer terminations, which could significantly affect both our current and future revenue. Any service level or delivery failures could harm our business and reputation.

Real or perceived errors, defects, failures, vulnerabilities, or bugs in our solutions could diminish customer demand, harm our business and results of operations and subject us to liability. If we fail to maintain the compatibility of our solutions across devices, business systems and applications and physical infrastructure that we do not control, it could lead to an increase in integration costs and a decline in user engagement.

We provide digital corporate learning solutions to our customers, and any errors, defects, failures, vulnerabilities, bugs or other performance problems of our solutions could hurt our reputation and may damage our customers’ businesses. There can be no assurance that our solutions will not now or in the future contain undetected errors, defects, bugs, or vulnerabilities, which may cause temporary service outages for some customers. Certain errors in our software code may not be discovered until after the code has been released. Any error, defect, bug, or vulnerability discovered in our code after release could result in damage to our reputation, loss of customers, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results. We implement bug fixes and upgrades as part of our regularly scheduled operation maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of defects, or the loss, damage or inadvertent release of confidential customer data, could cause our reputation to be harmed, and customers may elect not to purchase or renew their agreements with us and subject us to warranty claims or other liabilities. The costs associated with any material defect or error in our solutions or other performance problems may be substantial and could materially and adversely affect our results of operations.

Our customers are able to use and manage our solutions on multiple terminals, including PCs and mobile devices such as smartphones and tablets. As new smart devices and operating systems are released, we may encounter difficulties supporting these devices and operating systems, and we may need to devote significant resources to the creation, support, and upgrade of our solutions. If we experience difficulties integrating our solutions into PCs, smartphones, tablets or other devices, our reputation, results of operations and future growth could be materially and adversely affected.

Our solutions can also be used alongside a wide range of business systems, applications and physical infrastructure, including enterprise software systems and business software applications used by our customers in their businesses. If we do not support the continued integration of our solutions with third-party business systems, applications and infrastructure, including through the provision of application programming interfaces that enable data to be transferred readily between our solutions and third-party applications, demand for our solutions could decline, and we could lose sales. We will also be required to make our solutions compatible with new or additional business systems, applications and infrastructure that are introduced into the markets that we serve. We may not be successful in making our solutions compatible with these business systems, applications and infrastructure, which could reduce demand for our solutions.

We may be subject to intellectual property infringement claims or other allegations, which could result in material damage to our reputation and brand image, payment of substantial damages.

We have been and may in the future be subject to intellectual property infringement claims or other allegations by third parties for services we provide or for content displayed on, retrieved from or linked to, recorded, stored or make accessible to our courses, either by us or our content partners, or otherwise distributed to our users and customers, which may materially and adversely affect our business, financial condition and prospects. We have endeavored to ensure that the content in our courses is not in violation of any third party’s intellectual properties but due to the quantities of the courses, we cannot assure you that all of courses that we developed or will develop in the future. Defending these claims is costly and can impose a significant burden on our management and employees, and there can be no assurances that favorable final outcomes will be obtained in all cases. Such claims, even if they do not result in liability, may harm our reputation. Any resulting liability or expenses, or changes required to our solutions to reduce the risk of future liability, may have a material adverse effect on our business, financial condition and prospects.

Security breaches and improper access to or disclosure of our data or our customers’ data or other cyberattacks on our systems could result in litigation and regulatory risk and harm our reputation and our business.

Our business operations involve the storage and transmission of our customers’ proprietary and other sensitive data. While we have security measures in place to protect our customers’ data, our solutions and underlying infrastructure may be materially breached or compromised as a result of the following:

•

third-party attempts to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information to gain access to our customers’ data, our data or our IT systems;

•	efforts by individuals or groups of hackers and sophisticated organizations;

•	cyberattacks on our internally built infrastructure;

•	vulnerabilities resulting from enhancements and upgrades to our existing solutions;

•	vulnerabilities in third-party infrastructure and systems and applications that our solutions operate in conjunction with or are dependent on;

•	vulnerabilities existing within newly acquired or integrated technologies and infrastructure;

•	attacks on, or vulnerabilities in, the many different underlying networks and services that power the internet that our solutions depend on, most of which are not under our control; and

•	employee or contractor errors or intentional acts that compromise our security systems.

These risks are mitigated, to the extent possible, by our ability to maintain and improve business and data governance policies, enhanced processes and internal security controls, including our ability to escalate and respond to known and potential risks. Although we have developed systems and processes designed to protect our customers’ proprietary and other sensitive data, we can provide no assurance that such measures will provide absolute security. For example, our ability to mitigate these risks may be affected by the following:

•

frequent changes to, and growth in complexity of, the techniques used to breach, obtain unauthorized access to, or sabotage IT systems and infrastructure, which are generally not recognized until launched against a target, possibly resulting in our being unable to anticipate or implement adequate measures to prevent such techniques;

•

the continued evolution of our internal IT systems as we early adopt new technologies and new ways of sharing data and communicating internally and with customers, which increases the complexity of our IT systems;

•	authorization by our customers to third-party technology providers to access their data, which may lead to our customers’ inability to protect their data that is stored on our servers; and

•

our limited control over our customers or third-party technology providers, or the transmissions or processing of data by third-party technology providers, which may not allow us to maintain the integrity or security of such transmissions or processing.

In the ordinary course of business, we have been the target of malicious cyberattack attempts such as distributed denial-of-service attacks. Our data, including our course materials, were historically accessed, cracked and downloaded without authorization, and we have rectified our network security measures to better protect data security and privacy. To date, such identified security events have not been material or significant to us, including to our reputation or business operations, or had a material financial impact. We have implemented procedures designed to shield us against potential cyberattacks. However, there can be no assurance that future cyberattacks would not have a material adverse effect on our business operations.

Our business and results of operations may be adversely affected by our failure to maintain and enhance our brand image, by negative publicity and allegations involving us, as well as by third-party misconduct and misuse of our solutions, many of which are beyond our control.

We believe that maintaining and enhancing our brands including “Yunxuetang” and increasing market awareness of our company and solutions play an important role in achieving widespread acceptance as well as strengthening our relationships with existing customers and our ability to attract new customers. The successful promotion of our brands will depend largely on our continued marketing efforts, our ability to continue to offer high-quality solutions, our ability to successfully differentiate our solutions from competing products and services, and our ability to maintain market leadership. If we fail to maintain and enhance our brands, our pricing power may decline relative to competitors and we may lose existing or prospective customers, which could materially and adversely affect our business, results of operations and financial condition.

We have conducted various online and offline branding and customer acquisition activities. These activities, however, may not be successful or yield increased revenues. The promotion of our brand also requires us to make substantial expenditures, and we anticipate these expenditures to increase as the markets we address become more competitive and as we expand into new markets. To the extent that these marketing activities lead to increased revenues, the additional revenues generated could nevertheless be insufficient to offset the increased expenses we incur.

Our customers may, from time to time, complain about our solutions, such as complaints about the quality of our solutions, our pricing and customer support. If we fail to handle customer complaints effectively, our brand and reputation may suffer, our customers may lose confidence in us, and they may reduce or cease their use of our solutions. In addition, many of our customers post and discuss on social media their experience with internet-based products and services, including ours. Our success depends, in part, on our ability to generate positive customer feedback and minimize negative feedback on social media channels where existing and potential customers seek and share information. If our customers are dissatisfied with any action we take or change we implement in our solutions, their online commentary to this effect could negatively affect our brand and reputation. Complaints or negative publicity about us or our solutions could materially and adversely affect our reputation and ability to attract and retain customers, and as a result, our business, results of operations and financial condition.

In addition, we store, process and transmit a large amount of data in the ordinary course of business, which may be subject to improper disclosure and misappropriation by our employees, business partners and other third parties. As a result, our business may suffer and our brand image, business, results of operations and financial condition may be materially and adversely affected. We are exposed to the risk of other types of employee misconduct, including intentionally failing to comply with government regulations, engaging in unauthorized activities and misrepresentation during marketing activities, which could harm our reputation. It is not always possible to deter third-party misconduct, and the precautions we take to prevent and detect misconduct may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business, results of operations and financial condition.

Negative publicity about us, our products and services, operations and our directors, management, shareholders and business partners may adversely affect our reputation and business.

We may, from time to time, receive negative publicity, including negative internet and blog postings, ratings or comments on social media platforms or through traditional media about our company, our business, our directors and management, our shareholders, our brands, our products and services, our suppliers or other business partners. Certain of such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We may even be subject to government or regulatory investigation as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all.

We depend upon our strong brands and, therefore, could be adversely affected by any failure to maintain, protect and enhance those brands.

In China, we operate our services under certain brands including “Yunxuetang” (“云学堂”). Our business and financial performance are dependent on the strength and the market perception of our brand and services. A well-recognized brand is critical to strengthening the cooperative relationship with our business partners, facilitating our efforts to monetize our services and enhancing our attractiveness to customers. In order to create and maintain brand awareness and brand loyalty, to retain existing and attract new customers and cooperative content providers, we may need to substantially increase our marketing expenditures. Since we operate in a highly competitive market, brand maintenance and enhancement directly affect our ability to maintain our market position. We must exercise strict quality control of our content to ensure that our brand image is not tarnished by substandard products or services. We must also find ways to distinguish our content from those of our competitors. If for any reason we are unable to maintain and enhance our brand recognition, or if we incur excessive expenses in this effort, our business, results of operations and prospects may be materially and adversely affected.

Any catastrophe, including natural disasters, public health crises, political crises, or other extraordinary events, could have a negative impact on our business operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, wars, riots, terrorist attacks or similar events could cause severe disruption to our daily operations, and may even require a temporary closure of our facilities. Our business could also be adversely affected by the effects of Ebola virus diseases, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome (SARS), 2019 Coronavirus Disease (COVID-19) or other epidemics. Our business operation could be disrupted if any of our employees or contracted workers are suspected of having any of the aforementioned epidemics or another contagious disease or condition, since it could require our employees and contracted workers to be quarantined or our offices to be disinfected. In addition, our business, financial condition, results of operations and prospects could be materially and adversely affected to the extent that any of these epidemics harms the Chinese economy and the business operations of our customers and business partners in general.

We depend largely on the continued services and hiring of our senior management, core technical personnel and qualified staff. Our inability to retain their services could adversely affect our business, results of operations and financial condition.

Our future success heavily depends upon the continuing services of our senior management and other key employees. In particular, we rely on the expertise, experience and vision of Mr. Xiaoyan Lu, our founder and chairman of board of directors, and Mr. Teng Zu, our director and chief executive officer, Mr. Yazhou Wu, our chief technology officer and head of strategy and development, as well as other members of our senior management team. We also rely on the technical know-how and skills of our core research and development personnel. If any of our senior management or core technical personnel becomes unable or unwilling to continue to contribute their services to us, we may not be able to replace them easily or at all. As a result, our business may be severely disrupted, our results of operations and financial condition may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain key employees.

Our existing operations and future growth require a sizeable and qualified workforce. The effective operation of our solutions depends in part on our professional employees. We also rely on experienced personnel for our business aspects of technology, solution design, content development and sales and marketing to anticipate and effectively respond to the changing customer preferences and market trends. However, our industry is characterized by high demand and intense competition for talents. In order to attract and retain talents, we may need to offer higher compensation, better trainings, more attractive career trajectories and other benefits to our employees, which may be costly and burdensome. We cannot assure you that we will be able to attract or retain qualified workforce necessary to support our future growth. We may fail to manage our relationship with our employees, and any disputes between us and our employees, or any labor-related regulatory or legal proceedings may divert managerial and financial resources, negatively impact staff morale, reduce our productivity, or harm our reputation and future recruiting efforts. In addition, as our business has grown rapidly, our ability to train and integrate new employees into our operations may not meet the increasing demands of our business. Any of the above issues related to our workforce may materially and adversely affect our results of operations and future growth.

Our growth depends in part on the success of our relationships with third-party service providers. If we are unable to expand our relationships with existing third-party content partners, develop new partners, or maintain sufficient high-quality content from partners, our business, results of operations and financial condition may be adversely affected.

We anticipate that the growth of our business will continue to depend on third-party relationships, including relationships with our suppliers, vendors and content partners.

We currently use third-party or related service providers to provide services that are critical to our businesses. We have worked with third-party content partners to deliver a broad portfolio of content within our content library, and have engaged third-party or related service providers to provide cloud infrastructure service. For example, if any of these service providers breaches its obligations under the contractual arrangements to provide such service to us, or refuses to renew these service agreements on terms acceptable to us, we may not be able to find a suitable alternative service provider. Similarly, any failure of or significant quality deterioration in such service provider’s service platform or system could materially and adversely affect our business operation. If any such risks were to materialize, our reputation, business, financial condition, and results of operations could be materially and adversely affected.

Further, our competitors may effectively incentivize third-party content partners to favor our competitors’ products or services, which could diminish our prospects for collaborations with third-parties and reduce subscriptions to our solutions. In addition, our content providers may not perform as expected under our agreements and we may in the future have disagreements or disputes with such partners. If any such disagreements or disputes cause us to lose access to content from a particular partner, or lead us to experience a significant disruption in the supply of content from a current partner, especially a single-source partner, they could have an adverse effect on our business and operating results.

We depend on cloud infrastructure operated by limited third party providers, and any disruption of or interference with our use of such third-party services would adversely affect our business, results of operations and financial condition.

We cooperate with third-party cloud service providers to host our learning solutions. We are, therefore, vulnerable to problems experienced by these providers. We expect to experience interruptions, delays or outages with respect to our third-party cloud infrastructure in the future due to a variety of factors, including infrastructure changes, human, hardware or software errors, hosting disruptions and capacity constraints. Such issues could arise from a number of causes such as technical failures, natural disasters, fraud or security attacks. The level of service provided by these providers, or regular or prolonged interruptions in that service, could also affect the use of and our customers’ satisfaction with our solutions and could harm our business and reputation. In addition, hosting costs will increase as our customer base grows, which could harm our business if we are unable to grow our revenues sufficiently to offset such increase.

Furthermore, our providers have broad discretion to change and interpret the terms of service and other policies with respect to us, and those actions may be unfavorable to our business operations. Our providers may also take actions beyond our control that could seriously harm our business, including discontinuing or limiting our access to one or more services, increasing pricing terms, terminating or seeking to terminate our contractual relationship altogether, or altering how we are able to process data in a way that is unfavorable or costly to us. Although we expect that we could obtain similar services from other third parties, if our arrangements with our current providers were terminated, we could experience interruptions in our ability to make our solutions available to customers, as well as delays and additional expenses in arranging for alternative cloud infrastructure services. As a result, we may incur additional costs, fail to attract or retain customers, or be subject to potential liability, any of which could have an adverse effect on our business, results of operations and financial condition.

Our physical infrastructure which supports our ability to offer our solutions is concentrated in a few facilities. any disruptions or system failures in these facilities could adversely affect our ability to offer reliable learning solutions.

Our physical infrastructure is subject to various points of failure. Problems with servers, routers, switches, cooling equipment, generators, uninterruptible power supply or other equipment, whether or not within our control, could result in service interruptions for our customers as well as equipment damages. Because our solutions leveraging cloud infrastructure do not require geographic proximity of our physical infrastructure to our customers, they are consolidated into a few facilities. Any failure or downtime in one of such facilities could affect a significant percentage of our customers. The total destruction or severe impairment of any of our facilities could result in significant downtime of our solutions and the loss of customer data. Because our ability to attract and retain customers depends on our ability to provide customers with highly reliable solutions, even minor interruptions could harm our reputation. Additionally, in connection with the expansion or consolidation of our existing facilities from time to time, there is an increased risk that service interruptions may occur as a result of server relocation or other unforeseen construction-related issues.

We have taken and continue to take steps to improve our infrastructure to prevent business interruptions, including on-going maintenance and upgrade. However, business interruptions continue to be a significant risk for us and could have a material adverse impact on our business. Any future interruptions could:

•	cause our customers to seek damages for losses incurred;

•	require us to replace existing equipment or add redundant facilities;

•	affect our reputation as a reliable provider of digital corporate learning solutions;

•	cause existing customers to cancel or elect to not renew their contracts; or

•	make it more difficult for us to attract new customers.

Any of these events could materially increase our expenses or reduce our revenues, which would have a material adverse effect on our results of operations.

We may be required to transfer our servers to new facilities if we are unable to renew our leases on acceptable terms, or at all, or the owners of the facilities decide to close their facilities or refuse to enter into lease agreements with us, and we may incur significant costs and possible service interruption in connection with doing so. In addition, any financial difficulties, such as bankruptcy or foreclosure, faced by our third-party facility operators, or any of the service providers with which we or they contract, may have negative effects on our business, the nature and extent of which are difficult to predict.

We may have insufficient transmission bandwidth, which could result in disruptions to our solutions and loss of revenue.

Our operations are dependent in part upon transmission bandwidth provided by third-party network or cloud providers. There can be no assurance that we are adequately prepared for unexpected increases in bandwidth demands by our customers. Enterprises are increasingly inclined to adopt digital corporate learning solutions, and we may experience spikes in usage from time to time. Although we believe we are able to scale our network infrastructure in response, if we fail to cost-effectively maintain and expand our network infrastructure, our business and operations could be severely disrupted, and our results of operations and financial condition could be adversely affected.

The bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including service outages, payment disputes, network providers going out of business, natural disasters, pandemics, networks imposing traffic limits, or governments adopting regulations that impact network operations. We also may be unable to move quickly enough to augment capacity to reflect growing traffic or security demands. Failure to put in place the capacity we require could result in a reduction in, or disruption of, service to our customers, require us to issue credits and ultimately result in a loss of those customers. Such a failure could also result in our inability to acquire new customers demanding capacity not available.

For some of our solutions, we recognize revenues over the subscription term, and thus downturns or upturns in new sales and renewals are not immediately reflected in full in our results of operations.

We offer our digital corporate learning solutions on a subscription basis, and we recognize the related revenues on a straight-line basis over the subscription period beginning on the date our solutions are made available to our customers. As a result, a portion of the revenues we report each period are the recognition of revenues generated from subscriptions entered into during previous periods. Consequently, a decline in new or renewed subscriptions in any single period may negatively affect our revenues in that period and future periods. Accordingly, the effect of significant downturns in sales and potential changes in our pricing policies or rate of customer expansion or retention may not be fully reflected in our results of operations until future periods.

The nature of our business requires the application of complex revenue and expense recognition rules, and any significant changes in current rules could affect our financial statements and results of operations.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board, or the FASB, the Securities and Exchange Commission, or the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls over financial reporting. In addition, many companies’ accounting policies and practices are being subject to heightened scrutiny by regulators and the public. Further, the accounting rules and regulations are continually changing in ways that could materially impact our financial statements. For example, issued in May 2014 and codified in ASC Topic 606, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended. For public business entities, the standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. We have elected to use the extended transition period available to emerging growth companies under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and we have adopted the standard since the fiscal year ended December 31, 2021. We cannot predict the impact of future changes to accounting principles or our accounting policies on our financial statements going forward, which could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of the change. In addition, if we were to change our critical accounting estimates, including those related to the recognition of revenue, our results of operations could be significantly affected.

If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in the price of the ADSs.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of the ADSs.

We outsource certain non-core software development activities to third parties. Any failures by outsourcing service providers to meet our standards may adversely affect our business, reputation and relationship with customers.

While we independently developed all the core features of and technologies underlying our digital corporate learning solutions, we outsource certain non-core software development activities in relation to our cloud-based solutions to third parties in order to enhance productivity and reduce labor costs. Typically, we enter into agreements with these third-party outsourced service providers on a project basis, pursuant to which they deliver software according to our specifications. We may experience operational difficulties because of our outsourcing service providers, including their failure to comply with software specifications, reduced capacity, insufficient quality control and failure to meet deadlines. As a result, we may fail to deliver our learning solutions to the satisfaction of our customers and in a timely manner, which may adversely affect our reputation and relationship with customers. In addition, if one or more of our outsourcing service providers experience business interruptions or are otherwise unable or unwilling to fulfill their agreements with us, we may suffer delays and additional expenses in arranging for alternative service providers meeting our requirements, and our business, results of operations and financial condition may be adversely affected.

Certain software we use leverages open source codes, which, under certain circumstances, may lead to unintended consequences and, therefore, could materially adversely affect our business, results of operations and financial condition.

Our solutions incorporate open source software, and we expect to continue to incorporate open source software in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solutions. Moreover, although we have implemented policies to regulate the use and incorporation of open source software into our solutions, we cannot be certain that we have not incorporated open source software in a manner that is inconsistent with such policies. If we fail to comply with open source licenses, we may be subject to certain requirements, including requirements that we offer our solutions that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenues from customers using solutions that contained the open source software and required to comply with onerous conditions or restrictions on these solutions. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our solutions and to re-engineer or even discontinue offering our solutions in the event re-engineering cannot be accomplished on a timely basis. Any of the foregoing could require us to devote additional research and development resources, which could result in customer dissatisfaction and may adversely affect our business, results of operations and financial condition.

We may not receive significant revenue as a result of our current product development efforts.

We have invested, and intend to continue to invest, significantly in product development. Our investment in our current product development efforts may not provide a sufficient, timely return. We make and will continue to make significant investments in software development and related product opportunities. Investments in new technology and processes are inherently speculative. Commercial success depends on many factors including the degree of innovation of the products developed through our research and development efforts, sufficient support from our strategic partners, and effective distribution and marketing. Accelerated product introductions and short product life cycles require high levels of expenditures for product development. These expenditures may materially adversely affect our operating results if they are not offset by revenue increases. We believe that we must continue to dedicate a significant amount of resources to our product development efforts in order to maintain our competitive position. However, significant revenue from new product and service investments may not be achieved for a number of years, if at all. Moreover, new products and services may not be profitable.

Impairments of goodwill and intangible assets could reduce our earnings.

We review our goodwill and amortizable intangible assets for impairment annually or when events or changes in circumstances indicate the carrying value may not be recoverable. Changes in economic or operating conditions impacting our estimates and assumptions could result in the impairment of our goodwill or other assets. In the event that we determine our goodwill or other assets are impaired, we may be required to record a significant charge to earnings in our financial statements that could have a material adverse effect on our business, financial condition and results of operations.

Mergers or other strategic transactions involving our competitors or customers could weaken our competitive position, which could harm our results of operations.

Some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with third-party service providers or other parties, thereby limiting our ability to promote our solutions. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure and our loss of market share and could result in a competitor with greater financial, technical, marketing, service and other resources, all of which could have a material adverse effect on our business, results of operations and financial condition.

Consolidation within our existing and target markets as a result of mergers or other strategic transactions may also create uncertainty among customers as they realign their businesses and impact new sales and renewal rates. For example, mergers or strategic transactions by potential or existing customers may cause the subscription of our solutions to be discontinued, which could have a material adverse effect on our business, results of operations and financial condition.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

We may require additional capital beyond those generated by our initial public offering from time to time to grow our business, including to better serve our customers, develop new features and solutions, improve our operating and technology infrastructure or conduct acquisition of complementary businesses and technologies. Accordingly, we may need to sell additional equity or debt securities or obtain a credit facility. Future issuances of equity or equity-linked securities could significantly dilute our existing shareholders, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of the ADSs. For example, we may issue equity securities as consideration in acquisition transactions. Such issuances will be dilutive to our then existing shareholders, and more so if the equity securities are issued at such negotiated prices lower than the investment consideration paid by our then existing shareholders. The incurrence of debt financing would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•	our market position and competitiveness in China’s corporate learning industry;

•	our future profitability, overall financial condition, results of operations and cash flows;

•	general market conditions for capital raising activities in China and globally; and

•	economic, political and other conditions in China and globally.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all, and our financing may also be subject to regulatory requirements. If we are unable to obtain adequate financing on terms satisfactory to us when we require it in the future, our ability to continue to support our business growth could be significantly impaired, and our business and prospects could be adversely affected.

The estimates of market opportunity, forecasts of market growth and description of competitive landscape included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies or markets covered by our market opportunity estimates will deploy our solutions at all or generate any particular level of revenue for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

Our management team has limited experience managing a public company.

Most members of our management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under applicable securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

Our business is subject to extensive and evolving regulations governing the industry. If we fail to obtain and maintain required licenses and permits, we could face government enforcement actions, fines and possibly restrictions on our ability to operate or offer certain of our solutions.

The corporate learning industry in China is subject to extensive regulation. Related laws and regulations are evolving, and their interpretation and enforcement involve significant uncertainties. The VIEs have obtained VAT Licenses for our business operations in the PRC. These licenses are essential to the operation of our business and are generally subject to regular government review or renewal.

We may be deemed to provide certain services or conduct certain activities and thus be subject to certain licenses, approvals, permits, registrations and filings due to the lack of official interpretations of certain terms under internet related PRC regulations and laws. For example, our production and distribution of course materials and audio-visual content may also be deemed as providing radio and TV programs, and thus we may be required to obtain the Permit for Production and Operation of Radio and TV Programs. Also, due to the ambiguity of the definition of “online publishing service,” the online distribution of content, including our course materials, through our mobile apps and websites, as well as providing digital excerpts of the works consistent with the content of physical publications through our online magazine website, may be regarded as an “online publishing service” and therefore we may be required to obtain an Online Publishing License. Considering the lack of further interpretation of the definition of internet cultural products, provided that the training videos we deliver to our clients over the internet are regarded as “internet cultural products” by the relevant authorities, we may be required to obtain an Internet Culture Operation License. In addition, we deliver certain courses in live-streaming format on our mobile apps which the relevant authorities may regard as a live-streaming platform and may thus require us to make necessary filings as a live-streaming platform. We currently have not obtained all of the above licenses nor have we made any such filings.

As of the date of this prospectus, the VIEs have not been subject to any legal or regulatory sanction for failure to obtain, renew or update such licenses. However, we cannot assure you that the PRC government authorities will not take a different view or will not require us to obtain any additional licenses, approvals, permits, registrations and filings in the future, and we cannot assure you that we can successfully obtain or maintain required licenses and permits in a timely manner or at all, and we may be subject to fines, confiscation of income and discontinuation of or restrictions on certain of our operations in China as a result. Moreover, if we fail to renew or update any of our current licenses and permits in a timely manner and on commercially reasonable terms or at all, our business, results of operations and financial condition could be materially and adversely affected.

We may be required to obtain additional licenses and permits as the interpretation and enforcement of the current PRC laws and regulations are evolving and new laws and regulations may continue to be promulgated or as we expand our solution offerings and business operations. If our operations are no longer in compliance with existing or new laws and regulations, or if we fail to obtain any license required under such laws and regulations, we could be subject to various penalties, including fines and discontinuation of or restrictions on our operations in China, which could materially and adversely affect our business, results of operations and financial condition.

We may face risks and uncertainties with respect to the licensing requirement for online audio-visual programs.

According to relevant PRC laws and regulations, no entities or individuals may provide internet audio-visual program services, which includes making and editing of audio-visual programs concerning educational content and broadcasting such content to the general public online, without a License for Online Transmission of Audio-Visual Programs issued by the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT (currently known as National Radio and Television Administration), or its local bureaus or completing the relevant registration procedures with SAPPRFT or its local bureaus. And only state-owned or state-controlled entities are eligible to apply for a License for Online Transmission of Audio-Visual Programs. However, there are still significant uncertainties relating to the interpretation and implementation of the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-Visual Program Provisions, in particular, the scope of “internet audio-visual programs” and the interpretation of “to the public.” If the PRC government determines that our content should be considered as “Internet audio-visual programs,” or that our contents are broadcast to the public online, we may be required to obtain a License for Online Transmission of Audio-Visual Programs. We are, however, not eligible to apply for such a license since we are not a state-owned or state-controlled entity. If this were to occur, we may be subject to penalties, fines, legal sanctions or an order to suspend the provision of our relevant content.

The discontinuation of any of the preferential tax treatments available to us in China could materially and adversely affect our results of operations and financial condition. We may not be able to utilize a significant portion of our net operating loss or research tax credit carryforwards, which could adversely affect our potential profitability.

Under PRC tax laws and regulations, enterprises are generally subject to enterprise income tax at the statutory rate of 25%, and revenues from digital corporate learning solutions are generally subject to value-added tax at the rates of 6% and 9%. Preferential tax treatments are available to certain enterprises, industries and regions. For example, Yunxuetang Network, the VIE, was recognized as “high and new technology enterprises”, or HNTEs, and was entitled to a preferential enterprise income tax rate of 15%. The HNTE status must be reapplied every three years. During the three-year period, HNTEs must conduct a self-review each year to ensure they meet the HNTE criteria. Yunxuetang Network has renewed its HNTE in November 2021 and is entitled to a preferential enterprise income tax rate of 15%. In addition, if the value-added taxes we actually paid for the sales of our qualified proprietary software exceed an amount equivalent to 3% of our revenues from such software, we are eligible to receive a refund of the excessive amount. However, if PRC government changes its tax policy of supporting new technology and software development, or if we cease to be eligible for any of these preferential tax treatments, we must pay tax at the standard rates, which would adversely affect our profitability.

We face certain risks relating to the real properties that we lease.

Under PRC law, all property lease agreements are required to be registered with the local land and real estate administration bureau. Although failure to do so does not in itself invalidate the leases, the lessees may not be able to defend these leases against bona fide third parties and may also be exposed to potential fines if they fail to rectify such non-compliance within the prescribed time frame after receiving notice from the relevant PRC government authorities. The penalty ranges from RMB1,000 to RMB10,000 for each unregistered lease, at the discretion of the relevant authority. As of the date of this prospectus, 35 of the lease agreements for our leased properties in China have not been registered with the relevant PRC government authorities, and the maximum potential penalties in this regard is RMB350,000. As of the date of this prospectus, we have not been subject to any administrative fines or sanctions in this regard, nor have we received any rectification orders. However, there can be no assurance that relevant authorities will not in future implement measures to request us to register our leases. In the event that any fine is imposed on us for our failure to register our lease agreements, we may not be able to recover such losses from the lessors.

In addition, some of our premises are leased for the sole purpose of registration with the relevant market regulation government and as a result, certain PRC operating entities’ addresses of their premises for their daily operation are different from the registered addresses. For other premises leased as offices for the local sale and marketing as well as provision of services, we failed to register entities, either in the legal form of subsidiaries or branches, in the cities or towns where such premises are located accordingly. Therefore, there is a risk that such PRC operating entities may be subject to fines, the order to cease operation and confiscation of income.

As of the date of this prospectus, the lessors of certain of our leased properties in China failed to provide us with valid property ownership certificates or authorizations from the property owners for the lessors to sublease the properties. There is a risk that such lessors may not have the relevant property ownership certificates or the right to lease or sublease such properties to us, in which case the relevant lease agreements may be deemed invalid and we may be forced to vacate these properties, which could interrupt our business operations and cause us to incur relocation costs. Moreover, if third parties challenge our lease agreements, it could result in a diversion of managerial attention and cause us to incur costs associated with defending such actions, even if such challenges are ultimately determined in our favor.

Failure to make adequate contributions to social insurance and housing provident fund as required by PRC regulations may subject us to penalties.

In accordance with PRC Social Insurance Law and Regulations on the Administration of Housing Fund and other relevant laws and regulations, an employer is required to pay basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund, or the Employee Benefits, for its employees in accordance with the rates provided under relevant regulations and withhold the Employee Benefits that should be assumed by the employees.

Certain PRC operating entities have made contribution of the Employee Benefits through certain third party payment agent. We may be subject to late fees and fines for our contributions through certain third party payment agent. Pursuant to relevant PRC laws and regulations, the under-contribution of social insurance within a prescribed period may subject us to a daily overdue charge of 0.05% of the delayed payment amount. If this payment is not made within the stipulated period, the competent authority may further impose a fine of one to three times of the overdue amount on us. As of the date of this prospectus, we have not received any notice from the relevant government authorities or any claim or request from these employees in this regard. However, we cannot assure you that the relevant government authorities will not require us to pay the outstanding amount and impose late fees or fines on us, in which case our business, results of operations and financial condition may be adversely affected.

We may be held liable for the information and content retrieved from us or delivered by us over the Internet, which could have a material and adverse effect on our business, financial condition and results of operations.

The PRC government has adopted laws and regulations governing the distribution of information over the internet. Given the broad scope of these laws and regulations and the uncertainties regarding their interpretation, there can be no assurance that all the information and content comply or will comply with the requirements of these laws and regulations at all times. Under applicable PRC laws and regulations, the marketing of our services on our websites or third-party platforms may be deemed as internet advertisement, which may subject us to legal or regulatory liabilities. If we were found to violate laws or regulations governing the information and content displayed on, retrieved from or linked to our websites or posted by us on other platforms, we may be subject to fines and penalties and may be required to remove the non-compliant content from our websites or refrain from distributing the non-compliant content on third-party platforms, which may materially and adversely affect our reputation, business and results of operations.

Moreover, we may also be sued by private parties for defamation, copyright or trademark infringement, invasion of privacy, personal injury or under other legal theories relating to the information or content that we create or distribute. We could incur significant costs in investigating and defending such claims, even if we are ultimately not held liable. If any of these events occurs, we could incur significant expenses and our revenues could be adversely affected.

If we fail to implement and maintain an effective system of internal control over financial reporting, we could be unable to timely and accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2022 and 2023, we and our independent registered public accounting firm identified the following material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidate financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to:

•

lack of sufficient competent financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and financial reporting requirements set forth by the SEC to address complex U.S. GAAP technical accounting issues and to prepare and review consolidated financial statements, including disclosure notes, in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC; and

•

lack of formal and effective financial closing policies and procedures, specifically those related to period-end expenses cut-off and accruals, consolidation process and financial statement disclosures.

The material weaknesses, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. Prior to preparing for this offering, neither we nor our independent registered public accounting firm had undertaken a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses may have been identified.

We have taken remedial actions and plan to take further steps to strengthen our internal control over financial reporting. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.” The implementation of these measures, however, may not fully remediate the material weaknesses identified in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to remediate the material weaknesses or our failure to discover and address any other material weaknesses or deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm may need to attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other material weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of the ADSs, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct our business or sell our solutions, including the PRC anti-corruption laws and regulations, the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws and regulations. The FCPA prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The PRC anti-corruption laws and regulations prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. There is uncertainty in connection with the implementation of PRC anti-corruption laws and regulations. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

We have direct or indirect interactions with officials and employees of China’s government agencies and state-owned enterprises in the ordinary course of business. These interactions subject us to an increased level of compliance-related concerns. We have implemented policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient, and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in the ADSs.

We intend to expand internationally in the future, which could expose us to geopolitical and regulatory risks, as well as subject us to challenges generated from the different customer needs and operational process.

As part of our business strategies, we intend to expand our internationally in the future through leveraging our success and leadership in China. Our international expansion is subject to many risks and uncertainties, including but are not limited to:

•	exposure to international, regional and local economic and political conditions;

•

compliance with applicable foreign laws and regulations, including but not limited to laws and regulations related to labor, social insurance, taxation, foreign exchange controls, intellectual property protection rules and data privacy requirements;

•	failure to address customers’ localized corporate learning needs;

•	failure to compete effectively with local corporate learning solution providers;

•	failure to adapt our solution offerings to local laws and regulations, particularly these that are related to labor, social insurance and taxation;

•	the lack of market recognition of our brand name in new markets;

•	control of foreign exchange and fluctuations in foreign exchange rates;

•	restrictions or requirements relating to foreign investment;

•	challenges in effectively managing overseas operations from our headquarters and establishing overseas IT systems and infrastructure; and

•	challenges in selecting suitable geographical regions for global expansion.

As a result, we may not be successful in expanding our business beyond our current services or geographic locations or be able to continue or effectively manage our international expansion. In addition, our international expansion may exert pressure on our operating results in the near term, and our international expansion may not be at the pace as we intended or generate returns as we originally expected.

We have limited insurance coverage, which could expose us to significant costs.

We maintain various insurance policies to safeguard against risks and unexpected events. In addition to providing social security insurance for our employees as required by PRC law, we also provide accident injury supplemental commercial medical insurance for our employees. We do not maintain business interruption insurance, nor do we maintain product liability insurance or key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy in a timely manner, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Doing Business in China

The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC government authorities are required in connection with this offering under PRC law. Furthermore, the PRC government has exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation or the SAT, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, effective on September 8, 2006, which were amended on June 22, 2009. The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If CSRC approval under the M&A Rules is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC legal counsel, Global Law Office has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of this offering and the listing and trading of the ADSs on the Nasdaq under the M&A Rules because (i) the CSRC currently has not issued any definitive rule or interpretation of the M&A Rules concerning whether offerings like ours under this prospectus are subject to this regulation; (ii) we established the wholly foreign-owned enterprises, or the WFOEs, by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules; and (iii) no provision in the M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules.

However, our PRC legal counsel has further advised us that there remain some uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel.

Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

On February 17, 2023, the CSRC released the Trial Measures, effective on March 31, 2023. The CSRC also released Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises, and the relevant CSRC Answers to Reporter Questions. Pursuant to the Trial Measures, domestic companies that seek overseas listing and public offering, both directly and indirectly, should perform the filing procedures and report relevant information to the CSRC. Specifically, following the principle of substance over form, if an issuer meets both of the following criteria, its overseas offering and listing will be deemed as an indirect overseas offering and listing by a PRC enterprise: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is contributed by PRC companies; and (ii) the majority of the issuer’s business activities are conducted in mainland China, or its major places of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or residents of mainland China. Where an issuer applies for an initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted.

The Trial Measures also requires subsequent reports to be submitted to the CSRC on material events, such as change of control or voluntary or forced delisting, of the issuers who have completed overseas offerings and listings.

As advised by Global Law Office, our PRC legal counsel, this listing shall be deemed as an indirect listing by a PRC enterprise, and we are required to perform the filing procedures for this listing under the Trial Measures. However, we cannot assure you that we could complete such filing or meet other requirements pursuant to applicable laws in a timely manner or at all. Under such circumstance, we, our personnel directly in charge, and other personnel with direct responsibility may be warned, fined or subject to other disciplinary measures as set forth in the Trial Measures. We have submitted the relevant filing documents with the CSRC in connection with this offering, and the CSRC published the notification on our completion of the required filing procedures for this offering on February 7, 2024.

Furthermore, if there would be any other approval, filings and/or other administration procedures to be obtained from or accomplished with the CSRC or other PRC regulatory agencies as required by any new laws and regulations for the offering, we cannot assure that we can obtain the required approval or accomplish the required filings or other regulatory procedures in a timely manner, or at all. Any failure to obtain the relevant approval or complete the filings and other relevant regulatory procedures may subject us to regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies, which may have a material adverse effect on our business, operation or financial conditions and could have a material adverse effect on our future financing and the trading price of the ADSs.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

We generate substantially all of our revenues from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Any financial or economic crisis in any major markets of the world and any geopolitical tensions could slow down or even hinder the economic growth of the PRC and may in turn adversely affect our business, results of operations, financial condition and prospects.

In recent years, the PRC government has been implementing economic reform measures from time to time, with emphasis on the use of market forces to drive economic development. Any such governmental policies or measures may benefit the overall PRC economy, but we cannot assure you that they will not adversely affect us or the industry in which we operate. In addition, the increased global focus on social, ethical and environmental issues may lead to China’s adoption of more stringent standards in these areas, which may adversely impact the operations of China-based companies including us. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business, financial condition and results of operations, lead to reduction in demand for our solutions and adversely affect our competitive position.

The PRC government may intervene with or influence our operation at any time by adopting new laws and regulations. For example, the PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in policies, laws and regulations with little advance notice in China, could adversely affect us.

The PRC legal system is based on written statutes and court decisions that have limited precedential value. The PRC legal system is evolving rapidly, and therefore the interpretations and enforcement of many laws, regulations and rules may contain uncertainties. For example, recently the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, strengthened supervision on overseas listings by China-based companies, including companies with a VIE structure, adopting new measures to extend the scope of cybersecurity reviews and data security protection, and expanding the efforts in anti-monopoly enforcement. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. These uncertainties may impede our contractual, property and procedural rights, which could adversely affect our business, financial condition and results of operations.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations at any time by adopting new laws and regulations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements. Additionally, the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections.

Our auditor, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the

Public Company Accounting Oversight Board (United States), or the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess such firms’ compliance with the applicable professional standards. Our auditor is located in mainland China, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before 2022. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. If in the future, the PCAOB again concludes that it is unable to inspect and investigate completely registered public accounting firms in mainland China and Hong Kong, and we use an accounting firm headquartered in one of these jurisdictions to conduct audit work, we and our investors in the ADSs would be deprived of the benefits of such PCAOB inspections. Any future inability of the PCAOB to conduct inspections of accounting firms registered with the PCAOB in China would make it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in the ADSs to lose confidence in the quality of work performed by our independent registered public accounting firm and our financial statements.

The ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if in the future the PCAOB is unable to inspect and investigate completely auditors located in China. The delisting of and prohibition from trading the ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of the ADSs to significantly decline or be worthless.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, which was signed into law on December 18, 2020 and amended by the Consolidated Appropriations Act, 2023 signed into law on December 29, 2022, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection for the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The Consolidated Appropriations Act, 2023 reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was subject to that determination. On December 15, 2022, the PCAOB vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Therefore, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after we file our annual report on Form 20-F after becoming a public company.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we would be identified as a Commission-Identified Issuer after we file our annual report on Form 20-F after becoming a public company. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if the PCAOB were unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China for two consecutive years in the future. In the event of such prohibition, the Nasdaq would delist our securities.

If our shares and ADSs are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase the ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of the ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China.

For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC territory. While detailed interpretation or implementation rules under Article 177 have yet to be promulgated, and no application of Article 177 has been published in public, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties you face in protecting your interests. See also “—Risks Related to the ADSs and this Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law and conduct our operations primarily in emerging markets.”

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit a formal application, which will be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries or the VIEs or their subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations, and we may not be able to recover our loss due to such misuse or misappropriation if a third party relies on the apparent authority of such employees and acts in good faith.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and China’s foreign exchange policies, among other things. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or the ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries and affiliated entities in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and affiliated entities to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

The PRC government has imposed restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries and affiliated entities. We may make loans to our PRC subsidiaries and affiliated entities, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these activities are subject to PRC regulations and approvals. For example, loans by us to our PRC subsidiaries to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our PRC subsidiaries by means of capital contributions, these capital contributions are subject to the requirement of making necessary filings in the foreign investment comprehensive administrative system and registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to PRC domestic companies, we are not likely to make such loans to the VIEs as PRC domestic companies. Further, we are not likely to finance the activities of the VIEs by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in value-added telecommunication services and certain other businesses.

SAFE promulgated the Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Although SAFE promulgated in October 2019 the Circular on Further Promoting the Cross-border Trade and Investment Facilitation, or SAFE Circular 28, pursuant to which non-investment foreign-invested companies are allowed to conduct domestic equity investment with settled capital from foreign exchange if such investment projects are true and compliant and do not otherwise violate the existing Special Management Measures (Negative List) for Foreign Investment Access, or the Negative List, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In addition, our PRC subsidiaries are also required to withhold a 10% (or 7% if paid to a Hong Kong resident who qualifies for the benefits of the tax treaty between China and Hong Kong) tax on interest paid under any cross-border shareholder loan. Prior to the payment of any interest and principal on any such shareholder loan, our PRC subsidiaries must present evidence of registration with SAFE regarding any such shareholder and may be required to provide evidence of payment of withholding tax on the interest payable on that.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or SAFE Circular 37, in July 2014, which replaced the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles promulgated by SAFE in October, 2005. SAFE Circular 37 requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents or entities’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. On February 13, 2015, SAFE issued Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or SAFE Circular 13, effective on June 1, 2015, pursuant to which the power to accept SAFE registration was delegated from local SAFE to local qualified banks where the assets or interest in the domestic entity was located. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches or local qualified banks, our PRC subsidiaries may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. In addition, our shareholders who are PRC entities shall complete their overseas direct investment filings according to applicable laws and regulations regarding the overseas direct investment by PRC entities, including filings with the MOFCOM, the National Development and Reform Commission, or NDRC, or the local branch of the MOFCOM and NDRC based on the investment amount, invested industry or other factors thereof.

We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents or entities to complete the foreign exchange registrations or overseas direct investment filings. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make or update such registration or filings, and we cannot compel them to comply with SAFE registration requirements and filing requirements as set forth in SAFE, MOFCOM and NDRC regulations. As a result, we cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations, filings or approvals required by SAFE, MOFCOM and NDRC regulations. Failure by such shareholders or beneficial owners to comply with SAFE, MOFCOM and NDRC regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Moreover, under existing foreign exchange regulations, circulation of foreign currencies within the territory of the PRC shall be prohibited, and no pricing and settlement shall be made in foreign currencies within the territory of the PRC, unless otherwise stipulated by the state authority. For instance, using foreign exchange to make payments that shall be made with Renminbi violates various foreign exchange regulation requirements, which may result in liabilities under PRC law for circumventing applicable foreign exchange restrictions and be construed as arbitrage of exchange. As a result, relevant foreign exchange regulatory authorities may order the violating entity to convert the foreign exchange and impose a fine of up to 30% of the illegal arbitrage amount; in serious cases, the regulatory authorities may impose a fine in excess of 30% but no more than the illegal arbitrage amount. The violating entity may also be subject to criminal liability if its act constitutes a criminal offense. We have made some acquisitions in China, and as a consideration, we have issued new shares overseas to acquired entities’ direct or indirect shareholders who are PRC residents, which may subject such shareholders and us to the abovementioned fines or criminal liability in serious cases. In addition, we cannot assure you that such shareholders have completed the necessary registrations as required by SAFE Circular 37 and other relevant SAFE regulations and rules, failure of which may subject such shareholders to fines and sanctions and adversely affect our business, results of operations and financial condition.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or the ADSs holders.

Under the PRC Enterprise Income Tax Law, or EIT Law, and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to PRC enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued the Circular of the State Administration of Taxation on Issues Relating to Identification of PRC-controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, but not to those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” If the PRC tax authorities determine that any of our entities outside of China is a PRC resident enterprise for enterprise income tax purposes, such entity could be required to pay 25% tax on its global income. Further, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADSs holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, dividends paid to our non-PRC individual shareholders (including the ADSs holders) and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us), if such dividends and/or gains are deemed to be from PRC sources. These rates may be reduced by an applicable tax treaty, but it is unclear whether our non-PRC shareholders would in practice be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. In February 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7. Pursuant to SAT Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. On October 17, 2017, SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax. Currently, there is a safe harbor for securities purchased and sold on a public stock exchange.

There is uncertainty as to the application of SAT Bulletin 37 or previous rules under SAT Bulletin 7. We face uncertainties on the reporting and consequences of private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises and did not purchase and sale their securities on a public stock exchange. Under SAT Bulletin 37 and SAT Bulletin 7, our company may be subject to filing obligations or taxes if our company is the transferor in such transactions, and may be subject to withholding obligations if our company is the transferee in such transactions.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress, or the SCNPC, was most recently amended on June 24, 2022 and became effective on August 1, 2022. Pursuant to the Anti-Monopoly Law,

transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the relevant anti-monopoly authority before they can be completed. In addition, in 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, also known as Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Also, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, effective 2011, to implement Circular 6. Under the foregoing regulations, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. The foregoing regulations prohibit foreign investors from bypassing the security review by structuring transactions through holding shares on behalf of others, trusts, re-investment through multiple levels, leases, loans, control through contractual arrangements or offshore transactions. Following the implementation of the Foreign Investment Law, NDRC and MOFCOM promulgated the Measures for the Security Review of Foreign Investments, effective from January 18, 2021, which require foreign investors or relevant parties to file a prior report before making a foreign investment if such investment involves military related industry, national defense security or taking control of an enterprise in a key industry that concerns national security; and if a foreign investment will or may affect national security, the standing working office organized by NDRC and MOFCOM will conduct a security review to decide whether to approve such investment. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM and other relevant PRC authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Increases in labor costs in the PRC may adversely affect our business, financial condition and results of operations.

The PRC Labor Contract Law has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the PRC Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. To the extent that we need to significantly reduce our workforce, the PRC Labor Contract Law could affect our ability to do so in a timely and cost-effective manner, and we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

In addition, we are required by PRC laws and regulations to make social insurance registration and open housing provident fund account with relevant governmental authorities and pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. Our social insurance and/or housing provident fund policies and practices may be found to have violated the relevant laws and regulations. For example, some of our PRC operating entities did not make adequate social insurance and housing fund contributions or did not make social insurance registration and open housing fund account in accordance with PRC laws and regulations. Pursuant to relevant PRC laws and regulations, the under-contribution of social insurance within a prescribed period may subject us to a daily overdue charge of 0.05% of the delayed payment amount. If this payment is not made within the stipulated period, the competent authority may further impose a fine of one to three times of the overdue amount on us. As a result, we may be subject to fines and legal sanctions, and our business, financial condition and results of operations may be adversely affected.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of us and negatively impact the trading price of the ADSs.

We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted stock prices for such companies. Various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and stock suspensions on national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of managerial resources, potential costs to defend ourselves against rumors, decreases and volatility in the ADS trading price, and increased directors and officers insurance premiums, and could have a material adverse effect upon our business, results of operations and financial condition.

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business, financial condition, results of operations and prospects.

The global macroeconomic environment is facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014 and uncertainties over the impact of Brexit. The Chinese economy has shown slower growth compared to the previous decade since 2012 and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility. There have also been concerns over the relationship between China and other countries, including the surrounding Asian countries. Recent international trade disputes, including tariff actions announced by the United States, China and certain other countries, and the uncertainties created by such disputes may cause disruptions in the international flow of goods and services and may adversely affect the Chinese economy as well as global markets and economic conditions. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, financial condition, results of operations and prospects.

Changes in international trade policies and international barriers to trade, or the escalation of trade and political tensions, may have an adverse effect on our business.

Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic and political relations. Although the direct impact of the current international trade and political tension, and any escalation of such tension, on the industries in which we operate is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

Risks Related to Our Corporate Structure

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIEs and, consequently, significantly affect the financial condition and results of operations performance of Yunxuetang. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs.

Current PRC laws and regulations impose certain restrictions on foreign ownership of companies that engage in certain business operations, such as value-added telecommunications services. The MOFCOM and the NDRC promulgated the Negative List, and further amended it on December 27, 2021 and became effective on January 1, 2022. Pursuant to the current Negative List (2021 Version), foreign investment in value-added telecommunications services (except for e-commerce, domestic multi-party communications services, store-and-forward services and domestic call center services) falls within the Negative List. As a result, foreign investors can only conduct investment activities through equity or contractual joint ventures with certain shareholding requirements and approvals from competent authorities. PRC partners are required to hold the majority interests in the joint ventures and approval from MOFCOM and the MIIT, for the incorporation of the joint ventures and the business operations. The primary foreign investors must also have operating experience and a good track record in providing value-added telecommunication services overseas.

Current PRC laws and regulations impose restrictions on foreign ownership and investment in companies that engage in the value-added telecommunications services. We are an exempted company incorporated in the Cayman Islands. Yunxuetang Information is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws, and Fenghe Consulting is a foreign-invested enterprise under PRC laws and 60% held by us. We conduct our business in China through Yunxuetang Network, Shanghai Fenghe and Shanghai China Europe and their respective subsidiaries, or collectively the VIEs, in China, based on contractual arrangements by and among Yunxuetang Information, Yunxuetang Network and its shareholders, Fenghe Consulting, Shanghai China Europe and its shareholders, and Fenghe Consulting, Shanghai Fenghe and its shareholders. Our contractual arrangements allow us to be considered the primary beneficiary of the VIEs for accounting purposes. We have been and expect to continue to be dependent on the VIEs to operate our business in China. As a result of these contractual arrangements, we are considered the primary beneficiary of the VIEs for accounting purposes, and consolidate their financial results under U.S. GAAP. See “Our History and Corporate Structure—Contractual Arrangements with the VIEs and Their Shareholders” for details.

In the opinion of our PRC counsel, Global Law Office, each of the contractual arrangements does not (i) result in any violation of any governmental authorizations or any PRC laws; (i) result in any violation of the provisions of the articles of association or business license, as applicable, of any of the PRC companies; or (iii) to the best of our PRC counsel’s knowledge after due and reasonable inquiries with our company, conflict with or result in a breach or violation of any terms or provisions of, or any other contract or instrument governed by the PRC laws to which any of the PRC companies is a party, except, in the case of clause (iii) above, for such circumstance where there would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. However, we have been further advised by our PRC counsel that there are uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to or otherwise different from the opinion of our PRC counsel. If the PRC government otherwise find that we are in violation of any existing or future PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

•	revoking the business and operating licenses of our company;

•	discontinuing or restricting any related-party transactions between our group and the VIEs;

•	imposing fines and penalties, confiscating the income from our company, or imposing additional requirements for our operations which we may not be able to comply with;

•

requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements and deregistering the share pledges of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exercise our contractual rights over the VIEs;

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China, particularly the expansion of our business through strategic acquisitions; or

•	restricting the use of financing sources by us or the VIEs or otherwise restricting our or their ability to conduct business.

Any of these events could cause significant disruptions to our business operations, which would in turn materially and adversely affect our business, financial condition and results of operations. In addition, new PRC laws, regulations, and rules may be introduced to impose additional requirements, posing additional challenges to our corporate structure and contractual arrangements. If occurrences of any of these events results in our inability to direct the activities of the VIEs in China, our failure to receive the economic benefits from the VIEs and/or our inability to claim our contractual rights over the assets of the VIEs that conduct substantially all of our operations in China, we may not be able to consolidate their financial results in accordance with U.S. GAAP, which could materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.

Any failure by the VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

Since PRC laws limit foreign equity ownership in certain kinds of business in China, we have relied and expect to continue to rely on the contractual arrangements with the VIEs and their shareholders to operate our business in China. For a description of these contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with the VIEs and Their Shareholders.”

However, these contractual arrangements may not be as effective as direct ownership. Any of the VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. In the event that the shareholders of the VIE breach the terms of these contractual arrangements and voluntarily liquidate the VIE, or the VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by the VIEs, which could have a material adverse effect on our business, financial condition and results of operations.

Most of the nominee shareholders of the VIEs are also shareholders of our company. The enforceability of the contractual agreements is also dependent upon the shareholders of the VIEs, and their interests may not align with us. If any of the VIEs or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. Our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these agreements would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC has been undergoing significant development in recent years. However, there may still be some challenges and differences in comparison to more established legal systems. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to be considered the primary beneficiary of the VIEs for accounting purposes, and our ability to conduct our business may be negatively affected.

The shareholders of the VIEs may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, financial condition and results of operations.

The shareholders of the VIEs may have actual or potential conflicts of interest with us. These shareholders may breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIEs, which would have a material adverse effect on our contractual rights over the VIEs and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with the VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the VIEs owe additional taxes, which could materially and adversely affect our business, financial condition and results of operations.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of the VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIEs for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiaries’ tax expenses. In addition, if WFOE requests the shareholders of the VIEs to transfer their equity interests at nominal or no value pursuant to the contractual arrangements, such transfer could be viewed as a gift and subject WFOE to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on the VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if the VIEs’ tax liabilities increase or if they are required to pay late payment fees and other penalties.

Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The current Foreign Investment Law does not mention concepts such as “actual control” and “controlling PRC companies by contracts or trusts” that were included in the previous drafts, nor does it specify regulations on controlling through contractual arrangements. As a result, this regulatory topic remains unclear under the Foreign Investment Law. However, since the Foreign Investment Law is relatively new, uncertainties still exist in relation to its interpretation and implementation, and failure to take timely and appropriate measures to cope with the regulatory-compliance challenges could result in a material adverse effect on us. For instance, though the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, it contains a catch-all provision under the definition of “foreign investment”, which includes investments made by foreign investors in China through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for contractual arrangements as a form of foreign investment, at which time it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment in the PRC and if so, how our contractual arrangements should be dealt with. In addition, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. In the worst-case scenario, we may be required to unwind our existing contractual arrangements and/or dispose of the relevant business operations, which could have a material adverse effect on our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

We may rely on dividends paid by our PRC subsidiaries to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of our Class A ordinary shares, including those represented by the ADSs.

We are a holding company, and we may rely on dividends to be paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to holders of our Class A ordinary shares, including those represented by the ADSs, and service any debt we may incur. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, wholly foreign-owned enterprises in the PRC, such as WFOE, may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. These reserve funds are not distributable as cash dividends. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Corporate Governance

Our proposed dual-class share structure with different voting rights, as well as the concentration of our share ownership among executive officers, directors and principal shareholders, may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.

We have adopted a dual-class share structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares, which is conditional upon, and will become effective immediately prior to the completion of this offering. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. We will sell Class A ordinary shares represented by the ADSs in this offering. For more information, see “Description of Share Capital.”

Mr. Xiaoyan Lu, our director, founder and chairman of the board will beneficially own 9,757,585 Class A ordinary shares and all of our outstanding Class B ordinary shares immediately prior to the completion of this offering, which will constitute approximately 15.0% of our total outstanding share capital and 69.7% of the aggregate voting power of our total outstanding share capital immediately following the completion of this offering, after taking into account the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and assuming the underwriters do not exercise their option to purchase additional ADSs. As a result, Mr. Xiaoyan Lu has the ability to control the outcome of matters submitted to the shareholders for approval. Immediately following the completion of this offering, we will be a “controlled company” within the meaning of the Nasdaq rules. See “Principal Shareholders.”

As a result of this dual-class share structure and the concentration of control, upon completion of this offering, Mr. Xiaoyan Lu will have significant influence over our business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. In addition, our executive officers, directors, and principal shareholders and their affiliated entities together beneficially own approximately 82.3% of our outstanding ordinary shares on an as-converted basis immediately after the completion of this offering, after taking into account the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and assuming the underwriters do not exercise their option to purchase additional ADSs. These shareholders may take actions that are not in the best interest of us or our other shareholders. This concentration of control may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. It will also limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and the ADSs may view as beneficial.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

We have applied to list the ADSs on the Nasdaq. The Nasdaq corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards.

For instance, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (iii) have regularly scheduled executive sessions with only independent directors each year. We intend to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Further, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised financial accounting standards. As such, our financial statements may not be comparable to companies that comply with public company effective dates because of the potential differences in accounting standard used. We cannot predict if investors will find the ADSs less attractive because we may rely on these provisions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the trading price of the ADSs may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”.

We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and the ADSs.

We will adopt our post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association will contain provisions which could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, represented by the ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.

Risks Related to the ADSs and this Offering

An active trading market for our ordinary shares or the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

We will apply to list the ADSs on the Nasdaq. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for the ADSs was determined by negotiation between us and the underwriters based upon several factors, and we cannot assure you that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs, and may not be able to resell ADSs at or above the price they paid, or at all.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of the ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of the ADSs.

In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new solutions and expansions by us or our competitors;

•	announcements of new policies, rules or regulations relating to the enterprising learning industry in China;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our solutions, our competitors or our industry;

•	additions or departures of key personnel;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the market price of our Class A ordinary shares and ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholders’ equity, and the value of any investment in the ADSs could be greatly reduced or rendered worthless.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

The initial public offering price of the ADSs is substantially higher than the net tangible book value per ADS. Therefore, if you purchase the ADSs in this offering, you will pay a price per ADS that substantially exceeds our pro forma net tangible book value per ADS after this offering. Based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, you will experience immediate dilution of $11.43 per ADS, representing the difference between the assumed initial public offering price and our pro forma net tangible book value per ADS after giving effect to this offering at the initial public offering price. See “Dilution” for more details.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 2,750,000 ADSs (equivalent to 8,250,000 Class A ordinary shares) outstanding immediately after this offering, or 3,162,500 ADSs (equivalent to 9,487,500 Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our directors and executive officers, and existing shareholders have agreed not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions.

However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs or even lose your entire investment in the ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of the ADSs, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law and conduct our operations primarily in emerging markets.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act of the Cayman Islands, as amended, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of associations) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

In addition, we conduct substantially all of our business operations in emerging markets, including China, and substantially all of our directors and senior management are based in China. The SEC, the U.S. Department of Justice, or the DOJ, and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class action based on securities law and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other obstacles for the SEC, the DOJ and other U.S. authorities to obtaining information needed for shareholder investigations or litigation. Although the competent authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of a mutual and practical cooperation mechanism.

According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and VIEs that have substantive business operations in China. As a result, certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company with no business operations, and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China through our PRC subsidiaries and VIEs. We and our shareholders do not and are not legally permitted to have any equity interests in the VIEs as current PRC laws and regulations restrict foreign investment in companies that engage in certain services, such as the value-added telecommunication services. As a result, we operate businesses in China through certain contractual arrangements with the VIEs. For a summary of such contractual arrangements, see “Our History and Corporate Structure—Contractual Arrangements with the VIEs and Their Shareholders.” Investors in the ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and the VIEs. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against us, our assets, our directors and officers or their assets. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

We will be a “controlled company” as defined under the Nasdaq corporate governance rules. As a result, we will qualify for exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

Following the completion of this offering, we will be a “controlled company” as defined under the Nasdaq corporate governance rules because Mr. Xiaoyan Lu will own more than 50% of our total voting power. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that we have to establish a nominating and corporate governance committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Currently, we do not plan to utilize the exemptions available for controlled companies after we complete this offering, but will rely on the exemption available for foreign private issuers to follow our home country governance practices instead. See “—As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards” and “—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.” If we cease to be a foreign private issuer or if we cannot rely on the home country governance practice exemption for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

As a holder of the ADSs, you will only be able to exercise the voting rights with respect to the Class A ordinary shares represented by the ADSs in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. If we request the depositary to ask for your instructions, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares which are represented by the ADSs in accordance with your instructions. If we do not request the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the Class A ordinary shares represented by the ADSs unless you withdraw such shares and became the registered holder of such shares prior to the record date for the general meeting. Under our post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering, the minimum notice period required for convening a general meeting is fifteen calendar days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the Class A ordinary shares represented by the ADSs and become the registered holder of such shares to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the Class A ordinary shares represented by the ADSs are not voted as you requested.

The depositary may give us a discretionary proxy to vote our Class A ordinary shares underlying the ADSs if you do not give voting instructions, which could adversely affect your interests and the ability of our shareholders as a group to influence the management of our company.

Under the deposit agreement for the ADSs, if you do not give voting instructions to the depositary to direct how the Class A ordinary shares underlying the ADSs are voted, upon our request, the depositary will give us (or our nominee) a discretionary proxy to vote the Class A ordinary shares underlying the ADSs at shareholders’ meetings if:

•	we timely provided the depositary with notice of meeting and related voting materials and requested it to solicit your instructions;

•	we request the depositary to give a proxy;

•	we have informed the depositary that there is no substantial opposition as to a matter to be voted on at the meeting; and

•	the matter subject to voting would not have a material adverse impact on shareholders.

The effect of this discretionary proxy is that if you do not give voting instructions to the depositary to direct how the Class A ordinary shares underlying the ADSs are voted, you cannot prevent the Class A ordinary shares underlying the ADSs from being voted, under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary of the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares the ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of the ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We and the depositary are entitled to amend the deposit agreement and to change the rights of ADSs holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADSs holders.

We and the depositary are entitled to amend the deposit agreement and to change the rights of the ADSs holders under the terms of such agreement, without the prior consent of the ADSs holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADSs holders, ADSs holders will receive 30 days’ advance notice of the amendment, but no prior consent of the ADSs holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADSs holders will receive at least 90 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADSs holders or terminate the deposit agreement, the ADSs holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A ordinary shares, but will have no right to any compensation whatsoever.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of the ADSs or the ability to surrender the ADSs for the purpose of withdrawal of our Class A ordinary shares.

The ADSs are transferable on the books of the depositary. However, the depositary may close its books for transfers or for surrender for the purpose of withdrawal at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADSs holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADSs holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may, among other things, limit and discourage lawsuits against us and/or the depositary and lead to limited access to information and other imbalances of resources between you as ADS holders and us. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the ADSs or Class A ordinary shares.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties (other than rents and royalties that are derived in the conduct of an active business and meet certain requirements). Cash is generally a passive asset for these purposes. Goodwill and other intangibles generally are treated as active assets to the extent associated with business activities that produce active income.

Based on the current and expected composition of our income and assets and the estimated value of our assets, including goodwill and other intangibles, which is based on the expected price of the ADSs in this offering, we do not expect to be a PFIC for our current taxable year. However, the application of the PFIC rules to a company like us is subject to certain uncertainties. Our PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of our income and assets and the value of our assets from time to time. The value of our goodwill and other intangibles may be determined, in large part, by reference to the market price of the ADSs, which could be volatile. Therefore, because we currently hold, and will continue to hold a substantial amount of cash after this offering, we may be or become a PFIC for any taxable year if our market capitalization declines significantly after this offering. Moreover, it is not entirely clear how the contractual arrangements among us and the VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if the VIEs are not treated as owned by us for these purposes. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year. If we are a PFIC for any taxable year during which a U.S. investor owns ADSs or Class A ordinary shares, the U.S. investor generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. See “Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, results of operations and financial condition.

We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. Under Section 3(a)(1) of the Investment Company Act, an entity generally will be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an applicable exemption: (a) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading securities; or (b) it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire investment securities (other than U.S. government securities, securities issued by employees’ securities companies and securities issued by qualifying majority-owned subsidiaries of such entity) having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We are, and hold ourselves out to be, primarily engaged in the business of researching, designing, developing and providing digital corporate learning SaaS solutions, and not in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that our company is what is frequently referred to as an “orthodox” investment company as defined in the Investment Company Act and described in clause (a) in the preceding paragraph. Furthermore, on an unconsolidated basis, at least 60% of the value of our company’s total assets (exclusive of U.S. government securities and cash items) consists of our indirect interest, through our wholly-owned subsidiaries, in Yunxutang Information Technology (Jiangsu) Co., Ltd., or Yunxuetang Information. Yunxuetang Information is our indirect wholly owned subsidiary, and we believe Yunxutang Information is a qualifying majority-owned subsidiary for purposes of the 40% test described in clause (b) in the preceding paragraph, because Yunxuetang Information is primarily engaged in the business of researching, designing, developing and providing digital corporate learning SaaS solutions, and is not an investment company by virtue of Rule 3a-1 under the Investment Company Act. Under Rule 3a-1, an entity is generally deemed to be an “investment company” if, absent an applicable exemption, more than 45% of the value of its assets (exclusive of U.S. government securities and cash items) consists of, and more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity and securities issued by qualifying companies that are controlled primarily by such entity. Yunxuetang Information’s assets, consolidated with its wholly-owned subsidiaries (within the meaning of the Investment Company Act), consist primarily of trade receivables (including trade receivables due from related parties), prepayments, property and equipment, right-of-use assets, intangible assets that are not securities, and other assets that we believe would not be considered securities for purposes of the Investment Company Act. Therefore, we believe that, consolidating Yunxuetang Information’s wholly-owned subsidiaries (within the meaning of the Investment Company Act), no more than 45% of the value of its assets (exclusive of U.S. government securities and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of Yunxuetang Information and securities issued by qualifying companies that are controlled primarily by Yunxuetang Information. Accordingly, we believe that Yunxuetang Information is not an investment company by virtue of Rule 3a-1 under the Investment Company Act, and therefore is a qualifying majority-owned subsidiary held through our company’s wholly-owned subsidiaries for purposes of applying the 40% test described in clause (b) in the preceding paragraph to our company and such wholly-owned subsidiaries.

The need to comply with Section 3(a)(1) and Rule 3a-1 under the Investment Company Act may cause us to restrict our business and subsidiaries with respect to how we invest excess cash pending use in our business. In addition, if we no longer meet the requirements of Section 3(a)(1) and Rule 3a-1, and no other exemption is available to us, we may take other actions in order to conduct our business in a manner that does not subject us to the registration and other requirements of the Investment Company Act. This may include adjusting our cash management investments, which may result in lower rates of returns, and/or liquidating all or a portion of our investment securities, including on unfavorable terms, and holding such amounts in cash, and/or acquiring assets or businesses that could change the nature of our business or potentially take other actions that may be viewed as adverse to the holders of the ADSs or Class A ordinary shares, in order to conduct our business in a manner that does not subject us to the registration and other requirements of the Investment Company Act.

If anything were to happen which would cause our company to be deemed to be an investment company under the Investment Company Act, we may lose our ability to raise money in the U.S. capital markets and from U.S. lenders, and additional restrictions under the Investment Company Act could apply to us, all of which could make it impractical for us to continue our business as currently conducted. In addition, if we were to become inadvertently subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts could be deemed unenforceable. This would materially and adversely affect the value of the ADSs and our ability to pay dividends in respect of our Class A ordinary shares.

We have granted, and may continue to grant share incentives, which may result in increased share-based compensation expenses.

We adopted a share incentive plan in September 2021, or the 2021 Share Plan, for the purpose of granting share-based compensation awards to our officers, directors, employees and other eligible persons to incentivize their performance and align their interests with ours. As of the date of this prospectus, the maximum aggregate number of ordinary shares we are authorized to issue pursuant to the 2021 Share Plan is 11,258,693 ordinary shares, and 4,378,011 shares have been granted pursuant to the 2021 Share Plan. In 2022, 2023 and the three months ended March 31, 2023 and 2024, we recorded RMB71.8 million, RMB26.1 million (US$3.6 million), RMB10.9 million and RMB2.6 million (US$0.4 million), respectively, in share-based compensation expenses.

We believe the granting of share-based compensation awards is of significant importance to our ability to attract and retain key personnel and employees, and we may grant share-based compensation awards in the future. As a result, we may incur expenses associated with share-based compensation, which may have a material and adverse effect on our financial condition and results of operations. Our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards.

Furthermore, there are no assurance that the number of shares reserved for issuance under our share incentive plan will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees. In case we decide to reserve and issue additional shares under our share incentive plan, your interests in our company will be further diluted by such issuance.

The issuance of additional shares in connection with acquisitions, our share incentive plans or otherwise will dilute all other shareholdings.

Our post-offering memorandum and articles of association authorizes us to issue additional 321,849,861 ordinary shares of such class or classes (however designated) as the board of directors may determine in accordance with the post-offering memorandum and articles of association after this offering. Subject to compliance with applicable rules and regulations, we may issue all of these shares that are not already outstanding without any action or approval by our shareholders. We intend to continue to evaluate strategic acquisitions in the future. We may pay for such acquisitions, partly or in full, through the issuance of additional equity. Any future issuance of shares in connection with our acquisitions, the exercise of share options, the vesting of restricted share units or otherwise would dilute the percentage ownership held by existing investors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

•	general economic, political, demographic and business conditions in China and globally;

•	our ability to implement our growth strategy;

•	the success of operating initiatives, including advertising and promotional efforts and new solution development by us and our competitors;

•	our ability to develop and apply our technologies to support and expand our solution offerings;

•	the expected growth of the digital corporate learning industry in China;

•	competition in the digital corporate learning industry in China;

•	changes in government policies and regulation;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other risk factors discussed under “Risk Factors.”

In light of the significant uncertainties in these forward-looking statements, you should not regard these statement as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We expect to receive total estimated net proceeds from this offering of approximately US$25.7 million, or US$30.4 million if the underwriters exercise their option to purchase additional ADSs in full, based on the assumed initial public offering price of US$12.00 per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the following purposes:

•	approximately 40% for investment in research and development and technology system to enhance and expand our solution offerings;

•	approximately 20% for marketing and brand promotions;

•

approximately 20% for strategic investments and acquisitions complementary to our business, such as other corporate learning solution providers, high quality content providers, software development companies, although we have not identified any specific investments or acquisition targets at this time; and

•	approximately 20% for other general corporate purposes.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our consolidated VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

We have not previously declared or paid any cash dividend or dividend in kind and we have no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulation Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents.”

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our Class A ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

CAPITALIZATION

The table below sets forth our capitalization as of March 31, 2024:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the automatic conversion and the re-designation, as applicable, of all of our outstanding preferred shares and all of our outstanding ordinary shares, except for the 16,931,824 ordinary shares held by Unicentury Holdings Limited beneficially owned by Mr. Xiaoyan Lu, our director, founder and chairman of the board, into Class A ordinary shares on a one-for-one basis effective immediately prior to the completion of this offering; and (ii) the re-designation of 16,931,824 ordinary shares held by Unicentury Holdings Limited beneficially owned by Mr. Xiaoyan Lu into Class B ordinary shares on a one-for-one basis effective immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis to give effect to (i) the automatic conversion and the re-designation, as applicable, of all of our outstanding preferred shares and all of our outstanding ordinary shares, except for the 16,931,824 ordinary shares held by Unicentury Holdings Limited beneficially owned by Mr. Xiaoyan Lu, into Class A ordinary shares on a one-for-one basis effective immediately prior to the completion of this offering; (ii) the re-designation of 16,931,824 ordinary shares held by Unicentury Holdings Limited beneficially owned by Mr. Xiaoyan Lu into Class B ordinary shares on a one-for-one basis effective immediately prior to the completion of this offering; (iii) the issuance of 12,164,745 Class A ordinary shares reflecting the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus; and (iv) the issuance and sale of 8,250,000 Class A ordinary shares represented by the ADSs by us in this offering, and the receipt of approximately US$25.7 million in estimated net proceeds, assuming an offering price of US$12.00 per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The conversion of all of our outstanding convertible redeemable preferred shares into ordinary shares on a one-for-one basis is subject to full-ratchet anti-dilution mechanism if the issuance price of the securities issued in this offering determined based on the per share offering price or the per ADS offering price and the conversion ratio between ADS and Class A ordinary shares (the “initial public offering price”) is lower than the respective issuance prices of our preferred shares when they were issued. Such anti-dilution mechanism will be triggered if the initial public offering price per ADS is less than US$20.24. Given that the initial public offering price per ADS falls within the estimated initial public offering price range of US$11.00 to US$13.00 set forth on the front cover of this prospectus, all of our 26,417,318 Series E preferred shares and Series E2 preferred shares will be converted into 38,582,063 Class A ordinary shares (including the automatic conversion into 26,417,318 Class A ordinary shares on a one-for-one basis and the issuance of 12,164,745 Class A ordinary shares for no additional consideration; see “Description of Share Capital—Anti-Dilution Adjustment” for details of calculation method), after taking into account anti-dilution adjustments, and 169,900,139 ordinary shares will be outstanding immediately prior to the completion of this offering. We have also incurred additional indebtedness after March 31, 2024. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Cash Requirements.”

	As of March 31, 2024
	Actual		Pro forma		Pro forma as adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)

	(unaudited)
Indebtedness
Short-term borrowings	36,900	5,111	36,900	5,111	36,900	5,111
Long-term borrowings	215,500	29,846	215,500	29,846	215,500	29,846
Mezzanine equity
Series A preferred shares (US$0.0001 par value; 15,040,570 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	412,141	57,082	—	—	—	—
Series B preferred shares (US$0.0001 par value; 7,085,330 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	199,849	27,679	—	—	—	—
Series C preferred shares (US$0.0001 par value; 23,786,590 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	504,393	69,858	—	—	—	—
Series D preferred shares (US$0.0001 par value; 37,152,161 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	1,086,404	150,464	—	—	—	—
Series E convertible redeemable preferred shares (US$0.0001 par value, 26,417,318 shares authorized, issued and outstanding on an actual basis, and none outstanding on a pro forma or a pro forma as adjusted basis)	1,447,743	200,510	—	—	—	—
Total Mezzanine equity	3,650,530	505,593	—	—	—	—
Shareholders’ equity
Ordinary shares (US$0.0001 par value 390,518,031 shares authorized, 48,253,425 shares issued and outstanding on an actual basis)	33	5	—	—	—	—
Class A ordinary shares (par value of US$0.0001 per share; nil authorized, issued and outstanding on an actual basis, 483,068,176 shares authorized, 140,803,570 shares issued and outstanding on a pro forma basis; 483,068,176 shares authorized, 161,218,315 shares issued and outstanding on a pro forma as adjusted basis)	—	—	99	14	113	16
Class B ordinary shares (par value of US$0.0001 per share; nil authorized, issued and outstanding on an actual basis, 16,931,824 shares authorized, issued and outstanding on a pro forma and pro forma as adjusted basis)	—	—	14	2	14	2
Additional paid-in capital	13,117	1,817	3,763,038	521,176	3,948,742	546,896
Accumulated other comprehensive income	21,356	2,958	21,356	2,958	21,356	2,958
Accumulated deficit	(3,531,679)	(489,132)	(3,531,679)	(489,132)	(3,531,679)	(489,132)
Total YXT.COM Group Holding Limited shareholders’ (deficit)/equity	(3,497,173)	(484,352)	252,828	35,018	438,546	60,740

Total shareholders’ (deficit)/equity	(3,497,173)	(484,352)	252,828	35,018	438,546	60,740

Total capitalization	405,757	56,198	505,228	69,975	690,946	95,697

Notes: (1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ (deficit)/equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$ per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus) would increase (decrease) each of additional paid-in capital, total shareholders’ (deficit)/equity, and total capitalization by US$2.61 million, assuming the number of Class A ordinary shares represented by the ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book deficit as of March 31, 2024 was approximately US$5.3 million, or US$0.11 per ordinary share and US$0.33 per ADS. Net tangible book deficit represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share as adjusted from the initial public offering price per ordinary share.

On a pro forma basis, without taking into account any other changes in such net tangible book value after March 31, 2024, other than to give effect to (i) the automatic conversion and the re-designation, as applicable, of all of our outstanding preferred shares and all of our outstanding ordinary shares, except for the 16,931,824 ordinary shares held by Unicentury Holdings Limited beneficially owned by Mr. Xiaoyan Lu, our director, founder and chairman of the board, into Class A ordinary shares on a one-for-one basis effective immediately prior to the completion of this offering; and (ii) the re-designation of 16,931,824 ordinary shares held by Unicentury Holdings Limited beneficially owned by Mr. Xiaoyan Lu into Class B ordinary shares on a one-for-one basis effective immediately prior to the completion of this offering, our pro forma net tangible book value as of March 31, 2024 would have been approximately US$8.5 million, or US$0.05 per ordinary share and US$0.15 per ADS.

On a pro forma as adjusted basis, without taking into account any other changes in such net tangible book value after March 31, 2024, other than to give effect to (i) the automatic conversion and the re-designation, as applicable, of all of our outstanding preferred shares and all of our outstanding ordinary shares, except for the 16,931,824 ordinary shares held by Unicentury Holdings Limited beneficially owned by Mr. Xiaoyan Lu, into Class A ordinary shares on a one-for-one basis effective immediately prior to the completion of this offering; (ii) the re-designation of 16,931,824 ordinary shares held by Unicentury Holdings Limited beneficially owned by Mr. Xiaoyan Lu into Class B ordinary shares on a one-for-one basis effective immediately prior to the completion of this offering; (iii) the issuance of 12,164,745 Class A ordinary shares reflecting the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus; and (iv) the issuance and sale of 8,250,000 Class A ordinary shares represented by the ADSs by us in this offering, and the receipt of approximately US$25.7 million in estimated net proceeds, assuming an offering price of US$12.00 per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2024 would have been approximately US$34.2 million, or US$0.19 per ordinary share and US$0.57 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$3.81 per ordinary share, or US$11.43 per ADS, to purchasers of ADSs in this offering. The following table illustrates such dilution.

	Per Ordinary Share		Per ADS
Initial public offering price	US$	4.00	12.00
Net tangible book deficit as of March 31, 2024	US$	(0.11)	(0.33)
Pro forma net tangible book value after giving effect to the automatic conversion of all of our outstanding preferred shares	US$	0.05	0.15
Pro forma net tangible book value as adjusted to give effect to the automatic conversion of all of our outstanding preferred shares, the anti-dilution adjustments and this offering	US$	0.19	0.57
Amount of dilution in net tangible book value to new investors in this offering	US$	3.81	11.43

The pro forma information discussed above is illustrative only.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2024, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include the ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
			Amount (in thousands of US$)	Percent
	Number	Percent			US$	US$
Existing shareholders (1)	169,900,139	95.37%	342,022	91.20%	2.01	6.04
New investors	8,250,000	4.63%	33,000	8.80%	4.00	12.00
Total	178,150,139	100.00%	375,022	100.00%

Note: (1)

Includes 12,164,745 Class A ordinary shares to be issued for no additional consideration immediately prior to the completion of this offering reflecting the anti-dilution adjustments. See “Description of Share Capital—Anti-Dilution Adjustment” for details.

The discussion and tables above also assume no exercise of any stock options outstanding as of the date of this prospectus. As of the date of this prospectus, 4,378,011 ordinary shares underlying share awards have been granted under our share incentive plan, and there are a total of 6,880,682 ordinary shares available for future issuance upon the exercise of grants under our share incentive plan. To the extent that any of the awards of options are granted and exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Walkers (Hong Kong), our counsel as to Cayman Islands law, and Global Law Office, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Walkers (Hong Kong) has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Walkers (Hong Kong) has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

PRC

We have been advised by Global Law Office, our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Global Law Office has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ADSs or Class A ordinary shares.

OUR HISTORY AND CORPORATE STRUCTURE

Our Major Business Milestones

In 2011, Yunxuetang Network was founded and commenced operations.

In 2013, Yunxuetang Network released its corporate learning software products and started to offer free trial to enterprises. In 2015, Yunxuetang Network launched its commercial software products.

In 2017, to expand its content library, Yunxuetang Network stated to built its content ecosystem by collaborating with content partners. Since 2019, Yunxuetang Network has been focusing on investing in in-house content development and on promoting software-content integration. To further expand the software + content ecosystem, we have been focusing on selected strategic cooperation, investment and acquisitions since 2020.

As a result, we are the largest digital corporate learning solution provider in China in terms of total revenue, subscription revenue and number of subscription customers in 2023, according to Frost & Sullivan.

Our Corporate History

We are an exempted company with limited liability incorporated in the Cayman Islands. We commenced our operations in 2011 through Jiangsu Yunxuetang Network Technology Co., Ltd., or Yunxuetang Network.

In April 2007, CEIBS Publishing Group Limited, or CEIBS PG, was incorporated under the laws of Hong Kong. CEIBS PG commenced its operation in 2007 through Shanghai China Europe International Culture Communication Co., Ltd., or Shanghai China Europe, and Shanghai Fenghe Culture Communication Co., Ltd., or Shanghai Fenghe.

In August 2008, Fenghe Enterprise Management Consulting (Shanghai) Co., Ltd., or Fenghe Consulting, was incorporated in the PRC. Fenghe Consulting is currently a wholly-owned subsidiary of CEIBS PG.

In January 2017, UNICENTURY GROUP HOLDING LIMITED, our current ultimate holding company, was incorporated under the laws of the Cayman Islands. In June 2021, we renamed our holding company to YXT.COM GROUP HOLDING LIMITED.

In February 2017, YXT.COM (HK) Limited (formerly known as Unicentury (HK) Limited), currently a wholly-owned subsidiary of YXT.COM GROUP HOLDING LIMITED, was incorporated under the laws of Hong Kong.

In August 2017, Yunxuetang Information Technology (Jiangsu) Co., Ltd., or Yunxuetang Information, was incorporated in the PRC. Yunxuetang Information is currently a wholly-owned subsidiary of YXT.COM (HK) Limited.

In June 2020, we acquired 60% equity interest in CEIBS PG. YXT.COM GROUP HOLDING LIMITED currently holds 39% and 21% equity interest in CEIBS PG through two wholly-owned subsidiaries, Digital B-School China Limited and CEIBS Management Limited, respectively. Since the date of the acquisition, we have consolidated its financial data into our results of operations.

In January 2024, pursuant to a partial final award issued by the HKIAC, the transfer of 21% equity interest in CEIBS PG to us was declared invalid at the time of the transfer and our Group’s appointment of one director of CEIBS PG was invalid. We subsequently applied to set aside the arbitration award in April 2024 with the High Court of Hong Kong and CEIBS also filed an application to the High Court of Hong Kong to enforce the arbitration award in April 2024. In May 2024, the High Court of Hong Kong held a hearing, and the set aside application and the enforcement application were adjourned for substantive arguments before a judge in August 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and

Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” Given that Hong Kong courts have adopted a very pro-arbitration approach, we determined that we have lost control over CEIBS PG since the partial final award was declared on January 15, 2024 even though our application to set aside the partial final award is still pending adjudication. As a result, CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024.

Yunxuetang Information entered into a series of contractual arrangements, as amended and restated, with Yunxuetang Network and its shareholders, through which we obtained control over Yunxuetang Network and its subsidiaries. In addition, Fenghe Consulting entered into a series of contractual arrangements, as amended and restated, with Shanghai China Europe and Shanghai Fenghe and their respective shareholders, through which we obtained control over Shanghai China Europe and Shanghai Fenghe and their respective subsidiaries.

As a result, we are considered the primary beneficiary for accounting purposes, of Yunxuetang Network, Shanghai China Europe, Shanghai Fenghe and their subsidiaries. We treat them as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP. We refer to each of Yunxuetang Information and Fenghe Consulting as our wholly foreign owned entity, or WFOE, and to each of Yunxuetang Network, Shanghai China Europe and Shanghai Fenghe as our variable interest entity, or VIE, in this prospectus. For more details and risks related to our variable interest entity structure, please see “—Contractual Arrangements with the VIEs and Their Shareholders” and “Risk Factors—Risks Related to Our Corporate Structure.”

Our Corporate Structure

The following diagram illustrates our corporate structure, including all of our significant subsidiaries and the VIE immediately upon the completion of this offering.

Note: (1)

Shareholders of Yunxuetang Network are Xiaoyan Lu (our director, founder and chairman of the Board), Suzhou Xinzhiyun Enterprise Management Consulting Center (LLP), Suzhou Dazhiqihong Enterprise Management Consulting Center (LLP), Shanghai Ximalaya Technology Co., Ltd., Jie Ding (our director and co-founder), Beijing Langmafeng Venture Capital Management Co., Ltd., and certain other nominee shareholders, each holding approximately 66.8%, 9.8%, 5.8%, 4.2%, 4.2%, 1.0% and 8.1%, respectively, of Yunxuetang Network’s equity interests. Most of the nominee shareholders are also shareholders of our company.

Contractual Arrangements with the VIEs and Their Shareholders

We are a company registered in the Cayman Islands. Our PRC subsidiaries are considered foreign-invested enterprises. Our subsidiary Yunxuetang Information controls Yunxuetang Network through a series of contractual arrangements. Before January 15, 2024, our subsidiary Fenghe Consulting controlled the VIEs Shanghai China Europe and Shanghai Fenghe, respectively, in each case through a series of contractual arrangements. CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024 and the subsidiaries and the VIEs controlled by CEIBS PG, namely Fenghe Consulting, Shanghai China Europe and Shanghai Fenghe, have been deconsolidated as well. Thus, we refer to Yunxuetang Network, Shanghai China Europe and Shanghai Fenghe as the VIEs before January 15, 2024, and refer to Yunxuetang Network as the VIE after January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” As a result of these contractual arrangements, we are considered the primary beneficiary of the VIE(s) for accounting purposes, and consolidate their operating results in our financial statements under the U.S. GAAP.

The following is a summary of the contractual arrangements by and among Yunxuetang Information, Yunxuetang Network and the shareholders of Yunxuetang Network. For the complete text of these contractual arrangements, please see the copies filed as exhibits to the registration statement filed with the SEC of which this prospectus forms a part. Fenghe Consulting entered into similar contractual arrangements with each of the Shanghai China Europe and Shanghai Fenghe, as a result of which we were considered the primary beneficiary of the VIEs for accounting purposes, and consolidated their operating results in our financial statements under the U.S. GAAP before the deconsolidation of CEIBS PG.

In the opinion of Global Law Office, our PRC legal counsel, the contractual arrangements described below are valid, binding and enforceable under current PRC law. However, these contractual arrangements may not be as effective as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our value-added telecommunication services and related business do not comply with PRC government restrictions on foreign investment in such businesses, we could be subject to severe penalties including being prohibited from continuing operations. For a description of the risks related to these contractual arrangements and our corporate structure, please see “Risk Factors—Risks Related to Our Corporate Structure.”

Exclusive Technology and Consulting Service Agreements

Under the exclusive technology and consulting service agreements among Yunxuetang Information and Yunxuetang Network, Yunxuetang Information has agreed to provide the following services to Yunxuetang Network:

•	the product development and research;

•	the website design and the design, installation, testing and maintenance of network system;

•	the database support and software services;

•	the consultancy services including economy consultancy, project investment consultancy, technology information consultancy and enterprise management consultancy;

•	the orientation and on-the-job trainings to technical staff;

•	the technology development, consultancy and transfer services;

•	the design of short-to-medium term market development plan; and

•	other related technology services.

Yunxuetang Network has agreed to pay quarterly service fee to Yunxuetang Information for an amount equal to 100% of its pre-tax profit. Yunxuetang Information maintained certain personnel for content development, sales and marketing, research and development, and general and administrative functions to support the operations of Yunxuetang Network, the VIE. As a result, despite that Yunxuetang Network has not achieved accumulated pre-tax profit, based on negotiations between Yunxuetang Network and Yunxuetang Information, Yunxuetang Network has agreed to pay certain amount of service fees to Yunxuetang Information for the support services of its personnel. The agreement continues to be effective unless it is terminated by written notice of Yunxuetang Information or according to the provisions in the agreement. Unless otherwise required by applicable laws, Yunxuetang Network shall not have any right to terminate the exclusive technology and consulting service agreement in any event.

Each of the exclusive technology and consulting service agreement between Fenghe Consulting and Shanghai China Europe and the exclusive technology and consulting service agreement between Fenghe Consulting and Shanghai Fenghe contains terms substantially similar to the exclusive technology and consulting service agreement described above.

Equity Interest Pledge Agreements

Under the equity interest pledge agreement among Yunxuetang Information, Yunxuetang Network and the shareholders of Yunxuetang Network, each of the shareholders of Yunxuetang Network pledged his or her respective equity interest in Yunxuetang Network to Yunxuetang Information to secure his or her obligations under the exclusive technology and consulting service agreement, exclusive option agreement and power of attorney agreement. Each of the shareholders of Yunxuetang Network further agreed to not transfer or pledge his or her respective equity interest in Yunxuetang Network without the prior written consent of Yunxuetang Information. Each of the equity pledge agreement shall remain binding until the respective pledger, as the case may be, discharges all his or her obligations under the above-mentioned agreements. As the date of this prospectus, the equity pledges under the equity interest pledge agreement have been registered with competent PRC regulatory authority.

Each of the equity interest pledge agreement between Fenghe Consulting, Shanghai China Europe and the shareholders of Shanghai China Europe, and the equity interest pledge agreement between Fenghe Consulting, Shanghai Fenghe and the shareholders of Shanghai Fenghe contains terms substantially similar to the equity interest pledge agreement described above.

Exclusive Option Agreements

Under the exclusive option agreement among Yunxuetang Information, Yunxuetang Network and the shareholders, each of the shareholders of Yunxuetang Network granted Yunxuetang Information an exclusive option to purchase all or a portion of his or her respective equity interest in Yunxuetang Network at a price equal to the minimum amount of consideration permitted by applicable PRC law. Each of Yunxuetang Network and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in Yunxuetang Network unless otherwise specified under the applicable exclusive technology and consulting service agreement, equity interest pledge agreement and power of attorney agreement. Each exclusive purchase option agreement shall remain in effect until all of the equity interests in Yunxuetang Network have been acquired by Yunxuetang Information.

Each of the exclusive option agreement between Fenghe Consulting, Shanghai China Europe and the shareholders of Shanghai China Europe, and the exclusive option agreement between Fenghe Consulting, Shanghai Fenghe and the shareholders of Shanghai Fenghe contains terms substantially similar to the exclusive option agreement described above.

Power of Attorney Agreements

Pursuant to the power of attorney agreement among Yunxuetang Information, Yunxuetang Network and the shareholders of Yunxuetang Network, each of the shareholders of Yunxuetang Network irrevocably appointed Yunxuetang Information as their exclusive agent and attorney to act on their behalf on all shareholder matters of Yunxuetang Network and exercise all rights as shareholders of Yunxuetang Network. This power of attorney agreement shall remain valid during a period of ten (10) years, unless the applicable exclusive technology and consulting service agreement, equity interest pledge agreement and exclusive option agreement are terminated or the shareholders cease to be shareholders of Yunxuetang Network.

Each of the power of attorney agreement between Fenghe Consulting, Shanghai China Europe and the shareholders of Shanghai China Europe, and the power of attorney agreement between Fenghe Consulting, Shanghai Fenghe and the shareholders of Shanghai Fenghe contains terms substantially similar to the power of attorney agreement described above.

Spousal Consents

Each of the spouses of the applicable individual shareholders of Yunxuetang Network has signed a spousal consent. Under the spousal consent, the signing spouse undertook not to make any assertions in connection with the equity interests in Yunxuetang Network held by his or her spouse. Moreover, the spouse agreed that the disposition of the equity interest in Yunxuetang Network which is held by and registered under the name of his or her spouse shall be made pursuant to the above-mentioned technology and consulting service agreement, equity interest pledge agreement, exclusive option agreement and power of attorney agreement, as amended from time to time. In addition, in the event that any of them obtains any equity interest in Yunxuetang Network held by their respective spouses for any reason, such spouse agreed to be bound by similar obligations and agreed to enter into similar contractual arrangements.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of operations for the years ended December 31, 2022 and 2023, summary consolidated balance sheet data as of December 31, 2022 and 2023 and summary consolidated cash flow data for the years ended December 31, 2022 and 2023 have been derived from audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations for the three months ended March 31, 2023 and 2024, summary consolidated balance sheet data as of March 31, 2024 and summary consolidated cash flow data for the three months ended March 31, 2023 and 2024 have been derived from unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments of a normal recurring nature as necessary for the fair statement of our financial position as of December 31, 2023 and March 31, 2024, and our results of operations and cash flows for the three months ended March 31, 2023 and 2024. CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” For certain of our financial data on the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Development.” Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statements of operations for the periods presented.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
						(unaudited)
Revenues
Corporate learning solutions (1)	424,275	98.5	411,822	57,037	97.1	114,634	93.8	82,031	11,361	98.6
Others	6,361	1.5	12,194	1,689	2.9	7,533	6.2	1,185	164	1.4

Total revenues	430,636	100.0	424,016	58,726	100.0	122,167	100.0	83,216	11,525	100.0
Cost of revenues	(197,899)	(46.0)	(194,474)	(26,935)	(45.9)	(44,541)	(36.5)	(31,147)	(4,313)	(37.4)

Gross profit	232,737	54.0	229,542	31,791	54.1	77,626	63.5	52,069	7,212	62.6

Operating expenses
Sales and marketing expenses	(344,729)	(80.1)	(244,379)	(33,846)	(57.6)	(53,588)	(43.9)	(36,953)	(5,118)	(44.4)
Research and development expenses	(312,093)	(72.5)	(176,537)	(24,450)	(41.6)	(48,623)	(39.8)	(30,052)	(4,162)	(36.1)
General and administrative expenses	(206,254)	(47.9)	(142,852)	(19,785)	(33.7)	(38,394)	(31.4)	(28,215)	(3,908)	(33.9)

Total operating expenses	(863,076)	(200.4)	(563,768)	(78,081)	(132.9)	(140,605)	(115.1)	(95,220)	(13,188)	(114.4)
Other operating income	9,507	2.2	5,629	780	1.3	1,939	1.6	513	70	0.6

Loss from operations	(620,832)	(144.2)	(328,597)	(45,510)	(77.5)	(61,040)	(50.0)	(42,638)	(5,906)	(51.2)

Interest and investment income	5,682	1.3	4,613	639	1.1	1,696	1.4	2,431	337	2.9
Interest expense	(497)	(0.1)	(4,650)	(644)	(1.1)	(914)	(0.7)	(2,484)	(344)	(3.0)
Investment losses	—	—	(13,144)	(1,820)	(3.1)	(1,406)	(1.2)	(1,841)	(255)	(2.2)
Gain on deconsolidation of CEIBS PG	—	—	—	—	—	—	—	78,760	10,908	94.6
Foreign exchange gain/(loss), net	2,151	0.5	(350)	(49)	(0.1)	(512)	(0.4)	3	1	0.0
Change in fair value of derivative liabilities	(32,190)	(7.5)	102,419	14,185	24.2	(4,305)	(3.5)	808	112	1.0

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
						(unaudited)
(Loss)/income before income tax benefit	(645,686)	(149.9)	(239,709)	(33,199)	(56.5)	(66,481)	(54.4)	35,039	4,853	42.1
Income tax benefit	5,391	1.3	9,871	1,367	2.3	1,233	1.0	—	—	—

Net (loss)/income	(640,295)	(148.7)	(229,838)	(31,832)	(54.2)	(65,248)	(53.4)	35,039	4,853	42.1

Foreign currency translation adjustment, net of nil tax	47,034	10.9	2,385	330	0.6	(3,970)	(3.2)	341	47	0.4
Change in unrealized (loss)/gain on investments in available-for-sale debt securities	(1,650)	(0.4)	6,988	968	1.6	2,879	2.4	(2,760)	(382)	(3.3)

Total comprehensive (loss)/income	(594,911)	(138.1)	(220,465)	(30,534)	(52.0)	(66,339)	(54.2)	32,620	4,518	39.2
Total comprehensive loss attributable to non-controlling interests shareholders	25,520	5.9	9,383	1,300	2.2	2,454	2.0	300	41	0.4
Total comprehensive (loss)/income attributable to YXT.COM Group Holding Limited	(569,391)	(132.2)	(211,082)	(29,234)	(49.8)	(63,885)	(52.2)	32,920	4,559	39.6

Net loss attributable to ordinary shareholders of YXT.COM Group Holding Limited	(1,011,491)	(234.9)	(229,907)	(31,843)	(54.2)	(137,186)	(112.3)	(51,510)	(7,134)	(61.9)
Weighted average number of ordinary shares—Basic and diluted	47,315,140		48,781,392	48,781,392		48,259,381		49,232,594	49,232,594
Net loss per share attributable to ordinary shareholders of YXT.COM Group Holding Limited	(21.38)		(4.71)	(0.66)		(2.84)		(1.05)	(0.14)

Note: (1)	Corporate learning solution revenue includes subscription revenue and non-subscription revenue.

Pro forma basic and diluted net (loss)/income per share was computed to give effect to the automatic conversion and the re-designation, as applicable, of all of our outstanding convertible redeemable preferred shares into ordinary shares on a one-for-one basis as if the conversion and reclassification had occurred as of the beginning of the period, after taking into account the anti-dilution adjustments on additional shares to be issued based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. The following table presents the reconciliations (i) from net loss per share attributable to ordinary shareholders to pro forma net (loss)/income per share attributable to ordinary shareholders, and (ii) from weighted average ordinary shares outstanding to pro forma weighted average ordinary shares outstanding.

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2022	2023	2023	2024
	RMB	RMB	RMB	RMB
	(in thousands, except for shares and per share data)

Numerator
Net loss attributable to ordinary shareholders	(1,011,491)	(229,907)	(137,186)	(51,510)
Pro forma adjustment for conversion of convertible redeemable preferred shares and adjustment to anti-dilution provision—net accretion of convertible redeemable preferred shares	396,716	9,452	74,392	86,849

	For the Year Ended December 31,		For the Three Months Ended March 31,
	2022	2023	2023	2024
	RMB	RMB	RMB	RMB
	(in thousands, except for shares and per share data)
Pro forma adjustment for conversion of convertible redeemable preferred shares—change in fair value of derivative liabilities	32,190	(102,419)	4,305	(808)

Numerator for pro forma basic and diluted (loss)/income per share	(582,585)	(322,874)	(58,489)	34,531

Denominator
Weighted average number of ordinary shares used in computing net loss per share	47,315,140	48,781,392	48,259,381	49,232,594
Pro forma effect of conversion of preferred shares including anti-dilution impact	121,646,714	121,646,714	121,646,714	121,646,714
Denominator for pro forma basic and diluted (loss)/income per share	168,961,854	170,428,106	169,906,095	170,879,308

Dilutive effect of restricted share units	—	—	—	442,012
Denominator for pro forma diluted (loss)/income per share	168,961,854	170,428,106	169,906,095	171,321,320

Pro forma net (loss)/income per share, basic	(3.45)	(1.89)	(0.34)	0.20
Pro forma net (loss)/income per share, diluted	(3.45)	(1.89)	(0.34)	0.20

The following table presents our summary consolidated balance sheet data as of the dates presented.

	As of December 31,			As of March 31,
	2022	2023		2024
	RMB	RMB	US$	RMB	US$
	(in thousands)
				(unaudited)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	432,007	320,489	44,387	218,870	30,313
Short-term investments	102,478	58,128	8,051	56,245	7,790
Accounts receivable, net	34,987	32,790	4,541	22,193	3,074
Prepaid expenses and other current assets	28,798	12,028	1,666	8,982	1,244
Total current assets	598,270	423,435	58,645	306,290	42,421
Total assets	1,036,599	924,846	128,090	792,841	109,807
Total current liabilities	599,200	473,949	65,641	361,811	50,108
Total liabilities	689,569	772,158	106,943	639,484	88,566
Total mezzanine equity	3,554,229	3,563,681	493,564	3,650,530	505,593
Total shareholders’ deficit	(3,207,199)	(3,410,993)	(472,417)	(3,497,173)	(484,352)
Total liabilities, mezzanine equity and shareholders’ deficit	1,036,599	924,846	128,090	792,841	109,807

The following table presents our summary consolidated cash flow data for the periods presented.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)
Net cash used in operating activities	(456,835)	(257,029)	(35,598)	(161,545)	(58,491)	(8,101)
Net cash generated from/(used in) investing activities	267,917	(97,533)	(13,508)	34,279	(29,509)	(4,087)
Net cash generated from/(used in) financing activities	9,575	241,904	33,503	9,851	(13,400)	(1,856)
Effect of exchange rate changes on cash and cash equivalents	20,809	1,140	158	(4,026)	(219)	(30)
Net decrease in cash and cash equivalents	(158,534)	(111,518)	(15,445)	(121,441)	(101,619)	(14,074)
Cash and cash equivalents at beginning of the year/period	590,541	432,007	59,832	432,007	320,489	44,387

Cash and cash equivalents at end of the year/period	432,007	320,489	44,387	310,566	218,870	30,313

Non-GAAP Financial Measures

In evaluating our business, we consider and use certain non-GAAP measures, including adjusted net loss, adjusted net loss margin, adjusted EBITDA and adjusted EBITDA margin, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance and formulate business plans. We also believe that the use of these non-GAAP measures facilitates investors’ assessment of our operating performance.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools. One of the key limitations of using these non-GAAP financial measures is that they do not reflect all items of income and expense that affect our operations. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore their comparability may be limited. We compensate for these limitations by reconciling these non-GAAP financial measures to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

Adjusted Net Loss

We define adjusted net loss as net (loss)/income excluding amortization of incremental intangible assets resulting from business combination, impairment of intangible assets, gain on deconsolidation of CEIBS PG, share-based compensation, change in fair value of derivative liabilities and adjustments for income taxes. Adjusted net loss margin represents adjusted net loss as a percentage of total revenues.

The following tables reconcile our adjusted net loss and adjusted net loss margin for the years indicated, to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which are net (loss)/income and net (loss)/income margin:

	For the Year Ended December 31，			For the Three Months Ended March 31，
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands except for percentages)
				(unaudited)
Net (loss)/income	(640,295)	(229,838)	(31,832)	(65,248)	35,039	4,853
Adjustments:
Amortization of incremental intangible assets resulting from business combination	18,240	16,340	2,263	3,420	—	—
Impairment of intangible assets	—	21,660	3,000	—	—	—
Gain on deconsolidation of CEIBS PG	—	—	—	—	(78,760)	(10,908)
Share-based compensation	71,815	26,123	3,618	10,887	2,636	365
Change in fair value of derivative liabilities	32,190	(102,419)	(14,185)	4,305	(808)	(112)

Adjusted net loss before income taxes	(518,050)	(268,134)	(37,136)	(46,636)	(41,893)	(5,802)
Adjusted income taxes	(4,560)	(9,500)	(1,316)	(855)	—	—

Adjusted net loss	(522,610)	(277,634)	(38,452)	(47,491)	(41,893)	(5,802)

Net (loss)/income margin	(148.7)%	(54.2)%	(54.2)%	(53.4)%	42.1%	42.1%
Adjusted net loss margin	(121.4)%	(65.5)%	(65.5)%	(38.9)%	(50.3)%	(50.3)%

Adjusted EBITDA

We define adjusted EBITDA as net (loss)/income excluding interest income and expenses, income tax expense and benefit, depreciation and amortization, impairment of intangible assets, gain on deconsolidation of CEIBS PG, share-based compensation, and changes in fair value of derivative liabilities. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of total revenues.

The following tables reconcile our adjusted EBITDA and adjusted EBITDA margin for the periods indicated, to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which are net (loss)/income and net (loss)/income margin:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for percentages)
				(unaudited)
Net (loss)/income	(640,295)	(229,838)	(31,832)	(65,248)	35,039	4,853
Adjustments:
Interest income	(1,272)	(2,071)	(287)	(1,274)	(113)	(16)
Interest expense	497	4,650	644	914	2,484	344
Income tax benefit	(5,391)	(9,871)	(1,367)	(1,233)	—	—
Depreciation and amortization	31,461	31,353	4,342	8,027	3,307	458
Impairment of intangible assets	—	21,660	3,000	—	—	—
Gain on deconsolidation of CEIBS PG	—	—	—	—	(78,760)	(10,908)
Share-based compensation	71,815	26,123	3,618	10,887	2,636	365
Change in fair value of derivative liabilities	32,190	(102,419)	(14,185)	4,305	(808)	(112)
Adjusted EBITDA	(510,995)	(260,413)	(36,067)	(43,622)	(36,215)	(5,016)
Net (loss)/income margin	(148.7)%	(54.2)%	(54.2)%	(53.4)%	42.1%	42.1%
Adjusted EBITDA margin	(118.7)%	(61.4)%	(61.4)%	(35.7)%	(43.5)%	(43.5)%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leader and disruptor of the digital corporate learning industry in China, a market with massive rigid-demand and a total size of RMB126.0 billion in 2023, according to Frost & Sullivan. We have innovated a SaaS model that integrates software and content, effectively assisting customers in the digital transformation of corporate learning. According to Frost & Sullivan, we are the largest digital corporate learning solution provider in China in terms of total revenue, subscription revenue and number of subscription customers in 2023.

With our software, we help customers efficiently deploy cloud-based learning platforms at scale. We also offer a broad range of high-quality content, covering the entire corporate learning process of our customers. Such content offerings bring additional monetization opportunities and encourage subscription renewals and upsells. Our comprehensive and highly scalable solutions are suitable for various corporate learning scenarios and can be broadly applied among corporate customers across different industries, scales, and development stages.

We develop our software based on the advanced underlying architecture. Our software can be modularized and customized. We help customers rapidly deploy the intelligent learning platform in a plug-and-play manner. Our highly flexible and configurable software products allow our customers to match the use of our software with their specific business needs. Our software is accessible on both mobile and desktop. In addition, users can also access our software on third-party platforms that we collaborate with, such as Tencent WeCom, Ali DingTalk and Lark.

We believe that the well-designed learning paths and targeted content with traceable and quantifiable training results are the core of successful corporate learning solutions and the reason why customers choose us. Our advanced and efficient content development system enables us to deliver stackable content with continuous iteration and optimization. Through the combination of in-house development and external collaboration, as of March 31, 2024, we were offering over 8,200 courses covering approximately 20 industries, with a total of over 20,500 learning hours, including over 6,800 hours of proprietary courses. Being customer-centric and result-oriented, we spot the common needs of various enterprises through our domain expertise and insights, and developed modular, systematic and scenario-based professional content.

Efficient use of technology underpins our success. Leveraging our coverage of 2,434 subscription customers as of March 31, 2024, who are customers with revenues from subscription based corporate learning solutions, in approximately 20 industries, we have accumulated domain expertise and insights across different industries and business scenarios, and constructed systematic labels and knowledge maps. Based on our industry insights and extensive experiences, our personalized recommendation engine then designs suitable learning paths for employees based on their positions and required skills. As a result, our solutions are capable of accurately matching personnel, positions, and courses through personalized recommendation. Our solutions embed key functions such as speech recognition, adaptive learning, intelligent practice partner, anti-cheating for exams and simulation training, making corporate learning more intelligent and effective. Our domain expertise and insights also fully empower all aspects of customer service and marketing. Through the modeling of customer portraits, market conversion and sales strategy, we have continuously discovered new sales opportunities, expanded corporate customer life cycles and improved marketing efficiency.

We believe focusing on our customers’ success leads to our own success. Our digital and configurable solutions as well as satisfying customer services allow us to establish an excellent reputation in the market and accumulate a large, high-quality and loyal and rapidly growing customer base. Our high-quality customer base includes leading players across many large-scale and high-growth industries, on average covering more than ten of the top 20 players in electric vehicles, healthcare and catering, according to Frost & Sullivan. The number of our subscription customers was 3,439 and 3,230 as of December 31, 2022 and 2023, respectively. The net revenue retention rate of our subscription customers in terms of subscription revenue was 118.1% and 101.4% as of December 31, 2022 and 2023, respectively. CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” The number of our subscription customers was 3,433 and 2,434 as of March 31, 2023 and 2024, respectively, among which CEIBS PG had 727 subscription customers as of March 31, 2023. The net revenue retention rate of our subscription customers in terms of subscription revenue was 111.1% and 106.1%, respectively, as of March 31, 2023 and 2024. Such decreases in the number of subscription customers and net revenue retention rate of subscription customers were mainly due to our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers.

In 2022, 2023, and the three months ended March 31, 2023 and 2024, our revenues amounted to RMB430.6 million, RMB424.0 million (US$58.7 million), RMB122.2 million and RMB83.2 million (US$11.5 million), respectively. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma revenues amounted to RMB346.1 million, RMB324.6 million (US$45.0 million), RMB98.3 million and RMB79.9 million (US$11.1 million) in the same periods, respectively. In 2022, 2023, and the three months ended March 31, 2023 and 2024, our (loss)/income before income tax benefit amounted to RMB645.7 million, RMB239.7 million (US$33.2 million), RMB66.5 million and RMB35.0 million (US$4.9 million), respectively. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma loss before income tax benefit amounted to RMB541.9 million, RMB190.2 million (US$26.3 million), RMB57.9 million and RMB43.0 million (US$6.0 million) in the same periods, respectively. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Development.” In 2022, 2023, and the three months ended March 31, 2023 and 2024, our subscription revenues amounted to RMB368.2 million, RMB347.8 million (US$48.2 million), RMB99.5 million and RMB77.0 million (US$10.7 million), respectively, representing 85.5%, 82.0%, 81.4% and 92.5% of our total revenues, respectively. Our gross profit margin was 54.0%, 54.1%, 63.5% and 62.6% in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively. The slight decrease in gross margin from the three months ended March 31, 2023 to the same period in 2024 was mainly due to the change in product mix with different gross margins in the three months ended March 31, 2024 as compared to the same period in 2023 as a result of our strategic focus on corporate learning solution. Nonetheless, we believe that our overall gross margin will increase in the long run, primarily driven by (i) economies of scale and increase of operating efficiency, and (ii) our continuous focus on providing subscription based corporate learning solutions with self-developed content. We recorded net loss of RMB640.3 million, RMB229.8 million (US$31.8 million) and RMB65.2 million, and net income of RMB35.0 million (US$4.9 million) in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively. We recorded adjusted net loss of RMB522.6 million, RMB277.6 million (US$38.5 million), RMB47.5 million and RMB41.9 million (US$5.8 million) in the same periods, respectively. Our net cash used in operating activities was RMB456.8 million, RMB257.0 million (US$35.6 million), RMB161.5 million and RMB58.5 million (US$8.1 million) in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively.

Key Factors Affecting Our Results of Operations

The following factors are the principal factors that have affected and will continue to affect our business, financial condition, results of operations and prospects.

Expansion of Usage by Existing Customers

Our results of operations are highly dependent on the total number of and usages of our solutions by our customers. We have cultivated a large, high-quality and loyal customer base across various industries, including manufacturing, new retail, catering, finance, automotive, IT technology, healthcare and energy among others. As of December 31, 2022 and 2023, we had 3,881 and 3,501 customers, respectively. The number of our subscription customers was 3,439 and 3,230 as of the same dates. As of March 31, 2023 and 2024, we had 3,824 and 2,545 customers, respectively, among which CEIBS PG had 845 customers as of March 31, 2023. As of the same dates, the number of our subscription customers was 3,433 and 2,434, respectively, among which CEIBS PG had 727 subscription customers as of March 31, 2023. Such decrease was mainly due to (i) the deconsolidation of CEIBS PG, and (ii) our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers. We have fostered strong loyalty with existing customers as a result of the high quality SaaS solutions offered by us, effectively addressing their needs. We believe that there are significant opportunities for growth with many of our existing customers. Our high-quality content offerings bring additional monetization opportunities and encourage subscription renewals and upsells. The net revenue retention rate of our subscription customers in terms of subscription revenue was 118.1% and 101.4% as of December 31, 2022 and 2023, respectively. The net revenue retention rate of our subscription customers in terms of subscription revenue was 111.1% and 106.1%, respectively, as of March 31, 2023 and 2024.

Acquisition of New Customers

To expand our customer base, we are dedicated to investing in sales and marketing efforts to penetrate additional industry verticals and further enhance our brand image and recognition within China’s corporate learning industry. Our internal sales and marketing team will concentrate on large and mega enterprises, while collaborating with channel partners to reach out to small and medium enterprises. The success of our operating results and growth prospects will depend, in part, on our ability to attract new customers.

Optimization of Product Offering Mix

Our product mix management significantly impacts our operational results, particularly our overall profit margin. For instance, our subscription-based corporate learning solutions generally yield higher gross margins compared to other offerings, while self-developed content typically boasts higher gross margins than third-party content. To enhance profitability and achieve greater financial scalability, we aim to prioritize subscription-based corporate learning solutions with self-developed content. We will continue optimizing our software and creating high-quality content to leverage synergies between them, thereby driving monetization opportunities and increasing subscription revenue.

Investment for Growth

We are committed to investing in our future growth. We have invested, and expect to continue to invest in developing content and technology capabilities in order to provide high-quality solutions. We also plan to continue to expand our content library, both self-developed and third-parties developed, to enhance user experience and to attract new customers. We have also made investments, both organically and through acquisitions, to extend our technology capabilities and expand our course library, and expect to continue to do so in the future. Any such investments may incur significant costs in advance of experiencing benefits from such investments.

Effective Control over Costs and Expenses

Our profitability depends largely on our ability to manage and control our costs and expenses. We have invested heavily in our sales and marketing efforts to increase sales to existing customers and acquire new customers. We plan to continue to invest in expanding our sales and marketing effort to secure and capture additional market share in the long term, while continuously enhancing sales efficiency across operational processes, sales strategies, and intelligent tools to strengthen individual sales capabilities. Furthermore, we have optimized the content development team, leading to a more streamlined workforce and a steady increase in efficiency. As we continue to grow our business, we expect to benefit from economies of scale and achieve additional cost savings in the long run.

Impact of COVID-19

To varying degrees, our business operations have been affected by the COVID-19 outbreak. For example, our suppliers, customers and partners may be unable to fulfill their obligations to us in a timely manner or reduce their spending level on our solutions during the pandemic, to the extent their operations have been negatively impacted. In general, the COVID-19 pandemic has not resulted in a material adverse impact on our business operations. On the contrary, it has accelerated the need for online corporate learning solutions. Organizations are relying on digital platforms to navigate changes and drive innovation. Recognizing the cost-effectiveness and scalability of digital learning, they increasingly turn to these solutions. Post-COVID-19, we experienced an increase in demand as remote work became more prevalent, further emphasizing the value of digital learning. As a market leader, we are well-positioned to capitalize on this opportunity for business growth.

Key Operating Metrics

We manage our business using the following key operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and technology investments and assess the near-term and long-term performance of our business.

The following tables set forth the major operating metrics for the periods indicated:

	As of December 31,		As of March 31,
	2022	2023	2023	2024
Number of subscription customers	3,439	3,230	3,433	2,434
Net revenue retention rates of subscription customers	118.1%	101.4%	111.1%	106.1%

We are committed to expanding our customer base. The number of our subscription customers was 3,439 and 3,230 as of December 31, 2022 and 2023, respectively. The number of our subscription customers was 3,433 and 2,434 as of March 31, 2023 and 2024, respectively, among which CEIBS PG had 727 subscription customers as of March 31, 2023. Such decrease was mainly due to (i) the deconsolidation of CEIBS PG, and (ii) our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers.

Our ability to maintain long-term revenue growth is in part dependent on our ability to expand customers’ usage of our solutions over time and grow revenue generated from existing customers. An important way for us to track our performance in this area is by measuring net revenue retention rate of our subscription customers. Net revenue retention rate helps track the changes in purchases made by a particular cohort of customers over time. A net revenue retention rate above 100% reflects that the customers are increasing their purchases of our solutions. The net revenue retention rate of our subscription customers in terms of subscription revenue was 118.1% and 101.4% as of December 31, 2022 and 2023, respectively. The net revenue retention rate of our subscription customers in terms of subscription revenue was 111.1% and 106.1%, as of March 31, 2023 and 2024, respectively. Such decrease was mainly due to our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers. As we continue to develop our “content + software” solutions, enrich our content offerings and improve our brand awareness, our existing customers’ willingness to repurchase and renewal will further increase.

Key Components of Results of Operations

Revenues

We derive our revenues from two sources, namely (i) corporate learning solution revenues, including solutions based on both subscription and non-subscription, and (ii) other revenues, primarily consisting of sales of customized software and related maintenance services. In 2022, 2023, and the three months ended March 31, 2023 and 2024, our revenues amounted to RMB430.6 million, RMB424.0 million (US$58.7 million), RMB122.2 million and RMB83.2 million (US$11.5 million), respectively. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma revenues amounted to RMB346.1 million, RMB324.6 million (US$45.0 million), RMB98.3 million and RMB79.9 million (US$11.1 million) in the same periods, respectively. For details, see “—Recent Development.”

The following table sets forth a breakdown of our total revenues, in absolute amounts and as percentages of total revenues, for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%

	(in thousands, except for percentages)

						(unaudited)
Corporate learning solution	424,275	98.5	411,822	57,037	97.1	114,634	93.8	82,031	11,361	98.6
Subscription	368,176	85.5	347,829	48,174	82.0	99,538	81.4	76,982	10,662	92.5
Non-subscription	56,099	13.0	63,993	8,863	15.1	15,096	12.4	5,049	699	6.1
Others	6,361	1.5	12,194	1,689	2.9	7,533	6.2	1,185	164	1.4

Total revenues	430,636	100.0	424,016	58,726	100.0	122,167	100.0	83,216	11,525	100.0

Corporate Learning Solution

In 2022, 2023 and the three months ended March 31, 2023 and 2024, our revenues generated from corporate learning solution amounted to RMB424.3 million, RMB411.8 million (US$57.0 million), RMB114.6 million and RMB82.0 million (US$11.4 million), respectively, representing 98.5%, 97.1%, 93.8% and 98.6% of our total revenues in the same periods, respectively.

•

Subscription revenues. Our subscription revenues are primarily derived from our digital corporate learning solution delivered through SaaS, including subscription of corporate learning system, personalized e-learning system, teaching tools and online courses. In 2022, 2023, and the three months ended March 31, 2023 and 2024, our subscription revenues amounted to RMB368.2 million, RMB347.8 million (US$48.2 million), RMB99.5 million and RMB77.0 million (US$10.7 million), respectively, representing 85.5%, 82.0%, 81.4% and 92.5% of our total revenues, respectively. We typically recognize subscription fees as revenue on a straight-line basis through the subscription term.

•

Non-subscription revenues. Our non-subscription revenues are primarily derived from offline courses and recorded courses. In 2022, 2023 and the three months ended March 31, 2023 and 2024, our revenues generated from non-subscription based solution amounted to RMB56.1 million, RMB64.0 million (US$8.9 million), RMB15.1 million and RMB5.0 million (US$0.7 million), respectively, representing 13.0%, 15.1%, 12.4% and 6.1% of our total revenues in the same periods, respectively. We typically recognize the revenue as services are completed.

Others

Complementary to our corporate learning solution, we also offer customized software and related maintenance services to our customers. The software is installed on-premise at the customers’ servers. Revenue generated from other services amounted to RMB6.4 million, RMB12.2 million (US$1.7 million), RMB7.5 million and RMB1.2 million (US$0.2 million) in 2022, 2023 and the three months ended March 31, 2023 and 2024, respectively.

Cost of Revenues

Our cost of revenues consists of the costs that are directly related to providing our products and solutions to our customers. These costs include staff expenses, costs of third-party cloud infrastructures, instructor compensation, amortization of online course contents, impairment of intangible assets and other costs. In 2022, 2023, and the three months ended March 31, 2023 and 2024, our costs of revenues amounted to RMB197.9 million, RMB194.5 million (US$26.9 million), RMB44.5 million and RMB31.1 million (US$4.3 million), respectively, representing 46.0%, 45.9%, 36.5% and 37.4% of our total revenues in the same periods, respectively. The following table sets forth the components of cost of revenues, both in absolute amount and as a percentage of our total revenues, for the periods indicated.

	the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						(unaudited)
Cost of revenues:
Staff expenses	94,717	22.0	82,881	11,479	19.5	20,948	17.1	16,766	2,322	20.1
Costs of third-party cloud infrastructures	41,751	9.7	39,112	5,418	9.3	10,797	8.9	10,133	1,403	12.2
Amortization of online course contents	20,151	4.7	16,277	2,254	3.8	4,992	4.1	1,718	238	2.1
Instructor compensation	26,276	6.1	32,020	4,435	7.6	4,794	3.9	1,117	155	1.3
Impairment of intangible assets	—	—	10,530	1,458	2.5	—	—	—	—	—
Others	15,004	3.5	13,654	1,891	3.2	3,010	2.5	1,413	195	1.7

Total cost of revenues	197,899	46.0	194,474	26,935	45.9	44,541	36.5	31,147	4,313	37.4

We expect our cost of revenues to increase in absolute amount in line with our expansion of business and customer base growth, and to decrease as a percentage of our revenues in the long run through economies of scale and improvement of operation efficiency.

Gross Profit

Gross profit is equal to our total revenues less cost of revenues. Gross profit as a percentage of our total revenues is referred to as gross margin. In 2022, 2023, and the three months ended March 31, 2023 and 2024, our gross profit was RMB232.7 million, RMB229.5 million (US$31.8 million), RMB77.6 million and RMB52.1 million (US$7.2 million), respectively, and our gross margin was 54.0%, 54.1%, 63.5% and 62.6%, respectively.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)
Gross profit	232,737	229,542	31,791	77,626	52,069	7,212

We expect that our overall gross margin will increase in the long run, primarily driven by (i) economies of scale and improvement of operation efficiency and (ii) our continuous efforts in optimizing product mix for higher gross profit margin.

Operating Expenses

Our operating expenses consist of sales and marketing expenses, research and development expenses and general and administrative expenses. The following table sets forth a breakdown of our operating expenses, in absolute amounts and as percentages of our total revenues, for the periods indicated.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						(unaudited)
Sales and marketing expenses	344,729	80.1	244,379	33,846	57.6	53,588	43.9	36,953	5,118	44.4
Research and development expenses	312,093	72.5	176,537	24,450	41.6	48,623	39.8	30,052	4,162	36.1
General and administrative expenses	206,254	47.9	142,852	19,785	33.7	38,394	31.4	28,215	3,908	33.9

Total operating expenses	863,076	200.4	563,768	78,081	132.9	140,605	115.1	95,220	13,188	114.4

Sales and marketing expenses. Sales and marketing expenses consist of (i) compensation and incentives paid to sales and marketing staff, (ii) brand marketing and support expenses, (iii) impairment of intangible assets and (iv) other expenses. Our sales and marketing expenses were RMB344.7 million, RMB244.4 million (US$33.8 million), RMB53.6 million and RMB37.0 million (US$5.1 million) in 2022, 2023 and the three months ended March 31, 2023 and 2024, respectively, accounting for 80.1%, 57.6%, 43.9% and 44.4% of our total revenues in the same periods, respectively. The following table sets forth a breakdown of our sales and marketing expenses, in absolute amounts and as percentages of our total revenues, for the periods indicated.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						(unaudited)
Compensation and incentives	293,900	68.2	188,313	26,081	44.4	46,210	37.8	31,398	4,349	37.7
Brand marketing and support	22,977	5.3	15,635	2,165	3.7	2,755	2.3	1,217	169	1.5
Impairment of intangible assets	—	—	11,130	1,541	2.6	—	—	—	—	—
Others	27,852	6.5	29,301	4,059	6.9	4,623	3.8	4,338	600	5.2

Total sales and marketing expenses	344,729	80.1	244,379	33,846	57.6	53,588	43.9	36,953	5,118	44.4

We adopt an efficient marketing strategy to enhance our brand awareness that combines online advertising and offline seminars and marketing events. Our incentive mechanism has enhanced sales efficiency and promoted repurchase. We plan to continue to invest in sales and marketing to promote our brand awareness, retain our existing customers and attract new customers in the long term, while continuously enhancing sales efficiency across operational processes, sales strategies, and intelligent tools to strengthen individual sales capabilities. As a result, we expect our sales and marketing expenses to further decrease as a percentage of our total revenues in the foreseeable future.

Research and development expenses. Research and development expenses consist of (i) compensation paid to research and development staff, (ii) professional fees in relation to the software upgrade, (iii) content design expenses, and (iv) other expenses. Our research and development expenses were RMB312.1 million, RMB176.5 million (US$24.5 million), RMB48.6 million and RMB30.1 million (US$4.2 million) in 2022, 2023 and the three months ended March 31, 2023 and 2024, respectively, accounting for 72.5%, 41.6%, 39.8% and 36.1% of our total revenues in the same periods, respectively. The following table sets forth a breakdown of our research and development expenses, in absolute amounts and as percentages of our total revenues, for the periods indicated.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						(unaudited)
Compensation	282,426	65.7	161,677	22,392	38.1	44,199	36.2	26,772	3,708	32.2
Professional fees	12,646	2.9	3,611	500	0.9	1,273	1.0	836	116	1.0
Content design expenses	6,637	1.5	3,401	471	0.8	709	0.6	959	133	1.2
Others	10,384	2.4	7,848	1,087	1.8	2,442	2.0	1,485	205	1.7

Total research and development expenses	312,093	72.5	176,537	24,450	41.6	48,623	39.8	30,052	4,162	36.1

We believe that continued investment in research and development is key to our future growth. We expect to continue to invest in research and development of our technology and content to improve user experience, such as adding new contents, features and functionalities to our solutions, while continuously increasing efficiency. Therefore, we expect our research and development expenses to further decrease as a percentage of our total revenues in the foreseeable future.

General and administrative expenses. General and administrative expenses consist of (i) compensation paid to administrative staff and management team, (ii) professional fees for external legal, accounting, recruiting and other consulting services, (iii) share-based compensation, (iv) general office and administrative expenses, including, rent and travel, among others, (v) depreciation and amortization and (vi) other expenses. Our general and administrative expenses were RMB206.3 million, RMB142.9 million (US$19.8 million), RMB38.4 million and RMB28.2 million (US$3.9 million) in 2022, 2023 and the three months ended March 31, 2023 and 2024, respectively, accounting for 47.9%, 33.7%, 31.4% and 33.9% of our total revenues in the same periods, respectively. The following table sets forth a breakdown of our general and administrative expenses, in absolute amounts and as percentages of our total revenues, for the periods indicated.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						(unaudited)
Compensation	67,200	15.6	50,952	7,057	12.0	15,238	12.5	11,810	1,636	14.2
Professional fees	21,293	4.9	35,965	4,981	8.5	5,134	4.2	6,640	920	8.0
Share-based compensation	71,815	16.7	26,123	3,618	6.2	10,887	8.9	2,636	365	3.2
General office and administrative expenses	17,802	4.1	15,895	2,201	3.7	3,331	2.7	2,898	401	3.5
Depreciation and amortization	10,569	2.5	6,206	860	1.5	1,937	1.6	406	56	0.5
Others	17,575	4.1	7,711	1,068	1.8	1,867	1.5	3,825	530	4.5

Total general and administrative expenses	206,254	47.9	142,852	19,785	33.7	38,394	31.4	28,215	3,908	33.9

We expect our general and administrative expenses to further decrease as a percentage of our total revenues in the foreseeable future as we continue to increase operational efficiency and benefit from economies of scale, which will be partially offset by the fact that we will incur additional expenses as a result of operating as a public company.

Our operating expenses have decreased in absolute numbers from RMB863.1 million in 2022 to RMB563.8 million (US$78.1 million) in 2023, and decreased in absolute numbers from RMB140.6 million in the three months ended March 31, 2023 to RMB95.2 million (US$13.2 million) in the same period of 2024. The operating expenses as a percentage of our total revenues was 200.4%, 132.9%, 115.1% and 114.4% in 2022, 2023 and the three months ended March 31, 2023 and 2024, respectively, which was primarily attributable to our efforts in optimizing our human resources and effectively managing costs and expenses.

We expect our operating expenses as a percentage of our revenues will decrease over the long term, as we benefit from our enhanced brand awareness, improved sales efficiency and economies of scale. Nevertheless, such expenses may fluctuate as a percentage of our revenues from period to period depending on the timing and extent of these expenses and due to seasonality.

Other Operating Income

Our other operating income primarily consists of governmental subsidies including various forms of government financial incentives and preferential tax treatments. In 2022, 2023 and the three months ended March 31, 2023 and 2024, our other operating income amounted to RMB9.5 million, RMB5.6 million (US$0.8 million), RMB1.9 million and RMB0.5 million (US$0.1 million), respectively.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands. We are not currently a taxpayer in China because we have incurred cumulative losses since inception. We also have no current intention to pay dividends to shareholders.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our subsidiaries incorporated in Hong Kong are subject to a two-tiered profits tax rates regime. Under the two-tiered profits tax rates regime, the first HK$2.0 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2.0 million will be taxed at 16.5%. We do not have operations in our Hong Kong subsidiaries and we will not be subject to profits tax. In addition, dividend payments to us are not subject to Hong Kong withholding tax.

PRC

Our subsidiaries and consolidated VIEs in China are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC EIT Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. In 2022, 2023 and the three months ended March 31, 2024, preferential tax treatment was available to certain of our PRC subsidiaries. The VIE, Jiangsu Yunxuetang Network Technology Co., Ltd., was recognized as a “High-tech Enterprise” in November 2018 and renewed its HNTE certificate in November 2021, which allowed it to apply an income tax rate of 15% during the following three years. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to VAT at a rate of 6% or 9% on the services we provide and related surcharges. We are also subject to surcharges on VAT payments in accordance with PRC law.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries through YXT.COM (HK) Limited. The PRC EIT Law and its implementing rules provide that dividends paid by a PRC entity to a nonresident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In October 2019, the State Administration of Taxation issued Announcement of the State Taxation Administration on Issuing the Measures for Non-resident Taxpayers’ Enjoyment of Treaty Benefits, or SAT Circular 35, which became effective on January 1, 2020. SAT Circular 35 provides that nonresident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, nonresident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, YXT.COM (HK) Limited may be able to benefit from the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries, if it satisfies the conditions prescribed under SAT Circular 81 and SAT Circular 35 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 35, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or the ADSs Holders.”

For purposes of illustration, the following discussion reflects the hypothetical taxes that might be required to be paid within China, assuming that: (i) we have taxable earnings, and (ii) we determine to pay a dividend in the future:

Taxation Scenario(1)
Statutory Tax and Standard Rates
Hypothetical pre-tax earnings(2)	100.0%
Tax on earnings at statutory rate of 25%(3)	(25.0)

Net earnings available for distribution	75.0
Withholding tax at standard rate of 10%(4)	(7.5)

Net distribution to Parent/Shareholders	67.5%

Notes: (1)	For purposes of this example, the tax calculation has been simplified. The hypothetical book pre-tax earnings amount, not considering timing differences, is assumed to equal Chinese taxable income.
(2)

Under the terms of the contractual agreements, sales service fees are charged by our PRC subsidiaries to the VIEs. For all periods presented, these fees are recognized as sales and marketing expenses of the VIEs, with a corresponding amount as service income by our PRC subsidiaries and eliminated in consolidation. See “Our Summary Consolidated Financial Data and Operating Data—

VIE Consolidating Schedule (Unaudited).” For income tax purposes, our PRC subsidiaries and VIEs file income taxes on a separate company basis. The fees paid are recognized as a tax deduction by the VIEs and as income by our PRC subsidiaries and are tax neutral.

Upon the instance that the VIEs reach a cumulative level of profitability, because our PRC subsidiaries occupy certain trademarks and copyrights, the agreements will be updated to reflect charges for such trademarks and copyrights usage on the basis that they will quality for tax neutral treatment.

(3)

One of the VIEs qualifies for a 15% preferential income tax rate in China. However, such rate is subject to qualification, is temporary in nature, and may not be available in a future period when distributions are paid. For purposes of this hypothetical example, the table above reflects a maximum tax scenario under which the full statutory rate would be effective.

(4)

China’s Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a Foreign Invested Enterprises (“FIE”) to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with China, subject to a qualification review at the time of the distribution. For purposes of this hypothetical example, the table above assumes a maximum tax scenario under which the full withholding tax would be applied.

The table above has been prepared under the assumption that all profits of the VIEs will be distributed as fees to our PRC subsidiaries under tax neutral contractual arrangements. If in the future, the accumulated earnings of the VIEs exceed the fees paid to our PRC subsidiaries (or if the current and contemplated fee structure between the intercompany entities is determined to be non-substantive and disallowed by Chinese tax authorities), we have other tax-planning strategies that can be deployed on a tax neutral basis.

Should all tax planning strategies fail, the VIEs could, as a matter of last resort, make a non-deductible transfer to our PRC subsidiaries for the amounts of the stranded cash in the VIEs. This would result in the double taxation of earnings: once at the VIE level (for non-deductible expenses) and again at the PRC subsidiary level (for presumptive earnings on the transfer). Such a transfer and the related tax burdens would reduce our after-tax income to approximately 50.6% of the pre-tax income. Our management believes that there is only a remote possibility that this scenario would happen.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2022 and 2023, we and our independent registered public accounting firm identified the following material weaknesses in our internal control over financial reporting and other control deficiencies.

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lack of sufficient competent financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and financial reporting requirements set forth by the SEC to address complex U.S. GAAP technical accounting issues and to prepare and review consolidated financial statements, including disclosure notes, in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC; and

•

lack of formal and effective financial closing policies and procedures, specifically those related to period-end expenses cut-off and accruals, consolidation process and financial statement disclosures.

To remediate the identified material weaknesses, we have undertaken the following steps to strengthen our internal control over financial reporting by establishing a formal accounting and finance department with sufficient resources and proper organizational structure and setting up a financial and system control framework:

•

hired a financial controller and a financial manager dedicated to the preparation of consolidated financial statements and SEC reporting, who have prior work experience in big four audit firms with U.S. GAAP and SEC reporting experience, to improve our internal control over financial reporting;

•	developed an accounting manual to establish formal financial closing policies and procedures in accordance with U.S. GAAP;

•	conducted U.S. GAAP accounting and financial reporting training programs for accounting and financial reporting personnel;

•

established clear roles and responsibilities for accounting and financial reporting staff to prepare and review consolidated financial statements and related disclosures under U.S. GAAP and SEC reporting requirements; and

•

enhanced our financial closing and reporting policies and procedures and our operational internal controls by developing and continuously updating the period end closing checklist, to ensure that the consolidated financial statements and related disclosures are properly prepared in accordance with U.S. GAAP and SEC reporting requirements.

We will continue strengthening our internal control over financial reporting by taking the following measures:

•	continue to implement regular and continuous U.S. GAAP accounting and financial reporting training programs for accounting and financial reporting personnel;

•	continue to update the period end closing checklist; and

•	establish an audit committee.

We intend to remediate these material weaknesses and expect that we will incur certain costs for implementing our remediation measures. The implementation of these measures, however, may not fully remediate the material weaknesses identified in our internal control over financial reporting, and we cannot conclude that the material weaknesses have been fully remediated. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal control over financial reporting, we could be unable to timely and accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our

Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.”

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
						(unaudited)
Revenues
Corporate learning solutions(1)	424,275	98.5	411,822	57,037	97.1	114,634	93.8	82,031	11,361	98.6
Others	6,361	1.5	12,194	1,689	2.9	7,533	6.2	1,185	164	1.4

Total revenues	430,636	100.0	424,016	58,726	100.0	122,167	100.0	83,216	11,525	100.0
Cost of revenues	(197,899)	(46.0)	(194,474)	(26,935)	(45.9)	(44,541)	(36.5)	(31,147)	(4,313)	(37.4)

Gross profit	232,737	54.0	229,542	31,791	54.1	77,626	63.5	52,069	7,212	62.6

Operating expenses
Sales and marketing expenses	(344,729)	(80.1)	(244,379)	(33,846)	(57.6)	(53,588)	(43.9)	(36,953)	(5,118)	(44.4)
Research and development expenses	(312,093)	(72.5)	(176,537)	(24,450)	(41.6)	(48,623)	(39.8)	(30,052)	(4,162)	(36.1)
General and administrative expenses	(206,254)	(47.9)	(142,852)	(19,785)	(33.7)	(38,394)	(31.4)	(28,215)	(3,908)	(33.9)

Total operating expenses	(863,076)	(200.4)	(563,768)	(78,081)	(132.9)	(140,605)	(115.1)	(95,220)	(13,188)	(114.4)
Other operating income	9,507	2.2	5,629	780	1.3	1,939	1.6	513	70	0.6

Loss from operations	(620,832)	(144.2)	(328,597)	(45,510)	(77.5)	(61,040)	(50.0)	(42,638)	(5,906)	(51.2)

Interest and investment income	5,682	1.3	4,613	639	1.1	1,696	1.4	2,431	337	2.9
Interest expense	(497)	(0.1)	(4,650)	(644)	(1.1)	(914)	(0.7)	(2,484)	(344)	(3.0)
Investment losses	—	—	(13,144)	(1,820)	(3.1)	(1,406)	(1.2)	(1,841)	(255)	(2.2)
Gain on deconsolidation of CEIBS PG	—	—	—	—	—	—	—	78,760	10,908	94.6
Foreign exchange gain/(loss), net	2,151	0.5	(350)	(49)	(0.1)	(512)	(0.4)	3	1	0.0
Change in fair value of derivative liabilities	(32,190)	(7.5)	102,419	14,185	24.2	(4,305)	(3.5)	808	112	1.0

(Loss)/income before income tax benefit	(645,686)	(149.9)	(239,709)	(33,199)	(56.5)	(66,481)	(54.4)	35,039	4,853	42.1
Income tax benefit	5,391	1.3	9,871	1,367	2.3	1,233	1.0	—	—	—

Net (loss)/income	(640,295)	(148.7)	(229,838)	(31,832)	(54.2)	(65,248)	(53.4)	35,039	4,853	42.1

Adjusted EBITDA(2)	(510,995)	(118.7)	(260,413)	(36,067)	(61.4)	(43.622)	(35.7)	(36,215)	(5,016)	(43.5)

Adjusted net loss(2)	(522,610)	(121.4)	(277,634)	(38,452)	(65.5)	(47,491)	(38.9)	(41,893)	(5,802)	(50.3)

Notes:	(1)	Corporate learning solution revenue includes subscription revenue and non-subscription revenue.
	(2)	For details, see “—Non-GAAP Financial Measures.”

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023

Revenues

Our revenues decreased by 31.9% from RMB122.2 million in the three months ended March 31, 2023 to RMB83.2 million (US$11.5 million) in the same period of 2024. The decrease was due to (i) the deconsolidation of CEIBS PG starting from January 15, 2024, which resulted in the decrease in revenues in the amount of RMB20.6 million; and (ii) the fluctuation of our business operations, due to (1) the decrease in our revenues from corporate learning solutions in the amount of RMB12.0 million; and (2) the decrease in our other revenues in the amount of RMB6.3 million. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma revenues decreased by 18.6% from RMB98.3 million in the three months ended March 31, 2023 to RMB79.9 million (US$11.1 million) in the three months ended March 31, 2024. For details, see “—Recent Development.”

Corporate learning solution. Our revenues derived from corporate learning solution decreased by 28.4% from RMB114.6 million in the three months ended March 31, 2023 to RMB82.0 million (US$11.4 million) in the same period of 2024.

•

Subscription revenues. Our subscription revenues decreased by 22.7% from RMB99.5 million in the three months ended March 31, 2023 to RMB77.0 million (US$10.7 million) in the same period of 2024. The decrease in subscription revenues was because of (i) the deconsolidation of CEIBS PG starting from January 15, 2024, which resulted in the decrease in subscription revenues in the amount of RMB14.4 million; and (ii) the fluctuation of our business operations in the amount of RMB8.1 million, due to (1) our strategic suspension of certain ancillary online teaching tools; and (2) our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers and therefore the decrease in the number of our subscription customers during the same periods.

•

Non-subscription revenues. Our non-subscription revenues decreased by 66.6% from RMB15.1 million in the three months ended March 31, 2023 to RMB5.0 million (US$0.7 million) in the same period of 2024, due to (i) the deconsolidation of CEIBS PG starting from January 15, 2024, which resulted in the decrease in non-subscription revenues in the amount of RMB6.2 million; and (ii) the fluctuation of our business operations in the amount of RMB3.9 million, because our offline delivery of courses resumed to the normal level in the three months ended March 31, 2024 as compared to the same period in 2023, which experienced a high level of offline delivery after the COVID-19 restrictions were initially lifted.

Others. Revenues from other complementary services decreased by 84.3% from RMB7.5 million in the three months ended March 31, 2023 to RMB1.2 million (US$0.2 million) in the same period of 2024, due to the decreased number of customized software projects completed in the three months ended March 31, 2024 as compared to the same period in 2023 as a result of our strategic focus on corporate learning solution.

Cost of Revenues

Our cost of revenues decreased by 30.1% from RMB44.5 million in the three months ended March 31, 2023 to RMB31.1 million (US$4.3 million) in the same period of 2024. The decrease was due to (i) the deconsolidation of CEIBS PG starting from January 15, 2024, which resulted in the decrease in cost of revenues in the amount of RMB6.5 million, and (ii) the fluctuation of our business operations in the amount of RMB6.9 million, due to our continuous efforts in optimizing our human resources and effectively managing cost and expenses.

Gross Profit and Gross Margin

As a result of the foregoing, our gross profit decreased by 32.9% from RMB77.6 million in the three months ended March 31, 2023 to RMB52.1 million (US$7.2 million) in the same period of 2024. Our gross margin decreased from 63.5% in the three months ended March 31, 2023 to 62.6% in the same period of 2024. The slight decrease in gross margin was mainly due to the change in product mix with different gross margins in the three months ended March 31, 2024 as compared to the same period in 2023 as a result of our strategic focus on corporate learning solution.

Operating Expenses

Our operating expenses decreased by 32.3% from RMB140.6 million in the three months ended March 31, 2023 to RMB95.2 million (US$13.2 million) in the same period of 2024.

Sales and Marketing Expenses

Our sales and marketing expenses decreased by 31.0% from RMB53.6 million in the three months ended March 31, 2023 to RMB37.0 million (US$5.1 million) in the same period of 2024, which was mainly attributable to (i) the deconsolidation of CEIBS PG starting from January 15, 2024, which resulted in the decrease in sales and marketing expenses in the amount of RMB11.2 million; and (ii) the fluctuation of our business operations, primarily attributable to the decrease in compensation paid to sales and marketing staff in the amount of RMB5.2 million, due to our efforts in optimizing our human resources and effectively managing costs and expenses.

Research and Development Expenses

Our research and development expenses decreased by 38.2% from RMB48.6 million in the three months ended March 31, 2023 to RMB30.1 million (US$4.2 million) in the same period of 2024, primarily due to (i) the deconsolidation of CEIBS PG starting from January 15, 2024, which resulted in the decrease in research and development expenses in the amount of RMB7.3 million; and (ii) the fluctuation of our business operations, primarily attributable to the decrease in the compensation paid to research and development staff in the amount of RMB10.1 million, due to our efforts in optimizing our human resources and the increased efficiency in research and development.

General and Administrative Expenses

Our general and administrative expenses decreased by 26.5% from RMB38.4 million in the three months ended March 31, 2023 to RMB28.2 million (US$3.9 million) in the same period of 2024, which was largely attributable to (i) the deconsolidation of CEIBS PG starting from January 15, 2024, which resulted in the decrease in general and administrative expenses in the amount of RMB3.7 million; and (ii) the fluctuation of our business operations, primarily attributable to the decrease in share-based compensation paid to general and administrative staff in the amount of RMB8.3 million, due to the completion of the amortization of certain share-based incentives.

Operating Loss

Our operating loss decreased by 30.2% from RMB61.0 million in the three months ended March 31, 2023 to RMB42.6 million (US$5.9 million) in the same period of 2024.

Change in Fair Value of Derivative Liabilities

We recorded gain in fair value of derivative liabilities of RMB0.8 million (US$0.1 million) in the three months ended March 31, 2024, as compared to loss in fair value of derivative liabilities of RMB4.3 million in the same period of 2023. Such increase in gain was primarily due to the decrease in the fair value of derivative liabilities.

Gain on Deconsolidation of CEIBS PG

We recorded gain on deconsolidation of CEIBS PG of RMB78.8 million (US$10.9 million) in the three months ended March 31, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.”

Net (Loss)/Income

We had net income of RMB35.0 million (US$4.9 million) in the three months ended March 31, 2024, as compared to net loss of RMB65.2 million in the same period of 2023.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Revenues

Our revenues decreased by 1.5% from RMB430.6 million in 2022 to RMB424.0 million (US$58.7 million) in 2023, primarily driven by the decreases in our revenues from corporate learning solutions. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma revenues decreased by 6.2% from RMB346.1 million in 2022 to RMB324.6 million (US$45.0 million) in 2023 due to the same reason. For details, see “—Recent Development.”

Corporate learning solution. Our revenues derived from corporate learning solution decreased by 2.9% from RMB424.3 million in 2022 to RMB411.8 million (US$57.0 million) in 2023.

•

Subscription based corporate learning solution. Revenues from subscription based solution decreased by 5.5% from RMB368.2 million in 2022 to RMB347.8 million (US$48.2 million) in 2023, because of (i) our strategic suspension of certain ancillary online teaching tools, and (ii) our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers and therefore the decrease in the number of our subscription customers during the same periods.

•

Non-subscription based corporate learning solution. Revenues from non-subscription based solution increased by 14.1% from RMB56.1 million in 2022 to RMB64.0 million (US$8.9 million) in 2023, primarily due to the increase in the offline activities in 2023 as compared to 2022.

Others. Revenues from other complementary services increased by 90.6% from RMB6.4 million in 2022 to RMB12.2 million (US$1.7 million) in 2023, due to the increased number of customized software projects completed in 2023.

Cost of Revenues

Our cost of revenues decreased by 1.7% from RMB197.9 million in 2022 to RMB194.5 million (US$26.9 million) in 2023, attributable to our efforts in optimizing our human resources and effectively managing costs and expenses.

Gross Profit and Gross Margin

As a result of the foregoing, our gross profit decreased by 1.4% from RMB232.7 million in 2022 to RMB229.5 million (US$31.8 million) in 2023. Our gross margin remained stable at 54.0% in 2022 and 54.1% in 2023, respectively.

Operating Expenses

Our operating expenses decreased by 34.7% from RMB863.1 million in 2022 to RMB563.8 million (US$78.1 million) in 2023.

Sales and Marketing Expenses

Our sales and marketing expenses decreased by 29.1% from RMB344.7 million in 2022 to RMB244.4 million (US$33.8 million) in 2023, which was mainly attributable to the decrease in compensation paid to sales and marketing staff in the amount of RMB105.6 million, primarily due to our efforts in optimizing our human resources and effectively managing costs and expenses.

Research and Development Expenses

Our research and development expenses decreased by 43.4% from RMB312.1 million in 2022 to RMB176.5 million (US$24.4 million) in 2023, primarily due to the decrease in the compensation paid to research and development staff in the amount of RMB120.7 million, primarily due to our efforts in optimizing our human resources and the increased efficiency in research and development.

General and Administrative Expenses

Our general and administrative expenses decreased by 30.7% from RMB206.3 million in 2022 to RMB142.9 million (US$19.8 million) in 2023, which was largely attributable to the decrease in share-based compensation paid to general and administrative staff in the amount of RMB45.7 million, primarily due to the completion of the amortization of certain share-based incentives.

Operating Loss

Our operating loss decreased by 47.1% from RMB620.8 million in 2022 to RMB328.6 million (US$45.5 million) in 2023.

Change in Fair Value of Derivative Liabilities

We recorded gain in fair value of derivative liabilities of RMB102.4 million (US$14.2 million) in 2023, as compared to loss in fair value of derivative liabilities of RMB32.2 million in 2022. Such increase in gain was primarily due to the decrease in the fair value of derivative liabilities.

Net Loss

We had net loss of RMB229.8 million (US$31.8 million) in 2023, as compared to RMB640.3 million in 2022.

Recent Development

On January 15, 2024, pursuant to a partial final award issued by the HKIAC, the transfer of 21% equity interest in CEIBS PG to us was declared invalid at the time of the transfer and our Group’s appointment of one director of CEIBS PG was invalid. We subsequently applied to set aside the arbitration award in April 2024 with the High Court of Hong Kong and CEIBS also filed an application to the High Court of Hong Kong to enforce the arbitration award in April 2024. In May 2024, the High Court of Hong Kong held a hearing, and the set aside application and the enforcement application were adjourned for substantive arguments before a judge in August 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” Given that Hong Kong courts have adopted a very pro-arbitration approach, we determined that we have lost control over CEIBS PG since the partial final award was declared on January 15, 2024 even though our application to set aside the partial final award is still pending adjudication. As a result, CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024.

The following unaudited pro forma financial information is for illustrative purposes only, which reflects the effect of the deconsolidation of CEIBS PG as if the deconsolidation occurred as of the beginning of 2022.

	For the Year Ended December 31,												For the Three Months Ended March 31,
	2022				2023								2023				2024
	YXT.COM GROUP HOLDING LIMITED Consolidated Historical	Deconsolidated CEIBS PG Historical	Transaction Accounting Adjustments	Pro Forma deconsolidation	YXT.COM GROUP HOLDING LIMITED Consolidated Historical		Deconsolidated CEIBS PG Historical		Transaction Accounting Adjustments		Pro Forma deconsolidation		YXT.COM GROUP HOLDING LIMITED Consolidated Historical	Deconsolidated CEIBS PG Historical	Transaction Accounting Adjustments	Pro Forma deconsolidation	YXT.COM GROUP HOLDING LIMITED Consolidated Historical		Deconsolidated CEIBS PG Historical		Transaction Accounting Adjustments		Pro Forma deconsolidation
	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(unaudited)
	(in thousands)
Pro forma revenue(1)	430,636	(88,475)	3,916	346,077	424,016	58,726	(101,216)	(14,018)	1,839	255	324,639	44,962	122,167	(24,655)	750	98,262	83,216	11,525	(3,299)	(457)	22	3	79,939	11,071
Pro forma loss before income tax benefit(1) (2)	(645,686)	53,025	50,802	(541,859)	(239,709)	(33,199)	49,498	6,855	—	—	(190,211)	(26,344)	(66,481)	8,600	—	(57,881)	35,039	4,853	749	104	(78,760)	(10,908)	(42,972)	(5,952)

Notes:	(1)

The pro forma financial information for all periods presented above has been calculated after adjusting the results of CEIBS PG to reflect the deconsolidation, including pro forma adjustment related to elimination of inter-company transactions.

(2)

The actual gain from the deconsolidation of CEIBS PG in the amount of RMB78.8 million was recorded on January 15, 2024. See Note 4 to our Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 2024. For the purpose of preparation for the unaudited pro forma financial information, the pro forma gain from the deconsolidation of CEIBS PG was calculated in the amount of RMB50.8 million for the year ended December 31, 2022, as if the deconsolidation occurred as of the beginning of 2022. Accordingly, the actual gain of RMB78.8 million recorded on January 15, 2024 was excluded from the pro forma financial information for the three months ended March 31, 2024.

Non-GAAP Financial Measures

In evaluating our business, we consider and use certain non-GAAP measures, including adjusted net loss, adjusted net loss margin, adjusted EBITDA and adjusted EBITDA margin, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance and formulate business plans. We also believe that the use of these non-GAAP measures facilitates investors’ assessment of our operating performance.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools. One of the key limitations of using these non-GAAP financial measures is that they do not reflect all items of income and expense that affect our operations. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore their comparability may be limited. We compensate for these limitations by reconciling these non-GAAP financial measures to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

Adjusted Net Loss

We define adjusted net loss as net (loss)/income excluding amortization of incremental intangible assets resulting from business combination, impairment of intangible assets, gain on deconsolidation of CEIBS PG, share-based compensation, change in fair value of derivative liabilities and adjustments for income taxes. Adjusted net loss margin represents adjusted net loss as a percentage of total revenues.

The following tables reconcile our adjusted net loss and adjusted net loss margin for the periods indicated, to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which are net (loss)/income and net (loss)/income margin:

	For the Year Ended December 31,			For the Three Months Ended March 31，
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for percentages)
				(unaudited)
Net (loss)/income	(640,295)	(229,838)	(31,832)	(65,248)	35,039	4,853
Adjustments:
Amortization of incremental intangible assets resulting from business combination	18,240	16,340	2,263	3,420	—	—
Impairment of intangible assets	—	21,660	3,000	—	—	—
Gain on deconsolidation of CEIBS PG	—	—	—	—	(78,760)	(10,908)
Share-based compensation	71,815	26,123	3,618	10,887	2,636	365
Change in fair value of derivative liabilities	32,190	(102,419)	(14,185)	4,305	(808)	(112)

Adjusted loss before income taxes	(518,050)	(268,134)	(37,136)	(46,636)	(41,893)	(5,802)
Adjusted income taxes	(4,560)	(9,500)	(1,316)	(855)	—	—

Adjusted net loss	(522,610)	(277,634)	(38,452)	(47,491)	(41,893)	(5,802)

Net (loss)/income margin	(148.7)%	(54.2)%	(54.2)%	(53.4)%	42.1%	42.1%
Adjusted net loss margin	(121.4)%	(65.5)%	(65.5)%	(38.9)%	(50.3)%	(50.3)%

Adjusted EBITDA

We define adjusted EBITDA as net (loss)/income excluding interest income and expenses, income tax expense and benefit, depreciation and amortization, impairment of intangible assets, gain on deconsolidation of CEIBS PG, share-based compensation, and changes in fair value of derivative liabilities. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of total revenues.

The following tables reconcile our adjusted EBITDA and adjusted EBITDA margin for the periods indicated, to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which are net loss and net loss margin:

	For the Year Ended December 31，			For the Three Months Ended March 31,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for percentages)
				( unaudited)
Net (loss)/income	(640,295)	(229,838)	(31,832)	(65,248)	35,039	4,853
Adjustments:
Interest income	(1,272)	(2,071)	(287)	(1,274)	(113)	(16)
Interest expenses	497	4,650	644	914	2,484	344
Income tax benefit	(5,391)	(9,871)	(1,367)	(1,233)	—	—
Depreciation and amortization	31,461	31,353	4,342	8,027	3,307	458
Impairment of intangible assets	—	21,660	3,000	—	—	—
Gain on deconsolidation of CEIBS PG	—	—	—	—	(78,760)	(10,908)
Share-based compensation	71,815	26,123	3,618	10,887	2,636	365
Change in fair value of derivative liabilities	32,190	(102,419)	(14,185)	4,305	(808)	(112)
Adjusted EBITDA	(510,995)	(260,413)	(36,067)	(43,622)	(36,215)	(5,016)
Net (loss)/income margin	(148.7)%	(54.2)%	(54.2)%	(53.4)%	42.1%	42.1%
Adjusted EBITDA margin	(118.7)%	(61.4)%	(61.4)%	(35.7)%	(43.5)%	(43.5)%

Liquidity and Capital Resources

Cash Flows and Working Capital

Our principal sources of liquidity have been proceeds from the issuance and sale of our preferred shares. As of December 31, 2022 and 2023 and March 31, 2024, we had RMB432.0 million, RMB320.5 million (US$44.4 million) and RMB218.9 million (US$30.3 million) in cash and cash equivalents, respectively. The decrease from December 31, 2022 to December 31, 2023 was primarily due to our loss from operations of RMB328.6 million (US$45.5 million) in 2023. The decrease from December 31, 2023 to March 31, 2024 was primarily due to our loss from operations of RMB42.6 million (US$5.9 million) in the three months ended March 31, 2024, and the deconsolidation of CEIBS PG starting from January 15, 2024, which resulted in the decrease in cash and cash equivalents in the amount of RMB30.8 million (US$4.3 million). For details, see “—Operating Activities,” “—Investing Activities,” and “—Financing Activities.” Our cash and cash equivalents mainly consist of bank deposits and are primarily denominated in Renminbi and US dollars. Our cash and cash equivalents denominated in Renminbi amounted to RMB191.7 million (US$26.5 million) as of March 31, 2024, among which RMB181.2 million (US$25.1 million) was held by the VIEs. Meanwhile, our cash and cash equivalents denominated in US dollars amounted to RMB27.2 million (US$3.8 million) as of March 31, 2024, none of which was held by the VIEs. As of March 31, 2024, 100% of our cash and cash equivalents denominated in Renminbi are located in the PRC, while our cash and cash equivalents denominated in US dollars located in the PRC and held outside of the PRC amounted to RMB11.6 million (US$1.6 million) and RMB15.6 million (US$2.2 million), respectively. We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months from the date these consolidated financial statements are available to be issued.

As a holding company with no material operations of our own, we conduct our operations primarily through our PRC subsidiaries and our consolidated VIEs in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our subsidiaries in China may provide Renminbi funding to our consolidated VIEs only through entrusted loans. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and affiliated entities and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Use of Proceeds.” The ability of our subsidiaries in China to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends paid by our PRC subsidiaries to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of our ordinary shares, including those represented by the ADSs” and “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or the ADS holders.”

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)
Net cash used in operating activities	(456,835)	(257,029)	(35,598)	(161,545)	(58,491)	(8,101)
Net cash generated from/(used in) investing activities	267,917	(97,533)	(13,508)	34,279	(29,509)	(4,087)
Net cash generated from/(used in) financing activities	9,575	241,904	33,503	9,851	(13,400)	(1,856)
Effect of exchange rate changes on cash and cash equivalents	20,809	1,140	158	(4,026)	(219)	(30)
Net decrease in cash and cash equivalents	(158,534)	(111,518)	(15,445)	(121,441)	(101,619)	(14,074)
Cash and cash equivalents at beginning of the year/period	590,541	432,007	59,832	432,007	320,489	44,387

Cash and cash equivalents at end of the year/period	432,007	320,489	44,387	310,566	218,870	30,313

Operating Activities

Net cash used in operating activities was RMB58.5 million (US$8.1 million) in the three months ended March 31, 2024. The difference between our net income of RMB35.0 million (US$4.8 million) and the net cash used in operating activities was mainly attributable to (i) a gain on deconsolidation of CEIBS PG of RMB78.8 million (US$10.9 million), and (ii) a decrease in deferred revenue of RMB22.2 million (US$3.1 million), partially offset by (i) a decrease in prepaid expenses and other assets of RMB3.1 million (US$0.4 million), and (ii) share-based compensation of RMB2.6 million (US$0.4 million).

Net cash used in operating activities was RMB257.0 million (US$35.6 million) in 2023. The difference between our net loss of RMB229.8 million (US$31.8 million) and the net cash used in operating activities was mainly attributable to (i) a gain in fair value change of derivatives liabilities of RMB102.4 million (US$14.2 million) as a result of the decreased valuation of our Company, and (ii) a decrease in other payable and accrued liabilities of RMB45.7 million (US$6.3 million) due to our efforts in optimizing our human resources and effectively managing costs and expenses, partially offset by (i) share-based compensation of RMB26.1 million (US$3.6 million), (ii) amortization of intangible assets of RMB22.0 million (US$3.0 million), (iii) impairment of intangible assets of RMB21.7 million (US$3.0 million), (iv) an increase in deferred revenue of RMB19.1 million (US$2.6 million), and (v) a decrease in prepaid expenses and other assets of RMB15.3 million (US$2.1 million) due to the completion of our office renovation.

Net cash used in operating activities was RMB456.8 million in 2022. The difference between our net loss of RMB640.3 million and the net cash used in operating activities was mainly attributable to (i) share-based compensation of RMB71.8 million, (ii) a loss from fair value change of derivatives liabilities of RMB32.2 million as a result of the increased valuation of our company, (iii) amortization of intangible assets of RMB23.7 million, and (iv) an increase in deferred revenue of RMB24.7 million due to our business growth.

Investing Activities

Net cash used in investing activities was RMB29.5 million (US$4.1 million) in the three months ended March 31, 2024, which was primarily due to (i) cash paid for short-term investments of RMB56.3 million (US$7.8 million), and (ii) deconsolidation of CEIBS PG cash and cash equivalents of RMB30.8 million (US$4.3 million), partially offset by cash received from maturity of short-term investments of RMB58.6 million (US$8.1 million).

Net cash used in investing activities was RMB97.5 million (US$13.5 million) in 2023, which was primarily due to (i) cash paid for long-term investments of RMB117.6 million (US$16.3 million), and (ii) cash paid for short-term investments of RMB96.5 million (US$13.4 million), partially offset by cash received from maturity of short-term investments of RMB141.7 million (US$19.6 million).

Net cash generated from investing activities was RMB267.9 million in 2022, which was primarily due to cash received from maturity of short-term investments of RMB547.7 million, partially offset by (i) cash paid for short-term investments of RMB224.3 million and (ii) purchase of available-for-sale debt securities of RMB36.8 million.

Financing Activities

Net cash used in financing activities was RMB13.4 million (US$1.9 million) in the three months ended March 31, 2024, which was primarily due to (i) repayment of short-term borrowings of RMB9.9 million (US$1.4 million), and (ii) repayment of long-term borrowings of RMB3.5 million (US$0.5 million).

Net cash generated from financing activities was RMB241.9 million (US$33.5 million) in 2023, which was primarily due to proceeds from borrowings of RMB269.8 million (US$37.4 million), partially offset by payments of borrowings of RMB24.0 million (US$3.3 million).

Net cash generated from financing activities was RMB9.6 million in 2022, which was primarily due to proceeds from borrowings of RMB20.0 million, partially offset by payments of borrowings of RMB8.0 million.

Material Cash Requirements

Our material cash requirements as of March 31, 2024 primarily include our operating lease commitments, short-term and long-term borrowings, capital expenditures, and working capital requirements.

Our operating lease commitments consist of the commitments under the lease agreements for our office premises. We lease our office facilities under non-cancelable operating leases with various expiration dates. The majority of our operating lease commitments are related to our office lease agreements in China.

Our short-term and long-term borrowings represent future maximum commitment relating to the principal amount and interests in connection with our borrowings. In February 2023, April 2023 and June 2023, we entered into three unsecured one-year bank loans in the principal amount of RMB9.9 million, RMB9.9 million and RMB20.0 million, respectively, with an annual interest rate of 3.10% each, and repaid such loans in full by May 2024. In April 2023, we entered into one secured two-year bank loan in the principal amount of RMB80.0 million with an annual interest rate of 3.65% and repaid such loan in full by May 2024. In April 2023, we entered into one unsecured two-year bank loan in the principal amount of RMB50.0 million with an annual interest rate of 4.20% and with annual repayment schedule of RMB2.5 million, RMB3.5 million and RMB44.0 million in 2023, 2024 and 2025, respectively. In December 2023, we entered into two unsecured 1.5-year bank loans in the aggregate principal amount of RMB100.0 million in total with an annual interest rate of 4.00% each, both of which are due in June 2025. In April 2024, we entered into an unsecured two-year bank loan of RMB43.0 million with an annual interest rate of 3.55% and with annual repayment schedule of RMB1.5 million, RMB3.0 million and RMB38.5 million in 2024, 2025 and 2026, respectively. In May 2024, we entered into a secured two-year bank loan in the principal amount of RMB75.0 million with an annual interest rate of 3.45% and with annual repayment schedule of RMB1.5 million, RMB2.0 million and RMB71.5 million in 2024, 2025 and 2026, respectively. In June 2024, we entered into a secured one-year bank loan in the principal amount of RMB80.0 million with an annual interest rate of 3.60%, which is due in June 2025. In June 2024, we also entered into an unsecured two-year bank loan in the principal amount of RMB10.0 million with an annual interest rate of 3.30% and with annual repayment schedule of RMB0.5 million, RMB3.5 million and RMB6.0 million in 2024, 2025 and 2026, respectively. The weighted average interest rates for the outstanding borrowings were approximately 3.43%, 3.88% and 3.81% as of December 31, 2022 and 2023 and March 31, 2024, respectively. As of December 31, 2022 and 2023 and March 31, 2024, the outstanding balance of our borrowings was RMB20.0 million, RMB265.8 million and RMB252.4 million, respectively. As of March 31, 2024, the combined aggregate amount of maturities for all long-term borrowings after 2023 (unaudited) is RMB3.5 million in 2024 and RMB219.0 million in 2025. For details, see Note 12 to our Consolidated Financial Statements.

The following table sets forth our contractual obligations as of March 31, 2024:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in RMB thousands)
Operating lease commitment(1)	29,508	11,359	7,773	2,900	7,476
Short-term borrowings(2)	30,029	30,029	—	—	—
Long-term borrowings(2)	232,360	15,587	216,773	—	—

(1)	Represents obligations under lease agreements for our office premises.
(2)	Includes interest payment obligations thereof.

Our capital expenditures are incurred primarily in connection with the purchase of third-party content and computer equipment. Our capital expenditures were RMB18.7 million, RMB5.6 million (US$0.8 million), RMB2.3 million and RMB1.0 million (US$0.1 million) in 2022, 2023 and the three months ended March 31, 2023 and 2024, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of March 31, 2024.

Holding Company Structure

YXT.COM GROUP HOLDING LIMITED is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries and our consolidated VIEs. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries which, in turn, depends on the payment of the service fees and royalty payments to our PRC subsidiaries by our consolidated VIEs in the PRC pursuant to certain contractual arrangements. See “Our History and Corporate Structure—Contractual Arrangements with the VIEs and Their Shareholders.” If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance, or PRC GAAP. In accordance with PRC company laws, our consolidated VIEs in China must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of our consolidated VIEs. Appropriation to discretionary surplus fund is made at the discretion of our consolidated VIEs. Pursuant to the law applicable to China’s foreign investment enterprise, our subsidiaries that are foreign investment enterprise in the PRC have to make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund, and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of our subsidiaries. Appropriation to the other two reserve funds are at our subsidiaries’ discretion.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund raising activities to our PRC subsidiaries only through loans or capital contributions, and to our consolidated VIEs only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries and consolidated VIEs when needed. Notwithstanding the foregoing, our PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to our consolidated VIEs either through entrustment loans or direct loans to such consolidated VIEs’ nominee shareholders, which would be contributed to the consolidated VIEs as capital injections. Such direct loans to the nominee shareholders would be eliminated in our consolidated financial statements against the consolidated VIEs’ share capital.

Quantitative and Qualitative Disclosure about Market Risk

Concentration of Credit Risk

Financial instruments that potentially subject us to the concentration of credit risks consist of cash and cash equivalents and short-term investments. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. As of December 31, 2022 and 2023 and March 31, 2024, all of our cash and cash equivalents and short-term investments were held in major financial institutions located in the PRC and in Hong Kong, which we consider to be of high credit quality based on their credit ratings.

We have not experienced any significant recoverability issue with respect to our accounts receivable. We assess the creditworthiness of each customer when providing services and may require the customers to make advance payments or a deposit before the services are rendered.

As of December 31, 2022 and 2023 and March 31, 2024, there were no customer with greater than 10% of our total accounts receivable, respectively.

Concentration of Customers and Suppliers

Substantially all of our revenues were derived from customers located in China. There were no customers or suppliers from whom revenues or purchases individually represent greater than 10% of our total revenues or total purchases in 2022, 2023 or the three months ended March 31, 2024.

Foreign Currency Exchange Rate Risk

In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably. The depreciation of the RMB against the US$ was approximately 8.5%, 1.7% and 0.2% in 2022, 2023 and the three months ended March 31, 2024, respectively, and the appreciation of the RMB against the US$ was approximately 1.4% in the three months ended March 31, 2023. It is difficult to predict how market forces or PRC, or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

Critical Accounting Policies and Estimates

Revenues

We adopted ASC Topic 606, “Revenue from Contracts with Customers,” for all periods presented. Consistent with the criteria of Topic 606, we recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to receive in exchange for those goods or services.

To achieve that core principle, we apply the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We assess our revenue arrangements against specific criteria in order to determine if we are acting as principal or agent. Revenue arrangements with multiple performance obligations are divided into separate distinct goods or services. We allocate the transaction price to each performance obligation based on the relative standalone selling price of the goods or services provided. We determine standalone selling prices considering market conditions and based on overall pricing objectives such as observable standalones selling prices. Revenue is recognized upon the transfer of control of promised goods or services to a customer.

Revenue is recorded net of value-added tax.

Revenue recognition policies for each type of revenue steam are as follows:

Corporate Learning Solution

We offer corporate learning solution to corporate customers through providing subscription-based services including corporate learning platform, personalized e-learning system, teaching tools and online courses. Our subscription-based services generally do not provide customers with the right to take possession of the software supporting the platform, learning content or tools and, as a result, are accounted for as service arrangements. Through the subscription of our SaaS platform service, customers can rapidly deploy the intelligent learning platform in a plug-and-play manner. Frequently, existing customers who subscribed platform service tend to add additional courses to their subscription by purchasing prioritized package or advanced package with additional charges. We also offered the teaching tools, such as virtual classroom or meeting room, for subscription as add-on options. For platform service, online courses and online teaching tools, we continually provides customer access and connectivity to its services, and fulfills its obligation to, the end customer over the subscription period. Each distinct service represents a single performance obligation that is satisfied over time. The subscription-based contracts vary from one month to five years. Revenue from subscription-based corporate learning solution is recognized on a straight-line basis over the subscription period.

We also derive revenue from providing non-subscription based corporate learning solution, such as offline courses and courseware recording service. Based on the needs of the customers, we design the offline courses and hires experienced lecturer to provide face-to-face offline learning courses. The offline course is delivered on the specific date agreed and the unit price for each offline course is also specified in the contract. For the courseware recording service, we record video courseware based on customer’s needs. The recorded courseware belongs to the customers. Revenue from non-subscription based corporate learning solution is generally recognized at point in time upon completion.

Other Revenue

We also develop software for other customers who have specific demand for learning platform software. We develop learning platform to be installed on these customers’ own servers. Copyright of the software developed belongs to these customers. The development processes last approximately 6-11 months. We are obligated to provide post-sales maintenance service for malfunction during the period determined in the contract, which is usually a year. Revenue for the on-premise software development is recognized at a point in time when the software is made available to the customer; whereas the revenue for post-sales maintenance service is recognized over the contract term beginning on the date that the software is made available to the customer.

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. As of March 31, 2024, the aggregate amount of transaction price allocated to the remaining performance obligations was RMB337.8 million, which included balance of deferred revenue that will be recognized as revenue in the future periods. We expect to recognize approximately 69% of the remaining performance obligations in the 12 months following March 31, 2024 and 28% of the remaining performance obligations between 13 to 36 months following March 31, 2024, with the remainder to be recognized thereafter.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. We test goodwill for impairment annually as of December 31, or whenever events or changes in circumstances indicate that goodwill may be impaired. We initially assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of our sole reporting unit is less than its carrying amount. If, after assessing the events or circumstances, we determine it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then we perform a quantitative analysis by comparing the book value of net assets to the fair value of the reporting unit. If the fair value is determined to be less than the book value, an impairment charge is recorded. In assessing the qualitative factors, we consider the impact of certain key factors including macroeconomic conditions, industry and market considerations, management turnover, changes in regulation, litigation matters, changes in enterprise value and overall financial performance. The goodwill recorded at the Group level of RMB164.1 million as of December 31, 2023 was generated from the acquisition of CEIBS PG in June 2020.

According to ASC 350-20-40, when a portion of a reporting unit that constitutes a business or nonprofit activity is to be disposed of, goodwill associated with that business or nonprofit activity shall be included in the carrying amount of the business or nonprofit activity in determining the gain or loss on disposal. The amount of goodwill to be included in that carrying amount shall be based on the relative fair values of the business or nonprofit activity to be disposed of and the portion of the reporting unit that will be retained. The relative fair value allocated to the disposed CEIBS PG was RMB276 thousand, which reduced the goodwill amount to RMB163.8 million as of March 31, 2024.

The final decision of the HKIAC Arbitration tribunal on January 15, 2024 triggered an impairment assessment of goodwill as of December 31, 2023. Based on management assessment, we determined that based on a quantitative analysis, that the fair value of the reporting unit of us still substantially exceeded its carrying value of net assets of the reporting unit and therefore the impairment of goodwill was nil for the year ended December 31, 2023. As of March 31, 2024, the impairment of goodwill was also nil.

Fair Value Measurements

As of December 31, 2022 and 2023 and March 31, 2024, information about inputs into the fair value measurement of our assets and liabilities that are measured or disclosed at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2022	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	RMB
	(in thousands)
Liabilities:
Derivative liability
Conversion feature	202,698	—	—	202,698

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2023	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	RMB
	(in thousands)
Liabilities:
Derivative liability
Conversion feature	100,279	—	—	100,279

		Fair value measurement at reporting date using
Description	Fair value as of March 31, 2024	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	RMB
	(in thousands)
Liabilities:
Derivative liability
Conversion feature	99,471	—	—	99,471

When available, we use quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, we measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that we use to measure the fair value of assets and liabilities that we report in the Consolidated Balance Sheets at fair value.

Derivative Liabilities

Conversion Feature

Significant factors, assumptions and methodologies used in determining the business valuation include applying the discounted cash flow approach, and such approach involves certain significant estimates which are as follows:

	As of December 31, 2022		As of December 31, 2023		As of March 31, 2024
Discount rate	16.0%		15.0%		15.0%
Weighting between IPO scenario and Redemption scenario	IPO scenario-80 Redemption scenario-20	% %	IPO scenario-80 Redemption scenario-20	% %	IPO scenario-80 Redemption scenario-20	% %

Discount Rates

The discount rates listed out in the table above were based on the weighted average cost of capital, which was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors.

Comparable Companies

In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in the SaaS industry and (ii) their shares are publicly traded in the United States, Hong Kong and China.

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the applicable future periods in the existing political, legal, fiscal or economic conditions in China; no material changes will occur in the current taxation law in China and the applicable tax rates will remain consistent; we have the ability to retain competent management and key personnel to support our ongoing operations; and industry trends and market conditions for the corporate training service business will not deviate significantly from current forecasts. These assumptions are inherently uncertain.

Recent Accounting Pronouncements

For a detailed discussion on recent accounting pronouncements, see Note 2.32 to our Consolidated Financial Statements.

INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus and all tables and graphs set forth in this section has been derived from an industry report dated May 20, 2024 commissioned by us and independently prepared by Frost & Sullivan in connection with this offering. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Overview of China’s Corporate Learning Market

China is the second largest economy in the world and the fastest growing economy among the top five economies in the past decade, with a nominal GDP exceeding RMB126.0 trillion and a GDP growth of 4.2% in 2023, and it is the only major economy in the world that has achieved positive economic growth under the COVID-19 pandemic. In addition, China’s economy development has transitioned from quantity-driven to quality-driven, with increasing focus on economic structure upgrade, creativity and innovation. Achieving these goals requires evolving organizations, innovative businesses and better-trained labor force.

China has the largest labor force in the world. By the end of 2023, China had a labor force of approximately 740.4 million, and an additional 78.8 million people on aggregate will reach working age in the next five years. Among the total labor force, 66.0% have not received high school education or above, and 30.0% have not received junior high school education or above. These working forces, especially those just reached working age, have strong demand for on-the-job learning and training, according to Frost & Sullivan.

Furthermore, scientific and technology progress has promoted the development of digital economy, which brings new challenges and higher requirements for daily operations, business model upgrades and strategic planning for Chinese enterprises. For traditional industries such as manufacturing, catering, financial and service industries, and the new business models born in the Internet era that span across e-commerce, new retail, online education, new energy vehicles and healthcare, enterprises and talents need to constantly meet evolving market demand, innovate businesses, adapt to new jobs, and enhance their competitiveness.

Corporate learning is a systematic process implemented to improve the overall quality of corporate talents. The goals of corporate learning are to increase talents’ knowledge and enhance their skills, optimize their methodologies in work, and deepen their recognition of corporate values, so as to achieve both personal and organizational development goals at the same time.

According to Frost & Sullivan, the size of the Chinese corporate learning market has reached RMB641.6 billion in 2023, being one of the largest corporate learning markets in the world. The corporate learning market is expected to grow to RMB1,289.4 billion in 2028, representing a CAGR of 15.0% from 2023 to 2028.

Market Size of the Corporate Learning Industry in China by Size of Corporate Users 2019-2028E

Source: Frost & Sullivan

China’s corporate learning market enjoys huge development potential. According to Frost & Sullivan, the overall penetration rate of the Chinese corporate learning market was only 14.7% in 2023. As of December 31, 2023, there were about 34.4 million enterprises in China, of which more than 29.4 million enterprises had not yet adopted corporate learning systems, including approximately 36.0 thousand large enterprises, 467.0 thousand medium-sized enterprises and 28.9 million small enterprises. The current penetration rate of corporate learning for large enterprises is 70.0%, as they have strong demand for systematic corporate learning solutions and higher willingness to pay, representing a considerable market to be penetrated. The current penetration rate of corporate learning for medium-sized and small enterprises is only 36.0% and 14.0%, respectively. These smaller enterprises also have increasing demand for corporate learning in the tide of economic upgrading. In the future, following mega enterprises, more and more large, medium-sized and small enterprises will choose corporate learning service providers with high industry recognition, and will drive the penetration rate growth. According to Frost & Sullivan, the overall penetration rate in 2028 will reach 16.4%. The size of the corporate learning market for mega, large, medium-sized and small enterprises will grow from RMB24.2 billion, RMB246.7 billion, RMB245.3 billion and RMB125.4 billion in 2023 to RMB33.6 billion, RMB509.6 billion, RMB488.5 billion and RMB257.7 billion in 2028 respectively. In 2023, the corporate learning investment in China was only RMB2,670.0 per person per year, while the corporate learning investment of US enterprises was RMB6,758.0 per person per year, representing approximately 2.5 times that of China. The significant gap demonstrates significant growth potential for Chinese corporate learning market.

Furthermore, the Chinese government has issued preferential policies in favor of corporate learning investment in terms of taxation benefits and subsidies for enterprises. For example, the pre-tax deduction ratio for employees’ education increased from 2.5% to 8.0%. In addition, local governments have increased financial support for corporate learning. For instance, some local governments have established employment subsidy funds and local talent funds for vocational skills development.

The outbreak of the COVID-19 pandemic placed challenges on the daily operations of enterprises, but also created development opportunities due to the growing needs for industrial digitalization. Companies need to respond to the challenges of the epidemic and seize opportunities with new business ideas and stronger human capital. The needs for digital corporate learning also arise at this historic moment.

While the corporate learning market is huge, there are still significant unmet needs that cannot be fully addressed by traditional players. According to Frost & Sullivan, these players face a number of inherent challenges.

•

Poor training effectiveness. The old-school short-term, spoon-feeding and large-class courses fail to provide continuous and targeted trainings, which leads to low study efficiency, unsatisfying experience, limited interest, and ultimately poor training effectiveness.

•

Low content quality. Content offered by the traditional providers is unspecialized, untargeted and untimely, which is insufficient for new business scenarios and unable to meet the development needs of enterprises.

•

Lack of teaching system and tools. Traditional corporate learning players lack comprehensive teaching system and tools for testing, learning, practicing, examining and evaluating, and thus is unable to design targeted learning paths for employees and evaluate their learning results.

•

Non-scalable. Unlike cloud-based solutions, traditional in-person corporate learning solutions are difficult to scale through a large or distributed business to reach all employees. In addition, the traditional corporate learning is highly dependent on high-quality lecturers, which also limits their scalability.

•	High training cost. Traditional corporate learning is mainly delivered in-person, which burdens the enterprises with high costs in management, venue, equipment, lecturers and time.

Digital Corporate Learning Market

Overview of Digital Corporate Learning Market

The many pain points in the industry confirm the huge unmet needs for corporate learning. The rapid development of Internet and SaaS, the substantial online traffic growth brought by the COVID-19 epidemic, and the contemporary society’s habitual dependence on the Internet have accelerated the digital transformation of the corporate learning industry.

Digital corporate learning refers to the training conducted through digital methods, including online training and OMO (“online merges offline”) training, and integrates software, content and services. It is closely connected with work scenarios and career development paths, making full use of innovative technologies and insights, and creates a personalized and intelligent learning model to meet the needs of the entire lifecycle of talent development.

According to Frost & Sullivan, the size of China’s digital corporate learning market has reached RMB126.0 billion in 2023 and is expected to grow to RMB300.0 billion in 2028, representing a CAGR of 18.9% from 2023 to 2028.

Market Size of Digital Corporate Learning Industry in China by Size of Corporate, 2019-2028E

Source: Frost & Sullivan

China’s digital corporate learning industry is still at its early stage. According to Frost & Sullivan, the digital corporate learning market in 2023 only accounted for 19.6% of the overall corporate learning market. Compared with the penetration rates of other enterprise software, such as approximately 43.0% for office automation system and approximately 35.0% for video conferencing system, this penetration rate is relatively low, demonstrating the huge penetration potential of digital corporate learning. The high penetration rates of office automation systems and video conferencing systems show the importance of workplace software and the convenience and efficiency they bring, which also cultivates the habits of enterprises to use online software and promotes the acceptance of digital corporate learning. Therefore, it is estimated that China’s digital corporate learning will account for 23.3% of the overall corporate learning in 2028, according to Frost & Sullivan. In addition, according to Frost & Sullivan, the market size of China’s digital corporate learning solutions for large enterprises has reached RMB53.2 billion in 2023 and is expected to grow to RMB135.0 billion in 2028, representing a CAGR of 20.5% from 2023 to 2028.

Key Drivers of China’s Digital Corporate Learning Market

According to Frost & Sullivan, the rapid growth of China’s digital corporate learning market will be mainly driven by the following factors:

•

Massive market size. The total market size of China’s corporate leaning market was RMB641.6 billion in 2023, and is expected to grow to RMB1,289.4 billion in 2028, representing a CAGR of 15.0% from 2023 to 2028, according to Frost & Sullivan. Digital corporate learning service providers, especially players with integrated software and content business model, are able to address the pain points faced by traditional corporate learning service providers and are thus well-positioned to capture the market opportunities.

•

Continued SaaS penetration. In-house development of corporate learning software faces difficulties in terms of cost, technology capabilities, and data security, among others. Digital corporate learning SaaS solutions are standardized, easy-to-use and affordable, and can respond to customer needs efficiently without extensive customization. They are also more convenient for solution delivery. The market expects to see continued penetration growth of SaaS model within digital corporate leaning industry.

•

Rigid demand from large enterprises. Large enterprises with more than 1,000 employees have steady and increasing demand for corporate learning solutions. Moreover, as compared to e-learning modules embedded in office automation or human resource systems, they prefer professional and stand-alone digital corporate learning products. The current penetration rate of corporate learning for large enterprises is 70.0%, as they have strong demand for systematic corporate learning solutions and higher willingness to pay.

•

Steady corporate learning budget. The benefits of corporate learning have been increasingly recognized among enterprises, especially large enterprises, in China. Many large enterprises have established training departments with independent right of decision making, and have annual recurring budget for training programs.

Competitive Landscape of China’s Digital Corporate Learning Market

China’s traditional corporate learning market is highly fragmented and served by many medium-sized and small providers. Effectively solving the traditional pain points such as poor training effects and high costs, the digital corporate learning solution providers are subverting the traditional market in the long run.

Digital corporate learning providers mainly consist of the following categories: (i) integrated SaaS solution providers; (ii) digital content providers; (iii) software developers; and (iv) traditional services providers in the process of digital transformation. According to Frost & Sullivan, the main characteristics of these players are as follows:

•

Integrated SaaS solution providers. They provide an integrated corporate learning solution that combines software and content, and embeds key SaaS features. Content is synchronically developed and configured based on customers’ needs, and deeply integrated with the software products, and therefore ensures quality learning results. This type of provider is expected to enjoy rapid scalable growth and become the leader in the digital corporate learning market.

•

Digital content providers. They focus on the supply of digital course content delivered through third-party software or SaaS solutions. However, the content is not closely connected with the delivering solutions, so it is difficult to link and integrate the course and the software, consequently adversely affect the training result.

•

Software developers. They develop corporate learning software and digital solutions, while the content needs to be obtained from third parties. These providers are usually either general software developers or corporate learning software specialists. General software developers are involved in a wide range of software businesses, therefore their attention to corporate learning is distracted, leading to relatively shallow industry insights and weak competitiveness. Corporate learning software specialists generally have relatively small revenue scale, making it difficult for them to grow. They also lack content production capacity, which is the core competitiveness that attracts users and enhances user stickiness.

•

Traditional services providers. Traditional offline corporate training institutions have begun to expand their business into the field of digital training. Due to the lack of Internet experience and advanced technology, these providers are more likely to provide digital training in the same way as offline training, resulting in a mismatch between the content and the SaaS delivery model. Thus, it is difficult for these providers to achieve high-quality training effect.

During the paradigm shift, the integrated SaaS business model with the combination of software and content is expected to reshape the corporate learning market and become the mainstream business model for digital corporate learning. With the SaaS model being built on software and deeply integrated with customers’ internal HR architecture, the integrated SaaS business model drives the content development to be tailored to the real business needs. It provides convenience, affordability and scalability, addressing the inherent challenges of the existing traditional model in terms of quality, effectiveness, evaluation, reach for learners and costs. In addition, the SaaS model offers a high level of standardization and ease to adopt, and optimizes and accelerates the process from content creation to delivery for corporate learning, and therefore is favored by enterprise customers.

According to Frost & Sullivan, Yunxuetang is the pioneer of the integrated “software + content” SaaS model, and the largest digital corporate learning provider in China based on total revenue (with a market share of 1.6% in 2023), subscription revenue and the number of subscription customers in 2023. The significant majority portion of Yunxuetang’s revenues from digital corporate learning solutions are subscription revenues in 2023. Yunxuetang is significantly ahead of its competitors in terms of subscription revenue and the number of subscription customers in 2023. In addition, Yunxuetang also has an industry-leading content library as measured by number of courses, topics covered and quality of content, according to Frost & Sullivan.

The digital corporate learning market in China is in its early stage of development. Within the relatively fragmented competitive landscape, Yunxuetang, as the industry leader of China’s digital corporate learning market, is well-positioned to promote and integrate the market.

Source: Frost & Sullivan

Notes: (1)	Subscription revenue refers to digital corporate learning solutions revenue derived from the subscription based model, which does not include revenue from on-premise software and offline courses.

(2)	Total digital corporate learning solutions revenue includes both subscription revenue and on-premise software revenue, and excludes revenue from offline courses.
(3)	Company A is a digital corporate learning provider based in Shanghai, which provides software, courses as well as services.
(4)	Company B is a digital corporate learning provider based in Shenzhen, which provides software, courses as well as services.
(5)	Company C is a digital corporate learning provider based in Beijing, which provides software, courses as well as services.
(6)	Company D is a digital corporate learning provider based in Beijing, which provides software and services.

BUSINESS

Our Mission

To empower talent development and corporate success with technology.

Our Company

We are a leader and disruptor of the digital corporate learning industry in China, a market with massive rigid-demand and a total size of RMB126.0 billion in 2023, according to Frost & Sullivan. We have innovated a SaaS model that integrates software and content, effectively assisting customers in the digital transformation of corporate learning. According to Frost & Sullivan, we are the largest digital corporate learning solution provider in China in terms of total revenue, subscription revenue and number of subscription customers in 2023.

With our software, we help customers efficiently deploy cloud-based learning platforms at scale. We also offer a broad range of high-quality content, covering the entire corporate learning process of our customers. Such content offerings bring additional monetization opportunities and encourage subscription renewals and upsells. Our comprehensive and highly scalable solutions are suitable for various corporate learning scenarios and can be broadly applied among corporate customers across different industries, scales, and development stages.

We develop our software based on the advanced underlying architecture. Our software can be modularized and customized. We help customers rapidly deploy the intelligent learning platform in a plug-and-play manner. Our highly flexible and configurable software products allow our customers to match the use of our software with their specific business needs. Our software is accessible on both mobile and desktop. In addition, users can also access our software on third-party platforms that we collaborate with, such as Tencent WeCom, Ali DingTalk and Lark.

We believe that the well-designed learning paths and targeted content with traceable and quantifiable training results are the core of successful corporate learning solutions and the reason why customers choose us. Our advanced and efficient content development system enables us to deliver stackable content with continuous iteration and optimization. Through the combination of in-house development and external collaboration, as of March 31, 2024, we were offering over 8,200 courses covering approximately 20 industries, with a total of over 20,500 learning hours, including over 6,800 hours of proprietary courses. Being customer-centric and result-oriented, we spot the common needs of various enterprises through our domain expertise and insights, and developed modular, systematic and scenario-based professional content.

Efficient use of technology underpins our success. Leveraging our coverage of 2,434 subscription customers as of March 31, 2024, who are customers with revenues from subscription based corporate learning solutions, in approximately 20 industries, we have accumulated domain expertise and insights across different industries and business scenarios, and constructed systematic labels and knowledge maps. Based on our industry insights and extensive experiences, our personalized recommendation engine then designs suitable learning paths for employees based on their positions and required skills. As a result, our solutions are capable of accurately matching personnel, positions, and courses through personalized recommendation. Our solutions embed key functions such as speech recognition, adaptive learning, intelligent practice partner, anti-cheating for exams and simulation training, making corporate learning more intelligent and effective. Our domain expertise and insights also fully empower all aspects of customer service and marketing. Through the modeling of customer portraits, market conversion and sales strategy, we have continuously discovered new sales opportunities, expanded corporate customer life cycles and improved marketing efficiency.

We believe focusing on our customers’ success leads to our own success. Our digital and configurable solutions as well as satisfying customer services allow us to establish an excellent reputation in the market and accumulate a large, high-quality loyal customer base. Our high-quality customer base includes leading players across many large-scale and high-growth industries, on average covering more than ten of the top 20 players in electric vehicles, healthcare and catering, according to Frost & Sullivan. The number of our subscription customers was 3,439 and 3,230 as of December 31, 2022 and 2023, respectively. The net revenue retention rate of our subscription customers in terms of subscription revenue was 118.1% and 101.4% as of December 31, 2022 and 2023, respectively. CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024. For details, see “Business—Legal Proceedings” and “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.” The number of our subscription customers was 3,433 and 2,434 as of March 31, 2023 and 2024, respectively, among which CEIBS PG had 727 subscription customers as of March 31, 2023. The net revenue retention rate of our subscription customers in terms of subscription revenue was 111.1% and 106.1%, respectively, as of March 31, 2023 and 2024. Such decreases in the number of subscription customers and net revenue retention rate of subscription customers were mainly due to our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers.

In 2022, 2023, and the three months ended March 31, 2023 and 2024, our revenues amounted to RMB430.6 million, RMB424.0 million (US$58.7 million), RMB122.2 million and RMB83.2 million (US$11.5 million), respectively. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma revenues amounted to RMB346.1 million, RMB324.6 million (US$45.0 million), RMB98.3 million and RMB79.9 million (US$11.1 million) in the same periods, respectively. In 2022, 2023, and the three months ended March 31, 2023 and 2024, our (loss)/income before income tax benefit amounted to RMB645.7 million, RMB239.7 million (US$33.2 million), RMB66.5 million and RMB35.0 million (US$4.9 million), respectively. On the pro forma basis as if the deconsolidation of CEIBS PG occured as of the beginning of 2022, our pro forma loss before income tax benefit amounted to RMB541.9 million, RMB190.2 million (US$26.3 million), RMB57.9 million and RMB43.0 million (US$6.0 million) in the same periods, respectively. For details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Development.” In 2022, 2023, and the three months ended March 31, 2023 and 2024, our subscription revenues amounted to RMB368.2 million, RMB347.8 million (US$48.2 million), RMB99.5 million and RMB77.0 million (US$10.7 million), respectively, representing 85.5%, 82.0%, 81.4% and 92.5% of our total revenues, respectively. Our gross profit margin was 54.0%, 54.1%, 63.5% and 62.6% in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively. The slight decrease in gross margin from the three months ended March 31, 2023 to the same period in 2024 was mainly due to the change in product mix with different gross margins in the three months ended March 31, 2024 as compared to the same period in 2023 as a result of our strategic focus on corporate learning solution. Nonetheless, we believe that our overall gross margin will increase in the long run, primarily driven by (i) economies of scale and increase of operating efficiency, and (ii) our continuous focus on providing subscription based corporate learning solutions with self-developed content. We recorded net loss of RMB640.3 million, RMB229.8 million (US$31.8 million) and RMB65.2 million, and net income of RMB35.0 million (US$4.9 million) in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively. We recorded adjusted net loss of RMB522.6 million, RMB277.6 million (US$38.5 million), RMB47.5 million and RMB41.9 million (US$5.8 million) in the same periods, respectively. Our net cash used in operating activities was RMB456.8 million, RMB257.0 million (US$35.6 million), RMB161.5 million and RMB58.5 million (US$8.1 million) in 2022, 2023, and the three months ended March 31, 2023 and 2024, respectively.

Industry Background

According to Frost & Sullivan, China’s corporate learning market is one of the largest corporate learning markets in the world, with a market size of RMB641.6 billion in 2023. It is expected to grow to RMB1,289.4 billion in 2028, representing a CAGR of 15.0% from 2023 to 2028.

While the corporate learning market is huge, there are still significant unmet needs that cannot be fully addressed by traditional players. These players face a number of inherent challenges.

•

Poor training effectiveness. The old-school short-term, spoon-feeding and large-class courses fail to provide continuous and targeted trainings, which leads to low learning efficiency, unsatisfying experience, limited interest, and ultimately poor training effectiveness.

•

Low content quality. Traditional corporate learning providers do not possess sufficient content resources. Content offered by the traditional providers is unspecialized, untargeted and untimely, which is insufficient for new business scenarios and unable to meet the development needs of enterprises. This is primarily attributable to the lack of sufficient customer base and lack of understanding of customers’ core development needs.

•

Lack of teaching system and tools. Traditional corporate learning players lack comprehensive teaching system and tools for assessment, learning, practicing, examining and evaluating, and thus is unable to design targeted learning paths for employees and evaluate their learning results.

•

Non-scalable. Unlike cloud-based solutions, it is difficult for traditional in-person corporate learning solutions that are not scalable through a large or distributed business to reach all employees. In addition, the traditional corporate learning is highly dependent on high-quality lecturers, which also limits their scalability.

•	High training cost. Traditional corporate learning is mainly delivered in-person, which burdens corporates with high costs in management, travel, venue, equipment, and lecturers.

The accelerating digital economy and the COVID-19 pandemic have sharply increased the needs for digital corporate learning solutions, which primarily deliver corporate learning content online. According to Frost & Sullivan, the market size of China’s digital corporate learning solutions has reached RMB126.0 billion in 2023 and is expected to grow to RMB300.0 billion in 2028, representing a CAGR of 18.9% from 2023 to 2028. In addition, according to Frost & Sullivan, the market size of China’s digital corporate learning solutions for large enterprises has reached RMB53.2 billion in 2023 and is expected to grow to RMB135.0 billion in 2028, representing a CAGR of 20.5% from 2023 to 2028.

During the paradigm shift, the integrated SaaS business model with the combination of software and content is expected to reshape the corporate learning market and become the mainstream business model for digital corporate learning.

Our Business Model and Solution

We have pioneered a highly integrated “software + content” model.

•	Software

•

The cloud-native architecture of our software underpins the digital transformation of corporate learning. With cloud deployment, we help customers achieve rapid implementation and continuous upgrade of the learning solutions. Our software concurrently supports multiple terminals and provides remarkable compatibility.

•

Our software covers the entire process of assessment, learning, practice, test and evaluation. In addition, it is equipped with a comprehensive set of teaching tools that integrate training and content development.

•	We have launched different versions of software, including lite, standard, professional and flagship, which suit the specific needs from our customers.

•	Content

•

We have an industry-leading content library as measured by number of courses, topics covered and quality of content, according to Frost & Sullivan. Leveraging domain expertise and insights, we have summarized typical use cases and best practices in various industries and developed standardized content for different positions and skill levels. We design personalized learning paths and objectives and intelligently recommends learning content, thereby improving leaning effectiveness and experience. Our solutions also visualize the effectiveness of our content.

Key benefits of our business model and solutions to customers include:

•

Effective learning. The development of 5G and cloud services allows better internet connectivity and smoother online training delivery. Our online solution frees users from time and space constraints, encourages participation and interaction, and optimizes learning experience, thereby enhancing training effectiveness. Mobile Internet allows corporate training to be available anywhere and to anyone, and thus serve more diversified use cases and reach significant larger learner base who were under-served.

•

High-quality content. We offer a wide range of high-quality content targeted at various topics, use cases, employee positions and industries, catering to the strategic needs of our customers. Our content is developed through both in-house and collaboration with third-party content partners. With extensive experience in serving leading enterprises in different industries, corporate learning expertise and industry knowhow, we develop standardized high-quality content while keeping up with latest industry trends. Meanwhile, we continuously refine our corporate learning system and methodology throughout our content development process, ensuring the high quality of our content in the long term.

•

Integrated model with high efficiency. Our software and content are organically integrated and coordinated. Leveraging advanced technologies, we create more precise learner profile, help develop and assign more personalized courses, and allows us to extract the commonality and best practice of leading enterprises and replicate to others. We also offer various corporate learning tools to help enterprises quantify learning results and manage the entire learning process, thereby improving the efficiency of talent development and facilitating the implementation of corporate strategies.

•

Scalability. Our cloud-native solution is highly scalable, accommodating large and geographically dispersed employee bases and deployments of various sizes. In addition, our modular course design provides flexibility to ensure the dynamic upgrade and iteration of courses according to the needs of enterprises and changes in market conditions, which continuously promotes the talent development of enterprises.

•

Cost-effective and easy deployment. Our plug-and-play solutions can be easily and quickly deployed. Our SaaS model offers high level of standardization, and optimizes and accelerates the process from content creation to delivery for the corporate training. Enterprises using our solutions can save the heavy investment in self-establishment and maintain digital corporate learning infrastructure. As a result, our solutions are more affordable to our customers. Moreover, online corporate learning significantly reduces the training costs while increasing flexibility to reach all employees.

Our Strengths

Leader in China’s Digital Corporate Learning Market

We are the pioneer and leader in China’s digital corporate learning industry. According to Frost & Sullivan, we are the largest player in overall digital corporate learning market in China in terms of total revenue, subscription revenue and number of subscription customers. We believe our leading position has allowed us to establish brand reputation among customers. We are the first-mover in the mobile Internet era to build our solutions on cloud. Through the integration of powerful software systems and high-quality content, we have led the construction of the corporate learning ecosystem. Leveraging our domain expertise and insights, we become one of the first corporate learning service providers in the industry to intelligently design learning paths and recommend content based on different customers’ skill sets, positions and industries.

Innovative Business Model Integrating Software and Content

We innovated the integrated “software + content” SaaS solutions, mainly targeting at large enterprises, to address the pain points of traditional corporate learning providers, accommodating customers’ increasing demand for comprehensive corporate learning. Enterprises, especially large enterprises, have annual recurring budget for corporate learning. We are well-positioned to capture such opportunities through our innovative business model. The strong synergies between our software and content continuously bring monetization opportunities, thereby creating a strong competitive edge for us. The standardization of SaaS products facilitates quick delivery. We are able to better understand and predict customer needs with insights, enabling us to optimize our content in a timely and effective manner. Our high-quality content supported by well-functioned software, in turn, enhances customer stickiness and encourages renewals and upsells of software subscriptions, thereby increasing customer lifetime value.

Advanced Technology Capabilities

We attach great importance to continuous investment in technology. As of March 31, 2024, we had 311 research and development personnel, accounting for 41.8% of our employees, with an average experience of over 11 years. In 2022, 2023 and the three months ended March 31, 2023 and 2024, we incurred RMB312.1 million, RMB176.5 million (US$24.5 million), RMB48.6 million and RMB30.1 million (US$4.2 million) of research and development expenses, respectively.

Our advanced technology capabilities enable us to offer more intelligent and better solutions. Our technology infrastructure enables us to offer highly-reliable solutions with 99.9% uptime. Leveraging our continuously expanding user base and industry coverage, we have accumulated domain expertise and insights that spans over different industries and business scenarios. As an early-mover equipped with machine learning capabilities, we have abstracted corporate employee skill portraits for different positions. Accordingly, we design customized learning paths for employees and are able to recommend suitable curriculum content intelligently, providing targeted solutions under diverse scenarios to our customers. We have successfully applied the insights throughout our entire operations process, from product development to customer service.

Efficient Marketing Strategy

We adopt an efficient strategy that combines online and offline marketing activities. In addition, as one of the few corporate learning service provider on both Tencent WeCom and Ali DingTalk, we are able to extend our reach to more enterprises. Furthermore, we have established a well-recognized brand by serving leading companies in difference industries, which in turn allows us to reach the vast market of small and medium-sized enterprises through word-of-mouth referrals.

We digitize the entire sales and marketing process. With our domain expertise and insights, we accurately match our customers with solutions that are suitable for their business scenarios, thus improving customer signing rates and sales efficiency. Our marketing expenses as a proportion of revenue dropped from 80.1% in 2022 to 57.6% in 2023, and slightly increased from 43.9% in the three months ended March 31, 2023 to 44.4% in the same period of 2024.

Strong and High-Profile Customer Base

We have cultivated a large, high-quality and loyal customer base across various industries, including manufacturing, new retail, catering, finance, automotive, IT technology, healthcare and energy among others. As of December 31, 2022 and 2023, we had 3,881 and 3,501 customers, respectively. The number of our subscription customers was 3,439 and 3,230 as of the same dates, respectively. The net revenue retention rate of our subscription customers in terms of subscription revenue was 118.1% and 101.4% as of December 31, 2022 and 2023, respectively. As of March 31, 2023 and 2024, we had 3,824 and 2,545 customers, respectively, among which CEIBS PG had 845 customers as of March 31, 2023. As of the same dates, the number of our subscription customers was 3,433 and 2,434, respectively, among which CEIBS PG had 727 subscription customers as of March 31, 2023. The net revenue retention rate of our subscription customers in terms of subscription revenue was 111.1% and 106.1%, respectively, as of March 31, 2023 and 2024. Such decreases in the number of subscription customers and net revenue retention rate of subscription customers were mainly due to our business expansion strategy to focus on large enterprises with strong and steady demand for corporate learning solutions, leading to the deselection of some small and medium-sized customers.

We help customers succeed and share their success. As of March 31, 2024, we have established a customer service team consisting of approximately 100 personnel that work closely with our customers, ensuring satisfactory customer experience and exploring additional monetization opportunities. We provide full-cycle customer services from project planning, implementation, operation support and maintenance. We pride ourselves in providing a satisfactory experience to every customer and user of our corporate learning solutions.

Entrepreneurial and Experienced Management Team

We benefit from a visionary, entrepreneurial and experienced management team with deep expertise in technology and education. Our management team has an average of more than 20 years of experience in enterprise services, Internet and education industries. Our founder, Mr. Xiaoyan Lu, is a successful serial entrepreneur with a profound technology background, rich experience and deep insights in the Internet, software and education industries and forward-looking leadership. Our CEO, Mr. Teng Zu, is an experienced entrepreneur in the Internet, education and corporate learning industries. He served at New Oriental Education & Technology and was responsible for its online business, gaining extensive experiences in education software and content and curriculum design. Our CTO, Mr. Yazhou Wu has rich experience in Internet and cloud architecture technology. He has held various senior positions at leading technology companies in China.

Our company has an agile organizational structure, adhering to a corporate culture of innovation and openness. Everyone is committed to serving and achieving customer success.

Our Strategies

Solidify Existing Leadership among Digital Corporate Learning Market for Large Enterprises and Further Expand Customer Base

We will solidify our leading position among digital corporate learning market for large enterprises. Specifically, we plan to continue to expand our customer base, especially large enterprises in first-tier cities and strategically selected industries. We endeavor to solidify our leadership in wallet shares of large enterprises, thereby enhancing our brand awareness to attract mega enterprises with over 10,000 employees. We will continue to provide satisfactory experiences to customers and users of our corporate learning solutions. We plan to capture the potential market opportunities brought by the digitization of traditional industries and the emergence of new economy. Moreover, we will further strengthen our brand and invest in brand building by increasing media exposure and organizing more offline industry seminars. Additionally, we plan to improve marketing efficiency. We will continue to broaden and optimize sales channels, and improve capabilities and efficiency of our sales team.

Upsell among Existing Customers and Continuously Improve Customer Lifetime Value

To create more value to our customers, we will conduct interact more frequently with customers and provide responses to their demands more timely, which will facilitate our in-depth understanding of customer feedback on the use of solutions and resolve any problems they encounter more efficiently. We will encourage renewals and upsells by upgrading and optimizing our software, and developing targeted and comprehensive high-quality content to satisfy various needs from customers, thereby continuously increasing customer lifetime value.

Enhance Content Quality and Brand Awareness

We will continue to focus on the development of high-quality content to ensure the dynamic update and iteration of the courses to meet the needs of the enterprises. We plan to strengthen content development leveraging our technology capacities, to meet the needs of more diversified business scenarios and more career development stages of corporate talents. Leveraging high-quality content offerings, our brand awareness will be further enhanced, which will ultimately benefit our long-term profitability.

Levering our software content development tools, our corporate learning system and methodology as well as our extensive sales channels, we plan to establish an open content ecosystem to attract and engage more content partners. Accordingly, we will be able to further expand and optimize our content library to serve more customers and achieve strong network effects.

Continuously Invest in Technology to Upgrade Solutions and Enhance Operation Efficiency

We will continue to upgrade our technology infrastructure to enhance the scalability, stability, concurrency and security of our solutions. We also plan to develop an open low-code application PaaS to improve the flexibility and scalability of our solutions, enabling customers to develop customized corporate learning applications on our software using simple and standardized application programming interfaces. In addition, to solidify our competitive edges, we will continue to invest in technologies to upgrade our solutions and enhance our operation efficiency, which will improve our profitability. For example, we have been incorporating AI technologies and capabilities into our solutions. Woven together, in our recent modest attempts, we have demonstrated value by supporting clients on more agile, data-backed, insight-driven talent development and deployment, which are expected to help customers enhance productivity, efficiency and human capital return on investment. Fine-tuning large-language models with our domain expertise, we developed AI tools to define task-based competency model, perform behavior-event-based talent assessments and provide individualized career development guides with high reliability and validity at a fraction of the time- and cost-spent of the traditional way. We will continue to explore the potentials of AI technologies and develop tools such as AI-coach, AI-knowledge extractor, AI-learning-content-generator, etc. Our domain expertise, AI capabilities and client base combined will generate a self-enforcing cycle to further solidify our competitive edge.

Take Opportunities in Selected Strategic Cooperation, Investment and Acquisitions

We will further enhance our technology capabilities and content library through strategic cooperation, investment and acquisitions of new technologies, application software (such as human resource technology software) and high quality content. Furthermore, we will consider strategic acquisitions from time to time to scale our business, enabling us to better address the demands from customers and creating more values to them.

Our Solutions

We provide an innovative corporate learning SaaS solution, “software + content” integrated and primarily subscription based. We provide our solutions to customers across different industries, at different scale and development stages.

Software

With years of operations, we have developed a deep understanding of corporate learning for diversified organizations. Since 2021, we have made comprehensive upgrades on our software, further enhancing the customer experience and operation efficiency of the powerful corporate learning performs we help enterprises establish. We offer a variety selection of bespoke cloud-based solutions that suit their specific needs. Key components of our solutions include:

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Corporate learning system. Our corporate learning system comprises (i) a hybrid learning management system with comprehensive features, which covers the full corporate learning cycle; (ii) a knowledge management system, which is capable of storing contents in an organized manner based on the needs of users; (iii) a ULCD (Universal Learning Content Designer), a digital engine for learning system design which is able to efficiently generate learning programs based on content stored in the knowledge management system, and (iv) a talent development system, which empowers enterprises to assess the skills of their employees, thereby developing customized learning paths based on their skill sets and development objectives for their positions.

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Personalized e-learning system. Customized to the needs of users at different positions, from different enterprises, and in different industries, our adaptive personalized e-learning system intelligently recommends learning content.

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Teaching tools. We offer various modularized multimedia learning tools for our customers’ to select, including interactive online learning, livestream learning, and content development tools, among others.

•	Training analytics system. Training analytics system helps enterprises and individuals analyze the training results, thereby providing advice on future learning paths.

Our software products have the following features:

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Comprehensive functionality with high-quality content: We believe our comprehensive solutions enable enterprises to align corporate learning with their strategic goals and business objectives, and provide individuals in different industries at different positions with tools to advance their careers.

•	Easy-to-use: Our solutions employ an intuitive and user-friendly interface, which makes online learning convenient and accessible to all, increasing user adoption rates and usage.

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Gamified learning experience: We offer enterprises immersive and interactive learning programs with game features, and thereby increase learning engagement among learners and improve the degree of their knowledge retention.

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Highly secure: We are committed to protecting users’ data security and privacy, and have completed various information security, privacy and compliance certifications/validations from competent government agencies. For example, we have obtained the Trusted Cloud Service Certification for Enterprise SaaS Services—General, the CCRC (China Cybersecurity Review Technology and Certificate Center) Internet Application Security Certification, and the Data Security Maturity Model Certification, among others.

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Highly flexible, configurable and scalable: Our highly flexible and configurable software products allow our customers with diversified business needs to use at their discretion, and can be easily deployed on customers’ existing IT systems. Our customers can configure various features, functions, and workflow in our solutions based on job position, department, location, responsibilities, among others.

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Intelligent: We are able to better understand our users, assess their skills, develop learning paths and recommend intelligently based on their needs and preferences, thereby providing smarter and more personalized learning experiences.

The following tables summarize the information of our software products:

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Lite version. We empower small organizations to learn by offering a lite version of our software product, which contains basic digital learning tools and learning content, etc., fulfilling the needs for online learning and test for small organizations.

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Standard version. For mid-sized organizations which typically prioritize learning for their management team, our standard version software product offers advanced and interactive learning and evaluation reports, and supports multiple languages. Our standard version product is able to satisfy the needs for professional training projects at scale.

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Professional version. On top of the standard version, the professional version is equipped with functions including advanced learning, test, evaluation reports, and corporate learning tool packs, among others, aiming to empower mid-sized and large enterprises with professional learning management and talent development.

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Flagship version—Xuanxing Digital Corporate Learning Solution. Xuanxing is our flagship product, providing one-stop, intelligent and digital learning solutions to empower enterprises and talents. By offering integrated solutions of learning systems, learning tools and high-quality content library, Xuanxing is able to address various needs from our customers. Compared to professional version, our flagship version product is targeted at large group enterprises by supporting corporate learning of different group entities. Xuanxing is equipped with comprehensive features to satisfy needs from customers in different sectors. Its highly modularized product architecture enables plug-and-play delivery. Xuanxing offers integrated talent development and industry-specific trainings. As a SaaS solution, Xuanxing is highly scalable to support our customers’ increasing needs.

Screenshots of our software product—content library (flagship version)

Screenshots of our software product—user’s homepage (flagship version)

Screenshots of our software product—user’s talent development system (flagship version)

Screenshots of our gamified learning experience

Screenshot of our Universal Learning Content Design (ULCD) interface

Content

We are committed to providing learning content that caters to enterprises’ business needs and individual users’ development needs.

We have established a content library with a wide range of high-quality content to support corporate learning, which is integrated into our software solutions. Through the combination of in-house development and external collaboration, as of March 31, 2024, we were offering over 8,200 courses covering approximately 20 industries, with a total of over 20,500 learning hours, including over 6,800 hours of proprietary courses. Our content can be delivered through on-demand video or live streaming. In addition, to enhance learning experience, we also adopt an online-merge-offline approach to integrate online resources and offline courses, providing in-person learning sessions. As of March 31, 2024, our content library includes approximately 7,000 online courses across a wide spectrum of topics, including talent development, management and leadership, job knowledge, industry-specific know-how, business skills and content tools, which is illustrated in the following diagram.

Leveraging domain expertise and insights, we assess users’ skill levels and develop tailored learning paths with intelligently recommended courses. Our courses provide users with exercises to apply concepts to real situation. At the end of a course, users take a test to evaluate whether they have mastered the knowledge. In addition, recommendations for future skill development will pop out once a user completes his or her current curriculum.

Content Development

Our content are primarily developed by our instructors, who mainly focus on developing, updating and improving our courses and related materials to stay abreast of the latest trends in their respective areas. As of March 31, 2024, we collaborated with 645 instructors, mainly are renowned experts, scholars and entrepreneurs across various industries including consumer, healthcare, manufacturing, technology, among others.

Our content are designed to be compatible with our software. Levering the insights we accumulated, we have established a highly systemized and streamlined process for developing new content from content design to user evaluation. To select suitable topics and suitable instructors, we keep close communications with customers to understand their needs and also focus on latest market trends. We provide instructors with a set of tools and skill development materials.

In addition to instructors, we also closely collaborate with selected content partners, which include renowned corporate learning vendors, prestigious colleges across the world, and industry-leading corporations, gathering a team of experts consisting of industry experts, scholars and consultants. Leveraging our domain expertise and insights, we provide user feedback, industry know-how and content development tools to content partners. We work with content partners to adapt their high-quality content to our software and learning system, and to develop supplementary course materials, syllabus, exercises and tests.

We have established a real-time multi-dimensional feedback mechanism to optimize and iterate our content, thereby continuously improving content creation efficiency, learning results and user experience.

Our Customers

Our solutions are used by organizations of all sizes across a broad range of industries in China. As of December 31, 2023, we had 3,501 customers, including over 200 Fortune 500 companies in China. As of March 31, 2023 and 2024, we had a total of 3,824 and 2,545 customers, respectively, including over 180 Fortune 500 companies in China. We have covered leading companies in consumer, healthcare, manufacturing, technology, electric vehicles, and other high-growth industries.

Customer Case Studies

The following are examples of how some of our customers have adopted our solutions. We believe these customers’ usage is representative of usage by our customers generally and shows the breadth of our solution offerings and adoption across geographies, verticals, and customer size.

Client A

Client A is a leading platform for housing transactions and services in China.

When carrying out group level management in its early days, Client A had to deal with monthly training reports from various cities across the country, and statistical tabulation of class hours, teaching, studying and degree of satisfaction was onerous.

In 2018, Yunxuetang provided one-stop corporate learning solutions for Client A, including Yunxuetang’s cloud-based corporate learning system with live streaming modules, and a package of over 5,500 different courses and supporting services, enabling Client A to fully digitalize its corporate training process. Our solutions helped Client A significantly improve its efficiency of training and reduce training costs, and enable its corporate training department to monitor training status across the country on a real-time basis. With our solutions, the average training cycle for Client A’s employees and the average length of on-board trainings for new hires has been significantly reduced. We help Client A save a large amount of man-hours and intangible costs relating to corporate learning. Our solutions provide various digital and online project report and analysis for Client A to better manage its corporate training process.

So far, our digital corporate training solutions covered Client A’s employees in various cities across China. As a result of our continuous value creation, as of March 31, 2024, the number of accounts activated by Client A has increased by over six times since our initial collaboration.

Client B

Client B is a leading kitchen appliances manufacturers in China.

Facing the demand for an increasing number of talent development projects, Client B was keen to build a one-stop internal training platform that allows for effective training and knowledge management and provides personalized learning paths and post-learning assessment.

In 2019, Client B started to use the corporate learning solution developed by Yunxuetang. Initially, Client B only purchased employee accounts for a small portion of its employees. Benefiting from our high quality, efficient and cost-effective solutions, Client B subsequently activated additional accounts, over five times as of March 31, 2024 as compared to its initial purchase, with various features and functions for both its employees and distributors, such as on-the-job training catering to different positions, talent demand identification, online knowledge management, annual training planning and live streaming classes.

Yunxuetang successfully helped Client B to integrate its online and offline trainings, established a sound learning platform, and is continuously improving the learning platform on all relevant aspects, including teaching, learning, practicing, testing and assessment. With our solutions, Client B’s training procedures are streamlined, and trainings can be deployed and reach Client B’s employees instantly. Our solutions enable Client B to achieve precise management of each step of the training process, helping it save man-hours significantly.

Client C

Client C is a world-leading manufacturer and supplier of construction and mining equipment headquartered in China.

Yunxuetang established client relationship in 2020 with Client C, offering integrated corporate learning solutions and supporting services. Yunxuetang provides diverse types of trainings, such as new employee training, general competence training, product knowledge and professional skill training, as well as certification program. Staff across various levels at key business units of Client C, including marketing, R&D, production management, quality management, supply chain management and after-sales services, etc. have attended the trainings through the digital platform. Trainings provided by our solutions enabled attendees to better develop their skills and enhanced their innovation capability.

Within two years, the digital corporate learning platform has been widely and actively used by Client C’s employees, demonstrating the easy-to-use features and effective training and learning results of our solutions. Leveraging our highly-efficient digital learning platform, tens of thousands of talents at key positions of Client C, such as R&D, production, supply chain, marketing service and finance, completed their training programs within one year, creating a positive learning atmosphere across the organization. Employees are able to use fragmented time to learn, and thus increasing their participation rate of corporate training.

Customer Services

We have developed a full-coverage customer support and services to customers throughout their use of our solutions. Complementary to our SaaS solutions, we also offer supplementary technical and operational support services to customers, which allows us to build customer rapport, to drive customer satisfaction and to capture cross-selling and upselling opportunities. We value each customer and place great emphasis on improving customer experience at each stage.

We provide pre-sale consultation, onboarding implementation support and training at the initial stage. In addition, we provide on-going technical, maintenance and operational support to ensure reliable performance. We believe close customer relationship can keep us posted of market feedback and evolving needs for corporate learning, which drives our solution development and innovation and higher customer satisfaction.

Sales and Marketing

Direct sales supported by our experienced industry-focused team is our primary sales approach. To promote our solutions, particularly when we enter into a new vertical, we cooperate with industry leaders to complete lighthouse projects to demonstrate our technological capabilities and advantages of our solutions. We then leverage such lighthouse projects to develop and offer solutions to other customers, thereby further penetrating the vertical.

We have implemented a “land and expand” strategy to achieve organic expansion within existing customers. As organizations have good experience in using our SaaS solutions and become familiar with the benefits, they tend to expand usages. Moreover, our “land and expand” strategy enables us to grow as our customers grow, and to generate incremental revenues through increased levels of adoption by our customers. As of December 31, 2023, the net revenue retention rate of our subscription customers in terms of subscription revenue was 101.4%. As of March 31, 2024, the net revenue retention rate of our subscription customers in terms of subscription revenue was 106.1%.

We have established a professional and industry-focused in-house sales team consisting of 217 people as of March 31, 2024. Our employees have deep knowledge of the industries and customers they cover. Our in-house sales team works closely with our content development team to ensure that they can propose and customize the best solutions to address the pain points our customers have to deal with in the relevant industry verticals.

In addition to direct sales, we also collaborate with channel partners, such as Tencent WeCom, Ali DingTalk and Lark, and leverage their customer network to effectively extend our reach to more enterprises.

We adopt an efficient marketing strategy to enhance our brand awareness that combines online advertising and offline seminars and marketing events. In addition, we also promote our brand and generate customer leads through word-of-mouth referrals by our customers.

Technology and Infrastructure

Technology is the backbone of our highly scalable business model. Our strong technological capabilities enable us to deliver superior user experience and improve operational efficiency. Our technology team, coupled with our technologies and insights, has continued to identify opportunities for improvements in our technology infrastructure and applications. We believe a strong technology and product development capability is crucial to our continued success and ability to develop innovative solution offerings to keep up with rapid development and advances in technologies. We closely attend to the needs of our customers and respond to their feedback and requests through developing new solutions or adding advanced or optimized features in existing solutions. As of March 31, 2024, we employed 311 research and development staff, representing 41.8% of our total number of employees. In 2022, 2023 and the three months ended March 31, 2023 and 2024, we incurred RMB312.1 million, RMB176.5 million (US$24.5 million), RMB48.6 million and RMB30.1 million (US$4.2 million) of research and development expenses, respectively.

Cloud-Native Architecture

Our SaaS solutions are designed and deployed with an on-demand, multi-tenant, and multi-user architecture. We employ a configurable architecture to balance the load of customers on separate sub-environments, as well as to provide a flexible method for scalability without affecting other parts of the current environment. Our cloud-native architecture allows us to provide our customers with high levels of uptime. In addition, to effectively address various needs from our customers, we have adopted a modular micro-service architecture on top of our cloud infrastructure. This facilitates the customization, iteration and delivery of configurable corporate learning solutions that meet the requirements and preferences of customers. We also adopt a cross-cloud multi-active architecture to ensure the reliability and availability of our solutions.

Domain Expertise and Insights

Our solutions are powered by our domain expertise and insights related to skill assessment, teaching, learning, content development, content recommendation and outcome evaluations. We are able to generate and leverage high-quality industry insights, understand corporate learning needs, and establish best practices and case studies to develop targeted solutions for customers. We have developed models to standardize skill set for different positions, design personalized learning paths, abstract employee skill portraits and develop knowledge maps. Therefore, we are able to address various requirements and demands for corporate learning and talent development in a flexible, effective and efficient manner.

Intellectual Property

We rely on a combination of trademark, fair trade practice, intellectual property laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property. As of March 31, 2024, we had 130 registered trademarks, 336 registered copyrights, 46 domain names and two patents in China. The expiration dates of our patents are March 29, 2035 and March 8, 2042, respectively.

In addition, we rely on a number of exclusive rights, especially know-hows, portrait rights, rights of publicity on social media platforms, social media accounts and online store accounts. We also enter into confidentiality agreements with our employees, and we rigorously control access to our technologies and information. As such, we believe the protection of our trademarks, copyrights, domain names, trade names, patents trade secrets, know-hows, portrait rights, rights of publicity or personality and other proprietary rights is critical to our business. For risk factors relating to our intellectual properties, please see “Risk Factors—Risks

Related to Our Business and Industry—We could incur substantial costs in protecting or defending our intellectual property rights, including intellectual properties licensed from third parties, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.”

Data Security and Privacy

We are committed to protecting our users’ data security and privacy, and to complying with all applicable laws and regulations on data security and privacy. Our data are primarily processed and stored at servers located in China. We use tier-3+ data center facilities to ensure data security. When providing services to our customers, while we have access to such data, we process as data processor on behalf of our customers other than having control over sensitive data as data controller. Such data are either collected by our enterprise customers, or collected by us at our customers’ request and with sufficient authorization from the individual users. Upon requests from customers, we will delete all data related to our services to customers in compliance with applicable laws.

We have established and implemented a strict group-wide policy on data collection, processing and usage. To ensure the confidentiality and integrity of our data, we maintain a comprehensive and rigorous data security program. We anonymize and encrypt confidential data and take other technological measures to ensure the secure collection, storage, processing, transmission, usage and deletion of data. We have also established stringent internal protocols under which we grant classified access to data so as to only allow minimum data access by limited employees with strictly defined and layered access authority. Data access records are kept for review on a regular basis. We strictly control and manage the use of data in our company. Our back-end security system is capable of handling malicious attacks to safeguard the security of our operations and to protect the data security of our users. We also apply various data safety technologies, such as anti-spider technologies, to ensure data security. To ensure reliability and availability of our operations, we have designed various emergency plans in response to events of potential security breaches and attacks. We back up our data in multiple secured data storage systems to minimize the risk of data loss. We also conduct frequent reviews of our back-up systems to ensure that they function properly and are well maintained.

To identify potential security risks, ensure strict compliance of our data security and privacy policies and applicable laws and regulations, we conduct security reviews both internally and on our suppliers. We also conduct regular data security trainings to all employees. We have also established a data security committee led by our chief executive officer and our chief technology officer, members of which also include leaders in the R&D, software development, content development, operation and customer service departments. Major responsibilities of our data security committee include to establish and update our network and data security related policies and strategies in compliance with applicable laws and regulations, assign security management responsibilities to relevant departments, response to sever network and potential data leaks, make key decisions in relation to network and data security, among others.

We have completed information security, privacy and compliance certifications/validations. For example, we have obtained ISO 27001 Information Security Management System Certification, the Trusted Cloud Service Certification for Enterprise SaaS Services—General, the CCRC Internet Application Security Certification, and the Data Security Maturity Model Certification—Level 2, have passed the evaluations for ITSS Maintenance Service Capability Maturity—Level 3, ITSS Cloud Computing SaaS Service Capability—Level 3, and have completed registration for Multi-Level Security Protection—Level 3. In addition, we also obtained KLYINSOFT NeoCertify, Certified Professional DDOS System, Certified Professional Firewall System, Certified Database Access Protection System and passed the NSFOCUS Penetration Testing. We have also passed regular audits on data security by authorities. We are committed to enhancing our data security and privacy measures, and are in the process of obtaining additional information security, privacy and compliance certifications/validations.

For risk factors relating to data security and privacy, please see “Risk Factors—Risks Related to Our Business and Industry—Security breaches and improper access to or disclosure of our data or our customers’

data or other cyberattacks on our systems could result in litigation and regulatory risk and harm our reputation and our business.”

Competition

The corporate learning industry is rapidly evolving and increasingly competitive. We face competition from market players of various segments of the corporate learning industry, including both digital corporate learning providers and traditional corporate learning providers. Digital corporate learning providers mainly consist of the following categories: (i) integrated SaaS solution providers; (ii) digital content providers; (iii) software developers; and (iv) traditional service providers in the process of digital transformation.

Among all digital corporate learning providers, integrated SaaS solution providers, levering their digitalization capabilities and industry insights, are best positioned in the competition, primarily because the integrated “software + content” model is able to deliver better user experience and greater training effectiveness. As the leading digital corporate learning provider with integrated SaaS solution, we believe that we are strategically positioned to consolidate the fragmented market and further solidify our market leadership.

However, some of our existing competitors have greater name recognition, longer operating histories, larger customer bases as well as greater financial, technical and other resources. See “Risk Factors—Risks Related to Our Business and Industry—We operate in a highly competitive market. If we fail to compete effectively, our business, results of operations and financial condition could be materially and adversely affected.” For more information of the competitive landscape of our industry, see “Industry Overview.”

Employees

We had a total of 744 employees as of March 31, 2024, which were located in China. The following table sets forth the numbers of our employees categorized by function as of March 31, 2024.

Function	Number of Employees
Research and development	311
Sales and marketing	262
Administration and operation	171

Total	744

Our success depends on our ability to attract, motivate, train and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and, as a result, have generally been able to attract and retain qualified personnel and maintain a stable core management team. To improve our operation efficiency, we have optimized our human resources in 2022.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. See “Risk Factors—Risks Related to Our Business and Industry—Failure to make adequate contributions to social insurance and housing provident fund as required by PRC regulations may subject us to penalties.”

We enter into standard labor contracts and confidentiality agreements with our employees. To date, we have not experienced any significant labor disputes. None of our employees are represented by labor unions.

Facilities

We are headquartered in Beijing and Suzhou and have several offices in China. We lease our premises under operating lease agreements from independent third parties. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

Insurance

We maintain various insurance policies to safeguard against risks and unexpected events. In addition to providing social security insurance for our employees as required by the PRC law, we also provide supplemental commercial medical insurance for our employees. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do we maintain key-man life insurance.

Legal Proceedings

We are involved in disputes and legal or administrative proceedings in the ordinary course of our business.

In June 2020, we acquired control over CEIBS PG and its business, which mainly consists of subscription based corporate learning solutions, by acquiring the entire equity interests in (i) Digital B-School China Limited, holding a 39% equity interest in CEIBS PG, and (ii) CEIBS Management Limited, holding a 21% equity interest in CEIBS PG (collectively, the “Share Transfer”). However, in August 2020, China Europe International Business School (“CEIBS”), the other shareholder of CEIBS PG holding the remaining 40% equity interest, stated publicly that we had infringed its intellectual property rights and CEIBS was not aware of and did not recognize the associated share purchase of Shanghai China Europe and Shanghai Fenghe by Yunxuetang Network, the VIEs. During the same month, CEIBS filed a writ of summons at the High Court of Hong Kong against CEIBS PG, seeking a declaration that a quitclaim entered into among CEIBS and CEIBS PG in May 2007 (the “Quitclaim”) was not legally binding on CEIBS.

In September 2020, CEIBS PG sent a request for consultation to CEIBS stating that it was prepared to refer the disputes to arbitration. In November 2020, CEIBS discontinued the litigation. In late November 2020, CEIBS PG filed an arbitration before the Hong Kong International Arbitration Centre against CEIBS, seeking a declaration that the Quitclaim is enforceable and binding on CEIBS and CEIBS is not entitled to unilaterally withdraw the Quitclaim, together with an inquiry as to damages suffered by CEIBS PG (the “HKIAC Arbitration”).

In January 2021, CEIBS filed a winding up petition with the High Court of Hong Kong, seeking to wind up CEIBS PG (the “Winding-up Proceedings”). In May 2021, CEIBS filed a stay application with the HKIAC seeking to stay the HKIAC Arbitration. In July 2021, a hearing on the stay application was held, and in October 2021, the HKIAC issued a decision to deny CEIBS’s stay application. In November 2021, the High Court of Hong Kong decided that the Winding-up Proceedings be stayed pending determination of the HKIAC Arbitration. Upon determination of the HKIAC Arbitration, the parties do have the liberty to restore the Winding-up Proceedings for further directions or order. The High Court of Hong Kong decided that the CEIBS shall pay the costs of and occasioned by the summons.

The abovementioned disputes arose from a series of transaction documents, including a share purchase agreement (the “SPA”), entered into among CEIBS and certain then shareholders of CEIBS PG for the establishment of CEIBS PG in May 2007 (together with the SPA, the “Transaction Documents”). As part of the arrangement, CEIBS entered into the Quitclaim and agreed to relinquish the sole and exclusive rights over certain trademarks to CEIBS PG worldwide.

Regarding the disputes in the Winding-up Proceedings, CEIBS alleged that the Share Transfer breached the relevant provisions stipulated in the Transaction Documents and that we infringed its intellectual property rights by using “CEIBS” related trademarks, on the basis that, amongst others, (i) the Share Transfer circumvented and was in breach of a right-of-first-offer provision, which requires a shareholder to give notice to other shareholders before it transfers its shares to a transferee who is neither another shareholder or an affiliate of a shareholder; (ii) the Share Transfer has caused a complete and irretrievable breakdown of mutual trust and confidence in the cooperation of CEIBS PG among the parties; (iii) CEIBS has the right to withdraw the sole and exclusive rights over the trademarks granted to CEIBS PG when there are significant changes to the shareholder structure of CEIBS PG based on the memorandum of understanding agreed among the parties; and (iv) we infringed its intellectual property rights by using “CEIBS” related trademarks outside the agreed scope under the Quitclaim. As advised by our litigation counsel, we believe that the claims made by CEIBS above lack merit for the following reasons: (i) the right-of-first-offer provision only applies to direct transfer of CEIBS PG’s shares and the Share Transfer is not contractually restricted under the Transaction Documents; (ii) the right to freely transfer shares can only be restricted by sufficiently clear words restricting such rights and there is no written evidence supporting the alleged common understanding and legal expectation nor any documents recording the claimed mutual trust and confidence; (iii) the Transaction Documents have constituted the full and entire understanding and agreement amongst the parties in relation to CEIBS PG, which do not contain any clause specifically concerning withdrawal of the relevant intellectual properties under the Quitclaim in case of substantial change to the shareholding structure; and (iv) the Share Transfer did not affect the original business scope of the Quitclaim. In November 2021, the High Court of Hong Kong decided that the Winding-up Proceedings be stayed pending determination of the HKIAC Arbitration. Upon determination of the HKIAC Arbitration, the parties do have the liberty to restore the Winding-up Proceedings for further directions or order. The High Court of Hong Kong decided that the CEIBS shall pay the costs of and occasioned by the summons.

In May 2023, a hearing of the HKIAC Arbitration was held. In July 2023, CEIBS alleged in its closing submission to the arbitration tribunal that, among other things, the issuance of the 21% equity interest of CEIBS PG to CEIBS Management Ltd. in 2007 only entitled CEIBS Management Ltd.’s 100% equity owner Mr. Xuelin Zhou legal ownership rather than beneficial ownership pursuant to the SPA. In August 2023, the tribunal held another session where the parties gave oral closing submissions. On January 15, 2024, the arbitration tribunal issued a partial final award, declaring the transfer of 21% of CEIBS PG shares to us invalid at the time of the transfer and our Group’s appointment of one director of CEIBS PG invalid, while dismissing the Quitclaim issue due to the lack of jurisdiction. Such ruling was based on the tribunal’s determination that the issuance of the 21% equity interest of CEIBS PG to CEIBS Management Ltd. in 2007 only entitled CEIBS Management Ltd.’s 100% equity owner Mr. Xuelin Zhou legal ownership rather than beneficial ownership pursuant to the SPA, which made his transfer of such equity interest to Chengwei Capital HK Limited in 2016 invalid, and the subsequent transfer from Chengwei Capital HK Limited to us in 2020 invalid too. The parties have different interpretations regarding the relevant clause in the SPA. We believe that the aforementioned transfer of 21% equity interest of CEIBS PG in 2007 entitled Mr. Xuelin Zhou beneficial ownership, and that the subsequent transfers, including the transfer to us in 2020, were valid. Our view has been fully supported by the litigation counsel and remained unchanged throughout the process of the HKIAC Arbitration. We subsequently applied to set aside the arbitration award in April 2024 with the High Court of Hong Kong and CEIBS also filed an application to the High Court of Hong Kong to enforce the arbitration award in April 2024. In May 2024, the High Court of Hong Kong held a hearing, and the set aside application and the enforcement application were adjourned for substantive arguments before a judge in August 2024.

We have consolidated CEIBS PG in our financial statements since the Share Transfer as we were able to effectively control CEIBS PG, on the basis that (i) we acquired an indirect interest in 60% shareholding in CEIBS PG, and (ii) we indirectly had a simple majority vote with the directors appointed by us representing a 3/5 majority of the board of CEIBS PG. Given that Hong Kong courts have adopted a very pro-arbitration approach, we determined that we have lost control over CEIBS PG since the partial final award was declared on January 15, 2024 even though our application to set aside the partial final award is still pending adjudication. As a result, CEIBS PG has been deconsolidated from our consolidated financial statements from January 15, 2024. In 2022 and 2023, revenues contributed by CEIBS PG amounted to RMB84.6 million and RMB99.4 million (US$13.8 million), respectively. As we have deconsolidated CEIBS PG from our consolidated financial statements starting from January 15, 2024, such deconsolidation will have a material and adverse effect on our results of operations reflected on our consolidated financial statements. In the event that CEIBS succeeds in the Winding up Proceedings if such proceedings are restored, CEIBS PG will be wound up. Furthermore, we may be subject to negative publicity, whether actual or perceived, in relation to the legal proceedings, which could harm our reputation, and in turn could have a negative impact on our relationships with customers and our results of operations. Any of the foregoing may have a material adverse effect on our business, operating results or financial condition. For details of such risks, see “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.”

We believe the deconsolidation of CEIBS PG will not materially and adversely affect us in the area of customer expansion or maintenance, as we have demonstrated resilience through the establishment of our robust brand reputation, trusted partnership with customers and proven product capabilities. Furthermore, the deconsolidation will not materially and adversely affect us in the area of product development, because the key R&D personnels remain in the Group, ensuring that we continue to introduce cutting-edge solutions to meet evolving market demands. We believe that we will be able to maintain our overall business operations with increased awareness and the advantages offered by our solutions.

Except as disclosed above, we are currently not a party to any other material legal or administrative proceedings. However, litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. See “Risk Factors—Risks Related to Our Business and Industry—From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment” and “Risk Factors—Risks Related to Our Business and Industry—We could incur substantial costs in protecting or defending our intellectual property rights, including intellectual properties licensed from third parties, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.”

Licenses and Approvals

As of the date of this prospectus, we have obtained all material licenses and approvals from relevant regulatory authorities that are material to our operations in China. The following table sets forth a list of material licenses and approvals that our PRC subsidiaries and VIEs are required to obtain to carry out our operations in China as of the date of this prospectus.

Entity	Type	License and Approvals	PRC Regulatory Authority
Yunxuetang Information	WFOE	Business License (Obtained)	Suzhou Hi-Tech District (Huqiu District) Administration for Market Regulation
Yunxuetang Network	VIE	Business License (Obtained)	Suzhou Hi-Tech District (Huqiu District) Administration for Market Regulation
Yunxuetang Network	VIE	National Value-added Telecommunication Service License (Obtained)	Ministry of Industry and Information Technology
Yunxuetang Network	VIE	Provincial Value-added Telecommunication Service License (Obtained)	Jiangsu Communications Administration
Yunxuetang Network	VIE	Human Resourcing Service Permit (Obtained)	Suzhou Hi-tech District (Huqiu District) Administrative Approval Administration

REGULATION

This section sets forth a summary of the most significant PRC laws and regulations relevant to our business and operations in China.

PRC Regulations

We operate our business in China under a legal regime created and made by PRC lawmakers consisting of the National People’s Congress, or the NPC, the country’s highest legislative body, the State Council, the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology, or the MIIT, the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce), or the SAMR, and the National Press and Publication Administration (formerly known as the State Administration of Press Publication Radio Film and Television), or the SAPPRFT, or the MOE. This section summarizes the principal PRC regulations related to our business.

Regulation Relating to Foreign Investment

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The foreign-invested enterprises established prior to the effectiveness of the Foreign Investment Law may keep their corporate forms, among other things, within five years after January 1, 2020. Pursuant to the Foreign Investment Law, “foreign investors” means natural persons, enterprises, or other organizations of a foreign country, “foreign-invested enterprises”, or FIEs, means any enterprise established under PRC law that is wholly or partially invested by foreign investors and “foreign investment” means any foreign investor’s direct or indirect investment in mainland China, including: (i) establishing FIEs in mainland China either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new projects in mainland China either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations, or State Council provisions.

The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment and the government generally will not expropriate foreign investment, except under special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on that list. When a license is required to enter a certain industry, the foreign investor must apply for one, and the government must treat the application the same as one by a domestic enterprise, except where laws or regulations provide otherwise. In addition, foreign investors or FIEs are required to file information reports and foreign investment shall be subject to the national security review. In addition, the Implementation Rules of the Foreign Investment Law, effective on January 1, 2020, clarifies that the Foreign Investment Law and its implementation rules also apply to investments by FIEs in China.

On December 26, 2019, the Supreme People’s Court of China promulgated the Interpretations on Certain Issues Regarding the Application of Foreign Investment Law, effective on January 1, 2020, pursuant to which “investment contracts” are defined as relevant agreements formed as a result of direct or indirect investments in China by foreign investors, namely, foreign individuals, foreign enterprises or other foreign organizations, including contracts for establishment of foreign investment enterprises, share transfer contracts, equity transfer contracts, contracts for transfer of property or other similar interests, contracts for newly-built projects and etc. Any claim to invalidate an investment contract will be supported by courts if such investment contract is decided to be entered into for purposes of making foreign investments in the “prohibited industries” under the negative list or for purposes of investing in the “restricted industries” without satisfaction of conditions set out in the negative list.

Regulation Relating to Foreign Investment Restrictions

According to the latest Special Administrative Measures for the Entry of Investment (Negative List), or the Negative List, promulgated by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, effective on January 1, 2022, the provision of value-added telecommunications services falls in the restricted industries and the percentage of foreign ownership cannot exceed 50% (except for e-commerce, domestic multi-party communication, store-and-forward and call center). Besides, foreign investment in internet news services, online publishing services, internet audio-visual program services, internet culture operation (except for music) and internet information dissemination services (except for contents opened up in China’s WTO commitments) shall be prohibited. Foreign investment in radio and television program production and operation (including introduction of businesses) companies is also prohibited.

The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (2022 revision) (the “FITE Regulations”), which was promulgated by the State Council on December 11, 2001 and was recently amended on March 29, 2022. The new FITE Regulations only requires foreign investors shall not acquire more than 50% of the equity interest of such foreign-invested telecommunications enterprise, except as otherwise provided, and do not further require stringent performance and operational experience for foreign investor of such foreign-invested telecommunications enterprise engaging in value-added telecommunication services. The foreign-invested telecommunications enterprises that meet these requirements must obtain approvals from the MIIT or its authorized local branches, before launching the value-added telecommunications business in the PRC.

On January 13, 2015, the MIIT issued the Circular on Loosening the Restrictions on Shareholding by Foreign Investors in Online Data Processing and Transaction Processing Business (for profit E-commerce) in China (Shanghai) Pilot Free Trade Zone, according to which, a foreign investor is allowed to hold 100% of the equity interest in a PRC entity that provides online data processing and transaction processing services (for profit E-commerce) in China (Shanghai) Pilot Free Trade Zone. On June 19, 2015, the MIIT issued the Circular on Loosening the Restrictions on Shareholding by Foreign Investors in Online Data Processing and Transaction Processing Business (for-profit E-commerce), which expanded the designated districts from China (Shanghai) Pilot Free Trade Zone to the whole country.

In June 2016, the MIIT issued the Notice of the Ministry of Industry and Information Technology on Issues Relating to Hong Kong and Macau Service Providers Engaging in Telecommunication Business in Mainland China, or Notice 222, according to which, (1) Hong Kong and Macau service providers are allowed to establish wholly-owned enterprises or joint venture enterprises in Mainland China with no restriction on shareholding percentage for provision of the value-add telecommunication businesses with respect to online data processing and transactions processing (limited to for profit E-commerce), domestic multi-party communications services (under the Classification Catalogue of Telecommunications Services), store-and-forward services, and contact center services, internet access services business (limited to providing internet access services for online users) and information services business (limited to application stores), and Hong Kong and Macau service providers are allowed to establish joint venture enterprises in Mainland China with the shareholding percentage of Hong Kong and Macau investors in the joint venture enterprises not exceeding 50%, for provision of the value-add telecommunication businesses with respect to online data processing and transactions processing (excluding for profit E-commerce), domestic internet virtual private network business (under the Classification Catalogue of Telecommunications Services), internet data center business, internet access services business (except for providing internet access services for online users), and information services business (except for application stores). Hong Kong and Macau service providers referred to in above Notice 222 shall be subject to relevant provisions in the Mainland and Hong Kong Closer Economic Partnership Arrangement or the Mainland and Macau Closer Economic Partnership Arrangement and its relevant supplements.

To comply with the above foreign investment restrictions, we rely on the contractual arrangements with the VIEs to operate our business in China. However, there remain substantial uncertainties with respect to the interpretation and application of existing or future PRC laws and regulations on foreign investment. See “Risk Factors—Risks Related to Our Corporate Structure.” If our current ownership structure is found to be in violation of current or future PRC laws, rules or regulations regarding the legality of foreign investment in value-added telecommunications services and other types of businesses in which foreign investment is restricted or prohibited, we could be subject to severe penalties.

Regulations Relating to Value-added Telecommunications Services

An extensive regulatory scheme governing telecommunication services, including value-added telecommunication services and infrastructure telecommunications services, is promulgated by the State Council, MIIT, and other relevant government authorities. Value-added telecommunication service operators may be required to obtain additional licenses and permits in addition to those that they currently have given new laws and regulations may be adopted from time to time. In addition, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the telecommunication activities.

On September 25, 2000, the State Council promulgated the Telecommunication Regulation of the People’s Republic of China, or the Telecommunications Regulations, as last amended on February 6, 2016, to regulate telecommunications activities in China. According to the Telecommunications Regulations, there are two categories of telecommunication activities, namely “infrastructure telecommunications services” and “value-added telecommunications services”. Pursuant to the Telecommunications Regulations, operators of value-added telecommunications services, or VATS, shall be approved by MIIT, or its provincial level counterparts, and obtain a license for value-added telecommunications business, or VAT License. The Measures for the Administration of Telecommunications Business Licensing, or the Licenses Measures, issued on March 1, 2009 and most recently amended on July 3, 2017 for the purpose of strengthening the administration of telecommunications business licensing, which set forth more specific provisions regarding the types of licenses required to operate VATS and the application for and the approval, use and administration of a telecommunications business permit. According to the Licenses Measures and Telecommunications Regulations, any entity conducting VATS without obtaining the VAT License or conducting business beyond the authorized scope on the VAT License may be subject to correction, confiscation of the illegal income, a fine ranging from three to five times the amount of the illegal income (where there is no illegal income, or the illegal income is less than RMB50,000, a fine ranging from RMB100,000 to RMB1 million), and suspension of business operation.

The Classification Catalogue of Telecommunications Services (2015 Version), as last amended on June 6, 2019, defines (1) “online data processing and transaction processing services” as the services of providing online data processing and transaction/affair processing to users through public communication networks or the Internet using various data and transaction/affair processing application platforms connected to public communication networks or the Internet; (2) “domestic multi-party communications services” as real-time interactive or on-demand voice and image communication services realized domestically between two points or among multiple points by virtue of a multi-party communication platform, public communication network or the internet, (3) “information services” as the information services provided for users through public communications networks or internet by means of information gathering, development, processing and the construction of the information platform, which include, among others, internet information services and non-internet information service, etc.

The Administrative Measures on Internet Information Services, or the ICP Measures, promulgated by the State Council and as last amended on January 8, 2011, sets forth more specific rules on the provision of internet information services. According to the ICP Measures, any company that engages in the provision of commercial internet information services must obtain a sub-category VATS License for Internet Information Services, or the ICP License, from the relevant government authorities before providing any commercial internet information services within the PRC. Pursuant to the above-mentioned regulations, “commercial internet information services” generally refer to provision of specific information content, online advertising, web page construction and other online application services through the internet for profit making purpose. According to the ICP Measures, internet information service providers cannot produce, duplicate, publish or disseminate information that (i) is against any fundamental principles set out in the Constitution Law of China; (ii) endangers the national security, leaks the national secrets, incites to overthrow the national power, or undermines the national unity; (iii) damages the national honor or interests; (iv) incites the ethnic hatred and ethnic discrimination or undermines the solidarity among all ethnic groups; (v) undermines the national policies on religions and advocates religious cults and feudal superstition; (vi) disseminates rumors to disrupt the social order and undermines the social stability; (vii) disseminates the obscene materials, advocates gambling, violence, killing and terrorism, or instigates others to commit crimes; (viii) humiliates or defames others or infringes the legitimate rights and interests of others; and (ix) is otherwise prohibited by laws and regulations.

In addition to the Telecommunications Regulations and the other regulations discussed above, the provision of commercial internet information services on mobile internet apps is regulated by the Administrative Provisions on Mobile Internet Applications Information Services, which was promulgated by the Cyberspace Administration of China, or the CAC, on June 28, 2016, recently amended on June 14, 2022 and became effective on August 1, 2022. The providers of mobile internet applications are subject to requirements under these provisions, including acquiring the qualifications and complying with other requirements provided by laws and regulations and being responsible for information security.

To comply with the relevant laws and regulations, Yunxuetang Network has obtained a national VAT License which will remain effective until February 18, 2026, and a provincial VAT License which will remain effective until December 19, 2027. Shanghai Fenghe has obtained a provincial ICP License which will remain effective until March 20, 2025. Shanghai China Europe has obtained a provincial ICP License which will remain effective until July 23, 2026.

Regulation Relating to Production and Distribution of Radio and Television Programs

The Administrative Measures on the Production and Operation of Radio and Television Programs, or the Radio and TV Programs Measures, promulgated by the SAPPRFT are applicable for establishing institutions that produce and distribute radio and television programs or for the production of radio and television programs like programs with a special topic, column programs, variety shows, animated cartoons, radio plays and television dramas and for activities like transactions and agency transactions of program copyrights. Pursuant to the Radio and TV Programs Measures, any entity that intends to produce or operate radio or television programs must first obtain the Permit for Production and Operation of Radio and TV Programs from the SAPPRFT or its local branches.

As of the date of this prospectus, uncertainties remain with respect to the interpretation and practice of the government authorities regarding whether providing users with training videos and training live streaming services through internet platform require Permit for Production and Operation of Radio and TV Programs. We will continue to monitor the development of relevant rules, and the corresponding interpretation and practice.

Regulation Relating to Internet Live Streaming Services

On November 4, 2016, the Cyberspace Administration of China, or the CAC, issued the Administrative Regulation on Internet Live Streaming Services, effective from December 1, 2016, according to which, “internet live streaming” is defined as the activities of continuously releasing real-time information to the public based on the internet in forms such as videos, audios, images and texts, and “internet live-streaming service providers” are defined as the operators that provide internet live-streaming platform service. In addition, the internet live-streaming service providers should take various measures during operation of their services, such as examining and verifying the authenticity of the identification information, and file such information for records.

On July 12, 2017, the CAC issued a Notice on Development of the Filing Work for Enterprises Providing Internet Live Streaming Services, which provides that all the companies providing internet live streaming services should file with the local authority since July 15, 2017, otherwise the CAC or its local counterparts may impose administrative sanctions on such companies.

Pursuant to the Circular on Tightening the Administration of Internet Live Streaming Services jointly issued by the MIIT, the Ministry of Culture and Tourism, or the MOCT, and several other government agencies on August 1, 2018, the live streaming services providers are required to file with the local public security authority within 30 days after they commence the service online.

On February 9, 2021, the CAC, the MOCT, the National Radio and Television Administration, and several other government agencies issued the Guiding Opinions on Strengthening the Regulation and Administration of Online Live Streaming, which provides that internet live streaming platforms should promptly go through the enterprise record-filing formalities with local competent authorities such as the cyberspace administration.

Regulation Relating to Internet Culture Activities

The Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, which was promulgated by the Ministry of Culture, or MOC (currently known as the MOCT), on February 17, 2011 and last amended on December 15, 2017, requires internet information services providers engaging in commercial “internet culture activities” to obtain an Internet Culture Business Operating License from the MOC. “Internet cultural activity” is defined under the Internet Culture Provisions as an act of provision of internet cultural products and related services, which includes (i) the production, duplication, importation, and broadcasting of the internet cultural products; (ii) the online dissemination whereby cultural products are posted on the internet or transmitted via the internet to end-users, such as computers, fixed-line telephones, mobile phones, television sets and games machines, for online users’ browsing, use or downloading; and (iii) the exhibition and competition of the internet cultural products. In addition, “internet cultural products” is defined under the Internet Culture Provisions as cultural products produced, broadcast and disseminated via the internet, which mainly include internet cultural products especially produced for the internet, such as online music entertainment, online games, online shows and plays (programs), online performances, online works of art and online cartoons, and internet cultural products produced from cultural products such as music entertainment, games, shows and plays (programs), performances, works of art, and cartoons through certain techniques and duplicating those to internet for dissemination.

On May 14, 2019, the General Office of MOCT promulgated the Notice on Adjusting the Scope of Internet Culture Business Operating License and Further Standardize the Approval Work, which provides that online music, online shows and plays, online performances, online works of art, online cartoons, displays and games are the activities that fall in the scope of internet culture business operating license, and further clarifies that educational live streaming activities are not deemed as online performances.

Regulation Relating to Online Publishing

On February 4, 2016, the SAPPRFT (currently reformed into the State Administration of Press and Publication (National Copyright Administration)) and the MIIT jointly issued the Administrative Provisions on Online Publishing Services, or the Online Publishing Provisions, which came into effect on March 10, 2016. Under the Online Publishing Provisions, any entity providing online publishing services shall obtain an Online Publishing Services Permit. “Online publishing services” refer to the provision of online publications to the public through information networks; and “online publications” refer to digital works with publishing features such as having been edited, produced or processed and are available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio/video reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio/video product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT.

We currently do not hold an Online Publishing Services Permit. As of the date of this prospectus, there are no explicit interpretation from the governmental authorities or prevailing enforcement practice deeming the provision of our training content through our online solutions as “online publishing” which requires an Online Publishing Services Permit. Nevertheless, it remains unclear whether the local PRC authorities would adopt a different practice. In addition, it remains uncertain whether the PRC governmental authorities would issue more explicit interpretation and rules or promulgate new laws and regulations. See “Risk Factors—Risks Related to Our Business and Industry—Our business is subject to extensive and evolving regulations governing the industry. If we fail to obtain and maintain required licenses and permits, we could face government enforcement actions, fines and possibly restrictions on our ability to operate or offer certain of our solutions.”

Regulation Relating to Internet Information Security and Privacy Protection

The PRC Constitution states that the PRC laws protect the freedom and privacy of communications of citizens and prohibit infringement of such rights. PRC governmental authorities have enacted laws and regulations on internet information security and protection of personal information from any abuse or unauthorized disclosure. The Decisions on Maintaining Internet Security which was enacted by the SCNPC on December 28, 2000 and amended on August 27, 2009, may subject violators to criminal punishment in the PRC for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or infringe intellectual property rights. The Ministry of Public Security, or MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an information service provider violates these measures, the MPS and the local security bureaus may revoke its operating license and shut down its websites.

Pursuant to the Decision on Strengthening the Protection of Online Information issued by the SCNPC on December 28, 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT on July 16, 2013 and come into effect on September 1, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. “Personal information” is defined as information that identifies a citizen, the time or location for his/her use of telecommunication and internet services or involves privacy of any citizen such as his/her birth date, ID card number, and address. An internet information service provider must also keep information collected strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. Any violation of the above decision or order may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the MPS on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued on April 23, 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC on August 29, 2015, which became effective on November 1, 2015, any person or entity that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that sells or provides personal information to others in a way violating the applicable law, or steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

Pursuant to the PRC Cyber Security Law issued by the SCNPC on November 7, 2016, effective as of June 1, 2017, “personal information” refers to all kinds of information recorded by electronic or otherwise that can be used to independently identify or be combined with other information to identify individuals’ personal information, including but not limited to: individuals’ names, dates of birth, ID numbers, biologically identified personal information, addresses and telephone numbers, etc. The PRC Cyber Security Law also provides that: (i) to collect and use personal information, network operators shall follow the principles of legitimacy, rightfulness and necessity, disclose rules of data collection and use, clearly express the purposes, means and scope of collecting and using the information, and obtain the consent of the persons whose data is gathered; network operators shall neither gather personal information unrelated to the services they provide, nor gather or use personal information in violation of the provisions of laws and administrative regulations or the scopes of consent given by the persons whose data is gathered; and shall dispose of personal information they have saved in accordance with the provisions of laws and administrative regulations and agreements reached with users; and network operators shall not divulge, tamper with or damage the personal information they have collected, and shall not provide the personal information to others without the consent of the persons whose data is collected. However, if the information has been processed and cannot be recovered and thus it is impossible to match such information with specific persons, such circumstance is an exception.

Pursuant to the Provisions on Internet Security Supervision and Inspection by Public Security Organs, which was promulgated by the MPS on September 15, 2018 and became effective on November 1, 2018, the public security departments are authorized to carry out internet security supervision and inspection of the internet service providers from the following aspects, among others: (i) whether the service providers have completed the recordation formalities for online entities, and filed the basic information on and the changes of the accessing entities and users; (ii) whether they have established and implemented the cybersecurity management system and protocols, and appointed the persons responsible for cybersecurity; (iii) whether the technical measures for recording and retaining users’ registration information and weblog data are in place according to the law; (iv) whether they have taken technical measures to prevent computer viruses, network attacks and network intrusion; (v) whether they have adopted preventive measures to tackle the information that is prohibited to be issued or transmitted by the laws and administrative regulations in the public information services; (vi) whether they provide technical support and assistance as required by laws to public security departments to safeguard national security and prevent and investigate on terrorist activities and criminal activities; and (vii) whether they have fulfilled the obligations of the grade-based cybersecurity protection and other obligations prescribed by the laws and administrative regulations. In particular, public security departments shall also carry out supervision and inspection on whether an internet service provider has taken required measures to manage information published by users, adopted proper measures to handle the published or transmitted information that is prohibited to be published or transmitted, and kept the relevant records.

In addition, the Office of the Central Cyberspace Affairs Commission, the MIIT, the MPS, and the SAMR jointly issued an Announcement of Launching Special Crackdown Against Illegal Collection and Use of Personal Information by Apps on January 23, 2019 to implement special rectification works against mobile Apps that collect and use personal information in violation of applicable laws and regulations, where business operators are prohibited from collecting personal information irrelevant to their services, or forcing users to give authorization in a disguised manner. On November 28, 2019, the National Internet Information Office, the MIIT, the MPS and

the SAMR further jointly issued a notice to classify and identify illegal collection and use of personal information.

According to the Civil Code of China, which took effect on January 1, 2021, a natural person has the right of privacy and the personal information of a natural person will be protected in accordance with law. Information processors may not divulge or tamper with the personal information collected or stored by them and may not illegally provide any natural person’s personal information to others without the consent of such natural person.

In addition, we are also subject to the Data Security Law promulgated by the Standing Committee of the National People’s Congress of China on June 10, 2021, which came into effect on September 1, 2021. The Data Security Law provides that the state shall establish a data security review system, under which data processing activities that affect or may affect national security shall be reviewed for national security purposes. A decision on security review made according to the law shall be final.

On December 28, 2021, the CAC, together with certain other PRC governmental authorities, promulgated the Cybersecurity Review Measures that replaced the previous version and took effect from February 15, 2022. Pursuant to the Cybersecurity Review Measures, network platform operators with personal information of over one million users shall be subject to cybersecurity review before listing abroad. The competent governmental authorities may also initiate a cybersecurity review against the operators if the authorities believe that the network product or service or data processing activities of such operators affect or may affect national security. If the Cybersecurity Review Office deems it necessary to conduct a cybersecurity review, it should complete a preliminary review within 30 business days from the issuance of a written notice to the operator, or 45 business days for complicated cases. Upon the completion of a preliminary review, the Cybersecurity Review Office should reach a review conclusion suggestion and send the review conclusion suggestion to the members for the cybersecurity review system and the relevant authorities for their comments. These authorities shall issue a written reply within 15 business days from the receipt of the review conclusion suggestion. If the Cybersecurity Review Office and these authorities reach a consensus, then the Cybersecurity Review Office shall inform the operator in writing, otherwise, the case will go through a special review procedure. The special review procedure should be completed within 90 business days, or longer for complicated cases. The Cybersecurity Review Measures provide that the relevant violators shall be subject to legal consequences in accordance with the Cybersecurity Law and the Data Security Law.

On November 14, 2021, the CAC published the Administration Regulations on Cyber Data Security (Draft for Comments), which provide the circumstances under which data processors shall apply for cybersecurity review, including, among others, when (i) the data processors who process personal information of at least one million users apply for a foreign listing; and (ii) the data processors’ listing in Hong Kong affects or may possibly affect national security. Data processors dealing with important data or listing overseas should carry out an annual data security assessment by themselves or by entrusting data security service agencies, and each year before January 31, data security assessment report for the previous year shall be submitted to the applicable cyberspace administration department. When data collected and generated within the PRC are provided by the data processors to overseas recipients, if such data includes important data, or if the relevant data processor is a CIIO or processes personal information of more than one million people, the data processor shall go through the security assessment of cross-border data transfer organized by the national cyberspace administration. As of the date of this prospectus, this draft has not been formally adopted, and we will continue to monitor the enaction, interpretation and implementation of such draft.

On July 7, 2022, the CAC promulgated the Security Assessment Measures for Outbound Data Transfers which came into effect on September 1, 2022. The Security Assessment Measures for Outbound Data Transfers provides four circumstances, under any of which data processors shall, through the local cyberspace administration at the provincial level, apply to the national cyberspace administration for security assessment of cross border data transfer. These circumstances include: (i) where a data processor transfers important data to overseas recipients; (ii) where a CIIO, or a data processor processing the personal information of more than one million individuals, who, in either case, transfers personal information to overseas recipients; (iii) where a data processor who has transferred the personal information of more than 100,000 individuals, or the sensitive personal information of more than 10,000 individuals to overseas recipients, since January 1 of the previous year cumulatively; or (iv) other circumstances under which security assessment of data cross-border transfer is required as prescribed by the national cyberspace administration. Since there might be newly issued explanations or implementation rules, we will continually monitor our compliance status in accordance with the latest changes in applicable regulatory requirements.

Regulation Relating to Intellectual Property Rights

Copyright and Software Registration

The PRC Copyright Law, promulgated in 1990 and last amended in 2020, or the Copyright Law, and its related implementing regulations, promulgated in 2002 and amended in 2013, are the principal laws and regulations governing copyright related matters. The Copyright Law extends copyright protection to writings, oral works, photographic works, audio-visual works, and software products. Authors and other copyright owners may register their works with the registration organizations recognized by the competent national copyright authority. Under the Copyright Law, the term of protection for copyrighted software is fifty years. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. To address the problem of copyright infringement related to the content posted or transmitted over the internet, the National Copyright Administration, or the NCAC, and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005, which became effective on May 30, 2005.

On December 20, 2001, the State Council promulgated the Computer Software Protection Regulations which came into effect on January 1, 2002 and was last amended on January 30, 2013. These regulations are formulated for protecting the rights and interests of computer software copyright owners, encouraging the development and application of computer software and promoting the development of software business. In order to further implement the Computer Software Protection Regulations, the NCAC issued the Computer Software Copyright Registration Procedures on February 20, 2002, as amended on June 18, 2004, which applies to software copyright registration, license contract registration and transfer contract registration.

Patents

The SCNPC adopted the Patent Law of the PRC in 1984 and last amended it in 2020. A patentable invention, utility model or design must meet three conditions, namely novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, both starting from the application date. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, otherwise the use will constitute an infringement of the rights of the patent holder.

Trademark

Trademarks are protected by the PRC Trademark Law, which was adopted in 1982, last revised in April 2019 and became effective in November 2019, as well as its implementation rules adopted in 2002 and revised in 2014. The Trademark Office of National Intellectual Property Administration under the SAMR handles trademark registrations and grants a protection term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. An application for registration of a malicious trademark not for use will be rejected and those who apply for trademark registration maliciously will be given administrative penalties of warnings or fines according to the circumstances; those who file trademark lawsuits maliciously will be punished by the people’s court according to applicable laws.

Domain Name

The Administrative Measures on Internet Domain Names, or the Domain Name Measures, were promulgated by the MIIT on August 24, 2017, and came into effect on November 1, 2017. According to the Domain Name Measures, any party that has domain name root servers, and the institution for operating domain name root servers, the domain name registry and the domain name registrar within the territory of China, shall obtain a permit for this purpose from the MIIT or the communications administration of the local province, autonomous region or municipality directly under the Central Government. The registration of domain names is generally on a “first-apply-first-registration” basis and a domain name applicant will become the domain name holder upon the completion of the application procedure.

Trade Secrets

According to the PRC Anti-Unfair Competition Law, promulgated by the SCNPC in September 1993, as amended in November 4, 2017 and April 23, 2019 respectively, the term “trade secrets” refers to technical and business information that is unknown to the public, has utility, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others’ trade secrets by: (i) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (ii) disclosing, using or permitting others to use the trade secrets obtained illegally under item (i) above; or (iii) disclosing, using or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence. Pursuant to the Civil Code of China, if one intentionally infringes upon the intellectual property rights of others and the circumstance is severe, the infringed party is entitled to request for the corresponding punitive compensation.

Regulation Relating to Employment, Social Insurance and Housing Provident Fund

Employment

Pursuant to the PRC Labor Law effective from January 1, 1995 and last amended on December 29, 2018 and the PRC Labor Contract Law effective from January 1, 2008 and amended on December 28, 2012, a written labor contract shall be executed by an employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, the PRC government has continued to introduce various new labor-related regulations after the PRC Labor Contract Law. Amongst other things, new annual leave requirements mandate that annual leave ranging from 5 to 15 days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities.

Social Insurance

The Law on Social Insurance of the PRC, which was promulgated on October 28, 2010 and amended on December 29, 2018, has established social insurance systems of basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the State Administration of Taxation, or the SAT, will become solely responsible for collecting social insurance premiums.

Housing Provident Fund

According to the Administrative Regulations on the Administration of Housing Provident Fund, which was promulgated on April 3, 1999 and last amended on March 24, 2019, housing provident fund paid and deposited both by employee themselves and their unit employer shall be owned by the employees. An employer should undertake registration of payment and deposit of the housing provident fund in the housing provident fund management center and open a housing provident fund account on behalf of its employees in a commissioned bank. Employers should timely pay and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited.

Regulation Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the PRC Foreign Exchange Administration Regulations, or the Foreign Exchange Administration Regulations, which were promulgated by the State Council on January 29, 1996 and last amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as direct investment, loan or investment in securities outside China, unless prior approval of SAFE or its local counterparts has been obtained.

On March 30, 2015, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015 and was amended on December 30, 2019. According to SAFE Circular 19, the foreign exchange capital of FIEs shall be subject to the Discretionary Foreign Exchange Settlement, which means that the foreign exchange capital in the capital account of an FIE for which the rights and interests of monetary contribution have been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the FIE. The proportion of Discretionary Foreign Exchange Settlement of the foreign exchange capital of an FIE is temporarily set at 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if an FIE needs to make further payment from such account, it still needs to provide supporting documents and proceed with the review process with the banks. Furthermore, SAFE Circular 19 stipulates that the use of capital by FIEs shall follow the principles of authenticity and self-use within the business scope of enterprises. The capital of an FIE and capital in Renminbi obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for payments beyond the business scope of the enterprises or payments as prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities unless otherwise provided by the relevant laws and regulations; (iii) directly or indirectly used for issuance of RMB entrusted loans, repayment of inter-enterprise loans (including advances by the third party) or repayment of bank loans that have been transferred to a third party; or (iv) directly or indirectly used for expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

The Circular on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, was promulgated by SAFE on June 9, 2016 and amended on December 4, 2023. Pursuant to SAFE Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides a unified standard for the conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in the PRC. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC Laws, while such converted Renminbi shall not be provided as loans to its non-associated enterprises.

On October 23, 2019, SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment.

Regulation Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to regulate foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents (including individuals and entities) for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents through SPVs, namely, establishing FIEs to obtain the ownership, control rights and management rights. The term “control” under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by PRC residents in the offshore special purpose vehicles by means of acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, which provides that applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE.

An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the FIE that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant FIE, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulation on Stock Incentive Plans

SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Overseas, or the Stock Option Rules on February 15, 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year and participate in any stock incentive plan of an overseas publicly listed company are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas-listed company, and complete certain other procedures, unless certain exceptions are available. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests.

Regulation Relating to M&A and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the SAT, the SAMR, the China Securities Regulatory Commission, or the CSRC, and SAFE jointly issued the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules requires in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise where any of the following situations exist: (i) the transaction involves an important industry in China, (ii) the transaction may affect national economic security, or (iii) the PRC domestic enterprise has a well-known trademark or historical Chinese trade name in China. The M&A Rules, among other things, also require that PRC entities or individuals obtain MOFCOM approval before they establish or control an SPV overseas, provided that they intend to use the SPV to acquire their equity interests in a PRC company at the consideration of newly issued share of the SPV, or share swap, and list their equity interests in the PRC company overseas by listing the SPV in an overseas market; (ii) the SPV obtains MOFCOM’s approval before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by share swap; and (iii) the SPV obtains CSRC approval before it lists overseas.

The M&A Rules further requires that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds be cleared by the MOFCOM before they can be completed.

On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, effective on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek overseas listing and public offering, both directly and indirectly, should perform the filing procedures and report relevant information to the CSRC. Specifically, following the principle of substance over form, if an issuer meets both of the following criteria, its overseas offering and listing will be deemed as an indirect overseas offering and listing by a PRC enterprise: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is contributed by PRC companies; and (ii) the majority of the issuer’s business activities are conducted in mainland China, or its major places of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or residents of mainland China. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that, on or prior to the effective date of the Trial Measures, PRC companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing.

The Trial Measures also requires subsequent reports to be submitted to the CSRC on material events, such as change of control or voluntary or forced delisting, of the issuers who have completed overseas offerings and listings. Besides, if any material change in the principal business and operation of the issuer after its overseas offering and listing makes the issuer no longer within the scope of record filing, the issuer shall submit a special report and a legal opinion issued by a PRC law firm to the CSRC within three business days after such change to provide an explanation of the relevant situation.

According to the Overseas Listing Trial Measures, the PRC enterprises engaging in overseas offering and listing activities shall strictly comply with the laws and regulations. It is prohibited to make any comments in a manner that misrepresents or disparages laws and policies, business environment and judicial situation of the nation in the documents produced or issued for the overseas listing. If a domestic company fails to complete the filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the persons directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

On February 24, 2023, the CSRC and other three authorities published the Provisions on Strengthening the Confidentiality and Archives Management Related to Overseas Issuance and Listing of Securities by Domestic Companies, or the Confidentiality and Archives Management Provisions, effective on March 31, 2023. Pursuant to the Confidentiality and Archives Management Provisions, PRC domestic companies that seek to offer and list securities in overseas markets shall establish confidentiality and archives system. The PRC domestic companies shall obtain approval from the competent authority and file with the confidential administration department at the same level when providing or publicly disclosing documents and materials related to state secrets or secrets of the governmental authorities to the relevant securities companies, securities service agencies or the offshore regulatory authorities or providing or publicly disclosing such documents and materials through its offshore listing entity, and shall complete corresponding procedures when providing or publicly disclosing documents and materials which may adversely influence national security and the public interest to the relevant securities companies, securities service agencies or the offshore regulatory authorities or providing or publicly disclosing such documents and materials through its offshore listing entity. The PRC domestic companies shall provide written statements on the implementation on the aforementioned rules to the relevant securities companies and securities service agencies and the PRC domestic companies shall not provide accounting files to an overseas accounting firm unless such firm complies with the corresponding procedures.

Regulation Relating to Taxation

Enterprise Income Tax

On March 16, 2007, the NPC enacted the Enterprise Income Tax Law, which was last amended on December 29, 2018, and on December 6, 2007, the State Council promulgated the Implementing Rules of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019 (or collectively, the PRC EIT Law). The PRC EIT Law applies a uniform 25% enterprise income tax rate to both FIEs and domestic enterprises, except where tax incentives are granted to special industries and projects.

Enterprises qualifying as “High and New Technology Enterprises” are entitled to a preferential 15% enterprise income tax rate rather than the 25% statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status.

Under the PRC EIT Law, an enterprise established outside China with its “de facto management body” located in China is considered a “resident enterprise”, which means it can be treated as a domestic enterprise for enterprise income tax purposes. A non-resident enterprise that does not have an establishment or place of business in China, or has an establishment or place of business in China but the income of which has no actual relationship with such establishment or place of business, shall pay enterprise income tax on its income deriving from inside China at the reduced rate of enterprise income tax of 10% and such income tax shall be subject to withholding at the source, where the payer shall act as the withholding agent. Dividends generated after January 1, 2008 and payable by an FIE in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement.

The Notice on Issues Concerning the Determination of Chinese-Controlled Enterprises Registered Overseas as Resident Enterprises on the Basis of Their Bodies of Actual Management, or the SAT Circular 82, provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. According to the SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Pursuant to the Arrangement between mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, the withholding tax rate in respect to the payment of dividends by a mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the mainland China enterprise and certain other conditions are satisfied. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the mainland China resident enterprise; and (iii) it must have directly owned such required percentage in the mainland China resident enterprise throughout the 12 months prior to receiving the dividends.

On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers or Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, which extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity securities through a public securities market.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, last amended on June 15, 2018, which further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Value-Added Tax

Pursuant to the Provisional Regulations on PRC Value-added Tax and its implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sales of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors upon the completion of this offering.

Directors and Executive Officers	Age	Position/Title

Xiaoyan Lu	54	Director, Founder, Chairman of the Board

Teng Zu	41	Director, Co-founder, Chief Executive Officer

Jie Ding	55	Director, Co-founder

Pun Leung Liu	45	Director, Chief Financial Officer

Yazhou Wu	48	Chief Technology Officer

Guodian Huang*	52	Independent Director

Yunjian Ling*	54	Independent Director

*

Each of Guodian Huang and Yunjian Ling has accepted appointment as an independent director, which will be effective immediately upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Xiaoyan Lu founded Yunxuetang in 2011 and currently serves as our chairman of the Board. Mr. Lu is a successful serial entrepreneur. Prior to founding Yunxuetang, Mr. Lu worked as a manager at Suzhou Materials and Equipments Trading Group from 1995 to 1998. In 1998, Mr. Lu founded two software companies. Mr. Lu holds an EMBA from China Europe International Business School (CEIBS).

Teng Zu co-founded Yunxuetang and currently serves as a director and our chief executive officer. Prior to co-founding Yunxuetang, Mr. Zu served as director of Internet operation department and chief executive officer of Leci at New Oriental Education & Technology Group (NYSE: EDU, HKEx: 9901) from April 2011 to September 2014. Mr. Zu founded Haoxue Online Education Platform and served as its chief executive officer from September 2014 to January 2017. Mr. Zu founded Guoshi Technology and served as its chief executive officer from June 2018 to June 2019.

Jie Ding co-founded Yunxuetang and currently serves as a director. Prior to co-founding Yunxuetang, Ms. Ding worked as a mathematics teacher at the Second High School Attached to Beijing Normal University from July 1989 to August 1992. Ms. Ding served as a sales manager at Beijing Renda International Information and Engineering Co., Ltd. from September 1992 to February 1999. Ms. Ding held various positions at Barco NV from March 1999 to August 2008 and served as its general manager in Great China (include Hong Kong, Marco and Taiwan). Ms. Ding served as chief marketing officer in G-net Cloud Service Co., Ltd. from August 2008 to June 2013. Ms. Ding holds a Doctorate of Business Administration degree from United Business Institutes, an EMBA from CEIBS, and a bachelor’s degree in Mathematics from Beijing Normal University.

Pun Leung Liu has served as our director since June 2021, and has served as our chief financial officer since September 2020. Prior to joining Yunxuetang, Mr. Liu served in various positions at Ernst & Young from 2000 to 2011. Mr. Liu served as chief risk officer of 500.com Limited (NYSE: BTCM) from 2011 to 2014. Mr. Liu served as director, board secretary and chief financial officer of A8 New Media Group Limited (HKEx: 0800) from 2014 to 2017. Mr. Liu served as chief financial officer of DaDa Education Group, an online English education company, from 2017 to 2019. Mr. Liu is a member of Hong Kong Institute of Certified Public Accountants and Institute of Internal Auditors. Mr. Liu holds a bachelor’s degree in Accountancy from the City University of Hong Kong.

Yazhou Wu has served as our chief technology officer since April 2021. Mr. Wu has been leading our technology teams and is playing a vital role in building digital corporate learning solutions. Prior to joining

Yunxuetang, Mr. Wu held various R&D and operating management positions at Tencent from November 2002 to July 2008, with expertise in the development of multi-user high concurrency systems. Mr. Wu served as the chief executive officer of Le Cloud Computing Co., Ltd from May 2015 to November 2017. Mr. Wu served as the operating president of HNA Technology Co., Ltd. from November 2017 to June 2019, where he was primarily responsible for its general operating and the strategy and management of Cloud-Smart BU. In June 2019, Mr. Wu founded Wuzhu Technology (Beijing) Co., Ltd., a company focusing on the smart marketing industry, and served as its director from June 2019 to April 2021. Mr. Wu holds dual bachelors’ degree in Precise Instrument and English from Tianjin University.

Guodian Huang will serve as our director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Currently, Mr. Huang serves as chairman of Chuanglian Investment Co., Ltd. since 2000, and vice chairman of Xiamen Dongjiang Environmental Protection Science Co., Ltd. since January 2016. Prior to that, Mr. Huang worked in Xiamen Oasis Environmental Protection Co., Ltd. as chairman from December 2000 to May 2014. Mr. Huang obtained a bachelor’s degree in finance from Xiamen University in 1995, and an EMBA from CEIBS in 2004.

Yunjian Ling will serve as our director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Ling has worked in Hunan Sokan New Material Co., Ltd. since March 2009, serving as chairman and general manager from March 2009 to December 2021, and chairman since December 2021. Currently, Mr. Ling also serves as a director in Sokan New Material (Hong Kong) Co., Ltd. since October 2012, an executive director and general manager in Changsha Songrun New Material Co., Ltd. since August 2017, and an executive director in Changsha Maosong Science & Technology Co., Ltd. since November 2017. Mr. Ling obtained an EMBA from Central South University in 2023.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for a specified time period, which will be renewed automatically thereafter for successive one-year terms unless a one-month notice of non-renewal is given by one party to the other. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events. We may terminate an executive officer’s employment by giving a prior written notice. An executive officer may terminate his or her employment at any time by giving a prior written notice.

Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-competition and non-solicitation restrictions during the term of his or her employment and for two years following the last date of employment.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Our board of directors will consist of six directors, including two independent directors, namely Mr. Huang Guodian and Mr. Ling Yunjian, upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 to which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. The corporate governance rules of the Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the corporate governance rules of the Nasdaq permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

We intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under our board of directors immediately and adopt a charter for each of the three committees upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We intend to establish these committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Guodian Huang, Yunjian Ling, and Xiaoyan Lu, and is chaired by Guodian Huang. We have determined that Guodian Huang and Yunjian Ling satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Guodian Huang qualifies as an “audit committee financial expert.” Mr. Xiaoyan Lu, our director, founder and chairman of the board, holds and will hold, immediately upon the completion of this offering, more than 10% of our voting power. As such, Mr. Xiaoyan Lu does not fall under the safe harbor provision of Rule 10A-3 under the Securities Exchange Act of 1934. Our audit committee will consist solely of independent directors within one year of this offering. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•

the appointment, compensation, retention, termination, and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for our company (subject, if applicable, to shareholder ratification);

•

pre-approving the audit services and non-audit services (including the fees and terms thereof) to be provided by our company’s independent auditor pursuant to pre-approval policies and procedures established by the committee;

•

discussing with the independent auditor its responsibilities under generally accepted auditing standards, reviewing and approving the planned scope and timing of the independent auditor’s annual audit plan(s) and discussing significant findings from the audit and any problems or difficulties encountered, including any restrictions on the scope of the auditor’s activities or on access to requested information, and any significant disagreements with management;

•	evaluating the independent auditor’s qualifications, performance and independence, and presenting its conclusions with respect to the independent auditor to the full board on at least an annual basis;

•	establishing policies for our company’s hiring of current or former employees of the independent auditor;

•	at least annually, evaluating the performance, responsibilities, budget and staffing of our company’s internal audit function and reviewing and approving the internal audit plan;

•

at least annually, evaluating the performance of the senior officer or officers responsible for the internal audit function of our company, and making recommendations to the board and management regarding the responsibilities, retention or termination of such officer or officers;

•

establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of our company of concerns regarding questionable accounting or auditing matters;

•	at least annually, evaluating its own performance and report to the board on such evaluation;

•	reviewing and assessing the adequacy of the charter of the committee on an annual basis and recommending any proposed changes to the board; and

•

reviewing and approving all related-party transactions (as defined in Item 7 of Form 20-F), including, but not limited to, transactions between our company, on the one hand, and enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our company, on the other hand.

Compensation Committee. Our compensation committee will consist of Xiaoyan Lu and Guodian Huang and is chaired by Xiaoyan Lu. We have determined that Guodian Huang satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of the chief executive officer and each of our company’s other executive officers;

•

in consultation with our company’s chief executive officer, periodically reviewing our company’s management succession planning, including policies for chief executive officer selection and succession in the event of the incapacitation, retirement or removal of the chief executive officer, and evaluations of, and development plans for, any potential successors to the chief executive officer;

•

reviewing and evaluating our company’s executive compensation and benefits policies generally (subject, if applicable, to shareholder approval), including the review and recommendation of any incentive-compensation and equity-based plans of our company that are subject to board approval;

•	reporting to the board periodically;

•	at least annually, evaluating its own performance and reporting to the board on such evaluation;

•	reviewing and assessing the adequacy of the charter of the committee on an annual basis and periodically recommending any proposed changes to the board for approval; and

•	reviewing and assessing risks arising from our company’s employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on our company.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Yunjian Ling and Xiaoyan Lu, and is chaired by Yunjian Ling. We have determined that Yunjian Ling satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	overseeing searches for and identifying qualified individuals for membership on the board;

•	recommending to the board criteria for board and board committee membership and recommending individuals for membership on the board and its committees;

•	at least annually, leading the board in a self-evaluation to determine whether it and its committees are functioning effectively;

•	at least annually, reviewing the evaluations prepared by each board committee of such committee’s performance and considering any recommendations for proposed changes to the board;

•	reviewing and approving compensation (including equity-based compensation) for our company’s directors;

•	overseeing an orientation and continuing education program for directors;

•	reporting to the board periodically;

•	at least annually, evaluating its own performance and reporting to the board on such evaluation; and

•	periodically reviewing and assessing the adequacy of the charter of the committee and recommending any proposed changes to the board for approval.

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our post-offering amended and restated articles of association, the functions and powers of our board of directors include, among others, (i) directing the business of our company as they see fit; (ii) adopting the corporate governance policies or initiatives of our company and determining on various corporate governance related matters; (iii) appointing any person to hold such office in our company for the administration of our company; (iv) exercising all the powers of our company to borrow money; (v) convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings; and (iv) declaring dividends. In addition, in the event of a tie vote, the chairman of our board of directors has, in addition to his personal vote, the right to cast a tie-breaking vote.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to our company; (iv) is prohibited by any applicable law or designated stock exchange rules from being a director; (v) without special leave of absence from the board, is absent from meetings of the board for three consecutive meetings and the board resolves that his office be vacated; or (vi) is removed from office pursuant to any other provision of our post-offering amended and restated articles of association.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2023, we paid an aggregate of RMB6.8 million (US$1.0 million) in cash to our executive officers, and we did not pay any cash compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and the VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

2021 Share Plan

We adopted the 2021 Share Incentive Plan, or the 2021 Share Plan, in September 2021. The purposes of the 2021 Share Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to selected employees, directors, and consultants and to promote the success of our business by offering these individuals or entities an opportunity to acquire a proprietary interest in our success, or to increase this interest by permitting them to acquire our shares. Under the 2021 Share Plan, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the 2021 Share Plan is 11,258,693. As of the date of this prospectus, 4,378,011 shares have been granted and outstanding under the 2021 Share Plan.

We entered into a trust deed on December 30, 2022 with Kastle Limited to act as the trustee of YXT.COM GROUP TRUST to hold securities on behalf of certain employees and members of management under the 2021 Share Plan. Kastle Limited has waived its rights associated with the ordinary shares, including the voting rights.

The following paragraphs summarize the terms of the 2021 Share Plan, as amended.

Types of Awards. The 2021 Share Plan permits the awards of options, restricted shares and restricted share units, and other type of awards as designed and approved by the board of directors, or a committee of one or more members of the board (the “Committee”).

Plan Administration. The 2021 Share Plan shall be administrated by the Committee.

Eligibility. Persons eligible to participate in this Plan include employees, consultants, and all directors, as determined by the board of directors, or a committee of one or more members of the board.

Exercise price. The exercise price in respect of any particular option shall be such price as determined by the board in its absolute discretion at the time of making of the offer (which shall be stated in the option agreement).

Award Agreement. Each award under the 2021 Share Plan shall be evidenced by award agreements that set forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates, and our company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Conditions of Award. The plan administrator of the 2021 Share Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the type or types of the award, the exercise price, grant price, or purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an award, based in each case on such considerations as the Committee in its sole discretion determines.

Amendment, Modification and Termination. With the approval of the board, at any time and from time to time, the committee may terminate, amend or modify the 2021 Share Plan; provided, however, that (a) to the extent necessary and desirable to comply with applicable laws or stock exchange rules, our company shall obtain shareholder approval of any amendment in such a manner and to such a degree as required, unless our company decides to follow home country practice, and (b) unless our company decides to follow home country practice, shareholder approval is required for any amendment to the 2021 Share Plan that (i) increases the number of shares available under the Plan (other than any adjustment related to changes in capital structure), or (ii) permits the Committee to extend the term of the 2021 Share Plan or the exercise period for an option beyond ten years from the date of grant. No termination, amendment, or modification of the 2021 Share Plan shall adversely affect in any material way any award previously granted pursuant to the 2021 Share Plan without the prior written consent of the participant.

Transfer restrictions. Unless otherwise expressly provided by applicable laws and by the award agreement, all awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

The following table summarizes, as of the date of this prospectus, the number of ordinary shares underlying share awards granted to our directors and executive officers.

	Ordinary Shares Underlying Share Awards Granted	Date of Grant
Teng Zu	2,956,830	September 2021
Yazhou Wu	*	October 2022
Pun Leung Liu	*	October 2022
Total	3,892,850	N/A

*	Less than 1% of our total outstanding shares

As of the date of this prospectus, other grantees under the 2021 Share Plan as a group held 485,161 ordinary shares underlying the share awards granted, and there are a total of 6,880,682 ordinary shares underlying share awards available for grant under the 2021 Share Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming conversion of all of our outstanding preferred shares into ordinary shares on a one-to-one basis, by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of any class of our ordinary shares.

We have adopted a dual-class voting structure which will become effective immediately prior to the completion of this offering. The 16,931,824 issued and outstanding ordinary shares held by Unicentury Holdings Limited prior to this offering, which are beneficially owned by Mr. Xiaoyan Lu, our director, founder and chairman of the board, will be re-designated into Class B ordinary shares, and the remaining outstanding ordinary shares and all of the outstanding preferred shares prior to this offering will be converted and re-designated, as applicable, into Class A ordinary shares, in each case on a one-for-one basis, subject to anti-dilution adjustments based on the initial public offering price (for details, see “Description of Share Capital—Anti-Dilution Adjustment”), immediately prior to the completion of this offering. Mr. Xiaoyan Lu did not exchange any consideration to the company as part of this re-designation.

The calculations in the table below are based on 157,735,394 ordinary shares on an as-converted basis outstanding as of the date of this prospectus, and 178,150,139 ordinary shares outstanding immediately after the completion of this offering, including (i) 8,250,000 Class A ordinary shares to be sold by us in this offering represented by the ADSs, (ii) 152,968,315 Class A ordinary shares re-designated and converted from our outstanding ordinary shares and preferred shares after taking into account the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and (iii) 16,931,824 Class B ordinary shares re-designated from our outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Class A Ordinary Shares Beneficially Owned After This Offering		Class B Ordinary Shares Beneficially Owned After This Offering		Voting Power After This Offering***
	Number	%**	Number	% of Total Number of Ordinary Shares on an As-Converted Basis**	Number	% of Total Number of Ordinary Shares on an As-Converted Basis**	Number	%
Directors and Executive Officers:†
Xiaoyan Lu(1)	26,689,409	16.9	9,757,585	5.5	16,931,824	9.5	348,394,065	69.7
Teng Zu(2)	3,781,961	2.4	3,781,961	2.1	—	—	3,781,961	0.8
Jie Ding(3)	2,588,813	1.6	2,588,813	1.5	—	—	2,588,813	0.5
Pun Leung Liu	*	*	*	*	—	—	*	*
Yazhou Wu	*	*	*	*	—	—	*	*
Huang Guodian††	—	—	—	—	—	—	—	—
Ling Yunjian††	—	—	—	—	—	—	—	—
All directors and executive officers as a group	33,788,196	21.3	16,856,372	9.5	16,931,824	9.5	355,492,852	71.1
Principal Shareholders:
Jump Shot Holdings Limited(4)	31,753,231	20.1	31,753,231	17.8	—	—	31,753,231	6.4
Entities affiliated with Xiaoyan Lu(1)	26,689,409	16.9	9,757,585	5.5	16,931,824	9.5	348,394,065	69.7
YF Elite Alliance Limited(5)	23,786,590	15.1	23,786,590	13.4	—	—	23,786,590	4.8
Image Frame Investment (HK) Limited(6)	20,823,295	13.2	26,439,542	14.8	—	—	26,439,542	5.3
SIG China Investments Master Fund IV, LLLP(7)	11,247,235	7.1	11,247,235	6.3	—	—	11,247,235	2.3
MPC VI HK Limited (formerly known as Matrix Partners China VI Hong Kong Limited)(8)	8,858,443	5.6	11,335,014	6.4	—	—	11,335,014	2.3
Langmafeng Holdings Limited(9)	8,328,977	5.3	8,328,977	4.7	—	—	8,328,977	1.7

Notes:

*	Less than 1% of our total outstanding shares on an as-converted basis.
**

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 157,735,394, being the number of ordinary shares outstanding as of the date of this prospectus, or 178,150,139, being the number of ordinary shares on an as-converted basis outstanding immediately after the completion of this offering, as the case may be, and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus.

***

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

†	The address of our directors and executive officers is Room 501-502, No. 78 East Jinshan Road Huqiu District, Suzhou Jiangsu, 215011, People’s Republic of China.
††

Each of Huang Guodian and Ling Yunjian has accepted appointment as an independent director, which will be effective immediately upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)

Represents (i) 16,931,824 ordinary shares held of record by Unicentury Holdings Limited, a British Virgin Islands company wholly owned by Xiaoyan Lu, (ii) 3,636,736 ordinary shares held of record by DZQH Holdings Limited, a company registered in British Virgin Islands and ultimately controlled by its sole director, Xiaoyan Lu, and (iii) 6,120,849 ordinary shares held of record by XZY Holdings Limited, a company registered in British Virgin Islands and ultimately controlled by its sole director, Xiaoyan Lu. Immediately prior to the completion of this offering, all the 16,931,824 ordinary shares held of record by Unicentury Holdings Limited and beneficially owned by Mr. Xiaoyan Lu will be re-designated into Class B ordinary shares on a one-for-one basis, and the remaining 9,757,585 ordinary shares will be re-designated into Class A ordinary shares on a one-for-one basis. The registered address of each of Unicentury Holdings Limited, DZQH Holdings Limited and XZY Holdings Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(2)

Represents 3,781,961 ordinary shares held of record by Zuniform Limited, a British Virgin Islands company wholly owned by Teng Zu. Immediately prior to the completion of this offering, all the 3,781,961 ordinary shares will be re-designated into Class A ordinary shares on a one-for-one basis. The registered address of Zuniform Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(3)

Represents 2,588,813 ordinary shares held of record by Dingding Holdings Limited, a British Virgin Islands company wholly owned by Jie Ding. Immediately prior to the completion of this offering, all the 2,588,813 ordinary shares will be re-designated into Class A ordinary shares on a one-for-one basis. The registered address of Dingding Holdings Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(4)

Represents 31,753,231 Series D preferred shares held of record by Jump Shot Holdings Limited, a company incorporated in the Cayman Islands. Immediately prior to the completion of this offering, all the 31,753,231 preferred shares will be converted and re-designated into Class A ordinary shares on a one-for-one basis. The registered address of Jump Shot Holdings Limited is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Jump Shot Holdings Limited is wholly owned by Centurium Capital Partners 2018, L.P. The general partner of Centurium Capital Partners 2018, L.P. is Centurium Capital Partners 2018 GP Ltd. The ultimate beneficially owner of Centurium Capital Partners 2018 GP Ltd. is Hui Li.

(5)

Represents 23,786,590 Series C preferred shares held of record by YF Elite Alliance Limited, a company incorporated in the British Virgin Islands. Immediately prior to the completion of this offering, all the 23,786,590 preferred shares will be converted and re-designated into Class A ordinary shares on a one-for-one basis. The registered address of YF Elite Alliance Limited is Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. YF Elite Alliance Limited is ultimately controlled by Feng Yu.

(6)

Represents 3,939,542 Series D preferred shares and 16,883,753 Series E preferred shares held of record by Image Frame Investment (HK) Limited, a company incorporated in Hong Kong. Immediately prior to the completion of this offering, all the 20,823,295 preferred shares will be converted and re-designated into Class A ordinary shares on a one-for-one basis, and 5,616,247 Class A ordinary shares will be issued to reflect the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. The registered address of Image Frame Investment (HK) Limited is 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. The sole member of Image Frame Investment (HK) Limited is Tencent Holdings Limited, a company listed on the Hong Kong Stock Exchange.

(7)

Represents 9,787,847 Series A preferred shares and 1,459,388 Series D preferred shares held of record by SIG China Investments Master Fund IV, LLLP, a Delaware limited liability limited partnership. SIG Asia Investment, LLLP, a Delaware limited liability limited partnership, is the investment manager for SIG China Investments Master Fund IV, LLLP pursuant to an investment management agreement and, as such, has discretionary authority to vote and dispose of the shares held by SIG China Investments Master Fund IV, LLLP. In addition, Heights Capital Management, Inc., a Delaware corporation, is the investment manager for SIG Asia Investment, LLLP pursuant to an investment management agreement and, as such, also has discretionary authority to vote and dispose of the shares held by SIG China Investments Master

Fund IV, LLLP. Arthur Dantchik, in his capacity as president of SIG Asia Investment, LLLP, and vice president of Heights Capital Management, Inc. may also be deemed to have investment discretion over the shares held by SIG China Investments Master Fund IV, LLLP. Mr. Dantchik disclaims any such investment discretion or beneficial ownership with respect to the shares held by SIG China Investments Master Fund IV, LLLP. Immediately prior to the completion of this offering, all the 11,247,235 preferred shares will be converted and re-designated into Class A ordinary shares on a one-for-one basis. The business address of SIG China Investments Master Fund IV, LLLP is 251 Little Falls Drive, Wilmington, Delaware, USA.

(8)

Represents 5,252,951 ordinary shares and 3,605,492 Series E2 preferred shares held of record by MPC VI HK Limited (formerly known as Matrix Partners China VI Hong Kong Limited), a company incorporated in Hong Kong. Immediately prior to the completion of this offering, all the 5,252,951 ordinary shares and 3,605,492 preferred shares will be converted and/or re-designated, as the case may be, into Class A ordinary shares on a one-for-one basis, and 2,476,571 Class A ordinary shares will be issued to reflect the anti-dilution adjustments based on the assumed initial public offering price of US $12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. The registered address of MPC VI HK Limited is 2701, 27th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. MPC VI HK Limited is ultimately controlled by Timothy Allan Barrows.

(9)

Represents 8,328,977 ordinary shares held of record by Langmafeng Holdings Limited, a company registered in British Virgin Islands. Immediately prior to the completion of this offering, all the 8,328,977 ordinary shares will be re-designated into Class A ordinary shares on a one-for-one basis. The registered address of Langmafeng Holdings Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Island. Langmafeng Holdings Limited is ultimately controlled by Jiancong Xiao.

As of the date of this prospectus, a total of 9,787,847 Series A preferred shares and 1,459,388 Series D preferred shares are held by a record holder in the United States, representing 7.1% of the outstanding ordinary shares on an as-converted basis. None of our ordinary shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares and preferred shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

See “Our History and Corporate Structure” for a description of the contractual arrangements by and among our PRC subsidiaries, the VIEs and the shareholders of the VIEs.

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—Shareholders Agreement.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

Other Related Party Transactions

Transactions with Suzhou Yunzheng Technology Co., Ltd.

In 2022, 2023 and the three months ended March 31, 2023 and 2024, we incurred cost of revenues of RMB0.2 million, RMB0.4 million (US$56 thousand), RMB0.1 million and RMB0.2 million (US$31 thousand), respectively, from Suzhou Yunzheng Technology Co., Ltd., an entity controlled by Xiaoyan Lu, for purchases of services.

As of December 31, 2022 and 2023 and March 31, 2024, we did not have any outstanding balances from related parties.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and Companies Act (as amended) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

Our share capital is divided into ordinary shares and preferred shares. In respect of all of our ordinary shares and preferred shares we have power insofar as is permitted by law, to redeem or purchase any of our shares and to increase or reduce the share capital subject to the provisions of the Companies Act and the articles of association and to issue any shares, whether such shares be of the original, redeemed or increased capital, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers under our memorandum and articles of association.

As of the date hereof, our authorized share capital consists of US$50,000 divided into (i) 390,518,031 ordinary shares with a par value of US$0.0001 each, (ii) 15,040,570 Series A preferred shares with a par value of US$0.0001 each, (iii) 7,085,330 Series B preferred shares with a par value of US$0.0001 each, (iv) 23,786,590 Series C preferred shares with a par value of US$0.0001 each, (v) 37,152,161 Series D preferred shares with a par value of US$0.0001 each, (vi) 16,883,753 Series E preferred shares with a par value of US$0.0001 each, and (vii) 9,533,565 Series E2 preferred shares with a par value of US$0.0001 each. As of the date of this prospectus, there are 48,253,425 ordinary shares issued and outstanding. All of our issued and outstanding ordinary shares are fully paid. Immediately prior to the completion of this offering, all of our issued and outstanding preferred shares will be redesignated or converted into ordinary shares on a one-for-one basis, subject to anti-dilution adjustments based on the initial public offering price.

We have adopted an eighth amended and restated memorandum and articles of association, which will become effective and replace the current seventh amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. Our post-offering amended and restated memorandum and articles of association provide that, immediately prior to the completion of this offering, our authorized share capital will be US$50,000 divided into 500,000,000 ordinary shares, comprising of (i) 483,068,176 Class A ordinary shares with a par value of US$0.0001 each, and (ii) 16,931,824 Class B ordinary shares with a par value of US$0.0001 each. All outstanding ordinary shares beneficially owned by Unicentury Holdings Limited prior to this offering, which are beneficially owned by Mr. Xiaoyan Lu, our director, founder and chairman of the board, will be re-designated into Class B ordinary shares, and all remaining outstanding ordinary shares and all outstanding preferred shares prior to this offering will be automatically converted and re-designated, as applicable, into Class A ordinary shares, in each case on a one-for-one basis, subject to anti-dilution adjustments based on the initial public offering price, immediately prior to the completion of this offering. Immediately upon the completion of this offering, we will have an aggregate of 178,150,139 issued and outstanding ordinary shares, including 8,250,000 Class A ordinary shares represented by the ADSs to be issued by us in this offering, and the issuance of 12,164,745 Class A ordinary shares reflecting the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and assuming the underwriters do not exercise the option to purchase additional ADSs.

The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as an exempted limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Ordinary Shares

General. Immediately prior to the completion of this offering, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares, with a par value of US$0.0001 each. Holders of ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. We may not issue share to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our post-offering amended and restated memorandum and articles of association and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Classes of Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends and other capital distributions.

Conversion Rights. A Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person which is not an affiliate of such holder, or upon a change of beneficial ownership of any Class B ordinary shares as a result of which any person who is not an affiliate of the holders of such ordinary shares becomes a beneficial owner of such ordinary shares, such Class B ordinary shares shall be automatically and immediately converted into an equal number of Class A ordinary shares.

Voting Rights. In respect of all matters subject to a shareholders’ vote, holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to twenty votes, on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the corporate governance rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as reducing share capital and any capital redemption reserve or making changes to our post-offering amended and restated memorandum and articles of association.

Transfer of Ordinary Shares. Subject to the restrictions in our post-offering amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the shares are free from any lien in favor of our company; and

•	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our post-offering memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound- up, may be varied with the consent in writing of a majority the holders of the issued shares of that class or series or with the sanction of a special resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

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the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member, confirm the number and category of shares held by each member, and confirm whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. Upon completion of this offering, we will perform the procedure necessary to immediately update the register of members to record and give effect to the issuance of shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that, in the case of creditors or a class of creditors, the arrangement is approved by a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of creditors that are present and voting either in person or by proxy at a meeting, or meetings, convened for the purpose. In the case of shareholders or a class of shareholders, the arrangement must be approved by three-fourths in value of the shareholders or class of shareholders, as the case may be, present and voting either in person or by proxy at the meeting. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company —a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our post-offering amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to our company; (iv) is prohibited by any applicable law or designated stock exchange rules from being a director; (v) without special leave of absence from the board, is absent from meetings of the board for three consecutive meetings and the board resolves that his office be vacated; or (vi) is removed from office pursuant to any other provision of our post-offering amended and restated articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On September 10, 2021, pursuant to the 2021 Share Plan, we issued 1,478,415 ordinary shares and 1,478,415 restricted ordinary shares to Zuniform Limited and Teng Zu for a consideration of US$295.68, of which 739,207 and 739,208 restricted ordinary shares vested and were no longer deemed restricted shares on July 5, 2022 and July 5, 2023, respectively. See “Management—Share Incentive Plan.”

Share Award Grants

We have granted share awards to certain of our directors, executive officers and employees. See “Management—Share Incentive Plan.”

Shareholders Agreement

Our currently effective fifth amended and restated shareholders agreement was entered into on March 22, 2021 by and among us, our shareholders, and certain other parties named therein.

The current shareholders agreement provides for certain special rights, including registration right, right of first refusal, right of co-sale, and drag-along right and contains provisions governing the board of directors and other corporate governance matters. Those special rights (except the registration right as described below), as well as the corporate governance provisions, will terminate upon the completion of this offering.

Registration Rights

Pursuant to the current shareholders agreement, we have granted certain registration rights to our shareholders, provided that no shareholder shall be entitled to exercise any such registration right after the earlier of (i) three years following the consummation of a qualified IPO; or (ii) with respect to any holder, the date on which such holder may sell all of such holder’s registrable securities under Rule 144 of the Securities Act in any ninety-day period. Set forth below is a description of the registration rights granted under the current shareholders agreement.

Demand Registration Rights. At any time commencing six months after the closing of this offering, holders of at least 10% of the registrable securities then outstanding have the right to demand that we file a registration statement covering the registration of such registrable securities. We are not obligated to effect any such registration if we have, within the six-month period preceding the date of such request, already effected a registration under the Securities Act pursuant to demand registration right or Form F-3 registration right or piggyback registration right in which the holders had an opportunity to participate, other than a registration from which the registrable securities of the holders have been excluded (with respect to all or any portion of the registrable securities the holders requested be included in such registration). Further, we are not obligated to effect more than three such demand registrations that have been declared and ordered effective, except that (i) if the sale of all of the registrable securities sought to be included is not consummated for any reason other than due to the action or inaction of the holders including registrable securities in such registration, such registration shall not be deemed to constitute one of the registration rights; and (ii) the piggyback registrations and Form F-3 registrations described below shall not be deemed to constitute one of the demand registrations.

In the event of an underwritten offering therein, we are not required to register the registrable securities of a holder unless such holder’s registrable securities are included in the underwriting and such holder enters into an underwriting agreement in customary form with the managing underwriter(s) selected by the holders of a majority of the registrable securities being registered and reasonably acceptable to us. The underwriters of any underwritten offering may exclude up to 75% of the number of registrable securities from being included in the applicable registration statement if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, provided that all other securities are first entirely excluded from the underwriting and registration. The number of registrable securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the holders of registrable securities on a pro rata basis according to the number of registrable securities then outstanding held by each holder requesting registration.

In addition, we have the right to defer filing of a registration statement for up to 90 days if our board determines in good faith judgment that the filing of a registration statement would be materially detrimental to us and our shareholders, provided that within any 12-month period, we do not exercise this right and during such 90 days, we do not file any registration statement pertaining to the public offering of our securities.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities (including, but not limited to, registration statements relating to secondary offerings of our securities, but excluding registration statements relating to any employee benefit plan or a corporate reorganization), we must offer holders of our registrable securities an opportunity to include all or any part of their securities in this registration.

In the event of an underwritten offering therein, we are not required to register the registrable securities of a holder, unless such holder’s registrable securities are included in the underwriting and such holder enters into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting. The underwriters of any underwritten offering may exclude up to 75% of the number of registrable securities from being included in the applicable registration statement if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten. The number of shares that may be included in the registration and the underwriting shall be allocated, first, to us, second, to each of the holders requesting inclusion of their registrable securities in such registration statement on a pro rata basis based on the total number of shares of registrable securities then held by each such holder, and third, to holders of other securities of ours.

There shall be no limit on the number of times the holders may request registration of registrable securities pursuant to such piggyback registration rights.

Form F-3 Registration Rights. In case we receive from any holders of registrable securities then outstanding written requests that we effect a registration on Form F-3, as the case may be, we shall, subject to certain limitations, file a registration statement on Form F-3 covering the registrable securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the holders.

Expenses of Registration. We will bear all registration expenses incurred in connection with any demand, piggyback or F-3 registration, subject to certain limitations.

Anti-Dilution Adjustment

The conversion of all of our outstanding convertible redeemable preferred shares into ordinary shares on a one-for-one basis is subject to full-ratchet anti-dilution mechanism if the issuance price of the securities issued in this offering determined based on the per share offering price or the per ADS offering price and the conversion ratio between ADS and Class A ordinary shares (the “initial public offering price”) is lower than the respective issuance prices of our preferred shares when they were issued. Immediately prior to the completion of this offering, we shall issue such number of Class A ordinary shares as fully paid bonus shares for no additional consideration, to the shareholders whose anti-dilution rights are triggered, such that the total number of Class A ordinary shares held by such shareholders on an as-converted basis immediately following such issuance and prior to the completion of this offering shall be equal to (x) the aggregate purchase price paid by such shareholders to us in consideration for their respective shares divided by (y) the initial public offering price. Following such anti-dilution mechanism, the respective issuance price for each shareholder whose anti-dilution right is triggered shall be deemed to have been adjusted to be equal to the initial public offering price.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent three shares (or a right to receive three shares) deposited with The Hongkong and Shanghai Banking Corporation, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
• US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•   Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•   Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• US$0.05 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

• US$0.05 (or less) per ADS per calendar year	• Depositary services

Persons depositing or withdrawing shares or ADS holders must pay:	For:

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars

• Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the

ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 2,750,000 ADSs outstanding, representing 8,250,000 Class A ordinary shares, or approximately 4.6% of our outstanding ordinary shares, after taking into account the anti-dilution adjustments based on the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while we have applied for listing on the Nasdaq, we cannot assure you that a regular trading market will develop in the ADSs.

Lock-up Agreements

We, our directors, executive officers and existing shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, as represented by the ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, as represented by the ADSs or otherwise, for a period of 180 days after the date of this prospectus. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares of the same class, as represented by the ADSs or otherwise; or

•

the average weekly trading volume of our Class A ordinary shares, as represented by the ADSs or otherwise, on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Shareholders Agreement—Registration Rights.”

Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding options or may be issued upon exercise or vesting of any options or other equity awards which may be granted or issued in the future pursuant to our share incentive plan. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions and the lock-up described above.

TAXATION

The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers (Hong Kong), our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Global Law Office, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or Class A ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or Class A ordinary shares, nor will gains derived from the disposal of the ADSs or Class A ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and amended on February 24, 2017, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For similar reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise.

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to you of the ownership and disposition of ADSs or Class A ordinary shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to your decision to own the ADSs or Class A ordinary shares.

This discussion applies to you only if you are a U.S. Holder, you acquire ADSs in this offering and you hold the ADSs or underlying Class A ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to you if you are subject to special rules, such as if you are:

•	a financial institution;

•	an insurance company;

•	a regulated investment company;

•	a dealer or electing trader in securities that uses a mark-to-market method of tax accounting;

•	a person that holds ADSs or Class A ordinary shares as part of a straddle, integrated or similar transaction;

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes or a partner or member thereof;

•	a tax-exempt entity, “individual retirement account” or “Roth IRA”;

•	a person that owns or is deemed to own ADSs or Class A ordinary shares representing 10% or more of our stock by vote or value; or

•	a person that holds ADSs or Class A ordinary shares in connection with a trade or business outside the United States.

If you are a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that owns ADSs or Class A ordinary shares, the U.S. federal income tax treatment of your partners will generally depend on their status and your activities. If you are a partnership that intends to acquire ADSs or Class A ordinary shares you should consult your tax adviser as to the particular U.S. federal income tax consequences to you and your partners of owning and disposing of the ADSs or Class A ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

For purposes of this discussion you are a “U.S. Holder” if you are, for U.S. federal income tax purposes, a beneficial owner of the ADSs or Class A ordinary shares and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, if you own ADSs you will be treated as the owner of the underlying Class A ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange the ADSs for the underlying Class A ordinary shares represented by those ADSs.

This discussion does not address the effects of any state, local or non-U.S. tax laws, or any U.S. federal taxes other than income taxes (such as U.S. federal estate or gift tax consequences). You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or Class A ordinary shares in your particular circumstances.

Taxation of Distributions

The following discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” below.

Distributions paid on the ADSs or Class A ordinary shares, other than certain pro rata distributions of ADSs or Class A ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to you as dividends. Dividends will not be eligible for a dividends-received deduction. If you are a non-corporate U.S. Holder of ADSs, subject to applicable limitations, dividends paid to you with respect to ADSs may be taxable at a favorable rate, provided that we are not a passive foreign investment company (“PFIC”) for our taxable year of the distribution or the preceding taxable year. If you are a non-corporate U.S. Holder, you should consult your tax adviser regarding the availability of this favorable tax rate and any applicable limitations in your particular circumstances.

Dividends generally will be included in your income on the date of receipt by you (in the case of Class A ordinary shares) or by the depositary (in the case of ADSs). The amount of income with respect to a dividend paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on that date. If the dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the amount received. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon your circumstances, and the discussion below regarding the impact of certain Treasury regulations, PRC taxes withheld from dividend payments (at a rate not exceeding any rate applicable under the Treaty if you are eligible for Treaty benefits)

generally will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex. For example, under Treasury regulations, in absence of an election to apply the benefits of an applicable income tax treaty, in order for foreign income taxes to be creditable, the relevant foreign income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the PRC income tax system meets these requirements. The U.S. Internal Revenue Service (the “IRS”) released notices that provide relief from certain of the provisions of the Treasury regulations described above for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). You should consult your tax adviser regarding the creditability of foreign taxes in your particular circumstances. In lieu of claiming a credit, you may be able to elect to deduct any PRC taxes withheld in computing your taxable income, subject to applicable limitations. An election to deduct creditable foreign taxes instead of claiming foreign tax credits applies to all creditable foreign taxes paid or accrued in the relevant taxable year.

Sale or Other Taxable Disposition of ADSs or Class A Ordinary Shares

The following discussion is subject to the discussion under “—Passive Foreign Investment Company Rules” below.

You will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and your tax basis in the ADSs or Class A ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, you have owned the ADSs or Class A ordinary shares for more than one year. If you are a non-corporate U.S. Holder, any long-term capital gains recognized by you will generally be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation,” gains on the sale of ADSs or Class A ordinary shares may be subject to PRC taxes. Under the Code, capital gains of U.S. persons are generally treated as U.S.-source income. However, if you are eligible for the benefits of the Treaty, you may be able to elect to treat the gain as foreign-source income and claim a foreign tax credit in respect of PRC taxes on disposition gains. Treasury regulations generally preclude you from claiming a foreign tax credit with respect to PRC income taxes on gains from dispositions of ADSs or Class A ordinary shares unless you are eligible for Treaty benefits and elect to apply them. As discussed above under “—Taxation of Distributions,” the IRS released notices that provide relief from certain of the provisions of the Treasury regulations described above (including the limitation described in the preceding sentence) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). However, even if these Treasury regulations do not prohibit you from claiming a foreign tax credit with respect to PRC taxes on disposition gains, other limitations under the foreign tax credit rules may preclude you from claiming a foreign tax credit with respect to PRC income taxes on disposition gains. If you are precluded from claiming a foreign tax credit, it is possible that any PRC income taxes on disposition gains may either be deductible or reduce the amount realized on the disposition. The rules governing foreign tax credits and deductibility of foreign taxes are complex. You should consult your tax adviser regarding your eligibility for the benefits of the Treaty and the creditability or deductibility of any PRC tax on disposition gains in your particular circumstances, including the Treaty’s resourcing rule, any reporting requirements with respect to a Treaty-based return position and any applicable limitations.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, investment gains and certain rents and royalties (other than rents and royalties that are derived in the conduct of an active business and meet certain requirements). Cash is generally a passive asset for these purposes. Goodwill and other intangibles generally are treated as active assets to the extent associated with business activities that produce active income.

Based on the current and expected composition of our income and assets and the estimated value of our assets, including goodwill and other intangibles, which is based on the expected price of the ADSs in this offering, we do not expect to be a PFIC for our current taxable year. However, the application of the PFIC rules to a company like us is subject to certain uncertainties. Our PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of our income and assets and the value of our assets from time to time. The value of our goodwill and other intangibles may be determined, in large part, by reference to the market price of the ADSs, which could be volatile. Therefore, because we currently hold, and will continue to hold a substantial amount of cash after this offering, we may be or become a PFIC for any taxable year if our market capitalization declines significantly after this offering. Moreover, it is not entirely clear how the contractual arrangements among us and the VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if the VIEs are not treated as owned by us for these purposes. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year.

If we are a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests (including our subsidiaries and VIEs) is also a PFIC (a “Lower-tier PFIC”), you will be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by the Lower-tier PFIC and (ii) dispositions of shares of the Lower-tier PFIC, in each case as if you held such shares directly, even though you will not receive any proceeds of those distributions or dispositions.

In general, if we are a PFIC for any taxable year during which you own ADSs or Class A ordinary shares, gain recognized by you on a sale or other disposition (including certain pledges) of the ADSs or Class A ordinary shares will be allocated ratably over your holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by you in any taxable year on the ADSs or Class A ordinary shares exceed 125% of the average of the annual distributions on the ADSs or Class A ordinary shares received during the preceding three taxable years or your holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which you own ADSs or Class A ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you own the ADSs or Class A ordinary shares, even if we cease to meet the threshold requirements for PFIC status, unless you make a timely “deemed sale” election, in which case any gain on the deemed sale will be taxed under the PFIC rules described above.

Alternatively, if we are a PFIC and if the ADSs are “regularly traded” on a “qualified exchange” (each as defined in applicable U.S. Treasury regulations), you may be able to make a mark-to-market election with respect to the ADSs that will result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter (or, for the quarter of the calendar year in which the offering occurs, such reduced number of days as prescribed by applicable Treasury regulations). The Nasdaq where the ADSs are expected to be listed, is a qualified exchange for this purpose. If you are a U.S. Holder of ADSs and make the mark-to-market election, you generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year to the extent of the net amount of income previously included as a result of the mark-to-market election. If you make the election, your tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a taxable year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If you make the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” above (but subject to the discussion in the following paragraph). Once made, the election will remain in effect for all taxable years in which we are a PFIC, unless it is revoked with the IRS’s consent, or the ADSs cease to be regularly traded on a qualified exchange. There is no provision of law or official guidance that permits you to make a mark-to-market election with respect to any Lower-tier PFIC unless the shares of such Lower-tier PFIC are themselves regularly traded on a qualified exchange. As a result, if you make a mark-to-market election with respect to the ADSs, you could nevertheless be subject to the PFIC rules described in the preceding paragraph with respect to your indirect interest in any Lower-tier PFIC. You should consult your tax adviser regarding the availability and advisability of making a mark-to-market election in your particular circumstances if we are a PFIC for any taxable year.

If we are a PFIC for any taxable year in which we pay a dividend or the preceding taxable year, the favorable tax rate described above with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

We do not intend to provide information necessary to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If we are a PFIC for any taxable year during which you own ADSs or Class A ordinary shares, you will generally be required to file annual reports on IRS Form 8621. You should consult your tax adviser regarding our PFIC status for any taxable year and the potential application of the PFIC rules to your ownership of ADSs or Class A ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) you are a corporation or other “exempt recipient” (and establish that fact if required to do so) or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

If you are an individual or one of certain specified entities, you may be required to report information relating to your ownership of ADSs or Class A ordinary shares, or non-U.S. accounts through which the ADSs or Class A ordinary shares are held. You should consult your tax adviser regarding your reporting obligations with respect to the ADSs and Class A ordinary shares.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions set out in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table. Kingswood Capital Partners, LLC is acting as the representative of the underwriters.

Underwriters	Number of ADSs
Kingswood Capital Partners, LLC
Tiger Brokers (NZ) Limited

Total

The underwriters are offering the ADSs subject to their receipt and acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters’ option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The address of Kingswood Capital Partners, LLC is 126 E 56th St, 22nd Floor, New York, NY 10022. The address of Tiger Brokers (NZ) Limited is Level 27, 151 Queen Street, Auckland Central, Auckland 1010.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Tiger Brokers (NZ) Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 412,500 additional ADSs from us at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above and will offer the additional ADSs on the same term as those on which the ADSs are being offered.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$    per ADS from the initial public offering price. After the initial public offering, the offering price and other selling terms may from time to time be varied by the underwriters.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting fee is $   per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Total
	Per ADS	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Initial public offering price	$	$	$
Underwriting discounts and commissions paid by
us from ADSs offered to the public	$	$	$
Proceeds, before expenses,
to us from ADSs offered to the public	$	$	$

We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately US$    million. We have paid underwriters’ legal expenses of US$700,000 and have agreed to reimburse the underwriters for additional expenses relating to clearance of this offering up to US$1 million.

China International Capital Corporation Hong Kong Securities Limited has acted as our independent financial advisor in connection with this offering. China International Capital Corporation Hong Kong Securities Limited is not acting as an underwriter in this offering, and accordingly it is neither purchasing ordinary shares nor offering ordinary shares to the public in connection with this offering.

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters and subject to certain exceptions and other than the Class A ordinary shares represented by the ADSs to be sold in this offering, we will not during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or ADSs or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares or ADSs or such other securities, in cash or otherwise).

Our directors, officers, existing shareholders and holders of our outstanding share incentive awards (such persons, the “Lock-up Parties”) have agreed that, without the prior written consent of the representatives on behalf of the underwriters and subject to certain exceptions, they will not, and will not cause any direct or indirect affiliate to, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs (including, without limitation, ordinary shares or such other securities which may be deemed to be beneficially owned by such Lock-up Parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the ordinary shares, the “Lock-up Securities”)), (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-up Securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any Lock-up Securities, or (iv) publicly disclose the intention to do any of the foregoing.

The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Record holders of our securities are typically the parties to the lock-up agreements with the underwriters, while holders of beneficial interests in our shares who are not also record holders in respect of such shares are not typically subject to any such agreements or other similar restrictions. Accordingly, we believe that certain holders of beneficial interests who are not record holders and are not bound by market standoff or lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, a shareholder who is neither subject to a market standoff agreement with us nor a lock-up agreement with the underwriters may be able to sell, short sell, transfer, hedge, pledge, lend or otherwise dispose of or attempt to sell, short sell, transfer, hedge, pledge, lend or otherwise dispose of, their equity interests at any time after the closing of this offering.

We have applied to list the ADSs representing our Class A ordinary shares on the Nasdaq under the symbol “YXT.”

Prior to this offering, there has been no public market for our ordinary shares or the ADSs. The initial public offering price will be negotiated among the representatives and us and will not necessarily reflect the market price of the ADSs following this offering. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, future prospects of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. We cannot assure you that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ADSs for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, and if these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the Nasdaq, the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. Internet distributions will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, lending and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the

Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ADSs for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

The ADSs may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognized exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Canada

The ADSs may be sold only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs or Class A ordinary shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or Class A ordinary shares in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any ADSs may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the Underwriters and the Issuer that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Indonesia

This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•

to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan, Hong Kong SAR and Macau SAR and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The ADSs described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

•

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

•

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

where no consideration is or will be given for the transfer;

where the transfer is by operation of law;

as specified in Section 276(7) of the SFA; or

as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

South Africa

Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

(a) the offer, transfer, sale, renunciation or delivery is to:

(i)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

the South African Public Investment Corporation;

persons or entities regulated by the Reserve Bank of South Africa;

authorized financial service providers under South African law;

financial institutions recognized as such under South African law;

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

any combination of the person in (i) to (vi); or

(b) the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”).

No “offer to the public” (as such term is defined in the South African Companies Act) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be issued, offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

An offer to the public of any ADSs may not be made in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority, except that an offer to the public in the United Kingdom of any ADSs may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a) to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq listing fee, all amounts are estimates. Our company will pay all of the expenses of this offering.

Expenses	Amount
SEC registration fee	US$	6,068
Nasdaq listing fee	US$	30,000
FINRA filing fee	US$	8,000
Printing and engraving expenses	US$	256,000
Legal fees and expenses	US$	3,836,729
Accounting fees and expenses	US$	1,070,000
Miscellaneous costs	US$	339,125

Total	US$	5,545,922

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters of U.S. federal securities and New York state law. Certain legal matters with respect to U.S. federal securities and New York State law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Walkers (Hong Kong). Legal matters as to PRC law will be passed upon for us by Global Law Office and for the underwriters by Jingtian & Gongcheng. Davis Polk & Wardwell LLP may rely upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law and Global Law Office with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2022 and 2023 and for the years then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

YXT.COM GROUP HOLDING LIMITED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of YXT.COM Group Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of YXT.COM Group Holding Limited and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive loss, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for current expected credit losses on financial instruments in 2023.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers Zhong Tian LLP

Shanghai, People’s Republic of China

May 28, 2024

We have served as the Company’s auditor since 2020.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,
	2022	2023
	RMB	RMB	US$
			(Note 2.6)
ASSETS
Current assets:
Cash and cash equivalents	432,007	320,489	45,140
Short-term investments	102,478	58,128	8,187
Accounts receivable, net (Allowance for doubtful accounts of RMB 3,228 as of December 31, 2022 and credit losses of RMB 2,201 as of December 31, 2023)	34,987	32,790	4,618
Prepaid expenses and other current assets (Allowance for doubtful accounts of nil as of December 31, 2022 and credit losses of RMB 373 as of December 31, 2023)	28,798	12,028	1,695

Total current assets	598,270	423,435	59,640

Non-current assets:
Property, equipment and software, net	27,643	23,402	3,296
Intangible assets, net	55,374	12,720	1,792
Goodwill	164,113	164,113	23,115
Long-term investments	122,497	126,341	17,795
Operating lease right-of-use assets, net	51,400	34,997	4,929
Other non-current assets	17,302	22,265	3,136
Long-term bank deposits	—	117,573	16,560

Total non-current assets	438,329	501,411	70,623

Total assets	1,036,599	924,846	130,263

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,
	2022	2023
	RMB	RMB	US$
			(Note 2.6)
LIABILITIES, MEZZANINE AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	16,755	17,855	2,515
Short-term borrowings	20,000	46,800	6,592
Deferred revenue, current	182,620	188,485	26,548
Acquisition consideration payable	24,375	14,775	2,081
Other payable and accrued liabilities	135,881	89,937	12,667
Derivative liabilities	202,698	100,279	14,124
Operating lease liabilities, current	16,871	15,818	2,227

Total current liabilities	599,200	473,949	66,754

Non-current liabilities
Long-term borrowings	—	219,000	30,846
Operating lease liabilities, non-current	34,764	20,257	2,853
Deferred revenue, non-current	45,736	58,952	8,303
Deferred tax liabilities	9,869	—	—

Total non-current liabilities	90,369	298,209	42,002

Total liabilities	689,569	772,158	108,756

Commitments and contingencies (Note 21)

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,
	2022	2023
	RMB	RMB	US$
			(Note 2.6)
Mezzanine equity
Series A convertible redeemable preferred shares (US$0.0001 par value, 15,040,570 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	574,512	408,139	57,484
Series B convertible redeemable preferred shares (US$0.0001 par value, 7,085,330 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	329,406	199,518	28,102
Series C convertible redeemable preferred shares (US$0.0001 par value, 23,786,590 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	453,926	493,788	69,548
Series D convertible redeemable preferred shares (US$0.0001 par value, 37,152,161 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	959,436	1,059,434	149,218
Series E convertible redeemable preferred shares (US$0.0001 par value, 26,417,318 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	1,236,949	1,402,802	197,582

Total mezzanine equity	3,554,229	3,563,681	501,934

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,
	2022	2023
	RMB	RMB	US$
			(Note 2.6)
Shareholders’ deficit
Ordinary shares (US$0.0001 par value 390,518,031 shares authorized as of December 31, 2022 and 2023; 48,253,425 shares issued and outstanding as of December 31, 2022 and 2023)	33	33	5
Additional paid-in capital	—	16,671	2,348
Statutory reserve	4,322	4,322	609
Accumulated other comprehensive income	11,260	23,775	3,349
Accumulated deficit	(3,267,084)	(3,490,681)	(491,652)

Total YXT.COM Group Holding Limited shareholders’ deficit	(3,251,469)	(3,445,880)	(485,341)

Non-controlling interests	44,270	34,887	4,914

Total shareholders’ deficit	(3,207,199)	(3,410,993)	(480,427)

Total liabilities, mezzanine equity and shareholders’ deficit	1,036,599	924,846	130,263

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Year ended December 31,
	2022	2023
	RMB	RMB	US$
			(Note 2.6)
Revenues:
Corporate learning solutions	424,275	411,822	58,004
Others	6,361	12,194	1,717

Total revenues	430,636	424,016	59,721

Cost of revenues	(197,899)	(194,474)	(27,391)
Sales and marketing expenses	(344,729)	(244,379)	(34,420)
Research and development expenses	(312,093)	(176,537)	(24,865)
General and administrative expenses	(206,254)	(142,852)	(20,120)
Other operating income	9,507	5,629	793

Loss from operations	(620,832)	(328,597)	(46,282)

Interest and investment income	5,682	4,613	650
Interest expense	(497)	(4,650)	(655)
Investment losses	—	(13,144)	(1,851)
Foreign exchange gain/(loss), net	2,151	(350)	(49)
Change in fair value of derivative liabilities (Note 9)	(32,190)	102,419	14,426

Loss before income tax expense	(645,686)	(239,709)	(33,761)
Income tax benefit	5,391	9,871	1,389

Net loss	(640,295)	(229,838)	(32,372)

Net loss attributable to non-controlling interests shareholders	25,520	9,383	1,322

Net loss attributable to YXT.COM Group Holding Limited	(614,775)	(220,455)	(31,050)

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Year ended December 31,
	2022	2023
	RMB	RMB	US$
			(Note 2.6)
Net loss attributable to YXT.COM Group Holding Limited	(614,775)	(220,455)	(31,050)
Net accretion of convertible redeemable preferred shares	(396,716)	(9,452)	(1,333)

Net loss attributable to ordinary shareholders of YXT.COM Group Holding Limited	(1,011,491)	(229,907)	(32,383)

Net loss	(640,295)	(229,838)	(32,372)
Other comprehensive loss
Foreign currency translation adjustment, net of tax	47,034	2,385	336
Unrealized (loss)/gain on investments in available-for-sale debt securities, net of tax	(1,650)	6,988	984

Total comprehensive loss	(594,911)	(220,465)	(31,052)

Total comprehensive loss attributable to non-controlling interests shareholders	25,520	9,383	1,322

Total comprehensive loss attributable to YXT.COM Group Holding Limited	(569,391)	(211,082)	(29,730)

Net loss attributable to ordinary shareholders of YXT.COM Group Holding Limited	(1,011,491)	(229,907)	(32,383)
—Weighted average number of ordinary shares basic and diluted	47,315,140	48,781,392	48,781,392

Net loss per share attributable to ordinary shareholders of YXT.COM Group Holding Limited
—Basic and diluted	(21.38)	(4.71)	(0.66)

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Ordinary share (US$0.0001 par value)		Additional paid-in capital	Accumulated other comprehensive (loss)/income	Statutory reserve	Accumulated deficit	Total YXT.COM Group Holding Limited shareholders’ deficit	Non-controlling interests	Total shareholders’ deficit
	Shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2022	48,253,425	33	—	(34,124)	4,322	(2,327,408)	(2,357,177)	69,790	(2,287,387)
Net loss	—	—	—	—	—	(614,775)	(614,775)	(25,520)	(640,295)
Foreign currency translation adjustments, net of tax	—	—	—	47,034	—	—	47,034	—	47,034
Unrealized gain on investments in available-for-sale debt securities, net of tax	—	—	—	(1,650)	—	—	(1,650)	—	(1,650)
Accretion on convertible redeemable preferred shares to redemption value	—	—	(71,815)	—	—	(324,901)	(396,716)	—	(396,716)
Share-based compensation (Note 19)	—	—	71,815	—	—	—	71,815	—	71,815

Balance as of December 31, 2022	48,253,425	33	—	11,260	4,322	(3,267,084)	(3,251,469)	44,270	(3,207,199)

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (CONTINUED)

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Ordinary share (US$0.0001 par value)		Additional paid-in capital	Accumulated other comprehensive income	Statutory reserve	Accumulated deficit	Total YXT.COM Group Holding Limited shareholders’ deficit	Non-controlling interests	Total shareholders’ deficit
	Shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2023	48,253,425	33	—	11,260	4,322	(3,267,084)	(3,251,469)	44,270	(3,207,199)
Net loss	—	—	—	—	—	(220,455)	(220,455)	(9,383)	(229,838)
Foreign currency translation adjustments, net of tax	—	—	—	2,385	—	—	2,385	—	2,385
Cumulative effect of adoption of new accounting standard (Note 2.12)	—	—	—	3,142	—	(3,142)	—	—	—
Unrealized gain on investments in available-for-sale debt securities, net of tax	—	—	—	6,988	—	—	6,988	—	6,988
Net accretion on convertible redeemable preferred shares to redemption value (Note 18)	—	—	(9,452)	—	—	—	(9,452)	—	(9,452)
Share-based compensation (Note 19)	—	—	26,123	—	—	—	26,123	—	26,123

Balance as of December 31, 2023	48,253,425	33	16,671	23,775	4,322	(3,490,681)	(3,445,880)	34,887	(3,410,993)

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Year ended December 31,
	2022	2023
	RMB	RMB	US$
			(Note 2.6)
Cash flows from operating activities:
Net loss	(640,295)	(229,838)	(32,372)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, equipment and software	7,732	9,368	1,319
Amortization of intangible assets	23,729	21,985	3,097
Impairment of intangible assets	—	21,660	3,051
Loss from disposal of property, equipment and software	465	132	19
Fair value change of derivatives liabilities	32,190	(102,419)	(14,426)
Accrual/(reverse) of allowance for doubtful accounts/expected credit losses	978	(654)	(92)
Impairment of available-for-sale debt securities	—	13,144	1,851
Unrealized foreign exchange gain	32	335	47
Deferred income tax, net	(5,391)	(9,871)	(1,389)
Share-based compensations	71,815	26,123	3,679
Changes in operating assets and liabilities:
Accounts receivable	4,841	3,224	454
Prepaid expenses and other assets	3,863	15,330	2,160
Accounts payable	2,364	1,100	155
Deferred revenue	24,658	19,081	2,687
Other payable and accrued liabilities	16,184	(45,729)	(6,442)

Net cash used in operating activities	(456,835)	(257,029)	(36,202)

Cash flows from investing activities:
Purchase of property, equipment and software	(11,907)	(4,640)	(653)
Purchase of intangible assets	(6,779)	(991)	(140)
Cash paid for short-term investments	(224,269)	(96,468)	(13,587)
Cash paid for long-term bank deposit	—	(117,573)	(16,560)
Purchase of available-for-sale debt securities	(36,800)	(10,000)	(1,408)
Partial cash payment for acquisition of CEIBS Publishing Group	—	(9,600)	(1,352)
Proceeds from disposal of property and equipment	—	11	1
Cash received from maturity of short-term investments	547,672	141,728	19,962

Net cash generated from/(used in) investing activities	267,917	(97,533)	(13,737)

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2023

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Year ended December 31,
	2022	2023
	RMB	RMB	US$
			(Note 2.6)
Cash flows from financing activities:
Proceeds from short-term borrowings	20,000	39,800	5,606
Proceeds from long-term borrowings	—	230,000	32,395
Repayment of short-term borrowings	(8,000)	(20,000)	(2,817)
Repayment of long-term borrowings	—	(4,000)	(563)
Payments of initial public offering costs	(2,425)	(3,896)	(549)

Net cash generated from financing activities	9,575	241,904	34,072

Effect of exchange rate changes on cash and cash equivalents	20,809	1,140	160
Net decrease in cash and cash equivalents	(158,534)	(111,518)	(15,707)

Cash and cash equivalents at beginning of the year	590,541	432,007	60,847

Cash and cash equivalents at the end of the year	432,007	320,489	45,140

Supplemental disclosure of cash flow information
Cash paid for income tax	—	—	—
Cash paid for interest	(543)	(4,390)	(618)
Supplemental schedule of non-cash investing and financing activities
Net accretion on convertible redeemable preferred shares to redemption value	396,716	9,452	1,333

The accompanying notes are an integral part of these consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION

(a)	Principal Activities

YXT.COM Group Holding Limited (“the Company”) (formerly known as Unicentury Group Holding Limited) was incorporated under the laws of the Cayman Islands in January 2017, as an exempted company with limited liability. In June 2021, the Company was renamed to YXT.COM Group Holding Limited.

The Company, through its subsidiaries, consolidated variable interest entities (“VIEs”) and VIE’s subsidiaries (collectively, the “Group”). The Group’s platform has innovated a SaaS model, which integrates software and content, effectively assisting customers in the digital transformation of corporate learning. The Group’s principal operation and geographic market is in the People’s Republic of China (“PRC”).

(b)	History of the Group and Basis of Presentation for the Reorganization and latest development of the organization

Prior to the incorporation of the Company and starting in November 2011, the Group commenced its initial operations through Jiangsu Yunxuetang Network Technology Co., Ltd. (“Yunxuetang”) by Xiaoyan Lu and other three founding individuals. After a series of agreements, Yunxuetang was owned by Xiaoyan Lu and other eight founding individuals (collectively, the “Initial Ordinary Shareholder”) by January 2017. After the Company was established in Cayman Island in January 2017, YXT.COM (HK) Limited (“YXT HK”) was incorporated in Hong Kong SAR (“Hong Kong”) as a wholly owned subsidiary of the Company, and Yunxuetang Information Technology (Jiangsu) Co., Ltd. (“the WFOE”) was established as a wholly owned subsidiary of YXT HK in the PRC. The Group then entered into a series of contractual arrangements among the WFOE, Yunxuetang and Yunxuetang’s shareholders in October 2017 (the “Reorganization”). The principal term of these contractual agreements is discussed below. Yunxuetang became the variable interest entity of the Group (the “VIE”) as these contractual agreements provided the Group (i) with the power to direct activities of the VIE that most significantly affected its economic performance and (ii) received the economic benefits from the VIE that could be significant to them and as such the Group is the primary beneficiary and consolidates the VIE for financial reporting. After the completion of this transaction, the Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries and the consolidated VIEs. As the shareholders of the Company and Yunxuetang were mirrored with the same ownership immediately before and after the Reorganization, the Reorganization was determined to be a recapitalization and accounted for in a manner of a common ownership transaction. Accordingly, the accompanying consolidated financial statements were prepared as if the current corporate structure has been in existence since the incorporation of Yunxuetang. In 2018, the VIE agreements were amended and restated, which amended the VIE’s shareholders list and equity interest of each shareholder as a result of the change in registered share capital of the VIE. Rights and obligations, clause, and terms regarding VIE accounting and consolidation basis remained substantially the same.

On June 24, 2020, the Company completed acquisition of the 60% outstanding shares, including preferred shares and common shares, of CEIBS Publishing Group Limited (the “CEIBS PG”). CEIBS PG, its subsidiary and its consolidated variable interest entities (together “CEIBS Publishing Group”) offer corporate learning solution through providing online learning content and offline training courses in the PRC. Since the completion of this acquisition, the Group had historically consolidated CEIBS Publishing Group. On January 15, 2024, the HKIAC Arbitration tribunal concluded and issued their final decision on the CEIBS arbitration case, resulting in the deconsolidation of CEIBS Publishing Group in January 2024. Refer to Commitments and contingencies (Note 21) and Subsequent events (Note 22) for additional details on the impact to the Group’s consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(b)	History of the Group and Basis of Presentation for the Reorganization and latest development of the organization (Continued)

As of December 31, 2023, the Company’s principal subsidiary is as follow:

Name of subsidiary	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect ownership	Establish or acquired	Principal activities
Yunxuetang Information Technology (Jiangsu) Co., Ltd.	Suzhou	August 8, 2017	100%	Established	Technology development

As of December 31, 2023, the Company’s principal VIEs and VIEs’ subsidiaries are as follow:

Name of VIEs and VIEs’ subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of economic interest	Establish or acquired	Principal activities
Jiangsu Yunxuetang Network Technology Co., Ltd.	Suzhou	December 22, 2011	100%	Established	Technology development and sales of SaaS platform
Beijing Yunxuetang Network Technology Co., Ltd.	Beijing	August 21, 2012	100%	Established	Technology development and sales of SaaS platform
Suzhou Xuancai Network Technology Co., Ltd	Suzhou	September 25, 2015	100%	Established	Technology development and sales of SaaS platform
Shanghai China Europe International Culture Communication Co., Ltd.	Shanghai	Incorporated on November 29, 2007, acquired on June 24, 2020	60%	Acquired	Sales of content
Shanghai Fenghe Culture Communication Co., Ltd.	Shanghai	Incorporated on November 12, 2007, acquired on June 24, 2020	60%	Acquired	Sales of content

(c)	Consolidated Variable Interest Entities

In order to comply with the PRC laws and regulations which prohibit or restrict foreign investments into companies involved in restricted businesses, the Group operates its Apps, websites and other restricted businesses in the PRC through PRC domestic companies and its subsidiaries, whose equity interests are held by

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(c)	Consolidated Variable Interest Entities (Continued)

certain entities and individuals including management members of the Company (“Nominee Shareholders”). Unrecognized revenue generating assets mainly include trademarks, licenses, patent and domain names, majority of which were held by VIEs and not recognized on VIEs’ standalone financial statements. Recognized revenue generating assets mainly included electronic equipment recorded in property, equipment, and software, while certain licenses and domain names were recognized as intangible assets. The Company entered into a series of contractual arrangements with such PRC domestic companies and its respective Nominee Shareholders, which provided the Company with substantially all of the economic benefits from such PRC domestic companies. Management concluded that such PRC domestic companies are VIE of the Company, of which the Company is the ultimate primary beneficiary. As such, the Group consolidated financial results of such PRC domestic companies and its subsidiaries in the Group’s consolidated financial statements. The principal terms of the agreements entered into amongst the VIE, the Nominee Shareholders and the WFOE are further described below.

Exclusive Call Option Agreements

Pursuant to the exclusive call option agreement, the Nominee Shareholders of the VIE have granted the WFOE the exclusive and irrevocable right to purchase or to designate one or more person(s) at its discretion to purchase part or all of the equity interests in the VIE (the “Target Equity”) from the Nominee Shareholders at any time. The total transfer price for the Target Equity shall be subject to the lowest price permitted by PRC laws and regulations. The VIE and its Nominee Shareholders have agreed that without prior written consent of the WFOE, the Nominee Shareholders or the VIE shall not sell, transfer, pledge or dispose of any of the Target Equity, assets, or the revenue or business in the VIE. In addition, the VIE covenants that it shall not declare any dividend or change capitalization structure of the VIE or enter into any loan or investment agreements without WFOE’s prior written consent.

Power of Attorney

Pursuant to the Power of Attorney, each of the Nominee Shareholders appointed the WFOE or its designee(s) as their attorney-in-fact to exercise all shareholder rights under PRC law and the relevant articles of association, including but not limited to, attending shareholders meetings and signing on their behalf on the resolutions, voting on their behalf on all matters requiring shareholder approval, including but not limited to the appointment and removal of legal representative, directors and senior management, as well as the sale, transfer and disposal of all or part of the equity interests owned by such shareholders. The powers of attorney will remain effective for a given Nominee Shareholders until such shareholder ceases to be a shareholder of the VIE.

Exclusive Technology, Consulting and Service Agreement

Pursuant to the exclusive technology consulting and service agreement, the WFOE has agreed to provide to the VIE services, including, but not limited to, product development and research, website design, design, installation, commissioning and maintenance of computer networks system, database support and software service, economic and technology information consulting. The VIE shall pay to the WFOE service fees quarterly for an amount equal to 100% of its pre-tax profit, and the amount shall not be deducted or set-off unless mutually agreed by VIE and WFOE. The agreement remains effective until VIE dissolves in accordance with PRC laws, unless WFOE early terminates the agreement by delivering a prior written notice.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(c)	Consolidated Variable Interest Entities (Continued)

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreement, the Nominee Shareholders of the VIE have pledged 100% equity interests in VIE to the WFOE to guarantee Nominee Shareholders and WFOE’s fulfillment of obligations under the above agreements, including the payment of service fees by the VIE of its obligations under the exclusive technology consulting and service agreement. The equity interest pledge shall not be released until Nominee Shareholders and WFOE have fulfilled all the obligations under the above agreements and WFOE has recognized in writing, unless otherwise expressly approved by WFOE in writing. In the event of a breach by the VIE or any of its Nominee Shareholders of contractual obligations under the above agreements, as the case may be, the WFOE, as pledgee, will have the right to auction or dispose of the pledged equity interests in the VIE and will have priority in receiving the proceeds from such auction or disposal.

Spousal Consent Letters

Pursuant to the Spousal Consent Letter, the spouse of each Nominee Shareholder (except for Mr. Xiaoyan Lu, Ms.Qi Gao, the shareholder of Yunxuetang, who have no spouse yet), who is a natural person, unconditionally and irrevocably agreed that the equity interests in the VIE held by such Nominee Shareholder will be disposed of pursuant to the equity interest pledge agreement, the exclusive call option agreement, and power of attorney. Each of their spouses agreed not to assert any rights over the equity interests in the VIE held by such Nominee Shareholder. In addition, in the event that any spouse obtains any equity interests in VIE held by such Nominee Shareholder for any reason, he or she agreed to be bound by the equity interest pledge agreement, the exclusive option agreement, and power of attorney.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in Relations to the VIE Structure

The following table set forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the consolidated VIEs and their subsidiaries taken as a whole, which were included in the Group’s consolidated financial statements with intercompany transactions eliminated:

	As of December 31,
	2022	2023
	RMB	RMB
ASSETS
Current assets
Cash and cash equivalents	121,267	292,286
Short-term investments	23,021	—
Accounts receivable, net	34,987	32,790
Amounts due from the Group’s entities	7,282	25,012
Prepaid expense and other current assets	25,139	9,652

Total current assets	211,696	359,740

Non-current assets
Long-term investments	122,497	126,341
Property, equipment and software, net	11,653	8,469
Intangible assets, net	17,374	12,720
Operating lease right-of-use assets, net	15,681	32,300
Other non-current assets	3,174	4,154

Total non-current assets	170,379	183,984

Total assets	382,075	543,724

LIABILITIES
Current liabilities
Accounts payable	16,755	17,855
Short-term borrowings	20,000	46,800
Deferred revenue, current	184,102	188,485
Amounts due to the Group’s entities	19,494	6,282
Acquisition consideration payable, onshore	9,653	5,792
Other payable and accrued liabilities	43,987	40,025
Operating lease liabilities, current	7,492	12,778

Total current liabilities	301,483	318,017

Non-current liabilities
Loan from the Group’s entities	60,000	—
Operating lease liabilities, non-current	8,509	20,257
Long-term borrowings	—	219,000
Deferred revenue, non-current	45,736	58,952

Total non-current liabilities	114,245	298,209

Total liabilities	415,728	616,226

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in Relations to the VIE Structure (Continued)

	Year ended December 31,
	2022	2023
	RMB	RMB
Third-party revenues	430,636	424,016
Cost of revenues	(116,162)	(136,865)

Net loss	(1,952)	(45,835)

Net cash generated from/(used in) operating activities	47,372	(4,070)
Net cash used in investing activities	(28,222)	(10,711)
Net cash generated from financing activities	32,000	185,800

Net increase in cash and cash equivalents	51,150	171,019
Cash and cash equivalents at beginning of the year	70,117	121,267

Cash and cash equivalents at end of the year	121,267	292,286

Under the contractual arrangements with the consolidated VIEs, the Company has the power to direct activities of the consolidated VIEs and VIEs’ subsidiaries through the Group’s relevant PRC subsidiaries and can have assets transferred freely out of the consolidated VIEs and VIEs’ subsidiaries without restrictions. Therefore, the Company considers that there is no restriction requiring that any asset of the consolidated VIEs and VIEs’ subsidiaries can only be used to settle obligations of the respective VIEs and VIEs’ subsidiaries. Since the consolidated VIEs and VIEs’ subsidiaries are incorporated as limited liability companies under the PRC Law, the creditors of the consolidated VIEs and VIEs’ subsidiaries do not have recourse to any assets of the WFOE or the Company for the debt settlement purpose. In the event that the shareholders of the VIEs breach the terms of the contractual arrangements and voluntarily liquidate the VIE, or the VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, the Company may be unable to conduct some or all of our and our subsidiaries business and the VIEs’ businesses operations or otherwise benefit from the assets held by the VIEs.

The Group believes that the Group’s relevant PRC subsidiaries’ contractual arrangements with the consolidated WFOEs, VIEs and VIEs’ subsidiaries and the Nominee Shareholders are in compliance with PRC laws and regulations, as applicable, and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements.

In addition, if the current structure of any of the contractual arrangements were found to be in violation of any existing PRC laws, the Company may be subject to penalties, which may include but not be limited to, the cancellation or revocation of the Company’s business and operating licenses, being required to restructure the Company’s operations or terminate the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or consolidate the VIEs and VIEs’ subsidiaries, which may result in deconsolidation of the VIEs and VIEs’ subsidiaries.

There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, the Company cannot be assured that the PRC government authorities will not ultimately take a view that is contrary to the Company’s belief and the opinion of its PRC legal counsel.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in Relations to the VIE Structure (Continued)

In March 2019, the draft Foreign Investment Law was submitted to the National People’s Congress for review and was approved on March 15, 2019, which came into effect from January 1, 2020. The approved Foreign Investment Law does not touch upon the relevant concepts and regulatory regimes that were historically suggested for the regulation of VIE structures, and thus this regulatory topic remain unclear under the Foreign Investment Law. Since the Foreign Investment Law is new, there are substantial uncertainties exist with respect to its implementation and interpretation and the possibility that such entities will be deemed as foreign-invested enterprise and subject to relevant restrictions in the future shall not be excluded. If the contractual arrangements establishing the Company’s VIE structure are found to be in violation of any existing law and regulations or future PRC laws and regulations, the relevant PRC government authorities will have broad discretion in dealing with such violation, including, without limitation, levying fines, confiscating income or the income of these affiliated Chinese entities, revoking business licenses or the business licenses of these affiliated Chinese entities, requiring the Company and its affiliated Chinese entities to restructure their ownership structure or operations and requiring the Company or its affiliated Chinese entities to discontinue any portion or all of the Company’s value-added businesses. Any of these actions could cause significant disruption to the Company’s business operations and have a severe adverse impact on the Company’s cash flows, financial position and operating performance. If the imposing of these penalties causes the Company to lose its rights to direct the activities of and receive economic benefits from the VIEs, which in turn may restrict the Company’s ability to consolidate and reflect in its financial statements the financial position and results of operations of its VIEs.

(e)	Liquidity

The Group incurred net losses of RMB 640,295 and RMB 229,838 for the years ended December 31, 2022 and 2023, respectively. Net cash used in operating activities was RMB 456,835 and RMB 257,029 for the years ended December 31, 2022 and 2023, respectively. Accumulated deficit was RMB 3,267,084 and RMB 3,490,681 as of December 31, 2022 and 2023, respectively.

Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors and borrowings from banks to fund its operations and business development. There can be no assurances that such funding sources will be available at terms acceptable to the Company, or at all. The Group’s ability to continue as a going concern is dependent on management’s ability to obtain additional loan or equity financing and successfully executing its business plan, which includes increasing revenue while controlling operating cost and expenses to improve operating cash flows. The Company obtained agreements from existing preferred shareholders to extend their respective preferred shares’ optional redemption date until January 2026 or later refer to Subsequent events (Note 22). And during the year ended December 31, 2023 and subsequently to year end, the Group was also able to effectively enter into/refinance several long-term borrowings with banks. With these, and based on cash flows projection and existing balance of cash and cash equivalents and short-term investments, the Group believes the operating cash flows are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months from the consolidated financial statements are available to be issued. The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES

2.1 Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the periods presented. The consolidated financial statements have been prepared on a going concern basis.

Significant accounting policies followed by the Group in the preparation of its accompanying consolidated financial statements are summarized below:

2.2 Basis of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the consolidated VIEs and VIEs’ subsidiaries for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All transactions and balances between the Company, its subsidiaries, VIEs and VIEs’ subsidiaries have been eliminated upon consolidation.

2.3 Non-Controlling Interests

For the Company’s consolidated subsidiaries, VIEs and VIEs’ subsidiaries, non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. The third party held the common shares of our subsidiary. Non-controlling interests are classified as a separate line item in the equity section of the Group’s Consolidated Balance Sheets and have been separately disclosed in the Group’s Consolidated Statements of Comprehensive Loss and Consolidated Statements of Changes in Shareholders’ Deficit to distinguish the interests from that of the Company.

2.4 Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses for the reporting period. On an ongoing basis, the Group evaluates its estimates, including, but not limited to, those related to the determination of the useful lives of property, equipment and software and intangible assets, incremental borrowing rate applied in lease accounting, current expected credit loss of receivables, impairment of long-lived and intangible assets, impairment of goodwill, deferred tax asset, long-term investment, valuation of convertible redeemable preferred shares, ordinary shares, conversion features and share-based compensation arrangements. These estimates and assumptions are based on the Group’s historical

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.4 Use of Estimates (Continued)

results and management’s future expectations. Actual results could differ from those estimates. Changes in facts and circumstances may cause the Group to revise its estimates.

2.5 Foreign Currencies

The Group’s reporting currency is Renminbi (“RMB”). The functional currency of the Group’s entities incorporated in Cayman Islands, British Virgin Islands, Singapore and Hong Kong is the United States dollars (“US$”). The Group’s PRC subsidiaries consolidated VIEs and VIEs’ subsidiaries determined their functional currency to be RMB. The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters and is based primarily on the currency the entity conducts its business in.

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates quoted by authoritative banks prevailing on the transaction dates. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded in the Consolidated Statements of Comprehensive Loss. Total foreign exchanges were a gain of RMB 2,151 and a loss of RMB 350 for the years ended December 31, 2022 and 2023, respectively.

The financial statements of the Group are translated from the functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Revenues, expenses, gain and loss are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive income as a component of shareholders’ equity. Total foreign currency translation adjustments to the Group’s other comprehensive were gains of RMB 47,034 and RMB 2,385 for the years ended December 31, 2022 and 2023, respectively.

2.6 Convenience Translation

Translations of the Consolidated Balance Sheets, the Consolidated Statements of Comprehensive Loss and the Consolidated Statements of Cash Flows from RMB into US$ as of and for the years ended December 31, 2023 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB 7.0999, representing the index rates as of December 29, 2023 stipulated by the U.S. Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2023, or at any other rate.

2.7 Fair Value Measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.7 Fair Value Measurements (Continued)

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach, (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, prepaid expenses and other current assets, long-term investments, accounts payable, short-term borrowings, long-term borrowings, deferred revenue, acquisition consideration payable, other payable and accrued liabilities and derivative liabilities. As of December 31, 2022 and 2023, except for short-term investments, long-term investments and derivative liabilities which are measured at fair value and long-term borrowings and long-term bank deposit are measured at amortized cost, the carrying values of the other financial instruments approximated their fair values due to the short-term maturity of these instruments.

2.8 Cash and Cash Equivalents

Cash includes currency on hand and deposits held by financial institutions that can be added to or withdrawn without limitation. Cash equivalents represent short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of three months or less.

2.9 Short-Term Investments

Short-term investments are comprised of i) time deposits issued by financial institutions with original maturities greater than three months but less than twelve months and ii) wealth management products issued by PRC banks, which contains variable interest with original maturities within one year. These investments are stated at fair value. Changes in the fair value are reflected in Interest and investment income in the Consolidation Statements of Comprehensive Loss.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.10 Long-Term Bank Deposits

Long-term bank deposits which were fixed deposits in financial institutions with original maturities greater than twelve months, stated at amortized cost and interest accrued is recorded in Interest and investment income in the Consolidated Statements of Comprehensive Loss.

2.11 Accounts Receivable, net

Accounts receivable are presented net of allowance for doubtful accounts/expected credit losses. Prior to January 1, 2023, the Group maintained an allowance for doubtful accounts which reflects its best estimate of amounts that potentially would not be collected. The Group determined the allowance for doubtful accounts by taking into consideration various factors including but not limited to historical collection experience and creditworthiness of the customers. Accounts receivable balances were written off after all collection efforts had been exhausted.

Starting from January 1, 2023, the Group adopted ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The Group used a modified retrospective approach which resulted in only de minimus impact on the accumulated deficit due to account receivable.

The Group’s accounts receivable and other receivables included in prepaid expenses and other current assets are within the scope of ASC Topic 326. To estimate expected credit losses, the Group considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Group’s customer collection trends. The Group has identified the relevant credit risk characteristics of its customers and the related receivables and other receivables which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar credit risk characteristics have been grouped into pools. For each pool, the Group determines an expected loss rate based on historical loss experience adjusted for judgments about the effects of relevant observable data including current and future economic conditions. This is assessed at each quarter based on the Group’s specific facts and circumstances.

The following table summarized the details of the Group’s allowance for doubtful accounts/expected credit losses:

	Year ended December 31,
	2022	2023
	RMB	RMB
Balance at beginning of the year	2,250	3,228
Reverse of doubtful accounts due to subsequent collection	(2,841)	—
Provision/(reverse) for doubtful accounts/expected credit losses	3,819	(1,027)

Balance at end of the year	3,228	2,201

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.12 Long-term Investments

The Group accounts for debt securities as available-for-sale (“AFS”) when they are not classified as either trading or held-to-maturity. AFS debt securities are recorded at fair value, with unrealized gains and losses, net of related tax effect, are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of AFS debt securities are determined on a specific-identification basis. Prior to January 1, 2023, an impairment loss on the AFS debt securities is recognized in the Consolidated Statements of Comprehensive Loss when the decline in value is determined to be other-than-temporary.

Starting from January 1, 2023, after the Group adopted ASC Topic 326, if the amortized cost basis of an AFS security exceeds its fair value and if the Group has the intention to sell the security or it is more likely than not that the Group will be required to sell the security before recovery of the amortized cost basis, an impairment is recognized in the consolidated statements of operations. If the Group does not have the intention to sell the security and it is not more likely than not that the Group will be required to sell the security before recovery of the amortized cost basis and the Group determines that the decline in fair value below the amortized cost basis of an AFS security is entirely or partially due to credit-related factors, the credit loss is measured and recognized as an allowance for credit losses in the consolidated statements of operations. The allowance is measured as the amount by which the debt security’s amortized cost basis exceeds the Group’s best estimate of the present value of cash flows expected to be collected. Upon adoption of the new standard on January 1, 2023, the Company used a modified retrospective approach and recorded a decrease to its accumulated deficit of RMB 3,142 related to the investment of Beijing Lingdai Information Technology Co., Ltd (“Beijing Lingdai”) classified from accumulated other comprehensive income.

2.13 Property, Equipment and Software, net

Property and equipment are stated at historical cost less accumulated depreciation. Repairs and maintenance costs are expensed as incurred as repairs and maintenance do not extend the useful life or improve the related assets. Depreciation and amortization, including amortization of leasehold improvements, is computed using the straight-line method over the estimated useful lives of the assets.

The estimated useful life of each asset category is as follows:

Category	Estimated useful lives
Leasehold improvement	Shorter of the lease term or the estimated useful lives of the assets
Electronic equipment	3-5 years
Furniture	5 years
Software purchased	5 years
Vehicles	5 years

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts and any loss on such retirement is reflected in operating expenses.

Construction in progress represents assets under construction. Construction in progress is transferred to property, equipment and software and depreciation or amortization commences when an asset is ready for its intended use.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.14 Intangible Assets with Definite Lives

Separately identifiable intangible assets that have determinable lives continue to be amortized and consist primarily of license, developed content, trademarks, domain name and customer relationship. The content library assets which are classified as license have been acquired from the independent course provider. Particularly, the developed content, trademarks, domain name and customer relationship were acquired from the business combination of CEIBS Publishing Group in 2020. The Group amortizes these intangible assets on a straight-line basis over their estimated useful lives, which is three to five years. The estimated life of amortized intangibles is reassessed if circumstances occur that indicate the life has changed. The Group has no intangible assets with indefinite lives.

2.15 Impairment of Long-Lived Assets

The Group assesses potential impairment of its long-lived assets, which include the property, equipment and software and intangible assets with definite lives. The Group performs an impairment review whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Group considers important that could trigger an impairment review include, but are not limited to, significant under-performance relative to historical or projected future results of operations, significant changes in the manner of its use of acquired assets or its overall business strategy, and significant industry or economic trends. When the Group determines that the carrying value of a long-lived asset (or asset group) may not be recoverable based upon the existence of one or more of the above indicators, the Group determines the recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows that the asset is expected to generate and recognizes an impairment charge equal to the amount by which the carrying amount exceeds the fair value of the asset. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. The final decision of the HKIAC Arbitration tribunal on January 15, 2024 for the CEIBS arbitration case triggered an impairment review on the aforementioned developed content, trademarks, domain name and customer relationship acquired from the business combination of CEIBS Publishing Group. Based on the impairment assessment conducted by the Group, the carrying amount of these intangible assets associated with the CEIBS Publishing Group cannot be recovered and therefore were fully impaired as of December 31, 2023. Refer to Note 8 for presentation in Consolidated Statements of Comprehensive Loss. Refer to Note 21 and 22 for further details.

2.16 Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. The Group tests goodwill for impairment annually as of December 31, or whenever events or changes in circumstances indicate that goodwill may be impaired. The Group initially assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely-than-not that the fair value of its sole reporting unit is less than its carrying amount. If, after assessing the events or circumstances, the Group determines it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, then the Group performs a quantitative analysis by comparing the book value of net assets to the fair value of the reporting unit. If the fair value is determined to be less than the book value, an impairment charge is recorded. In assessing the qualitative factors, the Group considers the impact of certain key factors including macroeconomic conditions, industry and market considerations, management turnover, changes in regulation, litigation matters, changes in enterprise value and overall financial performance. The goodwill of the Group of RMB164,113 is generated from the acquisition of CEIBS Publishing Group in June 2020.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.16 Goodwill (Continued)

Due to the subsequent events (refer to Note 22), the final decision of the HKIAC Arbitration tribunal on January 15, 2024 for the CEIBS arbitration case triggered an impairment assessment of goodwill. After assessing the subsequent events and its circumstance for impairment, the Group determined that based on a quantitative analysis, that the fair value of the reporting unit substantially exceeds its carrying amount of net assets of the reporting unit and therefore no impairment of goodwill was recorded for the year ended December 31, 2023. There were no goodwill impairment recorded for the year ended December 31, 2022.

2.17 Operating Lease

The Group determines if an arrangement is a lease at inception. The Group enters into operating lease arrangements primarily for office and operation space. The Group determines if an arrangement contains a lease at its inception by assessing whether there is an identified asset and whether the arrangement conveys the right to control the use of the identified asset in exchange for consideration. Operating leases are included in right-of-use assets and operating lease liabilities on the Consolidated Balance Sheets. Right-of-use assets represent the Group’s right to use an underlying asset over the lease term and operating lease liabilities represent the Group’s obligation to make payments arising from the lease. Right-of-use assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

The Operating lease right-of-use assets also includes any lease payments made at or before the lease commencement date and excludes any lease incentives received. Lease payments consist of the fixed payments under the arrangements. As the implicit rate of the Group’s leases is not determinable, the Group uses an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term.

The Group’s lease term may include options to extend or terminate the lease. Only renewal or termination options that are reasonably certain of exercise are included in the lease term. The Group accounts for lease components and non-lease components as a single lease component.

After the lease commencement date, right-of-use assets are amortized by the difference between the straight-line lease expenses, and the accretion of interest on the operating lease liabilities each period over the lease term. Operating lease liabilities are increased to reflect the accretion of interest and reduced for the lease payment made.

For operating lease with a term of one year or less, the Group has elected to not recognize operating lease liabilities or right-of-use asset on its Consolidated Balance Sheets. Instead, it recognizes the lease payment as expense on a straight-line basis over the lease term. Short-term lease costs are immaterial to its Consolidated Statements of Comprehensive Loss.

2.18 Internal-Use Software Development Costs

The Group recognizes internal-use software development costs related to our technology of corporate learning platform, including related software and mobile applications in accordance with ASC 350-40 “Internal-use software”. Costs related to preliminary project activities and post-implementation operating

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.18 Internal-Use Software Development Costs (Continued)

activities are expensed as incurred. Costs that are directly attributable to the development of the software in the application development stage are capitalized. Costs capitalized for developing corporate learning solution were not material for the periods presented.

2.19 Revenues

Consistent with the criteria of Topic 606, the Group recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Group expects to receive in exchange for those goods or services.

To achieve that core principle, the Group applies the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue arrangements with multiple performance obligations are divided into separate distinct goods or services. The Group allocates the transaction price to each performance obligation based on the relative standalone selling price of the goods or services provided. The Group determines standalone selling prices considering market conditions and based on overall pricing objectives such as observable standalones selling prices. Revenue is recognized upon the transfer of control of promised goods or services to a customer.

Revenue is recorded net of value-added tax.

Revenue recognition policies for each type of revenue steam are as follows:

Corporate Learning Solution

The Group offers corporate learning solution to corporate customers through providing subscription-based services including corporate learning platform, personalized e-learning system, teaching tools and online courses. The Group’s subscription-based services generally do not provide customers with the right to take possession of the software supporting the platform, learning content or tools and, as a result, are accounted for as service arrangements. Through the subscription of the Group’s SaaS platform service, customers can rapidly deploy the intelligent learning platform in a plug-and-play manner. Frequently, existing customers who subscribed platform service tend to add additional courses to their subscription by purchasing prioritized package or advanced package with additional charges. The Group also offered the teaching tools, such as virtual classroom or meeting room, for subscription as add-on options. For platform service, online courses and online teaching tools, the Group continually provides customer access and connectivity to its services, and fulfills its obligation to, the end customer over the subscription period. Each distinct service represents a single performance obligation that is satisfied over time. The subscription-based contracts vary from one month to five years. Revenue from subscription-based corporate learning solution is recognized on a straight-line basis over the subscription period.

The Group also derives revenue from providing non-subscription based corporate learning solution, such as offline courses and courseware recording service. Based on the needs of the customers, the Group designs the

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.19 Revenues (Continued)

Corporate Learning Solution (Continued)

offline courses and hires experienced lecturer to provide face-to-face offline learning courses. The offline course is delivered on the specific date agreed and the unit price for each offline course is also specified in the contract. For the courseware recording service, the Group records video courseware based on customer’s needs. The recorded courseware belongs to the customers. Revenue from non-subscription based corporate learning solution is generally recognized at point in time upon completion.

Other Revenue

The Group also develops software for other customers who have specific demand for learning platform software. The Group develops learning platform to be installed on these customers’ own servers. Copyright of the software developed belongs to these customers. The development processes last approximately 6-11 months. The Group is also obligated to provide post-sales maintenance service for malfunction during the period determined in the contract, which is usually a year. Revenue for the on-premise software development is recognized at a point in time when the software is made available to the customer; whereas the revenue for post-sales maintenance service is recognized over the contract term beginning on the date that the software is made available to the customer.

	Year ended December 31,
	2022	2023
	RMB	RMB
Corporate learning solutions
—Subscription-based	368,176	347,829
—Non-subscription-based	56,099	63,993

	424,275	411,822
Others
—Sales of software developed and related maintenance service	6,361	12,194

	430,636	424,016

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2023, the aggregate amount of transaction price allocated to the remaining performance obligations was RMB 424,788 which included balance of deferred revenue which will be recognized as revenue in the future periods.

The Company expects to recognize approximately 73% of the remaining performance obligations in the 12 months following December 31, 2023 and 26% of the remaining performance obligations between 13 to 36 months, with the remainder to be recognized thereafter.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.20 Deferred Revenue

The Group records deferred revenue when cash payments are received in advance of revenue recognition from subscription services described above in accordance with the terms of the underlying contracts where the service period has not yet commenced but will commence in the near future. Deferred revenue is recognized when, or as, performance obligations are satisfied. Amounts anticipated to be recognized within one year of the balance sheet date are recorded as deferred revenue, current; the remaining portion is recorded as deferred revenue, non-current. Revenue recognized that was included in deferred revenue balance at the beginning of the period were RMB 168,362 and RMB 182,620 for the years ended December 31, 2022 and 2023, respectively.

Changes in deferred revenue were as follows:

	Year ended December 31,
	2022	2023
	RMB	RMB
Balance at beginning of the year	203,698	228,356
Additions to deferred revenue	455,294	443,097
Recognition of deferred revenue	(430,636)	(424,016)

Balance at end of the year	228,356	247,437

2.21 Cost of Revenues

Cost of revenue includes certain direct costs associated with delivering the Group’s platform and includes costs for hosting and bandwidth, depreciation, amortization of long-lived assets used in the provision of SaaS service, cost of self-made courses’ development and amortization of purchased content library, rental expenses for office space, impairment of intangible assets, personnel-related costs associated with the Group’s customer support team and engineering team that is responsible for maintaining the Group’s service availability and security of its platform, and other contract fulfilment costs.

2.22 Sales and Marketing

Sales and marketing expenses comprise primarily of expenses relating to marketing and brand promotion activities, employee-related cost for personnel engaged in marketing, business development, impairment of intangible assets, rental expenses for office space and sales support functions.

2.23 Research and Development

Research and development expenses are principally related to our technology of corporate learning platform which consists mainly of employee-related cost for research and development personnel, third-party cloud infrastructure and bandwidth expenses incurred for research and development purposes, rental expenses, and depreciation expenses associated with the equipment used for research and development functions and other expenses incurred for courses designing. The Group accounts for internal use software development costs in accordance with guidance on intangible assets and internal use software. See Note 2.18 Internal-Use Software Development Costs.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.24 General and Administrative

General and administrative expenses consist of employee-related cost for personnel related to the general corporate functions, including accounting, finance, legal and human relations, costs associated with use by these functions of facilities and equipment, such as depreciation expenses, rental and other general corporate related expenses.

2.25 Share-based compensation

The Group grants restricted shares, restricted share units(“RSUs”) and ordinary shares to the employees and the founder transferred ordinary shares to the employees with no consideration. Such compensations are accounted for in accordance with ASC 718, Compensation—Stock Compensation.

Share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at grant date if no vesting conditions are required; or b) for awards granted with only service conditions, using the graded vesting method, over the vesting period.

Share-based compensation in relation to the restricted shares, RSUs and ordinary shares is measured based on the fair market value of the Group’s ordinary shares at the grant date of the award. Estimation of the fair value of the Group’s ordinary shares involves assumptions regarding a number of complex and subjective variables, including the comparable companies’ volatilities, risk-free rate, expected term and weighting among the scenarios of liquidation, redemption and initial public offering (“IPO”). The fair value of these awards was assessed using the income approach/discounted cash flow method with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.

In accordance with ASU 2016-09, the Group has chosen to account for forfeitures when they occur.

2.26 Employee Benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses were RMB 129,738 and RMB 82,336 for the years ended December 31, 2022 and 2023, respectively, including accrued and unpaid.

2.27 Government Grant

Government grants are recognized as Other Operating Income. Such amounts are recognized in the Consolidated Statements of Comprehensive Loss upon receipts and all conditions attached to the grants are fulfilled.

2.28 Income Tax

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.28 Income Tax (Continued)

Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the Consolidated Statements of Comprehensive Loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Group recognizes in its consolidated financial statements the benefit of a tax position if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s consolidated financial statements in the period in which the audit is concluded. Additionally, in future periods, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. As of December 31, 2022 and 2023, the Group did not have any significant unrecognized uncertain tax positions.

Valuation allowances have been provided against deferred tax assets when the Group determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Group evaluates a variety of factors including the Group’s entities’ operating history, accumulated deficit, existence of taxable temporary differences and reversal periods. As of December 31, 2022 and 2023, valuation allowances on deferred tax assets were provided because it was more likely than not that the Group will not be realized based on the Group’s estimate of its future taxable income. If events occur in the future that allow the Group to realize more of its deferred income tax than the presently recorded amounts, an adjustment to the valuation allowances will result in a decrease in tax expense when those events occur.

2.29 Comprehensive Loss

Comprehensive loss is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments from shareholders and distributions to shareholders. Comprehensive loss for the periods presented includes net loss, foreign currency translation adjustments and unrealized (loss)/gain on investments in AFS debt securities.

2.30 Net Loss Per Share

Basic loss per share is computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.30 Net Loss Per Share (Continued)

two-class method, net loss is allocated between common shares and other participating securities base on their participating rights. Diluted net loss per share reflects the potential dilution that could occur if securities to issue ordinary shares were exercised. The dilutive effect of outstanding share-based awards is reflected in the diluted net loss per share by application of the if-converted method and treasury stock method, respectively. Dilutive equivalent shares are excluded from the computation of diluted net loss per share if their effects would be anti-dilutive.

2.31 Segment Reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC and substantially all the Group’s revenue is derived from within the PRC, no geographical segments are presented.

2.32 Recent Accounting Pronouncements

The Group qualifies as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Group will adopt the standards based on extended transition period provided to private companies.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. The Company is in the process of evaluating the impact of the new guidance on its consolidated financial statement.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. For public business entities, this standard is effective for annual periods beginning after December 15, 2024. For non-public business entities, this standard is effective for annual periods beginning after December 15, 2025. Early adoption is permitted, and the disclosures in this

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.32 Recent Accounting Pronouncements (Continued)

standard are required to be applied on a prospective basis with the option to apply the standard retrospectively. The Company is in the process of evaluating the potential impact of the new guidance on its consolidated financial statements and related disclosures.

3. CONCENTRATION AND RISKS

3.1 Concentration of Credit Risk

Financial instruments that potentially subject the Group to the concentration of credit risks consist of cash and cash equivalents and short-term investments. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. As of December 31, 2022 and 2023, all of the Company’s cash and cash equivalents and short-term investments were held in major financial institutions located in the PRC and Hong Kong, which management considers to be of high credit quality based on their credit ratings.

The Group has not experienced any significant recoverability issue with respect to its accounts receivable. The Group assesses the creditworthiness of each customer when providing services and may require the customers to make advance payments or a deposit before the services are rendered.

As of December 31, 2022 and 2023, there was no customer with greater than 10% of the accounts receivable, respectively.

3.2 Concentration of Customers and Suppliers

Substantially all revenue was derived from customers located in China. There are no customers or suppliers from whom revenues or purchases individually represent greater than 10% of the total revenues or the total purchases of the Group in any of the periods presented.

3.3 Foreign Currency Exchange Rate Risk

In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably. The depreciation of the RMB against the US$ was approximately 8.5% and 1.7% in years ended December 31, 2022 and 2023, respectively. It is difficult to predict how market forces or PRC, or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

4. SHORT-TERM INVESTMENTS

	As of December 31,
	2022	2023
	RMB	RMB
Time deposits	55,359	58,128
Wealth management products (1)	47,119	—

	102,478	58,128

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

4. SHORT-TERM INVESTMENTS (CONTINUED)

(1)

The Group’s wealth management products mainly consisted of financial products issued by commercial banks in China with a variable interest rate indexed to the performance of underlying assets and a maturity date within one year when purchased or revolving terms. For the years ended December 31, 2022 and 2023, the weighted average return of the wealth management products was 2.3% and 2.6%, respectively.

5. LONG-TERM BANK DEPOSITS

	As of December 31,
	2022	2023
	RMB	RMB
Long-term bank deposits (1)	—	117,573

(1)

The Group’s long-term bank deposits were fixed deposits in financial institutions with original maturities of 18 months. For the years ended December 31, 2022 and 2023, the weighted average return of the wealth management products was nil and 4.0%, respectively.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Current assets
Prepaid bandwidth costs	8,565	4,773
Deposits	3,857	1,447
Prepaid travel expense	1,294	1,308
Prepaid office software service fee	1,334	927
VAT recoverable (1)	3,560	686
Prepaid content rental expenses	878	154
Prepaid marketing expenses	730	125
Prepaid consulting service fee	850	27
Receivables from third-party payment settlement platform (2)	5,970	20
Other miscellaneous prepaid expenses	1,760	2,561

	28,798	12,028

Non-current assets
Deferred initial public offering related costs	12,356	16,252
Deposits for lease	4,875	5,940
Prepaid content rental expenses	71	73

	17,302	22,265

(1)	VAT recoverable represented the balances that the Group can utilize to deduct its VAT liabilities.
(2)	Receivables from third-party payment settlement platform represent cash due from the third-party on-line payment service providers in relation to their processing of payments to the Group.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS (CONTINUED)

The Group adopted ASC 326 starting from January 1, 2023 and used a modified retrospective approach which resulted in only de minimus impact on the accumulated deficit due to prepaid expenses and other current assets. As of December 31, 2022 and 2023, the Group’s allowance for doubtful accounts/expected credit losses for prepaid expenses and other current assets were nil and RMB 373, respectively.

7. PROPERTY, EQUIPMENT AND SOFTWARE, NET

Property, equipment and software, net, consist of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Cost
Leasehold improvements	21,834	27,613
Electronic equipment	12,700	13,252
Vehicles	4,687	5,199
Furniture	4,050	3,949
Software	1,170	1,831
Construction in progress	2,757	—

Total cost	47,198	51,844
Less: Accumulated depreciation and amortization	(19,555)	(28,442)

Property, equipment and software, net	27,643	23,402

Depreciation expenses were RMB 7,732 and RMB 9,368 for the years ended December 31, 2022 and 2023, respectively. No impairment charges were recorded for the years ended December 31, 2022 and 2023, respectively.

8. INTANGIBLE ASSETS, NET

Intangible assets are summarized as follows:

	As of December 31, 2022
	Weighted Average Amortization Period (in years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Developed Content	2.5	35,100	(17,550)	17,550
License	3.0	28,720	(11,373)	17,347
Trademarks	2.5	26,400	(13,200)	13,200
Domain Name	0.5	11,644	(9,717)	1,927
Customer Relationship	2.5	10,700	(5,350)	5,350

		112,564	(57,190)	55,374

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

8. INTANGIBLE ASSETS, NET (CONTINUED)

	As of December 31, 2023
	Weighted Average Amortization Period (in years)	Gross Carrying Amount	Accumulated Amortization	Impairment (Note 2.15)	Net Book Value
License	2.1	29,710	(16,990)	—	12,720
Developed Content	1.5	35,100	(24,570)	(10,530)	—
Trademarks	1.5	26,400	(18,480)	(7,920)	—
Domain Name	—	11,644	(11,644)	—	—
Customer Relationship	1.5	10,700	(7,490)	(3,210)	—

		113,554	(79,174)	(21,660)	12,720

The total amounts charged to the Consolidated Statements of Comprehensive Loss for amortization expenses amounted to approximately RMB 23,729 and RMB 21,985 for the years ended December 31, 2022 and 2023, respectively.

The amounts charged to Cost of Revenue and Sales and Marketing Expenses in the Consolidated Statements of Comprehensive Loss for impairment amounted to RMB 10,530 and RMB 11,130 for the year ended December 31, 2023, respectively. There is no impairment recorded for the year ended December 31, 2022.

Based on the recorded intangible assets on December 31, 2023, estimated amortization expense is expected to be as follows:

Amortization Expense
2024	5,667
2025	4,158
2026	1,956
2027	939

12,720

9. LONG-TERM INVESTMENTS

	As of December 31,
	2022			2023
	RMB			RMB
	Initial cost	Net cumulative fair value adjustments	Carrying value	Initial cost	Net cumulative fair value adjustments	Carrying value
Available-for-sale debt securities
Shanghai Jiayang Information System Co., Ltd(1)	55,000	2,130	57,130	55,000	8,071	63,071
Guangzhou Tale Base Technology Co., Ltd(2)	31,400	(271)	31,129	31,400	776	32,176
Beijing Lingdai(3)	31,980	(3,142)	28,838	31,980	(6,507)	25,473
Others(4)	5,400	—	5,400	15,400	(9,779)	5,621

	123,780	(1,283)	122,497	133,780	(7,439)	126,341

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

9. LONG-TERM INVESTMENTS (CONTINUED)

The Company’s AFS debt investments all include substantive liquidation preference and redemption provision and is redeemable at the option of the investor. As at December 31, 2023, the Company did not have the intent or a requirement to sell its AFS debt investments.

(1) On September 28, 2021, Yunxuetang entered into a share purchase agreement and a share transfer agreement to acquire 10% equity interest of Shanghai Jiayang Information System Co., Ltd (“Shanghai Jiayang”), which is principally engaged in human resource management software, at a cash consideration of RMB 55,000 (“Jiayang Investment”), and the investment is legally settled on October 13, 2021. The Company recognized unrealized gain of RMB 2,130 and RMB 5,941 in Accumulated Other Comprehensive Income for the year ended December 31, 2022 and 2023, respectively.

(2) Yunxuetang entered into a share purchase agreement and a share transfer agreement to acquire 10.02% equity interest of Guangzhou Tale Base Technology Co., Ltd (“Tale Base”), which is principally engaged in human resource management software, at a cash consideration of RMB 31,400 (“Tale Base Investment”), and the investment was legally closed on February 28, 2022. The Company recognized an unrealized loss of RMB 271 and an unrealized gain of RMB 1,047 in Accumulated Other Comprehensive Income for the year ended December 31, 2022 and 2023, respectively.

(3) On July 1, 2021, Yunxuetang entered into a share purchase agreement and a share transfer agreement to acquire 19% equity interest of Beijing Lingdai, which is principally engaged in online and offline training in finance, at a cash consideration of RMB 31,980 (“Lingdai Investment”). The investment has been a continuous unrealized loss position for over 12 months. The Company recognized an unrealized loss of RMB 3,509 in Accumulated Other Comprehensive Income and recognized a credit loss of RMB 3,365 in Investment Loss as the decline in fair value is all related to credit factors for the year ended December 31, 2022 and 2023, respectively.

(4) The Company assesses the unrealized losses of the other investments and determines that the decline in fair value is related to credit factors. For the year ended December 31, 2023, the Company recognized credit loss related impairments of RMB 9,779 in Investment Loss of consolidated statements of comprehensive loss.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10. FAIR VALUE MEASUREMENTS

As of December 31, 2022 and 2023, information about inputs into the fair value measurement of the Group’s assets and liabilities that are measured or disclosed at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2022	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments
Time deposits	55,359	—	55,359	—
Wealth management products	47,119	—	47,119	—
Long-term investments
Available-for-sale debt securities
Jiayang Investment (1)	57,130	—	—	57,130
Tale Base Investment(1)	31,129	—	—	31,129
Lingdai Investment (1)	28,838	—	—	28,838
Others	5,400	—	—	5,400

Total assets	224,975	—	102,478	122,497

Liabilities:
Derivative liabilities
Conversion feature	202,698	—	—	202,698

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2023	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments
Time deposits	58,128	—	58,128	—
Long-term investments
Available-for-sale debt securities
Jiayang Investment (1)	63,071	—	—	63,071
Tale Base Investment(1)	32,176	—	—	32,176
Lingdai Investment (1)	25,473	—	—	25,473
Others	5,621	—	—	5,621

Total assets	184,469	—	58,128	126,341

Liabilities:
Derivative liabilities
Conversion feature	100,279	—	—	100,279

(1)	Refer to Note 9—Long-term investments for further information on the Company’s investments

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10. FAIR VALUE MEASUREMENTS (CONTINUED)

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Group uses to measure the fair value of assets and liabilities that the Group reports in its Consolidated Balance Sheets at fair value.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Short-Term Investments

Short-term investment consists of wealth management products and time deposits, which are valued by the Group on a recurring basis. The Group values its short-term wealth management products investments and time deposits held in certain banks using model-derived valuations based upon discounted cash flow, in which significant inputs, mainly including expected return, are observable or can be derived principally from, or corroborated by, observable market data, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2. The expected return of the financial products was determined based on the prevailing interest rates in the market.

Long-Term Investments

Our Level 3 available-for-sale debt securities as of December 31, 2022 and 2023 primarily consist of redeemable preferred stock investments in privately held companies without readily determinable fair values.

Depending on the investee’s financing activity in a reporting period, management’s estimate of fair value may be primarily derived from the investee’s financing transactions, such as the issuance of preferred stock to new investors. The price in these transactions generally provides the best indication of the enterprise value of the investee. Additionally, based on the timing, volume, and other characteristics of the transaction, we may supplement this information by using other valuation techniques, including the guideline public company approach. The guideline public company approach relies on publicly available market data of comparable companies and uses comparative valuation multiples of the investee’s revenue or net profit.

Once the fair value of the investee is estimated, an option-pricing model (“OPM”) is employed to allocate value to various classes of securities of the investee, including the class owned by us. The model involves making assumptions around the investees’ expected time to liquidity and volatility.

An increase or decrease in any of the unobservable inputs in isolation, such as the security price in a significant financing transaction of the investee, could result in a material increase or decrease in our estimate of fair value. Other unobservable inputs, including short-term revenue projections, time to liquidity, and volatility are less sensitive to the valuation in the respective reporting periods, as a result of the primary weighting on the investee’s financing transactions. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on our estimate of fair value.

For any sales of equity and debt securities, it will be recorded for as realized gains or losses in the Interest and investment income in the Consolidated Statements of Comprehensive Loss.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10. FAIR VALUE MEASUREMENTS (CONTINUED)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (Continued)

Long-Term Investments (Continued)

The following table summarizes information about the significant unobservable inputs used in the fair value measurement for our long-term investments as of December 31, 2022 and 2023:

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2023	Fair value method as of December 31, 2023 (and relative weighting)	Key unobservable inputs	Range
Financing transaction of Lingdai Investment		Financing transactions		Revenue multiples	Market multiples	1.5x-2.5x
	31,980	(100%)	25,473	(100%)	Volatility	62%-67%
					Estimated time to liquidity	1.5-2.5 years

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2023	Fair value method as of December 31, 2023 (and relative weighting)	Key unobservable inputs	Range
Financing transaction of Jiayang Investment	55,000	Financing transactions (100%)	63,071	Net Profit multiples (100%)	Market multiples	18x-20x
					Volatility	35%-40%
					Estimated time to liquidity	1.0-1.5 years

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2023	Fair value method as of December 31, 2023 (and relative weighting)	Key unobservable inputs	Range
Financing transaction of Tale Base Investment	31,400	Financing transactions (100%)	32,176	Revenue multiples (100%)	Market multiples	3.8x-4.3x
					Volatility	35%-40%
					Estimated time to liquidity	1.0-1.5 years

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10. FAIR VALUE MEASUREMENTS (CONTINUED)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (Continued)

Long-Term Investments (Continued)

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2022	Fair value method as of December 31, 2022 (and relative weighting)	Key unobservable inputs	Range
Financing transaction of Lingdai Investment	31,980	Financing transactions (100%)	28,838	Revenue multiples (100%)	Market multiples	3x-4x
					Volatility	70%-75%
					Estimated time to liquidity	1-1.5 years
Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2022	Fair value method as of December 31, 2022 (and relative weighting)	Key unobservable inputs	Range
Financing transaction of Jiayang Investment	55,000	Financing transactions (100%)	57,130	Net Profit multiples (100%)	Market multiples	20x-25x
					Volatility	40%-45%
					Estimated time to liquidity	2-2.5 years

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2022	Fair value method as of December 31, 2022 (and relative weighting)	Key unobservable inputs	Range
Financing transaction of Tale Base Investment	31,400	Financing transactions (100%)	31,129	Revenue multiples (100%)	Market multiples	4.5x-5x
					Volatility	35%-40%
					Estimated time to liquidity	2-2.5 years

Derivative Liabilities

For the years ended December 31, 2022 and 2023, respectively, the roll forward of these conversion features which required to be bifurcated and accounted for as derivative liabilities are as follows:

	Year ended December 31,
	2022	2023
	RMB	RMB
	Conversion feature	Conversion feature
Balance at beginning of the year	170,508	202,698
The change in fair value	32,190	(102,419)

Balance at end of the year	202,698	100,279

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10. FAIR VALUE MEASUREMENTS (CONTINUED)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (Continued)

Derivative Liabilities (Continued)

Conversion Feature

Significant factors, assumptions and methodologies used in determining the business valuation include applying the discounted cash flow approach, and such approach involves certain significant estimates which are as follows:

	As of December 31, 2022	As of December 31, 2023
Discount rate	16.0%	15.0%
Weighting between IPO scenario and Redemption scenario	IPO scenario-80% Redemption scenario-20%	IPO scenario-80% Redemption scenario-20%

Discount rates

The discount rates listed out in the table above were based on the weighted average cost of capital, which was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors.

Comparable companies

In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in the SaaS industry and (ii) their shares are publicly traded in the United States, Hong Kong and China.

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that the Group have achieved. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the applicable future periods in the existing political, legal, fiscal or economic conditions in China; no material changes will occur in the current taxation law in China and the applicable tax rates will remain consistent; the Group have the ability to retain competent management and key personnel to support our ongoing operations; and industry trends and market conditions for the corporate training service business will not deviate significantly from current forecasts. These assumptions are inherently uncertain.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

See Note 8, Intangible assets, net, regarding our consolidated financial statements for fair value measurements of certain assets and liabilities on a non-recurring basis.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. SHORT-TERM AND LONG-TERM BORROWINGS

	Fixed annual interest rate	Term	As of December 31,
			2022	2023
			RMB	RMB
Short-term borrowings:
Unsecured bank loans	3.10%-3.15%	Within 12 months	20,000	39,800
Current portion of long-term borrowings	3.65%	Mature in 2024	—	7,000

			20,000	46,800

Long-term borrowings:
Secured bank loan(1)	3.65%	1-2 years	—	78,500
Unsecured bank loan(2)	4.20%	1-2 years	—	147,500
Less: current portion of long-term borrowings	3.65%	Mature in 2024	—	(7,000)

			—	219,000

(1)

On April 27, 2023, the Group entered into one secured bank loan of RMB 80,000 which was guaranteed by the Founder of the Group with annual payment schedule of RMB 1,500, RMB 3,500 and RMB 75,000 in 2023, 2024 and 2025, respectively. The Group repaid RMB 1,500 during the year ended December 31, 2023, when the installment became due. In May 2024, the Company made early repayment of the balance, and refinanced a new secured bank loan of RMB 75,000 with annual payment schedule of RMB 1,500, 2,000 and RMB 71,500 in 2024, 2025 and 2026, respectively. The new loan is also guaranteed by the Founder of the Group.

(2)

On April 24, 2023, the Group entered into one unsecured bank loan of RMB 50,000 with annual payment schedule of RMB 2,500, RMB 3,500 and RMB 44,000 in 2023, 2024 and 2025, respectively. The Group repaid RMB 2,500 during the year ended December 31, 2023, when the installment became due.

Then on December 27, 2023, the Group entered into another two unsecured bank loans with the same bank in total amount of RMB 100,000, both of which are due in June 2025.

The combined aggregate amount of maturities for all long-term borrowings for each of the five years following December 31, 2023 as follows:

Long-term borrowings
RMB
2024	7,000
2025	219,000

The weighted average interest rates for the outstanding borrowings were approximately 3.43% and 3.88% as of December 31, 2022 and 2023, respectively.

Subsequently to year-end, in April 2024, the Company entered into another unsecured bank loan of RMB 43,000 with annual payment schedule of RMB 1,500, 3,000 and RMB 38,500 in 2024, 2025 and 2026, respectively.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12. OTHER PAYABLE AND ACCRUED LIABILITIES

	As of December 31,
	2022	2023
	RMB	RMB
Salary and welfare payable	116,163	69,620
Taxes payable	16,187	8,625
Professional fees payable	440	3,855
Short-term rental payable	93	2,924
Leasehold improvement payable	375	907
Others	2,623	4,006

	135,881	89,937

13. OPERATING LEASE

The Group has operating leases primarily for office and operation space. The Group’s operating lease arrangements have remaining terms of one year to eleven years with no variable lease costs.

The Group performed evaluations of its contracts and determined that each of its identified leases are operating leases. The components of operating lease expense were as follows:

	Year ended December 31,
	2022	2023
	RMB	RMB
Operating lease costs	22,361	18,472
Expenses for short-term lease within 12 months	3,371	1,155

Total lease cost	25,732	19,627

Supplemental balance sheet information related to leases is as follows:

	As of December 31,
	2022	2023
	RMB	RMB
Operating lease right-of-use assets	51,400	34,997

Operating lease liabilities - current	16,871	15,818
Operating lease liabilities - non-current	34,764	20,257

Total lease liabilities	51,635	36,075

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

13. OPERATING LEASE (CONTINUED)

Supplemental cash flow information related to leases is as follows:

	Year ended December 31,
	2022	2023
	RMB	RMB
Cash paid for amounts included in the measurement of lease liabilities	23,997	20,187
Right-of-use assets obtained in exchange for operating lease liabilities	29,168	4,168

Weighted average remaining lease term	4.66	4.63
Weighted average discount rate	4.59%	4.73%

Maturities of lease liabilities are as follows:

As of December 31, 2023
RMB
2024	17,058
2025	8,127
2026	3,340
2027	1,466
2028 and after	9,277

Total undiscounted operating lease payments	39,268
Less: imputed interest	(3,193)

Total	36,075

14. ACQUISITION CONSIDERATION PAYABLE

On June 24, 2020, the Company acquired 100% shares of CEIBS Management Ltd. (the “ManCo”) and Digital B-School China Limited (the “Digital B”) (the “Acquisition”, “Share transfer”). ManCo held 21% common shares of CEIBS PG. Digital B held 0.04% common shares and 38.96% preferred shares of CEIBS PG. After the Acquisition, the Company effectively held 60% shares of CEIBS PG and obtained control of CEIBS PG. China Europe International Business School (“CEIBS”) holds the rest 40% common shares of CEIBS Publishing Group. The Company has included the financial results of CEIBS Publishing Group in the consolidated financial statements since the acquisition date. The consideration of the Acquisition included US$15 million in cash (equivalent to RMB 103,924) and 5,252,723 Series A-4 preferred shares of the Company with the total fair value of RMB 94,755 issued. The Company made cash payment of RMB 9,600 in February 2023. Refer to Commitments and contingencies (Note 21) and Subsequent events (Note 22) for the arbitration result related to this acquisition declared in January 2024, and its accounting implication in 2024. However, prior to any future negotiations amongst the counter parties, this payable balance remains unchanged legally as of December 31, 2023.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Group as of December 31, 2023:

Name of related parties	Relationship with the Group
Suzhou Yunzheng Technology Co., Ltd. (“Suzhou Yunzheng”)	Controlled by the Xiaoyan Lu (the Founder of the Company)

The Group had the following transactions with the major related parties:

	Year ended December 31,
	2022	2023
	RMB	RMB
Sales of service
Suzhou Yunzheng	—	57

Purchase of service
Suzhou Yunzheng	245	404

16. TAXATION

(a)	Value Added Tax (“VAT”) and Surcharges

The Group is subject to VAT at the rate of 6% for both corporate learning solution and other revenue.

(b)	Income Tax

Cayman Islands

Under the current laws of the Cayman Islands, entities incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in the British Virgin Islands are not subject to tax on their income or capital gains.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s subsidiaries incorporated in Hong Kong are subject to a two-tiered profits tax rates regime. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

16. TAXATION (CONTINUED)

(b)	Income Tax (Continued)

China

On March 16, 2007, the National People’s Congress of PRC enacted a new Enterprise Income Tax Law (“new EIT law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax at a uniform rate of 25%. The new EIT law became effective on January 1, 2008. In accordance with the implementation rules of EIT Law, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires.

Yunxuetang obtained its HNTE certificate on November 19, 2021 and was eligible to enjoy a preferential tax rate of 15% from 2021 to 2023 to the extent it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and duly conducts relevant EIT filing procedures with the relevant tax authority.

Hainan Yunxuetang established and started to operate in Hainan Free Trade Port on July 7, 2022, which was engaged with the encouraged industrial category, thus it was eligible to enjoy a preferential tax rate of 15% during 2022 to the extent it has taxable income under the EIT Law, as long as it maintains the qualification and duly conducts relevant EIT filing procedures with the relevant tax authority.

The Group’s other PRC subsidiaries, VIEs and VIEs’ subsidiaries are subject to the statutory income tax rate of 25%.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2008 onwards, enterprises engaging in research and development activities are entitled to claim 150% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year (‘Super Deduction’). The additional deduction of 50% of qualified research and development expenses can only be claimed directly in the annual EIT filing and subject to the approval from the relevant tax authorities. Effective from 2018 onwards, enterprises engaging in research and development activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses. The additional deduction of 75% of qualified research and development expenses can be directly claimed in the annual EIT filing. Effective from October, 2022 to December, 2023, the additional deduction of 100% of qualified research and development expenses generated during this period can be directly claimed in the annual EIT filing.

Withholding Tax on Undistributed Dividends

The new EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “actual management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the “actual management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, property, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, there is uncertainty as to the application of the EIT Law. Should the

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

16. TAXATION (CONTINUED)

(b)	Income Tax (Continued)

Withholding Tax on Undistributed Dividends (Continued)

company be treated as a resident enterprise for PRC tax purposes, the company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.

The new EIT law also imposes a withholding income tax of 10% on dividends distributed by an FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if the foreign investor owns directly at least 25% of the shares of the FIE and if Hong Kong company is a beneficial owner of the dividend. The State Taxation Administration (“SAT”) further promulgated SAT Public Notice [2018] No.9 regarding the assessment criteria on beneficial owner status.

As of December 31, 2022 and 2023, the Group does not have any plan for its PRC subsidiaries to distribute their retained earnings and intends to retain them to operate and expand its business in the PRC. Accordingly, no deferred income tax liabilities on withholding tax were provided as of December 31, 2022 and 2023, respectively.

Composition of Income Tax

The components of loss before tax are as follows:

	Year ended December 31,
	2022	2023
	RMB	RMB
Loss before tax
Loss from PRC entities	(607,635)	(307,901)
(Loss)/gain from overseas entities	(38,051)	68,192

Total loss before tax	(645,686)	(239,709)

	Year ended December 31,
	2022	2023
	RMB	RMB
Current income tax expense	—	—
Deferred income tax benefit	5,391	9,871

	5,391	9,871

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

16. TAXATION (CONTINUED)

(b)	Income Tax (Continued)

Reconciliation of the Differences Between Statutory Tax Rate and the Effective Tax Rate

Reconciliation of the differences between the statutory EIT rate applicable to losses of the consolidated entities and the income tax expense of the Group:

	Year ended December 31,
	2022	2023
PRC Statutory income tax rate	25.0%	25.0%
Tax rate difference from statutory rate in other jurisdictions (1)	(1.5%)	8.0%
Effect of preferential tax rates and tax holiday (2)	(0.5%)	(4.0%)
Effect of permanent differences (3)	1.4%	5.1%
Change in valuation allowance	(23.6%)	(30.0%)
Effective tax rates	0.8%	4.1%

(1)	The tax rate difference is attributed to varying rates in other jurisdictions where the Group is established or operates, such as the Cayman Islands, British Virgin Islands or Hong Kong.
(2)

Yunxuetang has been qualified as HNTE and enjoys a preferential income tax rate of 15% during 2022 and 2023. Hainan Yunxuetang has been qualified as encouraged industrial enterprise which are registered and substantially operated in Hainnan Free Trade Port and enjoys a preferential income tax rate of 15% during 2022 and 2023. Since Yunxuetang and Hainan Yunxuetang had cumulative tax losses as of December 31, 2022 and 2023, there was no effect of the tax holiday.

(3)	The permanent differences are primarily related to share-based compensation, additional tax deductions for qualified research and development expenses offset by non-deductible expenses.

(c)	Deferred Tax Assets and Deferred Tax Liabilities

The tax effects of temporary differences that give rise to the deferred tax asset balances as of December 31, 2022 and 2023 are as follows:

	As of December 31,
	2022	2023
	RMB	RMB
Deferred tax assets
Net accumulated losses-carry forward	401,426	459,295
Deferred revenue	52,624	46,083
Property, equipment and software, net	15,466	13,033
Advertising expense in excess of deduction limit	840	—
Accounts receivables allowance	522	325
Other deductible temporary differences	9,409	5,599
Less: valuation allowance	(476,022)	(521,462)
Amounts offset by deferred tax liabilities	(4,265)	(2,873)

Total deferred tax assets, net	—	—

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

16. TAXATION (CONTINUED)

(c)	Deferred Tax Assets and Deferred Tax Liabilities (Continued)

	As of December 31,
	2022	2023
	RMB	RMB
Deferred tax liabilities
Related to acquired net assets	9,869	—
Intangible assets, net	2,681	1,909
Prepaid expenses	1,584	964
Amounts offset by deferred tax assets	(4,265)	(2,873)

Total deferred tax liabilities, net	9,869	—

Movement of valuation allowance

	Year ended December 31,
	2022	2023
	RMB	RMB
Balance at beginning of the year	(325,200)	(476,022)
Changes of valuation allowance	(152,067)	(71,910)
Expired accumulated loss carry forward	1,245	26,470

Balance at end of the year	(476,022)	(521,462)

As of December 31, 2023, net operating loss carry forwards from PRC entities will expire as follows:

At December 31,	RMB
2024	189,067
2025	250,058
2026	469,096
2027	626,039
2028	336,314

1,870,574

As of December 31, 2023, the Group had tax losses carry forwards of approximately RMB 1,870,574 which mainly arose from its subsidiaries, consolidated VIEs and VIEs’ subsidiaries established in the PRC. The tax losses carry forwards from PRC entities will expire during the period from 2024 to 2028.

17. ORDINARY SHARES

On January 20, 2017, the Company was incorporated as an exempted company with limited liability with authorized share capital of US$50 divided into 500,000,000 shares with par value US$0.0001 each.

In addition, 56,179,775 ordinary shares were issued to the Initial Ordinary Shareholders on May 4, 2017 as part of the Reorganization to swap the Initial Ordinary Shareholders’ equity interests in Yunxuetang with the shareholding interests in the Company.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. ORDINARY SHARES (CONTINUED)

The Company amended the numbers of its ordinary shares authorized as 493,344,264, 467,924,866, 433,071,251, 420,874,891 and 390,518,031 upon the issuance of Series A-1; Series C-1; Series D-1 and Series C-2; Series A-4 and Series D-2; Series E-1 and Series E-2 convertible redeemable preferred shares in November 2017, September 2018, January 2020, June 2020 and January 2021, respectively.

On June 24, 2020, The Company re-designated 6,943,638 ordinary shares to Series D-2 convertible redeemable preferred shares after the Initial Ordinary Shareholder transferred the ordinary share to the Series D-2 convertible redeemable preferred shares investor.

On January 25, 2021, the Company re-designated 3,939,542 ordinary shares to Series D-3 convertible redeemable preferred shares after the Initial Ordinary Shareholder transferred the ordinary share to the Series D-3 convertible redeemable preferred shares investor.

On March 22, 2021, one of the Series E investors acquired 3,751,945 ordinary shares of the Company from Unicentury Holding Limited, which is a shareholder of the Company and wholly owned by the founder, at fair value. These shares remained as ordinary shares after the share transaction. In this share transaction, the Company didn’t receive any consideration.

On September 10, 2021, the Company granted 1,478,415 restricted ordinary shares at par value US$0.0001 to Zuniform Limited, owned by the CEO. The restricted ordinary shares vested in two tranches, i.e. 739,207 and 739,208 ordinary shares and no longer be deemed restricted shares on July 5, 2022 and July 5, 2023, respectively. This transaction was treated as the Company’s share-based compensation to CEO, refer to Note 19 for more details.

On September 10, 2021, the Company also granted 1,478,415 ordinary shares at par value US$0.0001 to Zuniform Limited, which were vested immediately on the grant date. This transaction was treated as the Company’s share-based compensation to the CEO.

On September 10, 2021, one of the Company’s shareholders Unicentury Holdings Limited (owned by Xiaoyan Lu, the founder) transferred 825,131 ordinary shares to Zuniform Limited (owned by Teng Zu, the CEO of the Company) with no consideration being exchanged. This transaction was treated as the Company’s share-based compensation to CEO.

As of December 31, 2022 and 2023, the Company had in aggregate of 48,253,425 ordinary shares issued and outstanding, at a par value of US$0.0001.

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES

On November 3, 2017, the Company entered into a share purchase agreement with certain investors, pursuant to which 6,655,736 Redeemable Convertible Series A-1 Preferred Shares (the “Series A Preferred Shares”, “Series A-1 Preferred Shares”) were issued on November 3, 2017 for an aggregated consideration of US$8,500. The investors were also granted Series A Warrant allowing them to purchase 3,132,111 additional series A preferred shares at the price of $1.277/share within 18 months after the closing. The warrant was separately transferrable. The Company incurred issuance costs of US$101 in connection with the offering of Series A-1 Preferred Shares and Series A Warrant.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

On July 26, 2018 and September 7, 2018, the Series A Warrant holders exercised Series A Warrant to purchase 1,566,056 Redeemable Convertible Series A-2 Preferred Shares (the “Series A Preferred Shares”, “Series A-2 Preferred Shares”) and 1,566,055 Redeemable Convertible Series A-3 Preferred Shares (the “Series A Preferred Shares”, “Series A-3 Preferred Shares”), respectively. The total consideration was US$4,000.

On June 24, 2020, the Company and its subsidiaries entered into a series of share purchase agreements and acquired 60% of the shares of CEIBS Publishing Group. The Company and its subsidiaries obtained control of CEIBS Publishing Group. As part of the consideration, the Company issued 5,252,723 Redeemable Convertible Series A-4 Preferred Shares (the “Series A Preferred Shares”, “Series A-4 Preferred Shares”) to the selling shareholders. Refer to Note 14 for more details about the business combination.

On July 30, 2019, the Company issued 7,085,330 Redeemable Convertible Series B Preferred Shares (the “Series B Preferred Shares”) for an aggregated consideration of US$10,595 (equivalent to RMB70,000) pursuant to a share purchase agreement entered into with certain investors. No issuance cost was incurred in connection with the offering of Series B Preferred Shares. These investors injected consideration of RMB60,000 in December 2017 and RMB10,000 in January 2018 into Yunxuetang, respectively, when these investors were warranted to the subscription of the Series B Preferred Shares based on fair value at the time. Accordingly, the proceeds received were recorded as warrant liability and subsequently measured at fair value with changes in fair value recorded in the consolidated statements of comprehensive loss. The warrant liability was reclassified to mezzanine equity upon issuance of Series B Preferred Shares on July 30, 2019 after the investors’ completion of the overseas direct investment administrative processes. The Group recognized a loss of RMB3,983 from the change in fair value of the warrant liability up to July 30 in the year of 2019.

On September 10, 2018, the Company entered into a share purchase agreement with certain investors, pursuant to which 15,201,956 Redeemable Convertible Series C-1 Preferred Shares (the “Series C Preferred Shares”, “Series C-1 Preferred Shares”) were issued on September 10, 2018 for an aggregated consideration of US$30,000. The investors were also granted Series C Warrant allowing them to purchase no more than US$20,000 Series C preferred shares upon the occurrence of the two scenarios below (whichever occurs first)

(a)

the completion of the next equity financing at the price of 85% of the per share purchase price of the shares to be issued by the Company in the next equity financing but no lower than the per share issuance price of the Series C-1 Purchased Shares, or

(b)

eighteenth (18th)-month anniversary after the closing at a price agreed upon by the Company and Series C Warrant holder in writing which shall be no lower than the per share issuance price of the Series C-1 Purchased Shares

The Company incurred issuance costs of US$1,134 in connection with the offering of Series C-1 Preferred Share and Series C Warrant. The warrant is separately transferrable.

On January 15, 2020, the Series C Warrant holders exercised Series C Warrant to purchase 8,584,634 Redeemable Convertible Series C-2 Preferred Shares (the “Series C Preferred Shares”, “Series C-2 Preferred Shares”). The total consideration was US$20,000.

On January 15, 2020, the Company entered into a share purchase agreement with certain investors, pursuant to which 26,268,981 Series D-1 Preferred Shares (the “Series D Preferred Shares”, “Series D-1 Preferred

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Shares”) were issued on January 15, 2020 for an aggregated consideration of US$72,000. The Company incurred issuance costs of US$2,386 in connection with the offering of Series D-1 Preferred Shares.

On June 24, 2020, a Series D-1 Preferred Shareholder acquired 6,943,638 ordinary shares from one of the original shareholders with total consideration of US$16,177 and these shares were re-designated into Series D-2 preferred shares (the “Series D Preferred Shares”, “Series D-2 Preferred Shares”) after transfer (“Series D-2 Transfer”). In this share transaction, the Company didn’t receive any consideration. The re-designation was approved through the Company’s shareholder resolution.

On January 25, 2021, the Company entered into a share purchase agreement with certain investors, pursuant to which 16,883,753 Redeemable Convertible Series E-1 Preferred Shares were issued for an aggregated consideration of US$90,000. The Company incurred issuance costs of US$ 1,376 in connection with the offering of Series E-1 Preferred Shares.

On January 25, 2021, a Preferred Share investor acquired 3,939,542 ordinary shares from one of the original shareholders with total consideration of US$11,250 and these shares were re-designated into Series D-3 Preferred Shares after transfer (“Series D-3 Transfer”). In the share transaction, the Company did not receive any consideration. Similar to the Series D-2 Transfer, in Series D-3 Transfer, ordinary shareholder gave up their benefit to maintain the new investor. The re-designation was approved through the Company’s shareholder resolution.

On March 22, 2021, the Company entered into a share purchase agreement with certain investors, pursuant to which 9,533,565 Series E-2 Redeemable Convertible Preferred Shares were issued for an aggregated consideration of US$64,328. The Company incurred issuance costs of US$ 910 in connection with the offering of Series E-2 Preferred Shares.

The Series A, B, C, D and E Preferred Shares are collectively referred to as the Preferred Shares. The holders of Preferred Shares are collectively referred to as the Preferred Shareholders. The key terms of the Preferred Shares issued by the Company are as follows:

Redemption Rights

At any time commencing on a date when certain events specified in the shareholders’ agreement (the “Redemption Start Date”) occurred, any holders of the then outstanding Series A, B, C, D Preferred Shares may request a redemption of specified number of Preferred Shares of such series as determined by the shareholders. On receipt of a redemption request from the holders, the Company shall redeem all of the Preferred Shares requested.

The Redemption Start Date of Preferred Shares have been amended for a number of times historically. If any holder of any series of Preferred Shares exercises its redemption right, any holder of other series of Preferred Shares shall have the right to exercise the redemption of its series at the same time.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Redemption Rights (Continued)

For Series A-1, A-2, A-3 and Series B Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the higher of (a) and (b) below:

(a)	The 150% or 200% of original Preferred Shares issue price for such series and declared but unpaid dividends depend on certain circumstance specified in the shareholders’ agreement.

(b)	The fair market value of the relevant series of Preferred Shares on the date of redemption.

For Series A-4, C-1 and C-2 Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 8% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

For Series D-1, D-2 and D-3 Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 12% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

For Series E-1 and E-2 Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 12% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

If on the redemption date triggered by the occurrence of any redemption event, the Company’s assets or funds which are legally available are insufficient to pay in full the aggregate redemption price for Preferred Shares requested to be redeemed, upon the request of a redeeming shareholder, the Company shall execute and deliver a promissory note, bearing an interest of twelve percent (12%) per annum and with repayment of the principal and interest to be made on a monthly basis. Preferred Shares subject to redemption with respect to which the Company has become obligated to pay the redemption price but which it has not paid in full shall continue to have all the rights and privileges which such Preferred Shareholders had prior to such date, until the redemption price has been paid in full with respect to such Preferred Shares.

Conversion Rights

Optional Conversion

Each Preferred Share is convertible, at the option of the holder, at any time after the date of issuance of such Preferred Shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to stock splits, stock dividends and capitalization and certain other events. Each Preferred Share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price (initially being 1 to 1 conversion ratio). The conversion price of each Preferred Share is the same as its original issuance price and no adjustments to conversion price have occurred so far.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Conversion Rights (Continued)

Automatic Conversion

Each Preferred Share shall automatically be converted into ordinary shares, at the then applicable preferred share conversion price upon (i) closing of a Qualified Initial Public Offering or (ii) the written approval of the holders of a majority of each series of Preferred Shares (calculated and voting separately in their respective single class on an as-converted basis).

Upon the issuance of the Series A Preferred Shares, a “Qualified IPO” was defined as an initial public offering with gross offering proceeds no less than US$100 million and implied market capitalization of the Company of no less than US$500 million prior to such initial public offering. Upon the issuance of the Series B&C-1, C-2 Preferred Shares, the gross offering proceeds and market capitalization criteria for a “Qualified IPO” was increased to US$160 million and US$800 million respectively. Upon the issuance of the Series D-1, D-2, D-3 Preferred Shares, for a “Qualified IPO”, the gross offering proceeds was US$160 million and the market capitalization required was the higher of the balance compounded at the annual rate of return of 25% from the original investment and US$800 million, if IPO occurred within 5 years, or US$1,000 million, if IPO occurred after 5 years.

Upon the issuance of the Series E Preferred Shares, the definition of “Qualified IPO” was modified as follows: For Series A, B, C and D preferred shareholders, the market capitalization was the higher of the balance compounded at the annual rate of return of 25% from the original investment and US$800 million, if IPO occurred within 4 years, or US$1,000 million, if IPO occurred after 7 years; Upon the issuance of the Series E Preferred Shares, for Series E preferred shareholders, a “Qualified IPO” was defined as an initial public offering consummated on or prior to the fourth (4th) anniversary of the Series E closing date with gross offering proceeds no less than US$160 million and the implied market capitalization of the Company of no less than US$1,400 million.

Voting Rights

Each Preferred Share has voting rights equivalent to the number of common shares to which it is convertible at the record date. Each Preferred Share shall be entitled to that number of votes corresponding to the number of ordinary shares on an as-converted basis. The holders of Preferred Shares and ordinary shares shall vote together as a single class.

Dividend Rights

Each Preferred Share shall have the right to receive dividends, on an as-converted basis, when, as and if declared by the Board. No dividend shall be paid on the ordinary shares at any time unless and until all dividends on the Preferred Shares have been paid in full. No dividends on preferred and ordinary shares have been declared since the issuance date until December 31, 2023.

Liquidation Preferences

In the event of any liquidation (unless waived by the Preferred Shareholders) including deemed liquidation (i.e. change of control, etc.), dissolution or winding up of the Company, holders of the Preferred Shares shall be

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Liquidation Preferences (Continued)

entitled to receive the liquidation value in the sequence of Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B and Series A Preferred Shares (Series B and Series A preferred shares share the same sequential position). After such liquidation amounts have been paid in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares, on an as-converted basis, together with the holders of the ordinary shares.

For Series E Preferred Shares, liquidation value equals the original Preferred Shares issue price for such series plus 12% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

For Series D Preferred Shares, liquidation value equals the original Preferred Shares issue price for such series plus 12% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

For Series C Preferred Shares, liquidation value equals the original Preferred Shares issue price for such series plus 8% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

For Series B and Series A Preferred Shares, liquidation value equals the 150% of the original Preferred Shares issue price and declared but unpaid dividends.

Accounting for Preferred Shares

The Company classified the Preferred Shares in the mezzanine section of the Consolidated Balance Sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation event outside of the Company’s control. The conversion feature of Series A-1, A-2, A-3 and B Preferred Shares and liquidation preferences feature of Series A-1, A-2, A-3, A-4 and B Preferred Shares as mentioned below, are initially measured at its fair value, respectively, and the initial carrying value for the Preferred Shares are allocated on a residual basis, net of issuance costs. There were no beneficial conversion features for the Preferred Shares.

For each reporting period, the Company accretes the carrying amount of the Preferred Shares to the redemption value. For Series A-1, A-2, A-3 and Series B Preferred Shares the redemption value is the higher of (1) 150% of the original preferred shares issue price of such series, or (2) the fair market value of the Preferred Shares of such series. For Series A-4, C-1, C-2, D-1, D-2, D-3, E-1 and E-2 Preferred Shares the redemption value is the result of using effective interest rate method to accrete the Preferred Shares to the redemption prices on the optional redemption date. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. For year ended December 31, 2022, the accretion of the Preferred Shares was RMB 396,716. For year ended December 31, 2023, the net accretion of the Preferred Shares was adjusted to RMB 9,452. The fair value of Series A-1, A-2, A-3 and Series B Preferred Shares decreased as of December 31, 2023 but was still higher than the 150% of the initial issuance price of these series, therefore a reduction in the carrying amount of preferred shares was recorded for the period, however only to the extent the Group previously recorded increases in the carrying amount in accordance with ASC 480-10-S99.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Accounting for Preferred Shares (Continued)

The Group has determined that, under the whole instrument approach, host contract of the Preferred Shares is more akin to a debt host, given the Preferred Shares holders have potential creditors’ right in the event of insufficient fund upon redemption, along with other debt-like features in the terms of the Preferred Shares, including the redemption rights. The conversion feature that is embedded in the Series A-1, A-2, A-3 and B Preferred Shares is required to be bifurcated and accounted for as derivative liability, due to the optional redemption settlement mechanism could give rise to net settlement of the conversion provision in cash if fair market value of relevant series of the Preferred Shares on the date of the redemption is higher than the fixed redemption amount, instead of the settlement by delivery of the ordinary shares of the Company. Thus, the conversion feature is a derivative instrument subject to ASC 815-10-15, also this equity-like feature is not considered clearly and closely related to the debt host of the Preferred Shares and should be bifurcated and accounted for as derivative liability. The fair value of the derivative liabilities of conversion feature was RMB 29,853 initially, and subsequently was marked to market value of RMB 202,698 and RMB 100,279 as at December 31, 2022 and 2023, respectively.

Also, the Group has determined that, certain debt-like liquidation features (i.e. change of control, etc.) with which the Series A-1, A-2, A-3, A-4 and B Preferred Shares holders shall be entitled to receive a per share amount equal to 150% of the original preferred share issuance price of the respective series of the Preferred Shares, involve a substantial premium, and could accelerate the repayment of the contractual principal amount as it is contingently exercisable in accordance with ASC 815-15-25-42. Thus, the liquidation features are considered not to be clearly and closely related to the debt host, and are accounted for as derivative liabilities, too. The Group determined the fair value of these derivative liabilities with the assistance of an independent appraiser and concluded that the fair value of the bifurcated liquidation features was insignificant, both initially and subsequently, at the end of each reporting period presented.

Modification of Preferred Shares

The Group assesses whether an amendment to the terms of its convertible redeemable preferred shares is an extinguishment or a modification based on a qualitative evaluation of the amendment. If the amendment adds, removes, significantly changes to a substantive contractual term or to the nature of the overall instrument, the amendment results in an extinguishment of the preferred shares. The Group also assess if the change in terms results in value transfer between Preferred Shareholders or between Preferred Shareholders and ordinary shareholders.

When convertible redeemable preferred shares are extinguished, the difference between the fair value of the consideration transferred to the convertible redeemable Preferred Shareholders and the carrying amount of such preferred shares (net of issuance costs) is treated as a deemed dividend to the Preferred Shareholders. When convertible redeemable preferred shares are modified and such modification results in value transfer between Preferred Shareholders and ordinary shareholders, the change in fair value resulted from the amendment is treated as a deemed dividend to or from the Preferred Shareholders.

On January 15, 2020, the Redemption Start Date of Series A, B and C preferred shares was extended from September 10, 2022 to January 15, 2025, which is to be in line with the optional redemption date of Series D Preferred Shares. In the meantime, the market capitalization criteria for a “Qualified IPO” was increased from US$800 million to the higher of the balance compounded at the annual rate of return of 25% from the original

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Modification of Preferred Shares (Continued)

investment and US$800 million, if IPO occurred within 5 years, or US$1,000 million, if IPO occurred after 5 years.

On January 25, 2021, the optional redemption date of Series A, B, C and D preferred shares was changed from January 15, 2025 to January 25, 2025, which is to be in line with the optional redemption date of Series E Preferred Shares. On January 25, 2021, the Series D issuance price with respect to one of the Series D investors changed from US$2.7409 to US$2.6510. In the meantime, the definition of “Qualified IPO” was modified as follows:

For Series A, B, C and D preferred shareholders, the market capitalization was the higher of the balance compounded at the annual rate of return of 25% from the original investment and US$800 million, if IPO occurred within 4 years, or US$1,000 million, if IPO occurred after 7 years; For Series E preferred shareholders, a “Qualified IPO” was defined as an initial public offering consummated on or prior to the fourth (4th) anniversary of the Series E closing date with gross offering proceeds no less than US$160 million and the implied market capitalization of the Company of no less than US$1,400 million.

In May 2024, the Group obtained all agreements from existing preferred shareholders to further extend their respective preferred shares’ optional redemption date from January 25, 2025 to January 2026 or later. Please refer to Subsequent events (Note 22) for details.

The Group evaluated the modification in accordance with its accounting policy and concluded that they are modifications, rather than extinguishment, of Preferred Shares, which resulted in transfer of value amongst Preferred Shareholders and ordinary shareholders. The Company assessed the impact on the fair value of Preferred Shares and ordinary shares, which also supported the assessment that the modification resulted in value transfer amongst Preferred Shareholders and ordinary shareholders. The change in fair value of Preferred Shares before and after the modification on January 15, 2020 was RMB 8,971 and was recorded as deemed dividend from ordinary shareholders to Preferred Shareholders. The change in fair value of Preferred Shares before and after the modification on January 25, 2021 was RMB 1,323 and was recorded as deemed contribution from Preferred Shareholders to ordinary shareholders.

On June 24, 2020, Series D-1 investor acquired 6,943,638 ordinary shares from one of the original shareholders and these shares were re-designated as Series D-2 preferred shares after transfer. On January 25, 2021, Series E-1 investor acquired 3,939,542 ordinary shares from one of the original shareholders and these shares were re-designated as Series D-3 preferred shares after transfer. In both Series D-2 Transfer and Series D-3 Transfer, considerations were directly transferred from the new shareholder to the original shareholder based on mutually agreed share price and the Company received no consideration upon the re-designation of new preferred shares. The Group allowed investors to receive redeemable preferred shares without paying the Group any consideration. In both circumstances, ordinary shareholders gave up their benefit to maintain the new investors. Thus, both should be treated as deemed contributions from ordinary shareholders to the preferred shareholders.

Accounting treatment is made for value transfer from ordinary shareholders to preferred shareholders. The difference between the fair value of the Series D-2 and Series D-3 preferred share (booked to mezzanine equity) and the fair value of the ordinary shares on the date of re-designation is charged to paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Modification of Preferred Shares (Continued)

The Company’s Preferred Shares activities for the years ended December 31, 2022 and 2023 are summarized below:

	Series A Shares		Series B Shares		Series C Shares		Series D Shares		Series E Shares		Total
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)
Balance as of January 1, 2022	15,040,570	491,123	7,085,330	277,380	23,786,590	419,040	37,152,161	873,868	26,417,318	1,096,102	109,481,969	3,157,513
Accretion on convertible redeemable preferred shares to redemption value	—	83,389	—	52,026	—	34,886	—	85,568	—	140,847	—	396,716

Balance as of December 31, 2022	15,040,570	574,512	7,085,330	329,406	23,786,590	453,926	37,152,161	959,436	26,417,318	1,236,949	109,481,969	3,554,229

Balance as of January 1, 2023	15,040,570	574,512	7,085,330	329,406	23,786,590	453,926	37,152,161	959,436	26,417,318	1,236,949	109,481,969	3,554,229
Net accretion on convertible redeemable preferred shares to redemption value	—	(166,373)	—	(129,888)	—	39,862	—	99,998	—	165,853	—	9,452

Balance as of December 31, 2023	15,040,570	408,139	7,085,330	199,518	23,786,590	493,788	37,152,161	1,059,434	26,417,318	1,402,802	109,481,969	3,563,681

19. SHARE-BASED COMPENSATION

On September 10, 2021, the Company adopted 2021 Share Incentive Plan (“the 2021 Plan”) with the purpose of providing incentives and rewards to its managements and employees.

Under the 2021 Plan, the Company’s Board of Directors has approved that a maximum aggregate number of shares that may be issued pursuant to all awards granted shall be 11,258,693 shares, 4,378,011 shares have been granted under the 2021 plan since adoption day.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

19. SHARE-BASED COMPENSATION (CONTINUED)

Compensation expenses recognized for share-based awards granted by the Company were as follows:

	Year ended December 31,
	2022	2023
	RMB	RMB
General and administrative expenses	71,815	26,123

	Year ended December 31,
	2022	2023
	RMB	RMB
Share-based compensation expenses
—Related to management’s restricted shares (a)	33,105	9,865
—Related to management’s RSUs (b)	38,710	16,258

Total	71,815	26,123

There was no income tax benefit recognized in the Consolidated Statements of Comprehensive Loss for share-based compensation expenses and the Company did not capitalize any of the share-based compensation expenses as part of the cost of any assets for years ended December 31, 2022 and 2023, respectively.

(a)	Management’s Restricted Shares

As further discussed in Note 17, on September 10, 2021, the Company granted 1,478,415 restricted ordinary shares at par value US$0.0001 to Zuniform Limited, owned by the CEO. The restricted ordinary shares had been vested in two tranches, i.e., 739,207 and 739,208 ordinary shares and no longer be deemed restricted shares on July 5, 2022 and July 5, 2023, respectively.

The movement of the restricted shares during years ended December 31, 2022 and 2023, was as follow:

	Number of restricted shares	Weighted average grant date fair value (US$)
Unvested as of January 1, 2022	1,478,415	5.7072
Vested	(739,207)	5.7072

Unvested as of December 31, 2022	739,208	5.7072

Unvested as of January 1, 2023	739,208	5.7072
Vested	(739,208)	5.7072

Unvested as of December 31, 2023	—	—

The fair value of the management’s restricted shares was determined at the respective grant date by the Company and was amortized over the respective vesting period on graded vesting method. The share-based compensation expenses related to management’s restricted shares for the years ended December 31, 2022 and 2023 were RMB 33,105 and RMB 9,865, respectively.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

19. SHARE-BASED COMPENSATION (CONTINUED)

(b)	Management’s RSUs

On October 5, 2022, 1,421,181 RSUs representing 1,421,181 ordinary shares of the Company with par value US$0.0001 were granted to certain director, executive officer and management of the Company. 745,164 RSUs have immediately vested due to the service inception date preceded the grant date and the Company recognized RMB 33,600 on the grant date. 234,005 RSUs vested in 2023. 234,005 and 208,007 RSUs shall be vested in 2024 and 2025, respectively.

The movement of the RSUs during the years ended December 31, 2022 and 2023, was as follow:

	Number of RSUs	Weighted average grant date fair value (US$)
Unvested as of January 1, 2022	—	—
Granted	1,421,181	6.3515
Vested	(745,164)	6.3515

Unvested as of December 31, 2022	676,017	6.3515

Unvested as of January 1, 2023	676,017	6.3515
Vested	(234,005)	6.3515

Unvested as of December 31, 2023	442,012	6.3515

The fair value of the management’s RSUs was determined at the respective grant date by the Company and was amortized over the respective vesting period on graded vesting method. The share-based compensation expenses related to management’s RSU for the years ended December 31, 2022 and 2023 were RMB 38,710 and RMB 16,258, respectively.

As of December 31, 2023, there was RMB 6,331 of unamortized stock-based compensation expense related to unvested awards which is expected to be recognized over a weighted-average period of 0.77 years. The Company accounts for forfeitures as they occur.

20. NET LOSS PER SHARE

Basic and diluted net loss per share for each of the years presented are calculated as follows:

	Year ended December 31,
	2022	2023
	RMB	RMB
Numerator:
Net loss	(640,295)	(229,838)

Net loss attributable to non-controlling interests shareholders	25,520	9,383
Net accretion on convertible redeemable preferred shares	(396,716)	(9,452)

Net loss attributable to ordinary shareholders	(1,011,491)	(229,907)

Denominator:
—Weighted average number of ordinary shares basic and diluted	47,315,140	48,781,392

Net loss per share attributable to ordinary shareholders:
—Basic and diluted	(21.38)	(4.71)

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

20. NET LOSS PER SHARE (CONTINUED)

Basic net loss per share is computed using the weighted average number of ordinary shares outstanding and vested RSUs during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares, vested RSUs and dilutive potential ordinary shares outstanding during the period.

For the years ended December 31, 2022 and 2023, the Company had potential ordinary shares, including Preferred Shares, restricted shares and RSUs. Assumed conversion of the Preferred Shares, restricted shares and RSUs have not been reflected in the dilutive calculations pursuant to ASC 260, “Earnings Per Share”, due to the anti-dilutive effect. The weighted-average numbers of Preferred Shares excluded from the calculation of diluted net loss per share of the Company were 109,481,969 for the years ended December 31, 2022 and 2023 (Note 18). The weighted-average numbers of restricted shares excluded from the calculation of diluted net loss per share of the Company were 1,115,899 and 376,692 for the years ended December 31, 2022 and 2023, respectively (Note 19). The weighted-average numbers of RSUs excluded from the calculation of diluted net loss per share of the Company were 161,133 and 516,522 for the years ended December 31, 2022 and 2023, respectively (Note 19).

21. COMMITMENTS AND CONTINGENCIES

Commitments

The Group has outstanding commitments on several non-cancellable operating lease agreements. Operating lease commitment within one year or less lease term, for which the Group elected not recognize any lease liability or right-of-use asset, and operating lease contracts which lease commencement date has not been started yet, therefore not yet reflected in the consolidated financial statements as of December 31, 2023 were as follows:

As of December 31,
RMB
2024	674

Contingencies

In June 2020, the Company acquired control over CEIBS PG and its business, which mainly consists of subscription based corporate learning solutions, by acquiring the entire equity interests in (i) Digital B, holding a 39% equity interest in CEIBS PG, and (ii) ManCo, holding a 21% equity interest in CEIBS PG (collectively, the “Share Transfer”) (Note 14). In 2007, CEIBS had entered into a quitclaim with CEIBS PG and stated that CEIBS relinquished and waived all of its rights in relevant intellectual properties and authorized CEIBS PG the exclusive right to file for relevant trademark registration and use such intellectual properties worldwide (the “Quitclaim”).

However, in August 2020, CEIBS, the other shareholder of CEIBS PG holding the remaining 40% equity interest, stated publicly that we had infringed its intellectual property rights and CEIBS was not aware of and did not recognize the associated share purchase of Shanghai China Europe and Shanghai Fenghe by Yunxuetang Network, the VIEs. In January 2021, CEIBS further filed a winding-up petition with the High Court of Hong Kong, seeking to wind up CEIBS PG and to terminate the Quitclaim (the “Winding-up Proceedings”). These disputes arose from a series of transaction documents, including a share purchase agreement, entered into among CEIBS and certain then shareholders of CEIBS PG for the establishment of CEIBS PG in May 2007 (collectively, the “Transaction Documents”).

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

21. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Contingencies (Continued)

CEIBS filed this petition on the basis that, amongst others, (i) the Share Transfer circumvented and was in breach of a right-of-first-offer provision, which requires a shareholder to give notice to other shareholders before it transfers its shares to a transferee who is neither another shareholder or an affiliate of a shareholder; (ii) the Share Transfer has caused a complete and irretrievable breakdown of mutual trust and confidence in the cooperation of CEIBS PG among the parties; (iii) CEIBS had the right to withdraw the sole and exclusive rights over the trademarks granted to CEIBS PG when there are significant changes to the shareholder structure of CEIBS PG based on the memorandum of understanding agreed among the parties; and (iv) the Group infringed its intellectual property rights by using “CEIBS” related trademarks outside the agreed scope under the Quitclaim.

In November 2020, CEIBS PG brought an arbitration action against CEIBS in the Hong Kong International Arbitration Center (the “HKIAC Arbitration”), alleging the CEIBS has breached the Quitclaim and the Transaction Documents entered into among the parties by using “CEIBS” related trademarks, which CEIBS PG has sole and exclusive rights to use.

In November 2021, the High Court of Hong Kong decided that the Winding-up Proceedings be stayed pending determination of the HKIAC Arbitration. However, upon determination of the HKIAC Arbitration, the parties do have the liberty to restore the Winding-up Proceedings for further directions or order.

In July 2023, CEIBS alleged in its closing submission to the HKIAC arbitration tribunal that, among other things, the issuance of the 21% equity interest of CEIBS PG to CEIBS Management Ltd. in 2007 only entitled CEIBS Management Ltd.’s 100% equity owner Mr. Xuelin Zhou legal ownership rather than beneficial ownership pursuant to the Series A preferred share purchase agreement (the “SPA”). The parties have different interpretations regarding the relevant clause in the SPA. We believe the transfer of 21% of CEIBS PG shares beneficial ownership to us in 2020 was valid. The Company’s view has been fully supported by the litigation counsel and remained unchanged throughout the process of the HKIAC Arbitration. Although the Company believed the allegation raised by CEIBS had no merit, an unfavorable arbitration result would have a material and adverse effect on the Company’s results of operations reflected on the consolidated financial statements.

In January 2024, the arbitration tribunal declared the transfer of 21% of CEIBS PG shares to us invalid at the time of the transfer and our Group’s appointment of one director CEIBS PG invalid, while dismissing the Quitclaim issue due to the lack of jurisdiction. Such ruling was based on the tribunal’s determination that the issuance of the 21% equity interest of CEIBS PG to CEIBS Management Ltd. in 2007 only entitled CEIBS Management Ltd.’s 100% equity owner Mr. Xuelin Zhou legal ownership rather than beneficial ownership pursuant to the SPA, which made his transfer of such equity interest to Chengwei Capital HK Limited in 2016 invalid, and the subsequent transfer from Chengwei Capital HK Limited to us in 2020 invalid too. We subsequently applied to set aside the arbitration award in April 2024 with the High Court of Hong Kong and CEIBS also filed an application to the High Court of Hong Kong to enforce the arbitration award in April 2024. In May 2024, the High Court of Hong Kong held a hearing, during which the set aside application and the enforcement application were adjourned for substantive arguments before a judge on a date to be fixed.

Unless and until the Award is successfully challenged by way of a set aside application, the Award is final as to the issues stated therein. Having considered recent Hong Kong courts have generally adopted a very

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

21. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Contingencies (Continued)

pro-arbitration approach, the chance of successfully set aside the Award before the Hong Kong Court was determined to be remote.

As aforementioned, the High Court of Hong Kong had put the Winding-up Proceedings to be stayed pending determination of the HKIAC Arbitration, and upon determination of the HKIAC Arbitration which has been made in January 2024, it is reasonable to predict that the parties may exercise the liberty to restore the Winding-up Proceedings for further directions or order. Given probability of the chance of set aside the arbitration awards is estimated to be remote, 21% of our equity interest in CEIBS PG was invalidated upon the Partial Final Award. In addition, the Tribunal held that the appointment to the CEIBS PG Board of one of the three Directors from the Group was invalid, one of the three YXT Directors should cease to exercise any rights in its capacity as a director of CEIBS PG, failing which CEIBS may apply to enforce the Award, the Group has lost its control over CEIBS PG since the Partial Final Award was declared in January 2024.

22. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 28, 2024, the date the consolidated financial statements were available to be issued.

On January 15, 2024, the HKIAC Arbitration issued their conclusion and Partial Final Award of the CEIBS arbitration case. Refer to Note 21 Commitments and Contingencies for a complete case details. The following includes the Group’s determinations of the accounting impacts resulting from the arbitration conclusions:

1)

The Group should deconsolidate CEIBS PG from its consolidated financial statements starting the point when the Group lost its control in January 2024. The Group had historically consolidated CEIBS PG in its financial statements since the Share Transfer as the Group was able to effectively control CEIBS PG, on the basis that the Group acquired an indirect interest in 60% shareholding in CEIBS PG, (comprised of 39% shareholding via Digital B and 21% shareholding via ManCo), also indirectly has had a simple majority vote with the Directors appointed by the Group representing a 3/5 majority of the Board of CEIBS PG. This view has been fully supported by the Group’s litigation counsel and remained unchanged throughout the HKIAC Arbitration.

2)

The Group has evaluated the significant event that may have triggered any impairment review on all CEIBS PG related long-lived assets, intangible assets and Goodwill associated with the CEIBS PG acquisition. Refer to respective disclosure on impairment assessment and results as of December 31, 2023 in Notes 2.15 and 2.16.

3)	The Group has evaluated the deconsolidation impact on the Group’s financial reporting in January 2024 which did not result in any loss from deconsolidation.

4)

The Group also assessed impact of the deconsolidation. In 2022 and 2023, revenues contributed by CEIBS PG amounted to RMB84.6 million and RMB99.4 million, respectively. The Group expects the deconsolidation of CEIBS PG will have a material and adverse effect on the results of operations reflected on the consolidated financial statements.

In May 2024, the Company entered into agreements with all original convertible redeemable preferred shareholders to extend the optional redemption date. The optional redemption date was changed from January 25,

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

22. SUBSEQUENT EVENTS (CONTINUED)

2025 to March 31, 2026 for Series A-4, Series B and part of Series D convertible redeemable preferred shares and changed from January 25, 2025 to January 31, 2026 for the rest convertible redeemable preferred shares, respectively. The Group evaluated the modification in accordance with its accounting policy and concluded that they are modifications, rather than extinguishment of the Preferred Shares, which resulted in transfer of value amongst Preferred Shareholders and ordinary shareholders. The Company assessed the impact on the fair value of Preferred Shares and ordinary shares, which also supported the assessment that the modification resulted in value transfer amongst Preferred Shareholders and ordinary shareholders. The change in fair value of Preferred Shares before and after the modification in May 2024 was RMB 6,206 and was recorded as deemed dividend from ordinary shareholders to Preferred Shareholders.

23. STATUTORY RESERVES AND RESTRICTED NET ASSETS

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s subsidiaries and consolidated VIE in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of a company’s registered capital, the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. During the years ended December 31, 2022 and 2023, nil statutory reserve has been made by the Group. The statutory reserve of RMB 4,180 was appropriated by the CEIBS Publishing Group’s VIEs before the acquisition.

For the year ended December 31, 2023, the Group performed a test on the restricted net assets of subsidiaries and VIEs in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that the restricted net assets exceeded 25% of the consolidated net assets of the Group as of December 31, 2023 and the condensed financial information of the Company are required to be presented.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

23. STATUTORY RESERVES AND RESTRICTED NET ASSETS (CONTINUED)

Condensed Financial Information of the Parent Company

Balance Sheet

	As of December 31, 2022	As of December 31, 2023
	RMB	RMB
ASSETS
Cash and cash equivalents	213,558	15,466
Amounts due from the Group’s entities	56,065	174,801
Investments to the Group’s entities	274,261	60,013
Other non-current assets	12,355	16,253

Total assets	556,239	266,533

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Amounts due to the Group’s entities	35,613	35,613
Acquisition consideration payable	14,722	8,983
Other payable and accrued liabilities	446	3,857
Derivative liabilities	202,698	100,279

Total liabilities	253,479	148,732

Mezzanine equity
Series A convertible redeemable preferred shares (US$0.0001 par value, 15,040,570 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	574,512	408,139
Series B convertible redeemable preferred shares (US$0.0001 par value, 7,085,330 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	329,406	199,518
Series C convertible redeemable preferred shares (US$0.0001 par value, 23,786,590 shares and authorized, issued and outstanding as of December 31, 2022 and 2023)	453,926	493,788
Series D convertible redeemable preferred shares (US$0.0001 par value, 37,152,161 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	959,436	1,059,434
Series E convertible redeemable preferred shares (US$0.0001 par value, 26,417,318 shares authorized, issued and outstanding as of December 31, 2022 and 2023)	1,236,949	1,402,802

Total mezzanine equity	3,554,229	3,563,681

Shareholders’ deficit
Ordinary shares (US$0.0001 par value 390,518,031 shares authorized as of December 31, 2022 and 2023; 48,253,425 shares issued and outstanding as of December 31, 2022 and 2023)	33	33
Additional paid-in capital	—	16,671
Accumulated other comprehensive income	11,260	23,775
Accumulated deficit	(3,262,762)	(3,486,359)

Total shareholders’ deficit	(3,251,469)	(3,445,880)

Total liabilities, mezzanine equity and shareholders’ deficit	556,239	266,533

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

23. STATUTORY RESERVES AND RESTRICTED NET ASSETS (CONTINUED)

Condensed Financial Information of the Parent Company (Continued)

Statement of Comprehensive Loss

	Year Ended December 31, 2022	Year Ended December 31, 2023
	RMB	RMB
General and administrative	(9,050)	(27,856)
Equity in loss of the Group’s entities	(575,930)	(295,718)

Loss from operation	(584,980)	(323,574)

Interest and investment income	2,454	756
Interest expense	(59)	(56)
Change in fair value of derivative liabilities	(32,190)	102,419

Loss before income tax expense	(614,775)	(220,455)

Net loss	(614,775)	(220,455)

Net accretion of convertible redeemable preferred shares	(396,716)	(9,452)

Net loss attributable to ordinary shareholders	(1,011,491)	(229,907)

Statement of Cash Flows

	Year Ended December 31, 2022	Year Ended December 31, 2023
	RMB	RMB
Net cash used in operating activities	(6,211)	(29,486)
Net cash used in investing activities	(150,456)	(172,856)
Net cash used in financing activities	(2,425)	(3,896)
Effect of exchange rate changes on cash and cash equivalents	22,430	8,146

Net decrease in cash and cash equivalents	(136,662)	(198,092)
Cash and cash equivalents at beginning of the year	350,220	213,558

Cash and cash equivalents at end of the year	213,558	15,466

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND MARCH 31, 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB	US$
			(Note 2.6)
ASSETS
Current assets:
Cash and cash equivalents	320,489	218,870	30,313
Short-term investments	58,128	56,245	7,790
Accounts receivable, net (Allowance for expected credit loss of RMB 2,201 and RMB 2,408 as of December 31, 2023 and March 31, 2024)	32,790	22,193	3,074
Prepaid expenses and other current assets (Allowance for expected credit loss of RMB 373 and RMB 319 as of December 31, 2023 and March 31, 2024)	12,028	8,982	1,244

Total current assets	423,435	306,290	42,421

Non-current assets:
Property, equipment and software, net	23,402	19,547	2,707
Intangible assets, net	12,720	11,389	1,577
Goodwill	164,113	163,837	22,691
Long-term investments	126,341	126,716	17,550
Operating lease right-of-use assets, net	34,997	25,777	3,570
Other non-current assets	22,265	20,265	2,807
Long-term bank deposits	117,573	119,020	16,484

Total non-current assets	501,411	486,551	67,386

Total assets	924,846	792,841	109,807

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND MARCH 31, 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB	US$
			(Note 2.6)
LIABILITIES, MEZZANINE AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	17,855	9,181	1,272
Short-term borrowings	46,800	36,900	5,111
Deferred revenue, current	188,485	115,263	15,964
Acquisition consideration payable	14,775	14,775	2,046
Other payable and accrued liabilities	89,937	76,492	10,593
Derivative liabilities	100,279	99,471	13,777
Operating lease liabilities, current	15,818	9,729	1,345

Total current liabilities	473,949	361,811	50,108

Non-current liabilities
Long-term borrowings	219,000	215,500	29,846
Operating lease liabilities, non-current	20,257	18,144	2,514
Deferred revenue, non-current	58,952	44,029	6,098

Total non-current liabilities	298,209	277,673	38,458

Total liabilities	772,158	639,484	88,566

Commitments and contingencies (Note 20)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND MARCH 31, 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB	US$
			(Note 2.6)
Mezzanine equity
Series A convertible redeemable preferred shares (US$0.0001 par value, 15,040,570 shares authorized, issued and outstanding as of December 31, 2023 and March 31, 2024)	408,139	412,141	57,082
Series B convertible redeemable preferred shares (US$0.0001 par value, 7,085,330 shares authorized, issued and outstanding as of December 31, 2023 and March 31, 2024)	199,518	199,849	27,679
Series C convertible redeemable preferred shares (US$0.0001 par value, 23,786,590 shares authorized, issued and outstanding as of December 31, 2023 and March 31, 2024)	493,788	504,393	69,858
Series D convertible redeemable preferred shares (US$0.0001 par value, 37,152,161 shares authorized, issued and outstanding as of December 31, 2023 and March 31, 2024)	1,059,434	1,086,404	150,464
Series E convertible redeemable preferred shares (US$0.0001 par value, 26,417,318 shares authorized, issued and outstanding as of December 31, 2023 and March 31, 2024)	1,402,802	1,447,743	200,510

Total mezzanine equity	3,563,681	3,650,530	505,593

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND MARCH 31, 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB	US$
			(Note 2.6)
Shareholders’ deficit
Ordinary shares (US$0.0001 par value 390,518,031 shares authorized as of December 31, 2023 and March 31, 2024; 48,253,425 shares issued and outstanding as of December 31, 2023 and March 31, 2024)	33	33	5
Additional paid-in capital	16,671	13,117	1,817
Statutory reserve	4,322	—	—
Accumulated other comprehensive income	23,775	21,356	2,958
Accumulated deficit	(3,490,681)	(3,531,679)	(489,132)

Total YXT.COM Group Holding Limited shareholders’ deficit	(3,445,880)	(3,497,173)	(484,352)

Non-controlling interests	34,887	—	—

Total shareholders’ deficit	(3,410,993)	(3,497,173)	(484,352)

Total liabilities, mezzanine equity and shareholders’ deficit	924,846	792,841	109,807

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the three months ended March 31,
	2023	2024
	RMB	RMB	US$
			(Note 2.6)
Revenues:
Corporate learning solutions	114,634	82,031	11,361
Others	7,533	1,185	164

Total revenues	122,167	83,216	11,525

Cost of revenues	(44,541)	(31,147)	(4,313)
Sales and marketing expenses	(53,588)	(36,953)	(5,118)
Research and development expenses	(48,623)	(30,052)	(4,162)
General and administrative expenses	(38,394)	(28,215)	(3,908)
Other operating income	1,939	513	70

Loss from operations	(61,040)	(42,638)	(5,906)

Interest and investment income	1,696	2,431	337
Interest expense	(914)	(2,484)	(344)
Investment losses	(1,406)	(1,841)	(255)
Gain on deconsolidation of CEIBS Publishing Group (Note 4)	—	78,760	10,908
Foreign exchange (loss)/gain, net	(512)	3	1
Change in fair value of derivative liabilities (Note 11)	(4,305)	808	112

(Loss)/income before income tax expense	(66,481)	35,039	4,853
Income tax benefit	1,233	—	—

Net (loss)/income	(65,248)	35,039	4,853

Net loss attributable to non-controlling interests shareholders	2,454	300	41

Net (loss)/income attributable to YXT.COM Group Holding Limited	(62,794)	35,339	4,894

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the three months ended March 31,
	2023	2024
	RMB	RMB	US$
			(Note 2.6)
Net (loss)/income attributable to YXT.COM Group Holding Limited	(62,794)	35,339	4,894
Accretion of convertible redeemable preferred shares	(74,392)	(86,849)	(12,028)

Net loss attributable to ordinary shareholders of YXT.COM Group Holding Limited	(137,186)	(51,510)	(7,134)

Net (loss)/income	(65,248)	35,039	4,853
Other comprehensive (loss)/income
Foreign currency translation adjustment, net of tax	(3,970)	341	47
Unrealized gain/(loss) on investments in available-for-sale debt securities, net of tax	2,879	(2,760)	(382)

Total comprehensive (loss) /income	(66,339)	32,620	4,518

Total comprehensive loss attributable to non-controlling interests shareholders	2,454	300	41

Total comprehensive (loss)/income attributable to YXT.COM Group Holding Limited	(63,885)	32,920	4,559

Net loss attributable to ordinary shareholders of YXT.COM Group Holding Limited	(137,186)	(51,510)	(7,134)
—Weighted average number of ordinary shares basic and diluted	48,259,381	49,232,594	49,232,594

Net loss per share attributable to ordinary shareholders of YXT.COM Group Holding Limited
—Basic and diluted	(2.84)	(1.05)	(0.14)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Ordinary share (US$0.0001 par value)		Additional paid-in capital	Accumulated other comprehensive income	Statutory reserve	Accumulated deficit	Total YXT.COM Group Holding Limited shareholders’ deficit	Non-controlling interests	Total shareholders’ deficit
	Shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2023	48,253,425	33	—	11,260	4,322	(3,267,084)	(3,251,469)	44,270	(3,207,199)
Net loss	—	—	—	—	—	(62,794)	(62,794)	(2,454)	(65,248)
Foreign currency translation adjustments, net of tax	—	—	—	(3,970)	—	—	(3,970)	—	(3,970)
Cumulative effect of adoption of new accounting standard (Note 2.12)	—	—	—	3,142	—	(3,142)	—	—	—
Unrealized gain on investments in available-for-sale debt securities, net of tax	—	—	—	2,879	—	—	2,879	—	2,879
Accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	—	(74,392)	(74,392)	—	(74,392)
Share-based compensation (Note 18)	—	—	10,887	—	—	—	10,887	—	10,887

Balance as of March 31, 2023	48,253,425	33	10,887	13,311	4,322	(3,407,412)	(3,378,859)	41,816	(3,337,043)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Ordinary share (US$0.0001 par value)		Additional paid-in capital	Accumulated other comprehensive income	Statutory reserve	Accumulated deficit	Total YXT.COM Group Holding Limited shareholders’ deficit	Non-controlling interests	Total shareholders’ deficit
	Shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2024	48,253,425	33	16,671	23,775	4,322	(3,490,681)	(3,445,880)	34,887	(3,410,993)
Net income/(loss)	—	—	—	—	—	35,339	35,339	(300)	35,039
Foreign currency translation adjustments, net of tax	—	—	—	341	—	—	341	—	341
Unrealized loss on investments in available-for-sale debt securities, net of tax	—	—	—	(2,760)	—	—	(2,760)	—	(2,760)
Deconsolidation of CEIBS Publishing Group (Note 4)	—	—	—	—	(4,322)	4,322	—	(34,587)	(34,587)
Accretion on convertible redeemable preferred shares to redemption value (Note 17)	—	—	(6,190)	—	—	(80,659)	(86,849)	—	(86,849)
Share-based compensation (Note 18)	—	—	2,636	—	—	—	2,636	—	2,636

Balance as of March 31, 2024	48,253,425	33	13,117	21,356	—	(3,531,679)	(3,497,173)	—	(3,497,173)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the three months ended March 31,
	2023	2024
	RMB	RMB	US$
			(Note 2.6)
Cash flows from operating activities:
Net (loss)/income	(65,248)	35,039	4,853
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Depreciation of property, equipment and software	2,200	2,046	283
Amortization of intangible assets	5,827	1,261	175
Gain on deconsolidation of CEIBS Publishing Group	—	(78,760)	(10,908)
Loss from disposal of property, equipment and software	21	7	1
Fair value change of derivatives liabilities	4,305	(808)	(112)
Accrual of expected credit losses	550	354	49
Interest and investment income from long-term bank deposit	—	(1,243)	(172)
Impairment of available-for-sale debt securities	1,406	1,841	255
Unrealized foreign exchange loss/(gain)	499	(11)	(1)
Deferred income tax, net	(1,233)	—	—
Share-based compensations	10,887	2,636	365
Changes in operating assets and liabilities:
Accounts receivable	(19,151)	(729)	(101)
Prepaid expenses and other assets	1,800	3,102	430
Accounts payable	1,898	(921)	(128)
Deferred revenue	(24,451)	(22,217)	(3,077)
Other payable and accrued liabilities	(80,855)	(88)	(13)

Net cash used in operating activities	(161,545)	(58,491)	(8,101)

Cash flows from investing activities:
Purchase of property, equipment and software	(2,303)	(995)	(138)
Cash paid for short-term investments	(54,524)	(56,312)	(7,799)
Partial cash payment for acquisition of CEIBS Publishing Group	(9,600)	—	—
Cash received from maturity of short-term investments	100,706	58,565	8,111
Deconsolidation of CEIBS Publishing Group cash and cash equivalents	—	(30,767)	(4,261)

Net cash generated from/(used in) investing activities	34,279	(29,509)	(4,087)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the three months ended March 31,
	2023	2024
	RMB	RMB	US$
			(Note 2.6)
Cash flows from financing activities:
Proceeds from short-term borrowings	9,900	—	—
Repayment of short-term borrowings	—	(9,900)	(1,371)
Repayment of long-term borrowings	—	(3,500)	(485)
Payments of initial public offering costs	(49)	—	—

Net cash generated from/(used in) financing activities	9,851	(13,400)	(1,856)

Effect of exchange rate changes on cash and cash equivalents	(4,026)	(219)	(30)
Net decrease in cash and cash equivalents	(121,441)	(101,619)	(14,074)

Cash and cash equivalents at beginning of the period	432,007	320,489	44,387

Cash and cash equivalents at the end of the period	310,566	218,870	30,313

Supplemental disclosure of cash flow information
Cash paid for income tax	—	—	—
Cash paid for interest	(179)	(2,459)	(341)
Supplemental schedule of non-cash investing and financing activities
Accretion on convertible redeemable preferred shares to redemption value	74,392	86,849	12,028

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION

(a)	Principal Activities

YXT.COM Group Holding Limited (“the Company”) (formerly known as Unicentury Group Holding Limited) was incorporated under the laws of the Cayman Islands in January 2017, as an exempted company with limited liability. In June 2021, the Company was renamed to YXT.COM Group Holding Limited.

The Company, through its subsidiaries, consolidated variable interest entities (“VIEs”) and VIE’s subsidiaries (collectively, the “Group”). The Group’s platform has innovated a SaaS model, which integrates software and content, effectively assisting customers in the digital transformation of corporate learning. The Group’s principal operation and geographic market is in the People’s Republic of China (“PRC”).

(b)	History of the Group and Basis of Presentation for the Reorganization and latest development of the organization

Prior to the incorporation of the Company and starting in November 2011, the Group commenced its initial operations through Jiangsu Yunxuetang Network Technology Co., Ltd. (“Yunxuetang”) by Xiaoyan Lu and other three founding individuals. After a series of agreements, Yunxuetang was owned by Xiaoyan Lu and other eight founding individuals (collectively, the “Initial Ordinary Shareholder”) by January 2017. After the Company was established in Cayman Island in January 2017, YXT.COM (HK) Limited (“YXT HK”) was incorporated in Hong Kong SAR (“Hong Kong”) as a wholly owned subsidiary of the Company, and Yunxuetang Information Technology (Jiangsu) Co., Ltd. (“the WFOE”) was established as a wholly owned subsidiary of YXT HK in the PRC. The Group then entered into a series of contractual arrangements among the WFOE, Yunxuetang and Yunxuetang’s shareholders in October 2017 (the “Reorganization”). The principal term of these contractual agreements is discussed below. Yunxuetang became the variable interest entity of the Group (the “VIE”) as these contractual agreements provided the Group (i) with the power to direct activities of the VIE that most significantly affected its economic performance and (ii) received the economic benefits from the VIE that could be significant to them and as such the Group is the primary beneficiary and consolidates the VIE for financial reporting. After the completion of this transaction, the Group’s unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and the consolidated VIEs. As the shareholders of the Company and Yunxuetang were mirrored with the same ownership immediately before and after the Reorganization, the Reorganization was determined to be a recapitalization and accounted for in a manner of a common ownership transaction. Accordingly, the accompanying unaudited condensed consolidated financial statements were prepared as if the current corporate structure has been in existence since the incorporation of Yunxuetang. In 2018, the VIE agreements were amended and restated, which amended the VIE’s shareholders list and equity interest of each shareholder as a result of the change in registered share capital of the VIE. Rights and obligations, clause, and terms regarding VIE accounting and consolidation basis remained substantially the same.

On June 24, 2020, the Company completed acquisition of the 60% outstanding shares, including preferred shares and common shares, of CEIBS Publishing Group Limited(the “CEIBS PG”). CEIBS PG, its subsidiary and its consolidated variable interest entities (together “CEIBS Publishing Group”) offer corporate learning solution through providing online learning content and offline training courses in the PRC. Since the completion of this acquisition, the Group had historically consolidated CEIBS Publishing Group. Until January 15, 2024, the Hong Kong International Arbitration Center (the “HKIAC Arbitration”) tribunal concluded and issued their final decision on the CEIBS arbitration case, resulting in the deconsolidation of CEIBS Publishing Group in

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(b)	History of the Group and Basis of Presentation for the Reorganization and latest development of the organization (Continued)

January 2024. Refer to Deconsolidation of CEIBS Publishing Group (Note 4) for additional details on the impact to the Group’s unaudited condensed consolidated financial statements.

As of March 31, 2024, the Company’s principal subsidiary is as follow:

Name of subsidiary	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect ownership	Establish or acquired	Principal activities
Yunxuetang Information Technology (Jiangsu) Co., Ltd.	Suzhou	August 8, 2017	100%	Established	Technology development

As of March 31, 2024, the Company’s principal VIEs and VIEs’ subsidiaries are as follow:

Name of VIEs and VIEs’ subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of economic interest	Establish or acquired	Principal activities
Jiangsu Yunxuetang Network Technology Co., Ltd.	Suzhou	December 22, 2011	100%	Established	Technology development and sales of SaaS platform
Beijing Yunxuetang Network Technology Co., Ltd.	Beijing	August 21, 2012	100%	Established	Technology development and sales of SaaS platform
Suzhou Xuancai Network Technology Co., Ltd	Suzhou	September 25, 2015	100%	Established	Technology development and sales of SaaS platform

(c)	Consolidated Variable Interest Entities

In order to comply with the PRC laws and regulations which prohibit or restrict foreign investments into companies involved in restricted businesses, the Group operates its Apps, websites and other restricted businesses in the PRC through PRC domestic companies and its subsidiaries, whose equity interests are held by certain entities and individuals including management members of the Company (“Nominee Shareholders”). Unrecognized revenue generating assets mainly include trademarks, licenses, patent and domain names, majority of which were held by VIEs and not recognized on VIEs’ standalone financial statements. Recognized revenue generating assets mainly included electronic equipment recorded in property, equipment, and software, while certain licenses and domain names were recognized as intangible assets. The Company entered into a series of contractual arrangements with such PRC domestic companies and its respective Nominee Shareholders, which provided the Company with substantially all of the economic benefits from such PRC domestic companies.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(c)	Consolidated Variable Interest Entities (Continued)

Management concluded that such PRC domestic companies are VIE of the Company, of which the Company is the ultimate primary beneficiary. As such, the Group consolidated financial results of such PRC domestic companies and its subsidiaries in the Group’s unaudited condensed consolidated financial statements. The principal terms of the agreements entered into amongst the VIE, the Nominee Shareholders and the WFOE are further described below.

Exclusive Call Option Agreements

Pursuant to the exclusive call option agreement, the Nominee Shareholders of the VIE have granted the WFOE the exclusive and irrevocable right to purchase or to designate one or more person(s) at its discretion to purchase part or all of the equity interests in the VIE (the “Target Equity”) from the Nominee Shareholders at any time. The total transfer price for the Target Equity shall be subject to the lowest price permitted by PRC laws and regulations. The VIE and its Nominee Shareholders have agreed that without prior written consent of the WFOE, the Nominee Shareholders or the VIE shall not sell, transfer, pledge or dispose of any of the Target Equity, assets, or the revenue or business in the VIE. In addition, the VIE covenants that it shall not declare any dividend or change capitalization structure of the VIE or enter into any loan or investment agreements without WFOE’s prior written consent.

Power of Attorney

Pursuant to the Power of Attorney, each of the Nominee Shareholders appointed the WFOE or its designee(s) as their attorney-in-fact to exercise all shareholder rights under PRC law and the relevant articles of association, including but not limited to, attending shareholders meetings and signing on their behalf on the resolutions, voting on their behalf on all matters requiring shareholder approval, including but not limited to the appointment and removal of legal representative, directors and senior management, as well as the sale, transfer and disposal of all or part of the equity interests owned by such shareholders. The powers of attorney will remain effective for a given Nominee Shareholders until such shareholder ceases to be a shareholder of the VIE.

Exclusive Technology, Consulting and Service Agreement

Pursuant to the exclusive technology consulting and service agreement, the WFOE has agreed to provide to the VIE services, including, but not limited to, product development and research, website design, design, installation, commissioning and maintenance of computer networks system, database support and software service, economic and technology information consulting. The VIE shall pay to the WFOE service fees quarterly for an amount equal to 100% of its pre-tax profit, and the amount shall not be deducted or set-off unless mutually agreed by VIE and WFOE. The agreement remains effective until VIE dissolves in accordance with PRC laws, unless WFOE early terminates the agreement by delivering a prior written notice.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreement, the Nominee Shareholders of the VIE have pledged 100% equity interests in VIE to the WFOE to guarantee Nominee Shareholders and WFOE’s fulfillment of obligations under the above agreements, including the payment of service fees by the VIE of its obligations under the exclusive technology consulting and service agreement. The equity interest pledge shall not be released until

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(c)	Consolidated Variable Interest Entities (Continued)

Equity Interest Pledge Agreements (Continued)

Nominee Shareholders and WFOE have fulfilled all the obligations under the above agreements and WFOE has recognized in writing, unless otherwise expressly approved by WFOE in writing. In the event of a breach by the VIE or any of its Nominee Shareholders of contractual obligations under the above agreements, as the case may be, the WFOE, as pledgee, will have the right to auction or dispose of the pledged equity interests in the VIE and will have priority in receiving the proceeds from such auction or disposal.

Spousal Consent Letters

Pursuant to the Spousal Consent Letter, the spouse of each Nominee Shareholder (except for Mr. Xiaoyan Lu, Ms.Qi Gao, the shareholder of Yunxuetang, who have no spouse yet), who is a natural person, unconditionally and irrevocably agreed that the equity interests in the VIE held by such Nominee Shareholder will be disposed of pursuant to the equity interest pledge agreement, the exclusive call option agreement, and power of attorney. Each of their spouses agreed not to assert any rights over the equity interests in the VIE held by such Nominee Shareholder. In addition, in the event that any spouse obtains any equity interests in VIE held by such Nominee Shareholder for any reason, he or she agreed to be bound by the equity interest pledge agreement, the exclusive option agreement, and power of attorney.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in Relations to the VIE Structure

The following table set forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the consolidated VIEs and their subsidiaries taken as a whole, which were included in the Group’s unaudited condensed consolidated financial statements with intercompany transactions eliminated:

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB
ASSETS
Current assets
Cash and cash equivalents	292,286	181,164
Accounts receivable, net	32,790	22,193
Amounts due from the Group’s entities	25,012	67,776
Prepaid expense and other current assets	9,652	6,927

Total current assets	359,740	278,060

Non-current assets
Long-term investments	126,341	122,440
Property, equipment and software, net	8,469	5,861
Intangible assets, net	12,720	11,389
Operating lease right-of-use assets, net	32,300	23,946
Other non-current assets	4,154	2,282

Total non-current assets	183,984	165,918

Total assets	543,724	443,978

LIABILITIES
Current liabilities
Accounts payable	17,855	8,980
Short-term borrowings	46,800	36,900
Deferred revenue, current	188,485	115,263
Amounts due to the Group’s entities	6,282	412
Acquisition consideration payable, onshore	5,792	5,792
Other payable and accrued liabilities	40,025	25,952
Operating lease liabilities, current	12,778	7,601

Total current liabilities	318,017	200,900

Non-current liabilities
Operating lease liabilities, non-current	20,257	18,144
Long-term borrowings	219,000	215,500
Deferred revenue, non-current	58,952	44,029

Total non-current liabilities	298,209	277,673

Total liabilities	616,226	478,573

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in Relations to the VIE Structure (Continued)

	For the three months ended March 31,
	2023	2024
	RMB	RMB
Third-party revenues	122,167	83,216
Cost of revenues	(30,493)	(23,136)

Net income	33,140	28,189

Net cash used in operating activities	(22,780)	(24,673)
Net cash generated from/(used in) investing activities	17,242	(73,049)
Net cash generated from/(used in) financing activities	9,900	(13,400)

Net increase/(decrease) in cash and cash equivalents	4,362	(111,122)
Cash and cash equivalents at beginning of the period	121,267	292,286

Cash and cash equivalents at end of the period	125,629	181,164

Under the contractual arrangements with the consolidated VIEs, the Company has the power to direct activities of the consolidated VIEs and VIEs’ subsidiaries through the Group’s relevant PRC subsidiaries and can have assets transferred freely out of the consolidated VIEs and VIEs’ subsidiaries without restrictions. Therefore, the Company considers that there is no restriction requiring that any asset of the consolidated VIEs and VIEs’ subsidiaries can only be used to settle obligations of the respective VIEs and VIEs’ subsidiaries. Since the consolidated VIEs and VIEs’ subsidiaries are incorporated as limited liability companies under the PRC Law, the creditors of the consolidated VIEs and VIEs’ subsidiaries do not have recourse to any assets of the WFOE or the Company for the debt settlement purpose. In the event that the shareholders of the VIEs breach the terms of the contractual arrangements and voluntarily liquidate the VIE, or the VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, the Company may be unable to conduct some or all of our and our subsidiaries business and the VIEs’ businesses operations or otherwise benefit from the assets held by the VIEs.

The Group believes that the Group’s relevant PRC subsidiaries’ contractual arrangements with the consolidated WFOEs, VIEs and VIEs’ subsidiaries and the Nominee Shareholders are in compliance with PRC laws and regulations, as applicable, and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements.

In addition, if the current structure of any of the contractual arrangements were found to be in violation of any existing PRC laws, the Company may be subject to penalties, which may include but not be limited to, the cancelation or revocation of the Company’s business and operating licenses, being required to restructure the Company’s operations or terminate the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or consolidate the VIEs and VIEs’ subsidiaries, which may result in deconsolidation of the VIEs and VIEs’ subsidiaries.

There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, the Company cannot be assured that the PRC government authorities

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in Relations to the VIE Structure (Continued)

will not ultimately take a view that is contrary to the Company’s belief and the opinion of its PRC legal counsel. In March 2019, the draft Foreign Investment Law was submitted to the National People’s Congress for review and was approved on March 15, 2019, which came into effect from January 1, 2020. The approved Foreign Investment Law does not touch upon the relevant concepts and regulatory regimes that were historically suggested for the regulation of VIE structures, and thus this regulatory topic remain unclear under the Foreign Investment Law. Since the Foreign Investment Law is new, there are substantial uncertainties exist with respect to its implementation and interpretation and the possibility that such entities will be deemed as foreign-invested enterprise and subject to relevant restrictions in the future shall not be excluded. If the contractual arrangements establishing the Company’s VIE structure are found to be in violation of any existing law and regulations or future PRC laws and regulations, the relevant PRC government authorities will have broad discretion in dealing with such violation, including, without limitation, levying fines, confiscating income or the income of these affiliated Chinese entities, revoking business licenses or the business licenses of these affiliated Chinese entities, requiring the Company and its affiliated Chinese entities to restructure their ownership structure or operations and requiring the Company or its affiliated Chinese entities to discontinue any portion or all of the Company’s value-added businesses. Any of these actions could cause significant disruption to the Company’s business operations and have a severe adverse impact on the Company’s cash flows, financial position and operating performance. If the imposing of these penalties causes the Company to lose its rights to direct the activities of and receive economic benefits from the VIEs, which in turn may restrict the Company’s ability to consolidate and reflect in its financial statements the financial position and results of operations of its VIEs.

(e)	Liquidity

The Group incurred net loss of RMB 65,248 and net income of RMB 35,039 for the three months ended March 31, 2023 and 2024, respectively. Net cash used in operating activities was RMB 161,545 and RMB 58,491 for the three months ended March 31, 2023 and 2024, respectively. Accumulated deficit was RMB 3,490,681 and RMB 3,531,679 as of December 31,2023 and March 31, 2023 and 2024, respectively.

Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors and borrowings from banks to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to obtain additional loan or equity financing and successfully executing its business plan, which includes increasing revenue while controlling operating cost and expenses to improve operating cash flows. The Company obtained agreements from existing preferred shareholders to extend their respective preferred shares’ optional redemption date till January 2026 or later refer to Subsequent events (Note 21). And during the period ended March 31, 2024 and subsequently to the period end, the Group was also able to effectively enter into or refinance several long-term borrowings with banks. With these activities and based on cash flows projection and existing balance of cash and cash equivalents and short-term investments, the Group believes the operating cash flows are sufficient to meet the cash requirements to fund planned operations and other commitments for at least the next twelve months from the unaudited condensed consolidated financial statements are available to be issued. The Group’s unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES

2.1 Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 10 of Regulation S-X. Accordingly, certain information and disclosures required by GAAP for a complete consolidated financial statements are not included herein. In the opinion of management, the unaudited condensed consolidated financial statements and accompanying notes included all adjustments (consisting of normal recurring adjustments) considered necessary by management for a fair statement of the results of operations, financial position and cash flows for the interim periods presented. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year or for any future periods. These unaudited interim financial statements should be read in conjunction with the audited annual financial statements and notes thereto also included herein for the year ended December 31, 2023. The unaudited condensed consolidated financial statements have been prepared on a going concern basis.

The unaudited condensed consolidated financial statements have been prepared using accounting policies that are consistent with the policies used in preparing the Group’s consolidated financial statements for the year ended December 31, 2023. Principal accounting policies followed by the Group in the preparation of its accompanying consolidated financial statements are summarized below.

2.2 Basis of Consolidation and Deconsolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the consolidated VIEs and VIEs’ subsidiaries for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

All transactions and balances between the Company, its subsidiaries, VIEs and VIEs’ subsidiaries have been eliminated upon consolidation.

The Company deconsolidates its subsidiaries or business in accordance with Accounting Standards Codification 810 (“ASC 810”) as of the date the Company ceased to have a controlling financial interest in the subsidiaries.

The Company accounts for the deconsolidation of its subsidiaries or business by recognizing a gain or loss in net income/loss attributable to the Company in accordance with ASC 810. This gain or loss is measured at the date the subsidiaries are deconsolidated as the difference between (a) the aggregate of the fair value of any consideration received, the fair value of any retained non-controlling interest in the subsidiaries being deconsolidated, and the carrying amount of any non-controlling interest in the subsidiaries being deconsolidated, including any accumulated other comprehensive income/loss attributable to the non-controlling interest and (b) the carrying amount of the assets and liabilities of the subsidiaries being deconsolidated.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.3 Non-Controlling Interests

For the Company’s consolidated subsidiaries, VIEs and VIEs’ subsidiaries, non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. The third party held the common shares of our subsidiary. Non-controlling interests are classified as a separate line item in the equity section of the Group’s Consolidated Balance Sheets and have been separately disclosed in the Group’s unaudited condensed consolidated statements of comprehensive loss and unaudited condensed consolidated statements of changes in shareholders’ deficit to distinguish the interests from that of the Company.

2.4 Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses for the reporting period. On an ongoing basis, the Group evaluates its estimates, including, but not limited to, those related to the determination of the useful lives of property, equipment and software and intangible assets, incremental borrowing rate applied in lease accounting, current expected credit loss of receivables, impairment of long-lived and intangible assets, impairment of goodwill, deferred tax asset, long-term investment, valuation of convertible redeemable preferred shares, ordinary shares, conversion features and share-based compensation arrangements. These estimates and assumptions are based on the Group’s historical results and management’s future expectations. Actual results could differ from those estimates. Changes in facts and circumstances may cause the Group to revise its estimates.

2.5 Foreign Currencies

The Group’s reporting currency is Renminbi (“RMB”). The functional currency of the Group’s entities incorporated in Cayman Islands, British Virgin Islands, Singapore and Hong Kong is the United States dollars (“US$”). The Group’s PRC subsidiaries consolidated VIEs and VIEs’ subsidiaries determined their functional currency to be RMB. The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters and is based primarily on the currency the entity conducts its business in.

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates quoted by authoritative banks prevailing on the transaction dates. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded in the unaudited condensed consolidated statements of comprehensive loss. Total foreign exchanges were a loss of RMB 512 and a gain of RMB 3 for the three months ended March 31, 2023 and 2024, respectively.

The financial statements of the Group are translated from the functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Revenues, expenses, gain and loss are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.5 Foreign Currencies (Continued)

comprehensive income as a component of shareholders’ equity. Total foreign currency translation adjustments to the Group’s other comprehensive were a loss of RMB 3,970 and a gain of RMB 341 for the three months ended March 31, 2023 and 2024, respectively.

2.6 Convenience Translation

Translations of the Consolidated Balance Sheets, the Consolidated Statements of Comprehensive Loss and the Consolidated Statements of Cash Flows from RMB into US$ as of and for the three months ended March 31, 2024 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB 7.2203, representing the index rates as of March 29, 2024 stipulated by the U.S. Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2024, or at any other rate.

2.7 Fair Value Measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach, (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Group’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, prepaid expenses and other current assets, long-term investments, accounts payable, short-term borrowings, long-term borrowings, deferred revenue, acquisition consideration payable, other payable and

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.7 Fair Value Measurements (Continued)

accrued liabilities and derivative liabilities. As of December 31, 2023 and March 31, 2024, except for short-term investments, long-term investments and derivative liabilities which are measured at fair value and long-term borrowings and long-term bank deposit are measured at amortized cost, the carrying values of the other financial instruments approximated their fair values due to the short-term maturity of these instruments.

2.8 Cash and Cash Equivalents

Cash includes currency on hand and deposits held by financial institutions that can be added to or withdrawn without limitation. Cash equivalents represent short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of three months or less.

2.9 Short-Term Investments

Short-term investments are comprised of time deposits issued by financial institutions with original maturities greater than three months but less than twelve months. These investments are stated at fair value. Changes in the fair value are reflected in Interest and investment income in the unaudited condensed consolidation statements of comprehensive loss.

2.10 Long-Term Bank Deposits

Long-term bank deposits which were fixed deposits in financial institutions with original maturities greater than twelve months, stated at amortized cost and interest accrued is recorded in Interest and investment income in the unaudited condensed consolidated statements of comprehensive loss.

2.11 Accounts Receivable, net

Accounts receivable are presented net of expected credit losses. Starting from January 1, 2023, the Group adopted ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The Group used a modified retrospective approach which resulted in only de minimus impact on the accumulated deficit due to account receivable.

The Group’s accounts receivable and other receivables included in prepaid expenses and other current assets are within the scope of ASC Topic 326. To estimate expected credit losses, the Group considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Group’s customer collection trends. The Group has identified the relevant credit risk characteristics of its customers and the related receivables and other receivables which include size, type of the services or the products the Group provides, or a combination of these characteristics. Receivables with similar credit risk characteristics have been grouped into pools. For each pool, the Group determines an expected loss rate based on historical loss experience adjusted for judgments about the effects of relevant observable data including current and future economic conditions. This is assessed at each quarter based on the Group’s specific facts and circumstances.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.11 Accounts Receivable, net (Continued)

The following table summarized the details of the Group’s expected credit losses:

	For the three months ended March 31,
	2023	2024
	RMB	RMB
Balance at beginning of the period	3,228	2,201
Deconsolidation of CEIBS Publishing Group	—	(191)
(Reverse)/provision for expected credit losses	(5)	398

Balance at end of the period	3,223	2,408

2.12 Long-term Investments

The Group accounts for debt securities as available-for-sale (“AFS”) when they are not classified as either trading or held-to-maturity. AFS debt securities are recorded at fair value, with unrealized gains and losses, net of related tax effect, are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of AFS debt securities are determined on a specific-identification basis.

Starting from January 1, 2023, after the Group adopted ASC Topic 326, if the amortized cost basis of an AFS security exceeds its fair value and if the Group has the intention to sell the security or it is more likely than not that the Group will be required to sell the security before recovery of the amortized cost basis, an impairment is recognized in the consolidated statements of operations. If the Group does not have the intention to sell the security and it is not more likely than not that the Group will be required to sell the security before recovery of the amortized cost basis and the Group determines that the decline in fair value below the amortized cost basis of an AFS security is entirely or partially due to credit-related factors, the credit loss is measured and recognized as an allowance for credit losses in the consolidated statements of operations. The allowance is measured as the amount by which the debt security’s amortized cost basis exceeds the Group’s best estimate of the present value of cash flows expected to be collected. Upon adoption of the new standard on January 1, 2023, the Company used a modified retrospective approach and recorded a loss to its accumulated deficit of RMB 3,142 related to the investment of Beijing Lingdai Information Technology Co., Ltd (“Beijing Lingdai”) from accumulated other comprehensive income.

2.13 Property, Equipment and Software, net

Property and equipment are stated at historical cost less accumulated depreciation. Repairs and maintenance costs are expensed as incurred as repairs and maintenance do not extend the useful life or improve the related assets. Depreciation and amortization, including amortization of leasehold improvements, is computed using the straight-line method over the estimated useful lives of the assets.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.13 Property, Equipment and Software, net (Continued)

The estimated useful life of each asset category is as follows:

Category	Estimated useful lives
Leasehold improvement	Shorter of the lease term or the estimated useful lives of the assets
Electronic equipment	3-5 years
Furniture	5 years
Software purchased	5 years
Vehicles	5 years

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts and any loss on such retirement is reflected in operating expenses.

Construction in progress represents assets under construction. Construction in progress is transferred to property, equipment and software and depreciation or amortization commences when an asset is ready for its intended use.

2.14 Intangible Assets with Definite Lives

Separately identifiable intangible assets that have determinable lives continue to be amortized and consist primarily of license, developed content, trademarks, domain name and customer relationship. The content library assets which are classified as license have been acquired from the independent course provider. Particularly, the developed content, trademarks, domain name and customer relationship were acquired from the business combination of CEIBS Publishing Group in 2020 and were deconsolidated in January 2024 because of the final ruling in the CEBIS arbitration case on January 15, 2024 (refer to Note 4 for further details). The Group amortizes these intangible assets on a straight-line basis over their estimated useful lives, which is three to five years. The estimated life of amortized intangibles is reassessed if circumstances occur that indicate the life has changed. The Group has no intangible assets with indefinite lives.

2.15 Impairment of Long-Lived Assets

The Group assesses potential impairment of its long-lived assets, which include the property, equipment and software and intangible assets with definite lives. The Group performs an impairment review whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Group considers important that could trigger an impairment review include, but are not limited to, significant under-performance relative to historical or projected future results of operations, significant changes in the manner of its use of acquired assets or its overall business strategy, and significant industry or economic trends. When the Group determines that the carrying value of a long-lived asset (or asset group) may not be recoverable based upon the existence of one or more of the above indicators, the Group determines the recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows that the asset is expected to generate and recognizes an impairment charge equal to the amount by which the carrying amount exceeds the fair value of the asset. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. The final decision of the HKIAC Arbitration tribunal received on January 15, 2024 for the CEIBS arbitration case triggered an impairment review on the aforementioned developed content, trademarks, domain name and customer relationship acquired from the business combination

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.15 Impairment of Long-Lived Assets (Continued)

of CEIBS Publishing Group for their balances as of December 31, 2023. Based on the impairment assessment conducted by the Group, the carrying amount of these intangible assets associated with the CEIBS Publishing Group cannot be recovered and therefore were fully impaired as of December 31, 2023. Refer to Note 4 for further details.

2.16 Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. The Group tests goodwill for impairment annually as of December 31, or whenever events or changes in circumstances indicate that goodwill may be impaired. The Group initially assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely-than-not that the fair value of its sole reporting unit is less than its carrying amount. If, after assessing the events or circumstances, the Group determines it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, then the Group performs a quantitative analysis by comparing the book value of net assets to the fair value of the reporting unit. If the fair value is determined to be less than the book value, an impairment charge is recorded. In assessing the qualitative factors, the Group considers the impact of certain key factors including macroeconomic conditions, industry and market considerations, management turnover, changes in regulation, litigation matters, changes in enterprise value and overall financial performance. The goodwill recorded at the Group level of RMB164,113 as of December 31, 2023 was generated from the acquisition of CEIBS Publishing Group in June 2020.

According to ASC 350-20-40, when a portion of a reporting unit that constitutes a business or nonprofit activity is to be disposed of, goodwill associated with that business or nonprofit activity shall be included in the carrying amount of the business or nonprofit activity in determining the gain or loss on disposal. The amount of goodwill to be included in that carrying amount shall be based on the relative fair values of the business or nonprofit activity to be disposed of and the portion of the reporting unit that will be retained. The relative fair value allocated to the disposed CEIBS Publishing Group was RMB 276, which reduced the goodwill amount to RMB 163,837 as of March 31, 2024.

Due to the final decision of the HKIAC Arbitration tribunal on January 15, 2024 for the CEIBS arbitration case triggered an impairment assessment of goodwill as of December 31, 2023. Based on management assessment, the Group determined that based on a quantitative analysis, that the fair value of the reporting unit of the Group still substantially exceeded its carrying value of net assets of the reporting unit and therefore no impairment of goodwill was recorded for the year ended December 31, 2023. As of March 31, 2024, there was no impairment of goodwill. .

2.17 Operating Lease

The Group determines if an arrangement is a lease at inception. The Group enters into operating lease arrangements primarily for office and operation space. The Group determines if an arrangement contains a lease at its inception by assessing whether there is an identified asset and whether the arrangement conveys the right to control the use of the identified asset in exchange for consideration. Operating leases are included in right-of-use assets and operating lease liabilities on the Consolidated Balance Sheets. Right-of-use assets represent the Group’s right to use an underlying asset over the lease term and operating lease liabilities represent the Group’s

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.17 Operating Lease (Continued)

obligation to make payments arising from the lease. Right-of-use assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

The Operating lease right-of-use assets also includes any lease payments made at or before the lease commencement date and excludes any lease incentives received. Lease payments consist of the fixed payments under the arrangements. As the implicit rate of the Group’s leases is not determinable, the Group uses an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term.

The Group’s lease term may include options to extend or terminate the lease. Only renewal or termination options that are reasonably certain of exercise are included in the lease term. The Group accounts for lease components and non-lease components as a single lease component.

After the lease commencement date, right-of-use assets are amortized by the difference between the straight-line lease expenses, and the accretion of interest on the operating lease liabilities each period over the lease term. Operating lease liabilities are increased to reflect the accretion of interest and reduced for the lease payment made.

For operating lease with a term of one year or less, the Group has elected to not recognize operating lease liabilities or right-of-use asset on its unaudited condensed consolidated balance sheets. Instead, it recognizes the lease payment as expense on a straight-line basis over the lease term. Short-term lease costs are immaterial to its unaudited condensed consolidated statements of comprehensive loss.

2.18 Internal-Use Software Development Costs

The Group recognizes internal-use software development costs related to our technology of corporate learning platform, including related software and mobile applications in accordance with ASC 350-40 “Internal-use software”. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred. Costs that are directly attributable to the development of the software in the application development stage are capitalized. Costs capitalized for developing corporate learning solution were not material for the periods presented.

2.19 Revenues

Consistent with the criteria of Topic 606, the Group recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Group expects to receive in exchange for those goods or services.

To achieve that core principle, the Group applies the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.19 Revenues (Continued)

arrangements with multiple performance obligations are divided into separate distinct goods or services. The Group allocates the transaction price to each performance obligation based on the relative standalone selling price of the goods or services provided. The Group determines standalone selling prices considering market conditions and based on overall pricing objectives such as observable standalones selling prices. Revenue is recognized upon the transfer of control of promised goods or services to a customer.

Revenue is recorded net of value-added tax.

Revenue recognition policies for each type of revenue steam are as follows:

Corporate Learning Solution

The Group offers corporate learning solution to corporate customers through providing subscription-based services including corporate learning platform, personalized e-learning system, teaching tools and online courses. The Group’s subscription-based services generally do not provide customers with the right to take possession of the software supporting the platform, learning content or tools and, as a result, are accounted for as service arrangements. Through the subscription of the Group’s SaaS platform service, customers can rapidly deploy the intelligent learning platform in a plug-and-play manner. Frequently, existing customers who subscribed platform service tend to add additional courses to their subscription by purchasing prioritized package or advanced package with additional charges. The Group also offered the teaching tools, such as virtual classroom or meeting room, for subscription as add-on options. For platform service, online courses and online teaching tools, the Group continually provides customer access and connectivity to its services, and fulfills its obligation to, the end customer over the subscription period. Each distinct service represents a single performance obligation that is satisfied over time. The subscription-based contracts vary from one month to five years. Revenue from subscription-based corporate learning solution is recognized on a straight-line basis over the subscription period.

The Group also derives revenue from providing non-subscription based corporate learning solution, such as offline courses and courseware recording service. Based on the needs of the customers, the Group designs the offline courses and hires experienced lecturer to provide face-to-face offline learning courses. The offline course is delivered on the specific date agreed and the unit price for each offline course is also specified in the contract. For the courseware recording service, the Group records video courseware based on customer’s needs. The recorded courseware belongs to the customers. Revenue from non-subscription based corporate learning solution is generally recognized at point in time upon completion.

Other Revenue

The Group also develops software for other customers who have specific demand for learning platform software. The Group develops learning platform to be installed on these customers’ own servers. Copyright of the software developed belongs to these customers. The development processes last approximately 6-11 months. The Group is also obligated to provide post-sales maintenance service for malfunction during the period determined in the contract, which is usually a year. Revenue for the on-premise software development is recognized at a point in time when the software is made available to the customer; whereas the revenue for post-sales maintenance service is recognized over the contract term beginning on the date that the software is made available to the customer.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.19 Revenues (Continued)

	For the three months ended March 31,
	2023	2024
	RMB	RMB
Corporate learning solutions
—Subscription-based	99,538	76,982
—Non-subscription-based	15,096	5,049

	114,634	82,031
Others
—Sales of software developed and related maintenance service	7,533	1,185

	122,167	83,216

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. As of March 31, 2024, the aggregate amount of transaction price allocated to the remaining performance obligations was RMB 337,845 which included balance of deferred revenue which will be recognized as revenue in the future periods.

The Company expects to recognize approximately 69% of the remaining performance obligations in the 12 months following March 31, 2024 and 28% of the remaining performance obligations between 13 to 36 months, with the remainder to be recognized thereafter.

2.20 Deferred Revenue

The Group records deferred revenue when cash payments are received in advance of revenue recognition from subscription services described above in accordance with the terms of the underlying contracts where the service period has not yet commenced but will commence in the near future. Deferred revenue is recognized when, or as, performance obligations are satisfied. Amounts anticipated to be recognized within one year of the balance sheet date are recorded as deferred revenue, current; the remaining portion is recorded as deferred revenue, non-current. Revenue recognized that was included in deferred revenue balance at the beginning of the period were RMB 71,748 and RMB 65,869 for the three months ended March 31, 2023 and 2024, respectively.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.20 Deferred Revenue (Continued)

Changes in deferred revenue were as follows:

	For the three months ended March 31,
	2023	2024
	RMB	RMB
Balance at beginning of the period	228,356	247,437
Additions to deferred revenue	97,715	60,999
Recognition of deferred revenue	(122,167)	(83,216)
Deconsolidation of CEIBS Publishing Group	—	(65,928)

Balance at end of the period	203,904	159,292

2.21 Cost of Revenues

Cost of revenue includes certain direct costs associated with delivering the Group’s platform and includes costs for hosting and bandwidth, depreciation, amortization of long-lived assets used in the provision of SaaS service, cost of self-made courses’ development and amortization of purchased content library, rental expenses for office space, personnel-related costs associated with the Group’s customer support team and engineering team that is responsible for maintaining the Group’s service availability and security of its platform, and other contract fulfillment costs.

2.22 Sales and Marketing

Sales and marketing expenses comprise primarily of expenses relating to marketing and brand promotion activities, employee-related cost for personnel engaged in marketing, business development, rental expenses for office space and sales support functions.

2.23 Research and Development

Research and development expenses are principally related to our technology of corporate learning platform which consists mainly of employee-related cost for research and development personnel, third-party cloud infrastructure and bandwidth expenses incurred for research and development purposes, rental expenses, and depreciation expenses associated with the equipment used for research and development functions and other expenses incurred for courses designing. The Group accounts for internal use software development costs in accordance with guidance on intangible assets and internal use software. See Note 2.18 Internal-Use Software Development Costs.

2.24 General and Administrative

General and administrative expenses consist of employee-related cost for personnel related to the general corporate functions, including accounting, finance, legal and human relations, costs associated with use by these functions of facilities and equipment, such as depreciation expenses, rental and other general corporate related expenses.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.25 Share-based compensation

The Group grants restricted shares, restricted share units(“RSUs”) and ordinary shares to the employees and the founder transferred ordinary shares to the employees with no consideration. Such compensations are accounted for in accordance with ASC 718, Compensation—Stock Compensation.

Share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at grant date if no vesting conditions are required; or b) for awards granted with only service conditions, using the graded vesting method, over the vesting period.

Share-based compensation in relation to the restricted shares, RSUs and ordinary shares is measured based on the fair market value of the Group’s ordinary shares at the grant date of the award. Estimation of the fair value of the Group’s ordinary shares involves assumptions regarding a number of complex and subjective variables, including the comparable companies’ volatilities, risk-free rate, expected term and weighting among the scenarios of liquidation, redemption and initial public offering (“IPO”). The fair value of these awards was assessed using the income approach/discounted cash flow method with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant.

In accordance with ASU 2016-09, the Group has chosen to account for forfeitures when they occur.

2.26 Employee Benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses were RMB 22,805 and RMB 13,828 for the three months ended March 31, 2023 and 2024, respectively, including accrued and unpaid.

2.27 Government Grant

Government grants are recognized as Other Operating Income. Such amounts are recognized in the unaudited condensed consolidated statements of comprehensive loss upon receipts and all conditions attached to the grants are fulfilled.

2.28 Income Tax

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the unaudited condensed consolidated statements of comprehensive loss in the period of change. Valuation

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.28 Income Tax (Continued)

allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Group recognizes in its unaudited condensed consolidated financial statements the benefit of a tax position if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s unaudited condensed consolidated financial statements in the period in which the audit is concluded. Additionally, in future periods, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. As of December 31, 2023 and March 31, 2024, the Group did not have any significant unrecognized uncertain tax positions.

Valuation allowances have been provided against deferred tax assets when the Group determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Group evaluates a variety of factors including the Group’s entities’ operating history, accumulated deficit, existence of taxable temporary differences and reversal periods. As of December 31, 2023 and March 31, 2024, valuation allowances on deferred tax assets were provided because it was more likely than not that the Group will not be realized based on the Group’s estimate of its future taxable income. If events occur in the future that allow the Group to realize more of its deferred income tax than the presently recorded amounts, an adjustment to the valuation allowances will result in a decrease in tax expense when those events occur.

2.29 Comprehensive (Loss)/income

Comprehensive (loss)/income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments from shareholders and distributions to shareholders. Comprehensive (loss)/income for the periods presented includes net (loss)/income, foreign currency translation adjustments and unrealized gain/(loss) on investments in AFS debt securities.

2.30 Net Loss Per Share

Basic loss per share is computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is allocated between common shares and other participating securities base on their participating rights. Diluted net loss per share reflects the potential dilution that could occur if securities to issue ordinary shares were exercised. The dilutive effect of outstanding share-based awards is reflected in the diluted net loss per share by application of the if-converted method and treasury stock method, respectively. Dilutive

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.30 Net Loss Per Share (Continued)

equivalent shares are excluded from the computation of diluted net loss per share if their effects would be anti-dilutive.

2.31 Segment Reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC and substantially all the Group’s revenue is derived from within the PRC, no geographical segments are presented.

2.32 Recent Accounting Pronouncements

The Group qualifies as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Group will adopt the standards based on extended transition period provided to private companies.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. The Company is in the process of evaluating the impact of the new guidance on its consolidated financial statement.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. For public business entities, this standard is effective for annual periods beginning after December 15, 2024. For non-public business entities, this standard is effective for annual periods beginning after December 15, 2025. Early adoption is permitted, and the disclosures in this standard are required to be applied on a prospective basis with the option to apply the standard retrospectively. The Company is in the process of evaluating the potential impact of the new guidance on its consolidated financial statements and related disclosures.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

3. CONCENTRATION AND RISKS

3.1 Concentration of Credit Risk

Financial instruments that potentially subject the Group to the concentration of credit risks consist of cash and cash equivalents and short-term investments. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. As of December 31, 2023 and March 31, 2024, all of the Company’s cash and cash equivalents and short-term investments were held in major financial institutions located in the PRC and Hong Kong, which management considers to be of high credit quality based on their credit ratings.

The Group has not experienced any significant recoverability issue with respect to its accounts receivable. The Group assesses the creditworthiness of each customer when providing services and may require the customers to make advance payments or a deposit before the services are rendered.

As of December 31, 2023 and March 31, 2024, there was no customer with greater than 10% of the accounts receivable, respectively.

3.2 Concentration of Customers and Suppliers

Substantially all revenue was derived from customers located in China. There are no customers or suppliers from whom revenues or purchases individually represent greater than 10% of the total revenues or the total purchases of the Group in any of the periods presented.

3.3 Foreign Currency Exchange Rate Risk

In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably. The appreciation of the RMB against the US$ was approximately 1.4% in the three months ended March 31, 2023. The depreciation of the RMB against the US$ was approximately 0.2% in the three months ended March 31, 2024. It is difficult to predict how market forces or PRC, or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

4. DECONSOLIDATION OF CEIBS PUBLISHING GROUP

On June 24, 2020, the Company acquired 100% shares of CEIBS Management Ltd.(the “ManCo”) and Digital B-School China Limited (the “Digital B”) (the “Acquisition”, “Share Transfer”). ManCo held 21% common shares of CEIBS PG. Digital B held 0.04% common shares and 38.96% preferred shares of CEIBS PG. After the Acquisition, the Company effectively held 60% shares of CEIBS PG and obtained control of CEIBS PG. China Europe International Business School (“CEIBS”) holds the rest 40% common shares of CEIBS Publishing Group. The Company has included the financial results of CEIBS Publishing Group in the consolidated financial statements since the acquisition date. The consideration of the Acquisition included US$15 million in cash (equivalent to RMB 103,924) and 5,252,723 Series A-4 preferred shares of the Company with the total fair value of RMB 94,755 issued. The Company made partial cash consideration of RMB 79,549 upon closing in July 2020 and also made cash payment of RMB 9,600 in February 2023.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

4. DECONSOLIDATION OF CEIBS PUBLISHING GROUP (CONTINUED)

In 2007, CEIBS had entered into a quitclaim with CEIBS PG and stated that CEIBS relinquished and waived all of its rights in relevant intellectual properties and authorized CEIBS PG the exclusive right to file for relevant trademark registration and use such intellectual properties worldwide (the “Quitclaim”).

However, in August 2020, CEIBS, the other shareholder of CEIBS PG holding the remaining 40% equity interest, stated publicly that we had infringed its intellectual property rights and CEIBS was not aware of and did not recognize the associated share purchase of Shanghai China Europe International Culture Communication Co., Ltd. and Shanghai Fenghe Culture Communication Co., Ltd. by Yunxuetang, the VIEs. In January 2021, CEIBS further filed a winding-up petition with the High Court of Hong Kong, seeking to wind up CEIBS PG and to terminate the Quitclaim (the “Winding-up Proceedings”). These disputes arose from a series of transaction documents, including a share purchase agreement, entered into among CEIBS and certain then shareholders of CEIBS PG for the establishment of CEIBS PG in May 2007 (collectively, the “Transaction Documents”).

CEIBS filed this petition on the basis that, amongst others, (i) the Share Transfer circumvented and was in breach of a right-of-first-offer provision, which requires a shareholder to give notice to other shareholders before it transfers its shares to a transferee who is neither another shareholder or an affiliate of a shareholder; (ii) the Share Transfer has caused a complete and irretrievable breakdown of mutual trust and confidence in the cooperation of CEIBS PG among the parties; (iii) CEIBS had the right to withdraw the sole and exclusive rights over the trademarks granted to CEIBS PG when there are significant changes to the shareholder structure of CEIBS PG based on the memorandum of understanding agreed among the parties; and (iv) the Group infringed its intellectual property rights by using “CEIBS” related trademarks outside the agreed scope under the Quitclaim.

In November 2020, CEIBS PG brought an arbitration action against CEIBS in the HKIAC Arbitration, alleging the CEIBS has breached the Quitclaim and the Transaction Documents entered into among the parties by using “CEIBS” related trademarks, which CEIBS PG has sole and exclusive rights to use.

In November 2021, the High Court of Hong Kong decided that the Winding-up Proceedings be stayed pending determination of the HKIAC Arbitration. However, upon determination of the HKIAC Arbitration, the parties do have the liberty to restore the Winding-up Proceedings for further directions or order.

The hearing of the HKIAC Arbitration was held in May 2023, and in August 2023, a closing of the HKIAC Arbitration was held. Upon the hearing period, as advised by the Group’s litigation counsel, the Group believed that the claims of CEIBS above lacked merit and the likelihood for the Winding-up Proceedings to succeed was relatively remote based on the available information by at that time, including the claims made by CEIBS throughout the period up to the hearing period. Also, in July 2023, CEIBS alleged in its closing submission to the HKIAC arbitration tribunal that, among other things, the issuance of the 21% equity interest of CEIBS PG to CEIBS Management Ltd. in 2007 only entitled CEIBS Management Ltd.’s 100% equity owner Mr. Xuelin Zhou legal ownership rather than beneficial ownership pursuant to the Series A preferred share purchase agreement (the “SPA”). The parties had different interpretations regarding the relevant clause in the SPA. Management believed the transfer of 21% of CEIBS PG shares beneficial ownership to the Company in 2020 was valid. The Company’s view had been fully supported by their litigation counsel and remained unchanged throughout the process of the HKIAC Arbitration. Although, the Company believed the new allegation raised by CEIBS in July 2023 had no merit at that time, an unfavorable arbitration result would have a material and adverse effect on the Company’s results of operations reflected on the consolidated financial statements.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

4. DECONSOLIDATION OF CEIBS PUBLISHING GROUP (CONTINUED)

On January 15, 2024, the arbitration tribunal declared the transfer of 21% of CEIBS PG shares to the Company as invalid at the time of the transfer and our Group’s appointment of one director CEIBS PG invalid, while dismissing the Quitclaim issue due to the lack of jurisdiction. Such ruling was based on the tribunal’s determination that the issuance of the 21% equity interest of CEIBS PG to CEIBS Management Ltd. in 2007 only entitled CEIBS Management Ltd.’s 100% equity owner Mr. Xuelin Zhou legal ownership rather than beneficial ownership pursuant to the SPA, which made his transfer of such equity interest to Chengwei Capital HK Limited in 2016 invalid, and the subsequent transfer from Chengwei Capital HK Limited to us in 2020 invalid too. We subsequently applied to set aside the arbitration award in April 2024 with the High Court of Hong Kong and CEIBS also filed an application to the High Court of Hong Kong to enforce the arbitration award in April 2024. In May 2024, the High Court of Hong Kong held a hearing, during which the set aside application and the enforcement application were adjourned for substantive arguments before a judge in August 2024. Prior to the final result and any future negotiations amongst the counter parties, the remaining consideration payable of the Acquisition amount to RMB 14,775 remains unchanged legally as of December 31, 2023 and March 31, 2024.

Unless and until the Award is successfully challenged by way of a set aside application, the Award is final as to the issues stated therein. Having considered recent Hong Kong courts have generally adopted a very pro-arbitration approach, the chance of successfully set aside the Award before the Hong Kong Court was determined to be remote. 21% of our equity interest in CEIBS PG was invalidated upon the Partial Final Award. In addition, the Tribunal held that the appointment to the CEIBS PG Board of one of the three Directors from the Group was invalid, one of the three YXT Directors should cease to exercise any rights in its capacity as a director of CEIBS PG, failing which CEIBS may apply to enforce the Award, accordingly, the Group determined they had lost their control over CEIBS PG since the Partial Final Award upon the final ruling declared on January 15, 2024.

The Company still legally retains the 39% share of CEIBS PG. The Company recorded the remaining 39% share of CEIBS PG amounting to RMB 4,976 as a debt investment in January 2024. Given the underlined shares are redeemable preferred shares issued by CEIBS PG, it is classified as available for sale debt security investment in Long-term investments on the unaudited condensed consolidated balance sheet and is subject to market fair valuation assessment each reporting period. The redeemable preferred shares were not considered in substance common stock.

According to ASC 810-10-40, the difference between the carrying value of the assets, liabilities and non-controlling interest of CEIBS Publishing Group that were deconsolidated, and the fair value of the continuing investment, as determined at the date of deconsolidation, resulted in a gain in the amount of RMB 78,760 before tax. This gain on the deconsolidation was presented on the Company’s unaudited condensed consolidated statement of comprehensive loss for the three months ended March 31, 2024. As of March 31, 2024, there was no impairment of goodwill of the Company. The reduction in goodwill of RMB 276 represents the relative fair value of goodwill related to the disposed CEIBS Publishing Group.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

4. DECONSOLIDATION OF CEIBS PUBLISHING GROUP (CONTINUED)

The following table sets forth details of the condensed balance sheet of CEIBS Publishing Group, which was deconsolidated on January 15, 2024:

As of January 15, 2024
RMB
Cash and cash equivalents	30,767
Accounts receivable, net	10,928
Prepaid expenses and other current assets	383
Property, equipment and software, net	2,170
Intangible assets, net	70
Goodwill	276
Operating lease right-of-use assets, net	6,005
Other non-current assets	1,806
Accounts payable	(7,755)
Deferred revenue, current	(53,437)
Other payable and accrued liabilities	(11,780)
Operating lease liabilities, current	(4,022)
Operating lease liabilities, non-current	(2,117)
Deferred revenue, non-current	(12,491)
Non-controlling interests	(34,587)

Carrying net liabilities of CEIBS Publishing Group at deconsolidation	(73,784)
Fair value of 39% CEIBS Publishing Group after deconsolidation	4,976

Gain on deconsolidation of CEIBS Publishing Group	(78,760)

5. SHORT-TERM INVESTMENTS

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB
Time deposits	58,128	56,245

6. LONG-TERM BANK DEPOSITS

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB
Long-term bank deposits (1)	117,573	119,020

(1)

The Group’s long-term bank deposits were fixed deposits in financial institutions with original maturities of 18 months. For the three months ended March 31, 2023 and 2024 the weighted average return of the wealth management products was nil and 4.0%, respectively.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

7. PREPAID EXPENSES, OTHER CURRENT ASSETS AND OTHER NON-CURRENT ASSETS

Prepaid expenses, other current assets and other non-current assets consist of the following:

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB
Current assets
Prepaid bandwidth costs	4,773	2,576
Deposits	1,447	1,652
Prepaid travel expense	1,308	1,491
VAT recoverable (1)	686	835
Prepaid office software service fee	927	719
Prepaid marketing expenses	125	131
Prepaid content rental expenses	154	90
Other miscellaneous prepaid expenses	2,608	1,488

	12,028	8,982

Non-current assets
Deferred initial public offering related costs	16,252	16,252
Deposits for lease	5,940	3,958
Prepaid content rental expenses	73	55

	22,265	20,265

(1)	VAT recoverable represented the balances that the Group can utilize to deduct its VAT liabilities.

The Group adopted ASC 326 starting from January 1, 2023 and used a modified retrospective approach which resulted in only de minimus impact on the accumulated deficit due to prepaid expenses and other current assets. As of December 31, 2023 and March 31, 2024, the Group’s allowance for expected credit losses for prepaid expenses and other current assets were RMB 373 and RMB 319, respectively.

8. PROPERTY, EQUIPMENT AND SOFTWARE, NET

Property, equipment and software, net, consist of the following:

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB
Cost
Leasehold improvements	27,613	25,368
Electronic equipment	13,252	12,538
Vehicles	5,199	3,233
Furniture	3,949	3,141
Software purchased	1,831	1,831

Total cost	51,844	46,111
Less: Accumulated depreciation and amortization	(28,442)	(26,564)

Property, equipment and software, net	23,402	19,547

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

8. PROPERTY, EQUIPMENT AND SOFTWARE, NET (CONTINUED)

Depreciation expenses were RMB 2,200 and RMB 2,046 for the three months ended March 31, 2023 and 2024, respectively. No impairment charges were recorded for the three months ended March 31, 2023 and 2024, respectively.

9. INTANGIBLE ASSETS, NET

Intangible assets are summarized as follows:

	As of December 31, 2023
	Weighted Average Amortization Period (in years)	Gross Carrying Amount	Accumulated Amortization	Impairment (Note 2.15)	Net Book Value
License	2.1	29,710	(16,990)	—	12,720
Developed Content	1.5	35,100	(24,570)	(10,530)	—
Trademarks	1.5	26,400	(18,480)	(7,920)	—
Domain Name	—	11,644	(11,644)	—	—
Customer Relationship	1.5	10,700	(7,490)	(3,210)	—

		113,554	(79,174)	(21,660)	12,720

	As of March 31, 2024
	Weighted Average Amortization Period (in years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
License	1.9	29,363	(17,974)	11,389
Domain Name	—	244	(244)	—

		29,607	(18,218)	11,389

The total amounts charged to the unaudited condensed consolidated statements of comprehensive loss for amortization expenses amounted to approximately RMB 5,827 and RMB 1,261 for the three months ended March 31, 2023 and 2024, respectively.

The intangible assets of net book value of RMB 70 (gross carrying amount of RMB 347) were decreased due to the deconsolidation of CEIBS Publishing Group (Note 4).

Based on the recorded intangible assets on March 31, 2024, estimated amortization expense is expected to be as follows:

Amortization Expense
Succeeding period in 2024	4,342
2025	4,153
2026	1,956
2027	834
2028	104

11,389

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10. LONG-TERM INVESTMENTS

	As of
	December 31,			March 31,
	2023			2024
	RMB			RMB
	Initial cost	Net cumulative fair value adjustments	Carrying value	Initial cost	Net cumulative fair value adjustments	Carrying value
Available–for–sale debt securities

Shanghai Jiayang Information System Co., Ltd(1)	55,000	8,071	63,071	55,000	6,306	61,306
Guangzhou Tale Base Technology Co., Ltd(2)	31,400	776	32,176	31,400	481	31,881
Beijing Lingdai(3)	31,980	(6,507)	25,473	31,980	(8,380)	23,600
CEIBS Publishing Group(4)	—	—	—	4,976	(700)	4,276
Others(5)	15,400	(9,779)	5,621	15,400	(9,747)	5,653

	133,780	(7,439)	126,341	138,756	(12,040)	126,716

The Company’s AFS debt investments all include substantive liquidation preference and redemption provision and is redeemable at the option of the investor. As at March 31, 2024, the Company did not have the intent or a requirement to sell its AFS debt investments.

(1) On September 28, 2021, Yunxuetang entered into a share purchase agreement and a share transfer agreement to acquire 10% equity interest of Shanghai Jiayang Information System Co., Ltd (“Shanghai Jiayang”), which is principally engaged in human resource management software, at a cash consideration of RMB 55,000 (“Jiayang Investment”), and the investment is legally settled on October 13, 2021. The Company recognized unrealized a gain of RMB 3,507 and a loss of RMB 1,765 in Accumulated Other Comprehensive Income for the three months ended March 31, 2023 and 2024, respectively. Dividend of RMB nil and 500 were declared and paid by Shanghai Jiayang during the three months ended March 31, 2023 and 2024, respectively.

(2) Yunxuetang entered into a share purchase agreement and a share transfer agreement to acquire 10.02% equity interest of Guangzhou Tale Base Technology Co., Ltd (“Tale Base”), which is principally engaged in human resource management software, at a cash consideration of RMB 31,400 (“Tale Base Investment”), and the investment was legally closed on February 28, 2022. The Company recognized unrealized losses of RMB 627 and RMB 295 in Accumulated Other Comprehensive Income for the three month ended March 31, 2023 and 2024, respectively.

(3) On July 1, 2021, Yunxuetang entered into a share purchase agreement and a share transfer agreement to acquire 19% equity interest of Beijing Lingdai, which is principally engaged in online and offline training in finance, at a cash consideration of RMB 31,980 (“Lingdai Investment”). The investment has been a continuous unrealized loss position for over 12 months. The Company recognized credit losses of RMB 1,406 and RMB 1,873 in Investment Loss as the decline in fair value is all related to credit factors for the three months ended March 31, 2023 and 2024, respectively.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10. LONG-TERM INVESTMENTS (CONTINUED)

(4) On January 15, 2024, after the deconsolidation of CEIBS Publishing Group (refer to Note 4), the retained 39% equity interest was accounted for as available for sale debt security investment at its fair value totaling RMB 4,976. As at March 31, 2024, the Company assessed the unrealized loss of the investment and determined that the decline in fair value was not related to credit factors, therefore recognized an unrealize loss of RMB 700 in Accumulated Other Comprehensive Income for the three months ended March 31, 2024.

(5) The Company assessed the unrealized losses of the other investments and determines that the decline in fair value was related to credit factors. For the three months ended March 31, 2024, the Company recognized a reversal of credit loss reserve of RMB 32 (for the three months ended March 31, 2023: nil).

11. FAIR VALUE MEASUREMENTS

As of December 31, 2023 and March 31, 2024, information about inputs into the fair value measurement of the Group’s assets and liabilities that are measured or disclosed at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2023	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	RMB

Assets:
Short-term investments
Time deposits	58,128	—	58,128	—
Long-term investments
Available-for-sale debt securities
Jiayang Investment (1)	63,071	—	—	63,071
Tale Base Investment(1)	32,176	—	—	32,176
Lingdai Investment (1)	25,473	—	—	25,473
Others	5,621	—	—	5,621

Total assets	184,469	—	58,128	126,341

Liabilities:
Derivative liabilities
Conversion feature	100,279	—	—	100,279

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. FAIR VALUE MEASUREMENTS (CONTINUED)

		Fair value measurement at reporting date using
Description	Fair value as of March 31, 2024	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments
Time deposits	56,245	—	56,245	—
Long-term investments
Available-for-sale debt securities
Jiayang Investment (1)	61,306	—	—	61,306
Tale Base Investment(1)	31,881	—	—	31,881
Lingdai Investment (1)	23,600	—	—	23,600
CEIBS Publishing Group (1)	4,276	—	—	4,276
Others	5,653	—	—	5,653

Total assets	182,961	—	56,245	126,716

Liabilities:
Derivative liabilities
Conversion feature	99,471	—	—	99,471

(1) Refer to Note 10—Long-term investments for further information on the Company’s investments

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Group uses to measure the fair value of assets and liabilities that the Group reports in its unaudited condensed consolidated balance sheets at fair value.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Short-Term Investments

Short-term investment consists of wealth management products and time deposits, which are valued by the Group on a recurring basis. The Group values its short-term wealth management products investments and time deposits held in certain banks using model-derived valuations based upon discounted cash flow, in which significant inputs, mainly including expected return, are observable or can be derived principally from, or corroborated by, observable market data, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2. The expected return of the financial products was determined based on the prevailing interest rates in the market.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. FAIR VALUE MEASUREMENTS (CONTINUED)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (continued)

Long-Term Investments

Our Level 3 available-for-sale debt securities as of December 31, 2023 and March 31, 2024 primarily consist of redeemable preferred stock investments in privately held companies without readily determinable fair values.

Depending on the investee’s financing activity in a reporting period, management’s estimate of fair value may be primarily derived from the investee’s financing transactions, such as the issuance of preferred stock to new investors. The price in these transactions generally provides the best indication of the enterprise value of the investee. Additionally, based on the timing, volume, and other characteristics of the transaction, we may supplement this information by using other valuation techniques, including the guideline public company approach. The guideline public company approach relies on publicly available market data of comparable companies and uses comparative valuation multiples of the investee’s revenue or net profit.

Once the fair value of the investee is estimated, an option-pricing model (“OPM”) is employed to allocate value to various classes of securities of the investee, including the class owned by us. The model involves making assumptions around the investees’ expected time to liquidity and volatility.

An increase or decrease in any of the unobservable inputs in isolation, such as the security price in a significant financing transaction of the investee, could result in a material increase or decrease in our estimate of fair value. Other unobservable inputs, including short-term revenue projections, time to liquidity, and volatility are less sensitive to the valuation in the respective reporting periods, as a result of the primary weighting on the investee’s financing transactions. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on our estimate of fair value.

For any sales of equity and debt securities, it will be recorded for as realized gains or losses in the Interest and investment income in the unaudited condensed consolidated statements of comprehensive loss.

The following table summarizes information about the significant unobservable inputs used in the fair value measurement for our long-term investments as of December 31, 2023 and March 31, 2024:

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of March 31, 2024	Fair value method as of March 31, 2024 (and relative weighting)	Key unobservable inputs	Range

Financing transaction of Lingdai Investment	31,980	Financing transactions (100%)	23,600	Revenue multiples (100%)	Market multiples	1.5x-2.5x
					Volatility	55%-60%
					Estimated time to liquidity	1.5-2.5 years

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. FAIR VALUE MEASUREMENTS (CONTINUED)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (Continued)

Long-Term Investments (Continued)

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of March 31, 2024	Fair value method as of March 31, 2024 (and relative weighting)	Key unobservable inputs	Range

Financing transaction of Jiayang Investment	55,000	Financing transactions (100%)	61,306	Net Profit multiples (100%)	Market multiples	18x-20x
					Volatility	35%-40%
					Estimated time to liquidity	1.0-1.5 years

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of March 31, 2024	Fair value method as of March 31, 2024 (and relative weighting)	Key unobservable inputs	Range

Financing transaction of Tale Base Investment	31,400	Financing transactions (100%)	31,881	Revenue multiples (100%)	Market multiples	3.5x-4.0x
					Volatility	40%-45%
					Estimated time to liquidity	1.0-1.5 years
Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of March 31, 2024	Fair value method as of March 31, 2024 (and relative weighting)	Key unobservable inputs	Range

Financing transaction of CEIBS Publishing Group	4,976	Discounted cash flow (100%)	4,276	Discounted cash flow (100%)	Discount rate	16%-19%
					Volatility	50%-55%
					Estimated time to liquidity	1.0-1.5 years

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2023	Fair value method as of December 31, 2023 (and relative weighting)	Key unobservable inputs	Range

Financing transaction of Lingdai Investment	31,980	Financing transactions (100%)	25,473	Revenue multiples (100%)	Market multiples	1.5x-2.5x
					Volatility	62%-67%
					Estimated time to liquidity	1.5-2.5 years

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. FAIR VALUE MEASUREMENTS (CONTINUED)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (Continued)

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2023	Fair value method as of December 31, 2023 (and relative weighting)	Key unobservable inputs	Range

Financing transaction of Jiayang Investment	55,000	Financing transactions (100%)	63,071	Net Profit multiples (100%)	Market multiples	18x-20x
					Volatility	35%-40%
					Estimated time to liquidity	1.0-1.5 years

Investment	At initial valuation date	Fair value method at initial valuation date (and relative weighting)	Fair value as of December 31, 2023	Fair value method as of December 31, 2023 (and relative weighting)	Key unobservable inputs	Range

Financing transaction of Tale Base Investment	31,400	Financing transactions (100%)	32,176	Revenue multiples (100%)	Market multiples	3.8x-4.3x
					Volatility	35%-40%
					Estimated time to liquidity	1.0-1.5 years

Derivative Liabilities

For the three months ended March 31, 2023 and 2024, respectively, the roll forward of these conversion features which required to be bifurcated and accounted for as derivative liabilities are as follows:

	For the three months ended March 31,
	2023	2024
	RMB	RMB
	Conversion feature	Conversion feature

Balance at beginning of the period	202,698	100,279
The change in fair value	4,305	(808)

Balance at end of the period	207,003	99,471

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. FAIR VALUE MEASUREMENTS (CONTINUED)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (Continued)

Derivative Liabilities (Continued)

Conversion Feature

Significant factors, assumptions and methodologies used in determining the business valuation include applying the discounted cash flow approach, and such approach involves certain significant estimates which are as follows:

	As of March 31, 2023	As of March 31, 2024

Discount rate	16.0%	15.0%
Weighting between IPO scenario and Redemption scenario	IPO scenario-80% Redemption scenario-20%	IPO scenario-80% Redemption scenario-20%

Discount rates

The discount rates listed out in the table above were based on the weighted average cost of capital, which was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors.

Comparable companies

In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in the SaaS industry and (ii) their shares are publicly traded in the United States, Hong Kong and China.

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that the Group have achieved. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the applicable future periods in the existing political, legal, fiscal or economic conditions in China; no material changes will occur in the current taxation law in China and the applicable tax rates will remain consistent; the Group have the ability to retain competent management and key personnel to support our ongoing operations; and industry trends and market conditions for the corporate training service business will not deviate significantly from current forecasts. These assumptions are inherently uncertain.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

See Note 9, Intangible assets, net, regarding our unaudited condensed consolidated financial statements for fair value measurements of certain assets and liabilities on a non-recurring basis.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12. SHORT-TERM AND LONG-TERM BORROWINGS

	Fixed annual interest rate		As of
			December 31,	March 31,
		Term	2023	2024
			RMB	RMB

Short-term borrowings:
Unsecured bank loans	3.10%-3.15%	Within 12 months	39,800	29,900
Current portion of long-term borrowings	3.65%	Mature in 2024	7,000	7,000

			46,800	36,900

Long-term borrowings:
Secured bank loan(1)	3.65%	1-2 years	78,500	75,000
Unsecured bank loan(2)	4.00%-4.20%	1-2 years	147,500	147,500
Less: current portion of long-term borrowings	3.65%	Mature in 2024	(7,000)	(7,000)

			219,000	215,500

(1)

On April 27, 2023, the Group entered into one secured bank loan of RMB 80,000 which was guaranteed by the Founder of the Group with annual payment schedule of RMB 1,500, RMB 3,500 and RMB 75,000 in 2023, 2024 and 2025, respectively. The Group repaid RMB 3,500 during the three months ended March 31, 2024, when the installment became due. In May 2024, the Company made early repayment of the balance, and refinanced a new secured bank loan of RMB 75,000 with annual payment schedule of RMB 1,500, RMB 2,000 and RMB 71,500 in 2024, 2025 and 2026, respectively. The new loan is also guaranteed by the Founder of the Group.

(2)

On April 24, 2023, the Group entered into one unsecured bank loan of RMB 50,000 with annual payment schedule of RMB 2,500, RMB 3,500 and RMB 44,000 in 2023, 2024 and 2025, respectively. The Group repaid nil during the three months ended March 31, 2024

Then on December 27, 2023, the Group entered into another two unsecured bank loans with the same bank in total amount of RMB 100,000 both of which are due in June 2025.

The combined aggregate amount of maturities for all long-term borrowings for years following March 31, 2024 as follows:

Long-term borrowings
RMB
Succeeding period in 2024	3,500
2025	219,000

The weighted average interest rates for the outstanding borrowings were approximately 3.88% and 3.81% as of December 31, 2023 and March 31, 2024, respectively.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12. SHORT-TERM AND LONG-TERM BORROWINGS (CONTINUED)

Subsequent to period ended March 31, 2024, in April 2024, the Company entered into another unsecured bank loan of RMB 43,000 with annual payment schedule of RMB 1,500, RMB 3,000 and RMB 38,500 in 2024, 2025 and 2026, respectively.

13. OTHER PAYABLE AND ACCRUED LIABILITIES

	As of
	December 31,	March 31,
	2023	2024
	RMB	RMB

Salary and welfare payable	69,620	55,749
Professional fees payable	3,855	8,879
Taxes payable	8,625	4,753
Short-term rental payable	2,924	3,726
Leasehold improvement payable	907	515
Others	4,006	2,870

	89,937	76,492

14. RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Group as of March 31, 2024:

Name of related parties	Relationship with the Group

Suzhou Yunzheng Technology Co., Ltd. (“Suzhou Yunzheng”)	Controlled by the Xiaoyan Lu (the Founder of the Company)

The Group had the following transactions with the major related parties:

	For three months ended March 31,
	2023	2024
	RMB	RMB
Sales of service
Suzhou Yunzheng	—	38

Purchase of service
Suzhou Yunzheng	74	225

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. TAXATION

Income Tax

Reconciliation of the Differences Between Statutory Tax Rate and the Effective Tax Rate

Reconciliation of the differences between the statutory EIT rate applicable to loss/(income) of the consolidated entities and the income tax expense of the Group:

	For the three months ended March 31,
	2023	2024
PRC Statutory income tax rate	25.0%	25.0%
Tax rate difference from statutory rate in other jurisdictions (1)	(2.6%)	(52.9%)
Effect of preferential tax rates and tax holiday (2)	4.4%	5.3%
Effect of permanent differences (3)	3.9%	(8.5%)
Change in valuation allowance	(28.8%)	31.1%
Effective tax rates	1.9%	—

(1)	The tax rate difference is attributed to varying rates in other jurisdictions where the Group is established or operates, such as the Cayman Islands, British Virgin Islands or Hong Kong.
(2)

Yunxuetang has been qualified as HNTE and enjoys a preferential income tax rate of 15% during the three months ended March 31, 2023 and 2024. Hainan Yunxuetang has been qualified as encouraged industrial enterprise which are registered and substantially operated in Hainan Free Trade Port and enjoys a preferential income tax rate of 15% during the three months ended March 31, 2023 and 2024. Since Yunxuetang and Hainan Yunxuetang had cumulative tax losses as of December 31, 2023 and March 31, 2024, there was no effect of the tax holiday.

(3)	The permanent differences are primarily related to share-based compensation, additional tax deductions for qualified research and development expenses offset by non-deductible expenses.

16. ORDINARY SHARES

On January 20, 2017, the Company was incorporated as an exempted company with limited liability with authorized share capital of US$50 divided into 500,000,000 shares with par value US$0.0001 each.

In addition, 56,179,775 ordinary shares were issued to the Initial Ordinary Shareholders on May 4, 2017 as part of the Reorganization to swap the Initial Ordinary Shareholders’ equity interests in Yunxuetang with the shareholding interests in the Company.

The Company amended the numbers of its ordinary shares authorized as 493,344,264, 467,924,866, 433,071,251, 420,874,891 and 390,518,031 upon the issuance of Series A-1; Series C-1; Series D-1 and Series C-2; Series A-4 and Series D-2; Series E-1 and Series E-2 convertible redeemable preferred shares in November 2017, September 2018, January 2020, June 2020 and January 2021, respectively.

On June 24, 2020, The Company re-designated 6,943,638 ordinary shares to Series D-2 convertible redeemable preferred shares after the Initial Ordinary Shareholder transferred the ordinary share to the Series D-2 convertible redeemable preferred shares investor.

On January 25, 2021, the Company re-designated 3,939,542 ordinary shares to Series D-3 convertible redeemable preferred shares after the Initial Ordinary Shareholder transferred the ordinary share to the Series D-3 convertible redeemable preferred shares investor.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

16. ORDINARY SHARES (CONTINUED)

On March 22, 2021, one of the Series E investors acquired 3,751,945 ordinary shares of the Company from Unicentury Holding Limited, which is a shareholder of the Company and wholly owned by the founder, at fair value. These shares remained as ordinary shares after the share transaction. In this share transaction, the Company didn’t receive any consideration.

On September 10, 2021, the Company granted 1,478,415 restricted ordinary shares at par value US$0.0001 to Zuniform Limited, owned by the CEO. The restricted ordinary shares vested in two tranches, i.e. 739,207 and 739,208 ordinary shares and no longer be deemed restricted shares on July 5, 2022 and July 5, 2023, respectively. This transaction was treated as the Company’s share-based compensation to CEO, refer to Note 18 for more details.

On September 10, 2021, the Company also granted 1,478,415 ordinary shares at par value US$0.0001 to Zuniform Limited, which were vested immediately on the grant date. This transaction was treated as the Company’s share-based compensation to the CEO.

On September 10, 2021, one of the Company’s shareholders Unicentury Holdings Limited (owned by Xiaoyan Lu, the founder) transferred 825,131 ordinary shares to Zuniform Limited (owned by Teng Zu, the CEO of the Company) with no consideration being exchanged. This transaction was treated as the Company’s share-based compensation to CEO.

As of December 31, 2023 and March 31, 2024, the Company had in aggregate of 48,253,425 ordinary shares issued and outstanding, at a par value of US$0.0001.

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES

On November 3, 2017, the Company entered into a share purchase agreement with certain investors, pursuant to which 6,655,736 Redeemable Convertible Series A-1 Preferred Shares (the “Series A Preferred Shares”, “Series A-1 Preferred Shares”) were issued on November 3, 2017 for an aggregated consideration of US$8,500. The investors were also granted Series A Warrant allowing them to purchase 3,132,111 additional series A preferred shares at the price of $1.277/share within 18 months after the closing. The warrant was separately transferrable. The Company incurred issuance costs of US$101 in connection with the offering of Series A-1 Preferred Shares and Series A Warrant.

On July 26, 2018 and September 7, 2018, the Series A Warrant holders exercised Series A Warrant to purchase 1,566,056 Redeemable Convertible Series A-2 Preferred Shares (the “Series A Preferred Shares”, “Series A-2 Preferred Shares”) and 1,566,055 Redeemable Convertible Series A-3 Preferred Shares (the “Series A Preferred Shares”, “Series A-3 Preferred Shares”), respectively. The total consideration was US$4,000.

On June 24, 2020, the Company and its subsidiaries entered into a series of share purchase agreements and acquired 60% of the shares of CEIBS Publishing Group. The Company and its subsidiaries obtained control of CEIBS Publishing Group. As part of the consideration, the Company issued 5,252,723 Redeemable Convertible Series A-4 Preferred Shares (the “Series A Preferred Shares”, “Series A-4 Preferred Shares”) to the selling shareholders. Refer to Note 4 for more details about the business combination.

On July 30, 2019, the Company issued 7,085,330 Redeemable Convertible Series B Preferred Shares (the “Series B Preferred Shares”) for an aggregated consideration of US$10,595 (equivalent to RMB70,000) pursuant

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

to a share purchase agreement entered into with certain investors. No issuance cost was incurred in connection with the offering of Series B Preferred Shares. These investors injected consideration of RMB60,000 in December 2017 and RMB10,000 in January 2018 into Yunxuetang, respectively, when these investors were warranted to the subscription of the Series B Preferred Shares based on fair value at the time. Accordingly, the proceeds received were recorded as warrant liability and subsequently measured at fair value with changes in fair value recorded in the consolidated statements of comprehensive loss. The warrant liability was reclassified to mezzanine equity upon issuance of Series B Preferred Shares on July 30, 2019 after the investors’ completion of the overseas direct investment administrative processes. The Group recognized a loss of RMB3,983 from the change in fair value of the warrant liability up to July 30 in the year of 2019.

On September 10, 2018, the Company entered into a share purchase agreement with certain investors, pursuant to which 15,201,956 Redeemable Convertible Series C-1 Preferred Shares (the “Series C Preferred Shares”, “Series C-1 Preferred Shares”) were issued on September 10, 2018 for an aggregated consideration of US$30,000. The investors were also granted Series C Warrant allowing them to purchase no more than US$20,000 Series C preferred shares upon the occurrence of the two scenarios below (whichever occurs first)

(a)

the completion of the next equity financing at the price of 85% of the per share purchase price of the shares to be issued by the Company in the next equity financing but no lower than the per share issuance price of the Series C-1 Purchased Shares, or

(b)

eighteenth (18th)-month anniversary after the closing at a price agreed upon by the Company and Series C Warrant holder in writing which shall be no lower than the per share issuance price of the Series C-1 Purchased Shares

The Company incurred issuance costs of US$1,134 in connection with the offering of Series C-1 Preferred Share and Series C Warrant. The warrant is separately transferrable.

On January 15, 2020, the Series C Warrant holders exercised Series C Warrant to purchase 8,584,634 Redeemable Convertible Series C-2 Preferred Shares (the “Series C Preferred Shares”, “Series C-2 Preferred Shares”). The total consideration was US$20,000.

On January 15, 2020, the Company entered into a share purchase agreement with certain investors, pursuant to which 26,268,981 Series D-1 Preferred Shares (the “Series D Preferred Shares”, “Series D-1 Preferred Shares”) were issued on January 15, 2020 for an aggregated consideration of US$72,000. The Company incurred issuance costs of US$2,386 in connection with the offering of Series D-1 Preferred Shares.

On June 24, 2020, a Series D-1 Preferred Shareholder acquired 6,943,638 ordinary shares from one of the original shareholders with total consideration of US$16,177 and these shares were re-designated into Series D-2 preferred shares (the “Series D Preferred Shares”, “Series D-2 Preferred Shares”) after transfer (“Series D-2 Transfer”). In this share transaction, the Company didn’t receive any consideration. The re-designation was approved through the Company’s shareholder resolution.

On January 25, 2021, the Company entered into a share purchase agreement with certain investors, pursuant to which 16,883,753 Redeemable Convertible Series E-1 Preferred Shares were issued for an aggregated consideration of US$90,000. The Company incurred issuance costs of US$ 1,376 in connection with the offering of Series E-1 Preferred Shares.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

On January 25, 2021, a Series E-1 Preferred Share investor acquired 3,939,542 ordinary shares from one of the original shareholders with total consideration of US$11,250 and these shares were re-designated into Series D-3 Preferred Shares after transfer (“Series D-3 Transfer”). In the share transaction, the Company did not receive any consideration. Similar to the Series D-2 Transfer, in Series D-3 Transfer, ordinary shareholder gave up their benefit to maintain the new investor. The re-designation was approved through the Company’s shareholder resolution.

On March 22, 2021, the Company entered into a share purchase agreement with certain investors, pursuant to which 9,533,565 Series E-2 Redeemable Convertible Preferred Shares were issued for an aggregated consideration of US$64,328. The Company incurred issuance costs of US$ 910 in connection with the offering of Series E-2 Preferred Shares.

The Series A, B, C, D and E Preferred Shares are collectively referred to as the Preferred Shares. The holders of Preferred Shares are collectively referred to as the Preferred Shareholders. The key terms of the Preferred Shares issued by the Company are as follows:

Redemption Rights

At any time commencing on a date when certain events specified in the shareholders’ agreement (the “Redemption Start Date”) occurred, any holders of the then outstanding Series A, B, C, D Preferred Shares may request a redemption of specified number of Preferred Shares of such series as determined by the shareholders. On receipt of a redemption request from the holders, the Company shall redeem all of the Preferred Shares requested.

The Redemption Start Date of Preferred Shares have been amended for a number of times historically. If any holder of any series of Preferred Shares exercises its redemption right, any holder of other series of Preferred Shares shall have the right to exercise the redemption of its series at the same time.

For Series A-1, A-2, A-3 and Series B Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the higher of (a) and (b) below:

(a)	The 150% or 200% of original Preferred Shares issue price for such series and declared but unpaid dividends depend on certain circumstance specified in the shareholders’ agreement.

(b)	The fair market value of the relevant series of Preferred Shares on the date of redemption.

For Series A-4, C-1 and C-2 Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 8% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

For Series D-1, D-2 and D-3 Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 12% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Redemption Rights (Continued)

For Series E-1 and E-2 Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 12% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

If on the redemption date triggered by the occurrence of any redemption event, the Company’s assets or funds which are legally available are insufficient to pay in full the aggregate redemption price for Preferred Shares requested to be redeemed, upon the request of a redeeming shareholder, the Company shall execute and deliver a promissory note, bearing an interest of twelve percent (12%) per annum and with repayment of the principal and interest to be made on a monthly basis. Preferred Shares subject to redemption with respect to which the Company has become obligated to pay the redemption price but which it has not paid in full shall continue to have all the rights and privileges which such Preferred Shareholders had prior to such date, until the redemption price has been paid in full with respect to such Preferred Shares.

Conversion Rights

Optional Conversion

Each Preferred Share is convertible, at the option of the holder, at any time after the date of issuance of such Preferred Shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to stock splits, stock dividends and capitalization and certain other events. Each Preferred Share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price (initially being 1 to 1 conversion ratio). The conversion price of each Preferred Share is the same as its original issuance price and no adjustments to conversion price have occurred so far.

Automatic Conversion

Each Preferred Share shall automatically be converted into ordinary shares, at the then applicable preferred share conversion price upon (i) closing of a Qualified Initial Public Offering or (ii) the written approval of the holders of a majority of each series of Preferred Shares (calculated and voting separately in their respective single class on an as-converted basis).

Upon the issuance of the Series A Preferred Shares, a “Qualified IPO” was defined as an initial public offering with gross offering proceeds no less than US$100 million and implied market capitalization of the Company of no less than US$500 million prior to such initial public offering. Upon the issuance of the Series B&C-1, C-2 Preferred Shares, the gross offering proceeds and market capitalization criteria for a “Qualified IPO” was increased to US$160 million and US$800 million respectively. Upon the issuance of the Series D-1, D-2, D-3 Preferred Shares, for a “Qualified IPO”, the gross offering proceeds was US$160 million and the market capitalization required was the higher of the balance compounded at the annual rate of return of 25% from the original investment and US$800 million, if IPO occurred within 5 years, or US$1,000 million, if IPO occurred after 5 years.

Upon the issuance of the Series E Preferred Shares, the definition of “Qualified IPO” was modified as follows: For Series A, B, C and D preferred shareholders, the market capitalization was the higher of the balance

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Conversion Rights (Continued)

compounded at the annual rate of return of 25% from the original investment and US$800 million, if IPO occurred within 4 years, or US$1,000 million, if IPO occurred after 7 years; Upon the issuance of the Series E Preferred Shares, for Series E preferred shareholders, a “Qualified IPO” was defined as an initial public offering consummated on or prior to the fourth (4th) anniversary of the Series E closing date with gross offering proceeds no less than US$160 million and the implied market capitalization of the Company of no less than US$1,400 million.

Voting Rights

Each Preferred Share has voting rights equivalent to the number of common shares to which it is convertible at the record date. Each Preferred Share shall be entitled to that number of votes corresponding to the number of ordinary shares on an as-converted basis. The holders of Preferred Shares and ordinary shares shall vote together as a single class.

Dividend Rights

Each Preferred Share shall have the right to receive dividends, on an as-converted basis, when, as and if declared by the Board. No dividend shall be paid on the ordinary shares at any time unless and until all dividends on the Preferred Shares have been paid in full. No dividends on preferred and ordinary shares have been declared since the issuance date until March 31, 2024.

Liquidation Preferences

In the event of any liquidation (unless waived by the Preferred Shareholders) including deemed liquidation (i.e. change of control, etc.), dissolution or winding up of the Company, holders of the Preferred Shares shall be entitled to receive the liquidation value in the sequence of Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B and Series A Preferred Shares (Series B and Series A preferred shares share the same sequential position). After such liquidation amounts have been paid in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares, on an as-converted basis, together with the holders of the ordinary shares.

For Series E Preferred Shares, liquidation value equals the original Preferred Shares issue price for such series plus 12% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

For Series D Preferred Shares, liquidation value equals the original Preferred Shares issue price for such series plus 12% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

For Series C Preferred Shares, liquidation value equals the original Preferred Shares issue price for such series plus 8% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares) and declared but unpaid dividends.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Liquidation Preferences (Continued)

For Series B and Series A Preferred Shares, liquidation value equals the 150% of the original Preferred Shares issue price and declared but unpaid dividends.

Accounting for Preferred Shares

The Company classified the Preferred Shares in the mezzanine section of the unaudited condensed consolidated balance sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation event outside of the Company’s control. The conversion feature of Series A-1, A-2, A-3 and B Preferred Shares and liquidation preferences feature of Series A-1, A-2, A-3, A-4 and B Preferred Shares as mentioned below, are initially measured at its fair value, respectively, and the initial carrying value for the Preferred Shares are allocated on a residual basis, net of issuance costs. There were no beneficial conversion features for the Preferred Shares.

For each reporting period, the Company accretes the carrying amount of the Preferred Shares to the redemption value. For Series A-1, A-2, A-3 and Series B Preferred Shares the redemption value is the higher of (1) 150% of the original preferred shares issue price of such series, or (2) the fair market value of the Preferred Shares of such series. For Series A-4, C-1, C-2, D-1, D-2, D-3, E-1 and E-2 Preferred Shares the redemption value is the result of using effective interest rate method to accrete the Preferred Shares to the redemption prices on the optional redemption date. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. For the three months ended March 31, 2023 and 2024, the accretion of the Preferred Shares was RMB 74,392 and RMB 86,849, respectively.

The Group has determined that, under the whole instrument approach, host contract of the Preferred Shares is more akin to a debt host, given the Preferred Shares holders have potential creditors’ right in the event of insufficient fund upon redemption, along with other debt-like features in the terms of the Preferred Shares, including the redemption rights. The conversion feature that is embedded in the Series A-1, A-2, A-3 and B Preferred Shares is required to be bifurcated and accounted for as derivative liability, due to the optional redemption settlement mechanism could give rise to net settlement of the conversion provision in cash if fair market value of relevant series of the Preferred Shares on the date of the redemption is higher than the fixed redemption amount, instead of the settlement by delivery of the ordinary shares of the Company. Thus, the conversion feature is a derivative instrument subject to ASC 815-10-15, also this equity-like feature is not considered clearly and closely related to the debt host of the Preferred Shares and should be bifurcated and accounted for as derivative liability. The fair value of the derivative liabilities of conversion feature was RMB 29,853 initially, and subsequently was marked to market value of RMB 100,279 and RMB 99,471 as at December 31, 2023 and March 31, 2024, respectively.

Also, the Group has determined that, certain debt-like liquidation features (i.e. change of control, etc.) with which the Series A-1, A-2, A-3, A-4 and B Preferred Shares holders shall be entitled to receive a per share amount equal to 150% of the original preferred share issuance price of the respective series of the Preferred Shares, involve a substantial premium, and could accelerate the repayment of the contractual principal amount as it is contingently exercisable in accordance with ASC 815-15-25-42. Thus, the liquidation features are considered not to be clearly and closely related to the debt host, and are accounted for as derivative liabilities, too. The Group determined the fair value of these derivative liabilities with the assistance of an independent appraiser and

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Accounting for Preferred Shares (Continued)

concluded that the fair value of the bifurcated liquidation features was insignificant, both initially and subsequently, at the end of each reporting period presented.

Modification of Preferred Shares

The Group assesses whether an amendment to the terms of its convertible redeemable preferred shares is an extinguishment or a modification based on a qualitative evaluation of the amendment. If the amendment adds, removes, significantly changes to a substantive contractual term or to the nature of the overall instrument, the amendment results in an extinguishment of the preferred shares. The Group also assess if the change in terms results in value transfer between Preferred Shareholders or between Preferred Shareholders and ordinary shareholders.

When convertible redeemable preferred shares are extinguished, the difference between the fair value of the consideration transferred to the convertible redeemable Preferred Shareholders and the carrying amount of such preferred shares (net of issuance costs) is treated as a deemed dividend to the Preferred Shareholders. When convertible redeemable preferred shares are modified and such modification results in value transfer between Preferred Shareholders and ordinary shareholders, the change in fair value resulted from the amendment is treated as a deemed dividend to or from the Preferred Shareholders.

On January 15, 2020, the Redemption Start Date of Series A, B and C preferred shares was extended from September 10, 2022 to January 15, 2025, which is to be in line with the optional redemption date of Series D Preferred Shares. In the meantime, the market capitalization criteria for a “Qualified IPO” was increased from US$800 million to the higher of the balance compounded at the annual rate of return of 25% from the original investment and US$800 million, if IPO occurred within 5 years, or US$1,000 million, if IPO occurred after 5 years.

On January 25, 2021, the optional redemption date of Series A, B, C and D preferred shares was changed from January 15, 2025 to January 25, 2025, which is to be in line with the optional redemption date of Series E Preferred Shares. On January 25, 2021, the Series D issuance price with respect to one of the Series D investors changed from US$2.7409 to US$2.6510. In the meantime, the definition of “Qualified IPO” was modified as follows:

For Series A, B, C and D preferred shareholders, the market capitalization was the higher of the balance compounded at the annual rate of return of 25% from the original investment and US$800 million, if IPO occurred within 4 years, or US$1,000 million, if IPO occurred after 7 years; For Series E preferred shareholders, a “Qualified IPO” was defined as an initial public offering consummated on or prior to the fourth (4th) anniversary of the Series E closing date with gross offering proceeds no less than US$160 million and the implied market capitalization of the Company of no less than US$1,400 million.

In May 2024, the Group obtained all agreements from existing preferred shareholders to further extend their respective preferred shares’ optional redemption date from January 25, 2025 to January 2026 or later. Please refer to Subsequent events (Note 21) for details.

The Group evaluated the modification in accordance with its accounting policy and concluded that they are modifications, rather than extinguishment, of Preferred Shares, which resulted in transfer of value amongst

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Modification of Preferred Shares (Continued)

Preferred Shareholders and ordinary shareholders. The Company assessed the impact on the fair value of Preferred Shares and ordinary shares, which also supported the assessment that the modification resulted in value transfer amongst Preferred Shareholders and ordinary shareholders. The change in fair value of Preferred Shares before and after the modification on January 15, 2020 was RMB 8,971 and was recorded as deemed dividend from ordinary shareholders to Preferred Shareholders. The change in fair value of Preferred Shares before and after the modification on January 25, 2021 was RMB 1,323 and was recorded as deemed contribution from Preferred Shareholders to ordinary shareholders.

On June 24, 2020, Series D-1 investor acquired 6,943,638 ordinary shares from one of the original shareholders and these shares were re-designated as Series D-2 preferred shares after transfer. On January 25, 2021, Series E-1 investor acquired 3,939,542 ordinary shares from one of the original shareholders and these shares were re-designated as Series D-3 preferred shares after transfer. In both Series D-2 Transfer and Series D-3 Transfer, considerations were directly transferred from the new shareholder to the original shareholder based on mutually agreed share price and the Company received no consideration upon the re-designation of new preferred shares. The Group allowed investors to receive redeemable preferred shares without paying the Group any consideration. In both circumstances, ordinary shareholders gave up their benefit to maintain the new investors. Thus, both should be treated as deemed contributions from ordinary shareholders to the preferred shareholders.

Accounting treatment is made for value transfer from ordinary shareholders to preferred shareholders. The difference between the fair value of the Series D-2 and Series D-3 preferred share (booked to mezzanine equity) and the fair value of the ordinary shares on the date of re-designation is charged to paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Modification of Preferred Shares (Continued)

The Company’s Preferred Shares activities for the three months ended March 31, 2023 and 2024 are summarized below:

	Series A Shares		Series B Shares		Series C Shares		Series D Shares		Series E Shares		Total
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)
Balance as of January 1, 2023	15,040,570	574,512	7,085,330	329,406	23,786,590	453,926	37,152,161	959,436	26,417,318	1,236,949	109,481,969	3,554,229
Accretion on convertible redeemable preferred shares to redemption value	—	3,163	—	23	—	9,370	—	23,302	—	38,534	—	74,392

Balance as of March 31, 2023	15,040,570	577,675	7,085,330	329,429	23,786,590	463,296	37,152,161	982,738	26,417,318	1,275,483	109,481,969	3,628,621

Balance as of January 1, 2024	15,040,570	408,139	7,085,330	199,518	23,786,590	493,788	37,152,161	1,059,434	26,417,318	1,402,802	109,481,969	3,563,681
Accretion on convertible redeemable preferred shares to redemption value	—	4,002	—	331	—	10,605	—	26,970	—	44,941	—	86,849

Balance as of March 31, 2024	15,040,570	412,141	7,085,330	199,849	23,786,590	504,393	37,152,161	1,086,404	26,417,318	1,447,743	109,481,969	3,650,530

18. SHARE-BASED COMPENSATION

On September 10, 2021, the Company adopted 2021 Share Incentive Plan (“the 2021 Plan”) with the purpose of providing incentives and rewards to its managements and employees.

Under the 2021 Plan, the Company’s Board of Directors has approved that a maximum aggregate number of shares that may be issued pursuant to all awards granted shall be 11,258,693 shares, 4,378,011 shares have been granted under the 2021 plan since adoption day.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. SHARE-BASED COMPENSATION (CONTINUED)

Compensation expenses recognized for share-based awards granted by the Company were as follows:

	For the three months ended March 31,
	2023	2024
	RMB	RMB
General and administrative expenses	10,887	2,636

	For the three months ended March 31,
	2023	2024
	RMB	RMB
Share-based compensation expenses
—Related to management’s restricted shares (a)	3,611	—
—Related to management’s RSUs (b)	7,276	2,636

Total	10,887	2,636

There was no income tax benefit recognized in the unaudited condensed consolidated statements of comprehensive loss for share-based compensation expenses and the Company did not capitalize any of the share-based compensation expenses as part of the cost of any assets for the three months ended March 31, 2023 and 2024, respectively.

(a)	Management’s Restricted Shares

As further discussed in Note 16, on September 10, 2021, the Company granted 1,478,415 restricted ordinary shares at par value US$0.0001 to Zuniform Limited, owned by the CEO. The restricted ordinary shares had been vested in two tranches, i.e., 739,207 and 739,208 ordinary shares and no longer be deemed restricted shares on July 5, 2022 and July 5, 2023, respectively.

The movement of the restricted shares during the three months ended March 31, 2023 and 2024, was as follow:

	Number of restricted shares	Weighted average grant date fair value (US$)
Unvested as of January 1, 2023 and March 31, 2023	739,208	5.7072

Unvested as of January 1, 2024 and March 31, 2024	—	—

The fair value of the management’s restricted shares was determined at the respective grant date by the Company and was amortized over the respective vesting period on graded vesting method. The share-based compensation expenses related to management’s restricted shares for the three months ended March 31, 2023 and 2024 were RMB 3,611 and nil, respectively.

(b)	Management’s RSUs

On October 5, 2022, 1,421,181 RSUs representing 1,421,181 ordinary shares of the Company with par value US$0.0001 were granted to certain director, executive officer and management of the Company. 745,164 RSUs

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. SHARE-BASED COMPENSATION (CONTINUED)

(b)	Management’s RSUs (Continued)

have immediately vested due to the service inception date preceded the grant date and the Company recognized RMB 33,600 on the grant date. 234,005 RSUs vested in 2023. 234,005 and 208,007 RSUs shall be vested in 2024 and 2025, respectively.

The movement of the RSUs during the three months ended March 31, 2023 and 2024, was as follow:

	Number of RSUs	Weighted average grant date fair value (US$)
Unvested as of January 1, 2023 and March 31, 2023	676,017	6.3515

Unvested as of January 1, 2024 and March 31, 2024	442,012	6.3515

The fair value of the management’s RSUs was determined at the respective grant date by the Company and was amortized over the respective vesting period on graded vesting method. The share-based compensation expenses related to management’s RSU for the three months ended March 31, 2023 and 2024 were RMB 7,276 and RMB 2,636, respectively.

As of March 31, 2024, there was RMB 3,695 of unamortized stock-based compensation expense related to unvested awards which is expected to be recognized over a weighted-average period of 0.52 years. The Company accounts for forfeitures as they occur.

19. NET LOSS PER SHARE

Basic and diluted net loss per share for each of the periods presented are calculated as follows:

	For the three months ended March 31,
	2023	2024
	RMB	RMB
Numerator:
Net (loss)/income	(65,248)	35,039

Net loss attributable to non-controlling interests shareholders	2,454	300
Accretion on convertible redeemable preferred shares	(74,392)	(86,849)

Net loss attributable to ordinary shareholders	(137,186)	(51,510)

Denominator:
—Weighted average number of ordinary shares basic and diluted	48,259,381	49,232,594

Net loss per share attributable to ordinary shareholders:
—Basic and diluted	(2.84)	(1.05)

Basic net loss per share is computed using the weighted average number of ordinary shares outstanding and vested RSUs during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares, vested RSUs and dilutive potential ordinary shares outstanding during the period.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

19. NET LOSS PER SHARE (CONTINUED)

For the three months ended March 31, 2023 and 2024, the Company had potential ordinary shares, including Preferred Shares, restricted shares and RSUs. Assumed conversion of the Preferred Shares, restricted shares and RSUs have not been reflected in the dilutive calculations pursuant to ASC 260, “Earnings Per Share”, due to the anti-dilutive effect. The weighted-average numbers of Preferred Shares excluded from the calculation of diluted net loss per share of the Company were 109,481,969 for the three months ended March 31, 2023 and 2024, (Note 17). The weighted-average numbers of restricted shares excluded from the calculation of diluted net loss per share of the Company were 739,208 and nil for the three months ended March 31, 2023 and 2024, respectively (Note 18).The weighted-average numbers of RSUs excluded from the calculation of diluted net loss per share of the Company were 676,017 and 442,012 for the three months ended March 31, 2023 and 2024, respectively (Note 18).

20. COMMITMENTS AND CONTINGENCIES

Commitments

The Group has outstanding commitments on several non-cancellable operating lease agreements. Operating lease commitment within one year or less lease term, for which the Group elected not recognize any lease liability or right-of-use asset, and operating lease contracts which lease commencement date has not been started yet, therefore not yet reflected in the unaudited condensed consolidated financial statements as of March 31, 2024 were as follows:

As of March 31,
RMB
2024	637
2025	72

Total	709

Contingencies

The HKIAC Arbitration tribunal concluded and issued their final decision on the CEIBS arbitration case (Note 4). The Company subsequently applied to set aside the arbitration award in April 2024 with the High Court of Hong Kong, and CEIBS also filed an application to the High Court of Hong Kong to enforce the arbitration award in April 2024. In May 2024, the High Court of Hong Kong held a hearing, during which the set aside application and the enforcement application were adjourned for substantive arguments before a judge in August 2024. Also as aforementioned (Note 4), the High Court of Hong Kong had put the Winding-up Proceedings to be stayed pending determination of the HKIAC Arbitration, and upon determination of the HKIAC Arbitration which has been made in January 2024.

Having considered recent Hong Kong courts have generally adopted a very pro-arbitration approach, the chance of successfully set aside the Award before the Hong Kong Court was determined to be remote, based on the Company’s external law counsel’s legal opinion. It is reasonable to predict that the parties may exercise the liberty to restore the Winding-up Proceedings for further directions or order.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

21. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 28, 2024, the date the unaudited condensed consolidated financial statements were available to be issued.

In May 2024, the Company entered into agreements with all original convertible redeemable preferred shareholders to extend the optional redemption date. The optional redemption date was changed from January 25, 2025 to March 31, 2026 for Series A-4, Series B and part of Series D convertible redeemable preferred shares and changed from January 25, 2025 to January 31, 2026 for the rest convertible redeemable preferred shares, respectively. The Group evaluated the modification in accordance with its accounting policy and concluded that they are modifications, rather than extinguishment of the Preferred Shares, which resulted in transfer of value amongst Preferred Shareholders and ordinary shareholders. The Company assessed the impact on the fair value of Preferred Shares and ordinary shares, which also supported the assessment that the modification resulted in value transfer amongst Preferred Shareholders and ordinary shareholders. The change in fair value of Preferred Shares before and after the modification was RMB 6,206 and was recorded as deemed dividend from ordinary shareholders to Preferred Shareholders in May 2024.

Events Subsequent to Original Issuance of Financial Statements

In connection with the reissuance of the unaudited condensed consolidated financial statements, the Group has evaluated subsequent events through August 7, 2024, the date the financial statements were reissued.

On July 1, 2024, the Company resolved certain shareholders resolutions. Firstly, the definition of “Qualified IPO” was modified as an initial public offering with a pre-offering valuation of the Company of at least US$630 million and aggregate gross proceeds to the Company not exceeding US$55 million before January 31, 2026 to match with the Company’s current valuation and market condition. The Group evaluated that this modification will not have material impact on the consolidated financials.

Secondly, the conversion of all of the Company’s outstanding convertible redeemable preferred shares into ordinary shares on a one-for-one basis is adjusted from weight-average anti-dilution mechanism to full-ratchet anti-dilution mechanism if the issuance price of the securities issued in this offering determined based on the per share offering price (the “initial public offering price”) is lower than the respective issuance prices of the Company’s preferred shares when they were issued. Immediately prior to the completion of this offering, the Company shall issue such number of ordinary shares as fully paid bonus shares for no additional consideration, to the shareholders whose anti-dilution rights are triggered, such that the total number of ordinary shares held by such shareholders on an as-converted basis immediately following such issuance and prior to the completion of this offering shall be equal to (x) the aggregate purchase price paid by such shareholders to the Company in consideration for their respective shares divided by (y) the initial public offering price. Following such full-ratchet anti-dilution mechanism, the respective issuance price for each shareholder whose anti-dilution right is triggered shall be deemed to have been adjusted to be equal to the initial public offering price. The Group evaluated this modification in accordance with its accounting policy and compared fair value of the Preferred Shares and ordinary shares, respectively, before and after the modification using the midpoint price of the estimated initial public offering price range available for this filing to determine if the values are substantially different. It is determined that for the Series E-1 and E-2 Preferred Shares, the fair value increased over 10% after the modification, therefore the modification of these Preferred Shares will be accounted for as an extinguishment. For the rest of the Preferred Shares, the fair value decreased less than 10% after the modification and the modification of them will be treated as a modification. Both of these accounting implications will be reflected in the period of the modification occurred.

YXT.COM GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

21. SUBSEQUENT EVENTS (CONTINUED)

In June 2024, the Company entered into a secured one-year bank loan in the principal amount of RMB 80,000 with an annual interest rate of 3.60%, which is due in June 2025, and also entered into an unsecured two-year bank loan in the principal amount of RMB 10,000 with an annual interest rate of 3.30% and with annual repayment schedule of RMB 500, RMB 3,500 and RMB 6,000 in 2024, 2025 and 2026, respectively.

22. STATUTORY RESERVES AND RESTRICTED NET ASSETS

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s subsidiaries and consolidated VIE in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of a company’s registered capital, the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. As of December 31, 2023, the statutory reserve of RMB 4,180 was appropriated by the CEIBS Publishing Group’s VIEs before the acquisition and all amount of the statutory reserve was deconsolidated with CEIBS Publishing Group on January 15, 2024. During the three months ended March 31, 2023 and 2024, nil statutory reserve has been made by the Group.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The Underwriting Agreement, the form of which to be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. None of the transactions involved an underwriter.

Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
Zuniform Limited	September 10, 2021	1,478,415	US$147.84
Restricted Ordinary Shares
Zuniform Limited	September 10, 2021	1,478,415	US$147.84
Restricted Share Units
Certain director, executive officers and employees	October 5, 2022	1,421,181	Past and future services to us

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits:

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

Item 9. Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

YXT.COM GROUP HOLDING LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1**	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1**	Form of Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2**	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3**	Form of Deposit Agreement between the Registrant, the depositary and holders of the American Depositary Shares

5.1**	Opinion of Walkers (Hong Kong) regarding the validity of the ordinary shares being registered

8.1**	Opinion of Walkers (Hong Kong) regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.2**	Opinion of Global Law Office regarding certain PRC tax matters (included in Exhibit 99.2)

10.1**	Form of Indemnification Agreement with each of the Registrant’s directors and executive officers

10.2**	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

10.3†**	English translation of Equity Interest Pledge Agreement dated June 1, 2020

10.4†**	English translation of Exclusive Technology and Consulting Service Agreement dated October 9, 2017

10.5†**	English translation of Exclusive Option Agreement dated June 1, 2020

10.6†**	English translation of Power of Attorney Agreement dated June 1, 2020

10.7†**	English translation of Spousal Consents

10.8†**	English translation of Supplemental Agreement to the Equity Interest Pledge Agreement dated July 12, 2024

10.9†**	English translation of Supplemental Agreement to the Equity Interest Pledge Agreement dated July 12, 2024

10.10†**	English translation of Supplemental Agreement to the Exclusive Option Agreement dated July 12, 2024

10.11†**	English translation of Supplemental Agreement to the Exclusive Option Agreement dated July 12, 2024

10.12†**	English translation of Supplemental Agreement to the Power of Attorney Agreement dated July 12, 2024

10.13†**	English translation of Supplemental Agreement to the Power of Attorney Agreement dated July 12, 2024

10.14†**	Series D Preferred Share Purchase Agreement dated December 31, 2019

Exhibit Number	Description of Document

10.15†**	Series E Preferred Share Purchase Agreement dated January 9, 2021

10.16†**	Series E-2 Preferred Share Purchase Agreement dated March 22, 2021

10.17†**	The Registrant’s Fifth Amended and Restated Shareholders Agreement dated March 22, 2021

10.18**	2021 Share Incentive Plan

21.1**	Principal Subsidiaries and Variable Interest Entities of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)

23.3**	Consent of Global Law Office (included in Exhibit 99.2)

24.1**	Powers of Attorney (included on signature page)

99.1**	Code of Business Conduct and Ethics of the Registrant

99.2**	Opinion of Global Law Office regarding certain PRC law matters

99.3**	Consent of Frost & Sullivan

99.4**	Consent of Huang Guodian

99.5**	Consent of Ling Yunjian

107**	Filing Fee Tables

*	To be filed by amendment.
**	Previously filed.
†

Certain of the appendices, annexes, exhibits and/or schedules to this exhibit have been omitted and certain information redacted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Suzhou, the People’s Republic of China, on August 7, 2024.

YXT.COM GROUP HOLDING LIMITED

By:	/s/ Xiaoyan Lu
Name: Xiaoyan Lu
Title: Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 7, 2024 in the capacities indicated:

Signature	Title

/s/ Xiaoyan Lu Xiaoyan Lu	Director, Chairman of Board

* Teng Zu	Director, Chief Executive Officer (principal executive officer)

* Jie Ding	Director

* Pun Leung Liu	Director, Chief Financial Officer (principal financial officer and principal accounting officer)

*By:	/s/ Xiaoyan Lu
Name: Xiaoyan Lu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of YXT.COM GROUP HOLDING LIMITED, has signed this registration statement or amendment thereto in New York on August 7, 2024.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of COGENCY GLOBAL INC.